                                                                     Exhibit 4.1

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                                   DEPOSITOR


                          MIDLAND LOAN SERVICES, L.P.,
                                    SERVICER

                             LENNAR PARTNERS, INC.,
                                SPECIAL SERVICER

                             LASALLE NATIONAL BANK,
                                    TRUSTEE

                                      and

                              ABN AMRO BANK, N.V.,
                                  FISCAL AGENT


          ___________________________________________________________


                        POOLING AND SERVICING AGREEMENT

                          Dated as of December 1, 1995

          ___________________________________________________________


                 Commercial Mortgage Pass-Through Certificates

                               Series 1995-MCF-2


================================================================================

                               TABLE OF CONTENTS

                                                                                                                              PAGE
                                                                                                                              ----
                                                              ARTICLE I

                                                             DEFINITIONS

         SECTION 1.1.     Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 1.2.     Certain Calculations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         SECTION 1.3.     Certain Constructions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                                                              ARTICLE II

                                                    CONVEYANCE OF MORTGAGE LOANS;
                                                  ORIGINAL ISSUANCE OF CERTIFICATES

         SECTION 2.1.     Conveyance and Assignment of Mortgage Loans;. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         SECTION 2.2.     Acceptance by the Custodian and the Trustee.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         SECTION 2.3.     Representations and Warranties of the Depositor.  . . . . . . . . . . . . . . . . . . . . . . . . .   47
         SECTION 2.4.     Representations, Warranties and Covenants of the Servicer and the Special Servicer  . . . . . . . .   51
         SECTION 2.5.     Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests  . . . . . . . . .   54
         SECTION 2.6.     Miscellaneous REMIC Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         SECTION 2.7.     Documents Not Delivered to Custodian  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

                                                             ARTICLE III

                                                     ADMINISTRATION AND SERVICING
                                                         OF THE MORTGAGE LOANS

         SECTION 3.1.     Servicer to Act as Servicer; Special Servicer to Act as Special Servicer;
                          Administration of the Mortgage Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         SECTION 3.2.     Liability of the Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         SECTION 3.3.     Collection of Certain Mortgage Loan Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         SECTION 3.4.     Collection of Taxes, Assessments and Similar Items  . . . . . . . . . . . . . . . . . . . . . . . .   60
         SECTION 3.5.     Collection Account; Distribution Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         SECTION 3.6.     Permitted Withdrawals from the Collection Account . . . . . . . . . . . . . . . . . . . . . . . . .   63
         SECTION 3.7.     Investment of Funds in the Collection Account, the Distribution Account
                          and the Reserve Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         SECTION 3.8.     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage  . . . . . . . . .   67
         SECTION 3.9.     Enforcement of Due-On-Sale Clauses; Assumption Agreements . . . . . . . . . . . . . . . . . . . . .   70
         SECTION 3.10.    Realization Upon Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72

                                                                                                                              PAGE
                                                                                                                              ----
         SECTION 3.11.    Trustee to Cooperate; Release of Mortgage Files . . . . . . . . . . . . . . . . . . . . . . . . . .   76
         SECTION 3.12.    Servicing Compensation and Trustee Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
         SECTION 3.13.    Reports to the Trustee; Collection Account Statements . . . . . . . . . . . . . . . . . . . . . . .   79
         SECTION 3.14.    Annual Statement as to Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
         SECTION 3.15.    Annual Independent Public Accountants' Servicing Report . . . . . . . . . . . . . . . . . . . . . .   80
         SECTION 3.16.    Access to Certain Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
         SECTION 3.17.    Title and Management of REO Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         SECTION 3.18.    Sale of Specially Serviced Mortgage Loans and REO Properties  . . . . . . . . . . . . . . . . . . .   84
         SECTION 3.19.    Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
         SECTION 3.20.    Available Information and Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
         SECTION 3.21.    Reserve Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
         SECTION 3.22.    Property Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
         SECTION 3.23.    Appointment of Special Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
         SECTION 3.24.    Transfer of Servicing Between Servicer and Special Servicer; Record Keeping . . . . . . . . . . . .   89
         SECTION 3.25.    Adjustment of Servicing Compensation in Respect of Prepayment Interest Shortfalls . . . . . . . . .   91
         SECTION 3.26.    Extension Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92

                                                              ARTICLE IV

                                                 DISTRIBUTIONS TO CERTIFICATEHOLDERS

         SECTION 4.1.     Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         SECTION 4.2.     Statements to Rating Agencies and Certificateholders; Available Information;
                          Information Furnished to Financial Market Publisher . . . . . . . . . . . . . . . . . . . . . . . .  110
         SECTION 4.3.     Compliance with Withholding Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  113
         SECTION 4.4.     REMIC Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  113
         SECTION 4.5.     Imposition of Tax on the Trust Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
         SECTION 4.6.     Remittances; P&I Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116

                                                              ARTICLE V

                                                           THE CERTIFICATES

         SECTION 5.1.     The Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119
         SECTION 5.2.     Registration, Transfer and Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . .  120
         SECTION 5.3.     Book-Entry Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  125
         SECTION 5.4.     Mutilated, Destroyed, Lost or Stolen Certificates . . . . . . . . . . . . . . . . . . . . . . . . .  126
         SECTION 5.5.     Appointment of Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  127

                                                                                                                              PAGE
                                                                                                                              ----
         SECTION 5.6.     Access to Certificateholders' Names and Addresses . . . . . . . . . . . . . . . . . . . . . . . . .  127
         SECTION 5.7.     Actions of Certificateholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  128

                                                              ARTICLE VI

                                         THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

         SECTION 6.1.     Liability of the Depositor, the Servicer and the Special Servicer . . . . . . . . . . . . . . . . .  129
         SECTION 6.2.     Merger or Consolidation of the Servicer and Special Servicer  . . . . . . . . . . . . . . . . . . .  129
         SECTION 6.3.     Limitation on Liability of the Depositor, the Servicer and Others . . . . . . . . . . . . . . . . .  129
         SECTION 6.4.     Limitation on Resignation of the Servicer and of the Special Servicer . . . . . . . . . . . . . . .  130
         SECTION 6.5.     Rights of the Depositor and the Trustee in Respect of the Servicer
                          and the Special Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  131

                                                             ARTICLE VII

                                                               DEFAULT

         SECTION 7.1.     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  132
         SECTION 7.2.     Trustee to Act; Appointment of Successor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  134
         SECTION 7.3.     Notification to Certificateholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  135
         SECTION 7.4.     Other Remedies of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  135
         SECTION 7.5.     Waiver of Past Events of Default; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  136

                                                             ARTICLE VIII

                                                        CONCERNING THE TRUSTEE

         SECTION 8.1.     Duties of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  137
         SECTION 8.2.     Certain Matters Affecting the Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  138
         SECTION 8.3.     Trustee Not Liable for Certificates or Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . .  140
         SECTION 8.4.     Trustee May Own Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  142
         SECTION 8.5.     Payment of Trustee's Fees and Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . . .  142
         SECTION 8.6.     Eligibility Requirements for Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  143
         SECTION 8.7.     Resignation and Removal of the Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  144
         SECTION 8.8.     Successor Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  145
         SECTION 8.9.     Merger or Consolidation of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  146
         SECTION 8.10.    Appointment of Co-Trustee or Separate Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . .  146

                                                                                                                              PAGE
                                                                                                                              ----
         SECTION 8.11.    Authenticating Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  148
         SECTION 8.12.    Appointment of Custodians . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  148
         SECTION 8.13.    Fiscal Agent Appointed; Concerning the Fiscal Agent . . . . . . . . . . . . . . . . . . . . . . . .  149

                                                              ARTICLE IX

                                                             TERMINATION

         SECTION 9.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  150
         SECTION 9.2.     Additional Termination Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  154

                                                              ARTICLE X

                                                       MISCELLANEOUS PROVISIONS

         SECTION 10.1.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  156
         SECTION 10.2.    Limitation on Rights of Certificateholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  156
         SECTION 10.3.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  157
         SECTION 10.4.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  157
         SECTION 10.5.    Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  159
         SECTION 10.6.    Notice to the Depositor and Each Rating Agency  . . . . . . . . . . . . . . . . . . . . . . . . . .  159
         SECTION 10.7.    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161
         SECTION 10.8.    Confirmation of Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163

                                    EXHIBITS

Exhibit A-1               Form of Class A-1 Certificate
Exhibit A-2               Form of Class A-2 Certificate
Exhibit A-3               Form of Class A-EC Certificate
Exhibit A-4               Form of Class B Certificate
Exhibit A-5               Form of Class C Certificate
Exhibit A-6               Form of Class D Certificate
Exhibit A-7               Form of Class E Certificate
Exhibit A-8               Form of Class F Certificate
Exhibit A-9               Form of Class G Certificate
Exhibit A-10              Form of Class H Certificate
Exhibit A-11              Form of Class J-1 Certificate
Exhibit A-12              Form of Class J-2 Certificate
Exhibit A-13              Form of Class R Certificate
Exhibit A-14              Form of Class LR Certificate
Exhibit B                 Mortgage Loan Schedule
Exhibit C-1               Form of Transferee Affidavit
Exhibit C-2               Form of Transferor Letter
Exhibit D-1               Form of Investment Representation Letter
Exhibit D-2               Form of ERISA Representation Letter
Exhibit E                 Form of Request for Release
Exhibit F                 Form of Custodial Agreement
Exhibit G                 Form of Mortgage Loan Purchase and Sale Agreement
Exhibit H                 Privately Placed Securities Legend
Exhibit I                 Form of Seaport Participation Agreement

                 Pooling and Servicing Agreement, dated as of December 1, 1995 among Prudential Securities Secured Financing Corporation, as Depositor, Midland Loan Services, L.P., as Servicer, Lennar Partners, Inc. as Special Servicer, LaSalle National Bank, as Trustee and Custodian, and ABN AMRO Bank N.V., as Fiscal Agent of the Trustee.

                             PRELIMINARY STATEMENT:

   (Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

                 The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Trustee will elect that the Trust Fund be treated for federal income tax purposes as two separate real estate mortgage investment conduits (each a ``REMIC'' or, in the alternative, the ``Lower-Tier REMIC'' and the ``Upper-Tier REMIC,'' respectively). The Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1 and Class J-2 Certificates constitute ``regular interests'' in the Upper-Tier REMIC and the Class R Certificates are the sole class of ``residual interest'' in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class LR Certificates are the sole class of ``residual interest'' in the Lower-Tier REMIC for purposes of the REMIC Provisions. There are also ten classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (the Class A-L-1, Class A-L-2, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L and Class J-L Interests), each of which will constitute a regular interest in the Lower-Tier REMIC. All such Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC.

                 The following table sets forth the designation and aggregate initial Certificate Balance (or, with respect to the Class A-EC and Class J-2 Certificates, the Class A-EC Notional Balance and the Class J-2 Notional Balance, respectively) for each Class of Certificates comprising interests in the Upper-Tier REMIC.

                                         Certificate Balance
       Class                             or Notional Balance
       -----                             -------------------
      Class A-1                            $ 75,000,000
      Class A-2                            $ 65,040,000
      Class A-EC                           $222,286,173.25(1)
      Class B                              $  8,891,000
      Class C                              $ 13,337,000
      Class D                              $  8,892,000
      Class E                              $ 15,560,000
      Class F                              $  5,557,000
      Class G                              $ 12,226,000
      Class H                              $ 11,114,000
      Class J-1                            $  6,669,173.25
      Class J-2                            $  6,669,173.25(1)

(1) The Class A-EC and Class J-2 Certificates are not denominated in Certificate Balance and accordingly will not receive principal distributions. The Class A-EC and Class J-2 Certificates have an initial Class A-EC Notional Balance and an initial Class J-2 Notional Balance, respectively, in the amounts shown in the above table.

                 The initial Certificate Balance of each of the Class R and Class LR Certificates will be zero. The Certificate Balance of any class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund.

                 As of the Cut-off Date, the Mortgage Loans have an aggregate Scheduled Principal Balance equal to approximately $222,286,173.

                 In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.1.     Defined Terms.

                 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

                 "Advance":  Any P&I Advance or Property Advance.

                 "Advance Interest Amount": The sum for all Mortgage Loans as to which any Advance remains unreimbursed of interest at the related Advance Rate on the amount of any P&I Advances and Property Advances for which the Servicer, the Trustee or the Fiscal Agent, as applicable, has not been paid or reimbursed for the number of days from the date on which such Advance was made or, if interest has been previously paid on such Advance, from the date on which interest was last paid, through the date of payment or reimbursement of the related Advance (which in no event shall be later than the Determination Date following the date on which funds are available to reimburse such Advance with interest thereon at the Advance Rate).

                 "Advance Rate":  A per annum rate equal to the Prime Rate
(as published in The Wall Street Journal, or, if The Wall Street Journal is no longer published, The New York Times, from time to time).

                 "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officer's Certificate of the Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

                 "Aggregate Certificate Balance":   As defined in Section
9.1(d)(i).

                 "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

                 "Annual Debt Service": For any Mortgage Loan, the current annual debt service (including interest allocable to payment of the Servicing
Fee) payable with respect to such Mortgage Loan during the 12-month period commencing on the Cut-off Date (assuming no principal prepayments occur).

                 "Anticipated Loss":  As defined in Section 4.6(c).

                 "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to
Section 9.1(c) or Section 9.1(d).

                 "Applicable Monthly Payment":  As defined in Section 4.6(a).

                 "Applicant":  As defined in Section 5.6(a).

                 "Appraised Value": For each of the Mortgaged Properties, the appraised value of such property as determined by an appraisal thereof, conforming to MAI standards, made not more than one year prior to the origination date of the related Mortgage Loan.

                 "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered by the Borrower, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

                 "Assignment of Mortgage": An assignment of mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the related Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording; provided, however, that none of the Trustee, the Custodian, the Special Servicer or the Servicer shall be responsible for determining whether any assignment is legally sufficient or in recordable form.

                 "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Mortgage Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on a Due Date that falls on or after the date on which such Balloon Payment was due, based on the original amortization schedule thereof, assuming such Balloon Payment had not become due, after giving effect to any modification, and (b) interest at the applicable Net Mortgage Rate on the principal balance that would have remained on such Mortgage Loan after giving effect to deemed principal payments pursuant to clause (a) hereof on prior Due Dates.

                 "Assumption Fees": Any fees collected by the Servicer or the Special Servicer in connection with an assumption or modification of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed under the provisions of Section 3.1, Section 3.9 or Section 3.10.

                 "Auction Agent": An Independent financial advisory or investment banking or investment brokerage firm nationally recognized in the field of real estate financial analysis and auction procedures appointed by the Trustee pursuant to Section 9.1(d).

                 "Auction Fees":  As defined in Section 9.1(d)(v).

                 "Auction Procedures":  As defined in Section 9.1(d)(vi).

                 "Auction Proceeds Distribution Date":  The third
Distribution Date following an Auction Valuation Date, or such later Distribution Date determined by the Auction Agent.

                 "Auction Valuation Date": Each of (i) the Distribution Date occurring in September of each year from and including 2006 and (ii) any Business Day on which the Trustee receives an unsolicited bona fide offer to purchase all (but not less than all) of the Mortgage Loans.

                 "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 8.11.

                 "Balloon Payment": With respect to each Mortgage Loan, the scheduled payment of principal and interest due on the Maturity Date of such Mortgage Loan which, pursuant to the related Note, is equal to the entire remaining principal balance of such Mortgage Loan, plus accrued interest thereon.

                 "Borrower": With respect to each Mortgage Loan, any obligor on any related Note (or, in the case of the Seaport Participation Interest, the Seaport Participation Certificate, to the extent applicable).

                 "Book-Entry Certificate": Any Certificate registered in the name of the Securities Depository or its nominee.

                 "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in the States of New York, Illinois or Missouri are authorized or obligated by law, executive order or governmental decree to be closed.

                 "Cash Deposit": An amount equal to all cash payments of principal and interest received by the Mortgage Loan Seller in respect of the Mortgage Loans prior to or on the Closing Date which are due after the Cut-off Date, which amount is to be deposited with the Trustee by the Depositor pursuant to Section 2.1.

                 "Certificate": Any Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

                 "Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-EC and Class J- 2 Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination, after application of the distributions and Realized Losses made thereon on such prior Distribution Date; and with respect to any Lower-Tier Regular Interest, (a) on or prior to the first Distribution Date, an amount equal to the Certificate Balance of the Related Certificates, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Lower-Tier Regular Interest on the Distribution Date immediately prior to such date of determination, after application of distributions in respect of principal and Realized Losses made thereon on such prior Distribution Date. The Class A-EC and Class J-2 Certificates have no Certificate Balances.

                 "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Securities Depository or on the books of a Securities Depository Participant or on the books of an indirect participating brokerage firm for which a Securities Depository Participant acts as agent.

                 "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.2(a).

                 "Certificateholder": A Person whose name is registered in the Certificate Register; provided, however, that any Certificate held or beneficially owned by the Depositor, the Servicer, the Trustee, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any consent has been obtained (unless such consent is to an action which would materially adversely affect in any material respect the interests of the Certificateholders of any Class, while the Servicer or any Affiliate thereof is the holder of Certificates aggregating not less than 66-2/3% of the Percentage Interest of any such Class). All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Securities Depository and the Securities Depository Participants, except as otherwise specified herein.

                 "Class": With respect to Certificates or Lower-Tier Regular Interests, all of the Certificates or Lower-Tier Regular Interests bearing the same alphabetical and numerical class designation.

                 "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

                 "Class A-1 Pass-Through Rate": A per annum rate equal to 6.525%.

                 "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

                 "Class A-2 Pass-Through Rate": A per annum rate equal to 6.84%.

                 "Class A-EC Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

                 "Class A-EC Excess Interest": With respect to any Distribution Date, an amount equal to the Class A-EC Pass- Through Rate multiplied by the Class A-EC Notional Balance. Class A-EC Excess Interest represents a portion of the interest payments on the Class A-L-1 Interest, the Class A-L-2 Interest, the Class B-L Interest, the Class C-L Interest, the Class D-L Interest, the Class E-L Interest, the Class F-L Interest, the Class G-L Interest and the Class H-L Interest.

                 "Class A-EC Notional Balance": As of any date of determination, an amount equal to the sum of (i) the Class A-EC Notional Component A and (ii) the Certificate Balances of the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates and the Class J-1 Certificates.

                 "Class A-EC Notional Component A": As of any date of determination, an amount equal to the sum of the Certificate Balances of the Class A-1 Certificates and the Class A-2 Certificates.

                 "Class A-EC Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the excess of the Weighted Average Net Mortgage Rate over the weighted averages of the Pass-Through Rates of the P&I Certificates (weighted in each case on the basis of a fraction equal to the Certificate Balance of each such Class of Certificates divided by the sum of the Certificate Balances of the P&I Certificates and the Class J-1 Certificates as of the first day of such Interest Accrual Period) and the Class J-2 Pass-Through Rate (weighted on the basis of a fraction equal to the Class J-2 Notional Balance divided by the sum of the Certificate Balances of the P&I Certificates and the Class J-1 Certificates, each as of the first day of such Interest Accrual Period). For purposes of this definition, the Pass-Through Rates of the Class F, Class G and Class H Certificates shall be equal to the Weighted Average Net Mortgage Rate.

                 "Class A-L-1 Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to
Section 4.1.

                 "Class A-L-2 Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to
Section 4.1.

                 "Class B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

                 "Class B Pass-Through Rate":  A per annum rate equal to
6.905%

                 "Class B-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class C Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

                 "Class C Pass-Through Rate": A per annum rate equal to 7.015%.

                 "Class C-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

                 "Class D Pass-Through Rate": A per annum rate equal to 7.165%.

                 "Class D-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class E Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7 hereto.

                 "Class E Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to 7.610%.

                 "Class E-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class F Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8 hereto.

                 "Class F Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate and (ii) 7.64%

                 "Class F-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class G Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

                 "Class G Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate and (ii) 7.64%.

                 "Class G-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class H Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

                 "Class H Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate and (ii) 7.64%.

                 "Class H-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class Interest Distribution Amount": With respect to any Distribution Date and any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, interest for the related Interest Accrual Period at the applicable Pass-Through Rate for such Class of Certificates for such Interest Accrual Period on the Certificate Balance of such Class. With respect to any Distribution Date and the Class A-EC Certificates, (a) for any Distribution Date occurring on or prior to the EC Maturity Date, the Class A-EC Excess Interest and, (b) thereafter, zero. With respect to the Class J-1 Certificates, zero. With respect to any Distribution Date and the Class J-2 Certificates, an amount equal to the product of the Class J-2 Pass-Through Rate and the Class J-2 Notional Balance. The Class Interest Distribution Amount of the Class J-2 Certificates represents a specified portion equal to 100% of the interest payments on the Class J-L Interest. For purposes of determining any Class Interest Distribution Amount, any distributions in reduction of Certificate Balance, any reductions of Certificate Balance (and any resulting reductions in Notional Balance) as a result of allocations of Realized Losses on the Distribution Date occurring in such Interest Accrual Period shall be deemed to have been made as of the first day of such Interest Accrual Period. Notwithstanding the foregoing, the Class Interest Distribution Amount for each Class of Certificates otherwise calculated as described above shall be reduced by such Class' pro rata share of any Uncovered Prepayment Interest Shortfall for such Distribution Date (pro rata according to each respective Class' Class Interest Distribution Amount determined without regard to this sentence).

                 "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the excess, if any, of the Class Interest Distribution Amount for such Class over the amount of interest actually distributed in respect of such Class Interest Distribution Amount to the Holders of such Certificates pursuant to Section 4.1(b) on such Distribution Date.

                 "Class J-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

                 "Class J-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

                 "Class J-2 Notional Balance": As of any date of determination, an amount equal to the Certificate Principal Balance of the Class J-1 Certificates.

                 "Class J-2 Pass-Through Rate": With respect to any Interest Accrual Period, a per annum rate equal to the Weighted Average Net Mortgage Rate.

                 "Class J-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.1.

                 "Class LR Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto. The Class LR Certificates have no Pass-Through Rate or Certificate Balance.

                 "Class R Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto. The Class R Certificates have no Pass-Through Rate or Certificate Balance.

                 "Closing Date":  December 22, 1995.

                 "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

                 "Collection Account": The segregated account or accounts created and maintained by the Servicer pursuant to Section 3.5(a), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, Collection Account" and which shall be an Eligible Account.

                 "Collection Period": With respect to any Distribution Date and any Mortgage Loan other than the Seaport Participation Interest, the period beginning on the first day following the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January, 1996, on the day after the Cut-off
Date) and ending on the Determination Date in the month in which such Distribution Date occurs, and with respect to any Distribution Date and the Seaport Participation Interest, the period beginning on the first day following the remittance date under the Prior Pooling and

Servicing Agreement in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January, 1996, on the day after the Cut-off Date) and ending on the remittance date under the prior Pooling and Servicing Agreement in the month in which such Distribution Date occurs.

                 "Commission": The Securities and Exchange Commission of the United States of America.

                 "Condemnation Proceeds": Any amount (other than Insurance Proceeds) received in connection with the taking of a Mortgaged Property by exercise of the power of eminent domain or condemnation.

                 "Corporate Trust Office": The principal office of the Trustee located at 135 S. LaSalle Street, Suite 200, Chicago, Illinois 60603,
Attention: Asset Backed Securities Trust Services Dept., or the principal trust office of any successor trustee qualified and appointed pursuant to Section 8.8.

                 "Custodial Agreement": The Custodial Agreement, if any, in effect from time to time between the Custodian named therein, the Servicer and the Trustee, substantially in the form of Exhibit F hereto, as the same may be amended or modified from time to time in accordance with the terms thereof.

                 "Custodian":  Any Custodian appointed pursuant to Section
8.12 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Trustee or the Servicer or any Affiliate of the Trustee or the Servicer, but may not be the Depositor or any Affiliate of the Depositor.

                 "Cut-off Date": December 1, 1995; provided, however, that references to the principal balance of Mortgage Loans No. 95-0903231 and 95-0903232 (or other terms derived in part by reference to the principal of balance of such Mortgage Loans) as of the Cut-off Date shall refer to the principal balance of such Mortgage Loans as of December 4, 1995 and references to the principal balance of Mortgage Loans No. 95-0900581, 95-0902096 and 95-0902526 (or other terms derived in part by reference to the principal of balance of such Mortgage Loans) as of the Cut-off Date shall refer to the principal balance of such Mortgage Loan as of December 6, 1995.

                 "Debt Service Coverage Ratio": With respect to any Mortgage Loan, (a) the Underwritten Cash Flow for the related Mortgaged Property, divided by (b) the Annual Debt Service for such Mortgage Loan.

                 "Default Interest": With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of the Default Rate over the Mortgage Rate.

                 "Default Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment or a Balloon Payment, as such rate is set forth in the Mortgage Loan Schedule.

                 "Deficient Auction Bid":  As defined in Section 9.1(d)(iii).

                 "Definitive Certificate":  As defined in Section 5.3(a).

                 "Depositor": Prudential Securities Secured Financing Corporation, a Delaware corporation and its successors and assigns.

                 "Determination Date": The 17th day of any month, or if such 17th day is not a Business Day, the Business Day immediately following such 17th day, commencing on January 17, 1996.

                 "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(h)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers or any use of such REO Property in a trade or business conducted by the Trust Fund other than through an Independent Contractor; provided, however, that the Servicer, on behalf of the Trust Fund (or the Special Servicer on behalf of the Trust Fund), shall not be considered to Directly Operate an REO Property solely because the Servicer, on behalf of the Trust Fund (or the Special Servicer on behalf of the Trust
Fund), establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

                 "Discount Rate": The rate determined by the Trustee in connection with distributions pursuant to Section 4.1(c)(I) to be the rate (interpolated and rounded to the nearest one-thousandth of a percent, if necessary) in the secondary market on the United States Treasury security with a maturity equal to the then-computed weighted average life of the related Class of Certificates (rounded to the nearest month) (without taking into account the related prepayment and assuming (i) no further prepayments on the Mortgage Loans and (ii) no delinquencies or defaults with respect to payments on the Mortgage Loans) plus 0.50% per annum.

                 "Disposition Fee": With respect to any Specially Serviced Mortgage Loan or REO Property which is sold or transferred or otherwise liquidated, an amount equal to the product of (I) the excess, if any of (a) the Liquidation Proceeds of such Specially Serviced Mortgage Loan or REO Property minus (b) any broker's commission and related brokerage referral fees, times
(II) (a) 1.5%, if such sale or liquidation occurs prior to 12 months following the date on which the related Mortgage Loan initially became a Specially Serviced Mortgage Loan, or (b) 1.0%, if such sale or liquidation occurs upon or after the expiration of such 12-month period.

                 "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an Opinion of Counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes.

                 "Disqualified Organization": Either (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

                 "Distribution Account": The segregated account or accounts created and maintained as a separate trust account or accounts by the Trustee pursuant to Section 3.5(b), which shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, Distribution Account" and which shall be an Eligible Account.

                 "Distribution Date": The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing on January 25, 1996.

                 "Due Date": With respect to any Collection Period and any Mortgage Loan, the date on which scheduled payments are due on such Mortgage Loan (without regard to grace periods), such date being for all Mortgage Loans other than Mortgage Loan No. 95-0900581 and the Seaport Participation Interest the first day of each month, and for Mortgage Loan No. 95-0900581 the sixth day of the month, and for the Seaport Participation Interest, the remittance date under Prior Pooling and Servicing Agreement.

                 "Duff & Phelps": Duff & Phelps Credit Rating Co., or its successor in interest.

                 "Early Termination Notice Date": Any date as of which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 "EC Maturity Date":  November 27, 2006.

                 "Eligible Account": Either (i) a segregated account or accounts maintained with a federally or state-chartered depository institution or trust company, the long term unsecured debt obligations of which (or of such institution's parent holding company) are assigned a rating by each Rating Agency that is greater than or equal to the rating then assigned to the Class of Certificates outstanding at the time of any deposit therein which has the highest rating then assigned of any such outstanding Class or (ii) a segregated trust account or accounts maintained with a federally or state-chartered depository institution or trust company acting in its fiduciary capacity, having, in either case, a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, or otherwise confirmed in writing by each of the Rating Agencies that the maintenance of such account, which may be an account maintained with the Trustee or the Servicer, shall not, in and of itself, result in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates. Eligible Accounts may bear interest.

                 "Eligible Investor": (i) A Qualified Institutional Buyer that is purchasing Privately Placed Certificates for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A promulgated under the 1933 Act or (ii) with respect to Privately Placed Certificates other than the Class R and Class LR Certificates, an Institutional Accredited Investor.

                 "Environmental Report": With respect to each Mortgaged Property, the environmental audit report or reports delivered to the Mortgage Loan Seller in connection with the purchase of the related Mortgage Loan from the Originator of such Mortgage Loan.

                 "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

                 "Escrow Account":  As defined in Section 3.4(b).

                 "Escrow Payment": Any payment made by any Borrower to the Servicer for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments and similar items in respect of the related Mortgaged Property and the payment of the Financial and Lease Reporting Fee.

                 "Event of Default":  As defined in Section 7.1.

                 "Extension Advisor": The Person who has the right to approve the actions of the Special Servicer in granting extensions as set forth in Section 3.26. Midland Loan Services, L.P. shall serve as the initial Extension Advisor.

                 "Extension Advisory Fee":  With respect to each Mortgage
Loan as to which an extension is requested after three successive extensions have been granted in accordance with Section 3.10(a), 0.04% of the Scheduled Principal Balance of such Mortgage Loan; provided that so long as the Midland Loan Services L.P. is the Extension Advisor the Extension Advisory Fee will be zero.

                 "FDIC": The Federal Deposit Insurance Corporation, or any successor thereto.

                 "FHA":  The Federal Housing Administration.

                 "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

                 "Final Recovery Determination": With respect to any REO Mortgage Loan, Specially Serviced Mortgage Loan or Mortgage Loan subject to repurchase by Midland L.P. or the Mortgage Loan Seller pursuant to Section 2.3(d) or 2.3(e), the recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any related REO Property) which the Servicer, in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Custodian, expects to be finally recoverable. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

                 "Financial and Lease Reporting Fee": Any payment made by any Borrower under the related Note as a deposit to ensure that such Borrower furnishes to the mortgagee the required financial and leasing information on a timely basis during the term of the related Mortgage Loan.

                 "Financial Market Publisher":  Bloomberg Financial Service.

                 "Fiscal Agent": ABN AMRO Bank N.V., in its capacity as fiscal agent of the Trustee, or its successor in interest, or any successor fiscal agent appointed as herein provided.

                 "Fitch": Fitch Investors Service, L.P., or its successor in interest.

                 "FNMA": The Federal National Mortgage Association, or any successor thereto.

                 "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

                 "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

                 "Indemnified Party":  As defined in Section 8.5(c).

                 "Independent": When used with respect to any specified Person, any other Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Manager, the Depositor, the Servicer, the Special Servicer, any Borrower or any Affiliate thereof, and (ii) is not connected with any such specified Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

                 "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (obtained at the expense of the Servicer) addressed to the Servicer and the Trustee has been delivered to the Trustee to the effect that the Servicer meets the requirements of such definition) or (ii) any other Person (including the Servicer) if the Servicer, on behalf of itself and the Trustee, has received an Opinion of Counsel (obtained at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized with respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

                 "Individual Certificate": Any Certificate in definitive, fully registered form without interest coupons.

                 "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act and which is not otherwise a Qualified Institutional Buyer.

                 "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan and/or the Mortgaged Property securing any Mortgage Loan (including any amounts paid by the Servicer or the Special Servicer pursuant to Section 3.8), to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the related Mortgage or Note or other documents including in the related Mortgage File or in accordance with prudent and customary servicing practices.

                 "Interest Accrual Period": With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. Interest for each Interest Accrual Period shall be calculated based on a 360-day year consisting of twelve 30-day months.

                 "Interest Distribution Amount": With respect to any Lower-Tier Regular Interest and any Distribution Date, interest for the related Interest Accrual Period at the Lower-Tier Pass-Through Rate for such Interest Accrual Period on the Certificate Balance of such Lower-Tier Regular Interest, provided that, for such purpose, any distributions in reduction of the Certificate Balance and reductions of the Certificate Balance as a result of allocations of Realized Losses on the Distribution Date occurring in such Interest Accrual Period shall be deemed to have been made as of the first day of such Interest Accrual Period.

                 "Interest Shortfall": With respect to any Distribution Date for any Lower-Tier Regular Interest, the excess, if any, of the Interest Distribution Amount of such Lower-Tier Regular Interest on such Distribution Date over the amount actually distributed to such Lower-Tier Regular Interest in respect of its Interest Distribution Amount on such Distribution Date.

                 "Interested Person": As of any date of determination, the Depositor, the Servicer, the Special Servicer, the Trustee, any Borrower, any Manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

                 "Investment Account":  As defined in Section 3.7(a).

                 "Investment Representation Letter": As defined in Section 5.2(c)(i).

                 "IRS":  The Internal Revenue Service.

                 "Liquidation Expenses": Expenses incurred by the Special Servicer and the Trustee in connection with the liquidation of any Specially Serviced Mortgage Loan or property acquired in respect thereof (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes) and any Property Protection Expenses incurred with respect to such Specially Serviced Mortgage Loan or such property not previously reimbursed from collections or other proceeds therefrom.

                 "Liquidation Proceeds": The amount (other than Insurance Proceeds) received in connection with (i) the taking of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a Specially Serviced Mortgage Loan through a trustee's sale, foreclosure sale or otherwise, (iii) the sale of a Specially Serviced Mortgage Loan or an REO Property in accordance with Section 3.18 or (iv) the sale of all of the Mortgage Loans in accordance with Section 9.1.

                 "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the Originator and the Borrower, pursuant to which such Mortgage Loan was made.

                 "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Servicer or any subservicer for the Servicer, as set forth in the Mortgage Loan Schedule.

                 "Loan-to-Value Ratio":  With respect to any Mortgage Loan,
(a) the principal balance of such Mortgage Loan as of the Cut-off Date, divided by (b) the Appraised Value of the related Mortgaged Property.

                 "Lower-Tier Pass-Through Rate": With respect to any Distribution Date on or prior to the EC Maturity Date and any Class of Lower-Tier Regular Interests other than the Class F-L, the Class G-L and the Class H-L Interests, a per annum rate equal to the Weighted Average Net Mortgage Rate for the related Interest Accrual Period, and with respect to the Class F-L, the Class G-L and the Class H-L Interests, a per annum rate equal to the higher of the Weighted Average Net Mortgage Rate for the related Interest Accrual Period and 7.64%. For each Distribution Date following the EC Maturity Date and each of the Class A-L-1, Class A-L-2, Class B-L, Class C-L, Class D-L and Class E-L Interests, a rate equal to the Pass-Through Rate of the Related Certificate. For each Distribution Date following the EC Maturity Date and the Class F-L, G-L and Class H-L Interests, a per annum rate equal to the higher of the Weighted Average Net Mortgage Rate for the related Interest Accrual Period and 7.64% for each Distribution Date following the EC Maturity Date and the Class J-L Interest, a per annum rate equal to the Weighted Average Net Mortgage Rate for the related Interest Accrual Period.

                 "Lower-Tier Regular Interests": The Class A-L-1, Class A-L-2, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L and Class J-L Interests.

                 "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans, collections thereon, any REO Property acquired in respect thereof and amounts held from time to time in the Collection Account.

                 "MAI":  Member of the Appraisal Institute.

                 "Management Agreement": With respect to any Mortgage Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

                 "Manager": With respect to any Mortgage Loan, any property manager for the related Mortgaged Property.

                 "Maturity Date": With respect to each Mortgage Loan, the maturity date as set forth in the Mortgage Loan Schedule.

                 "Midland L.P.": Midland Loan Services, L.P., together with its successor and assigns.

                 "Monthly Payment": With respect to any Mortgage Loan (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal and interest, excluding any Balloon Payment, on such Mortgage Loan which is payable by the related Borrower on such Due Date under the related Note (after giving effect to any extension or modification permitted hereunder). With respect to any REO Mortgage Loan, the monthly payment which would otherwise have been payable on such Due Date had the related Note not been discharged (after giving effect to any extension or other modification), determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

                 "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the related Note.

                 "Mortgage File": With respect to any Mortgage Loan, the mortgage documents required to be maintained in either the Trustee Mortgage File or the Servicer Mortgage File.

                 "Mortgage Loan": Each of (i) the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.1 and from time to time held in the Trust Fund, such mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-off Date and
(ii) the Seaport Participation Interest. Such term shall include any REO Mortgage Loan.

                 "Mortgage Loan Documents": Any and all documents contained in the Trustee Mortgage File and the Servicer Mortgage File.

                 "Mortgage Loan Purchase and Sale Agreement": The Mortgage Loan Purchase and Sale Agreement, dated as of the Cut- off Date, by and among the Depositor, the Mortgage Loan Seller and Midland L.P., substantially in the form attached hereto as Exhibit G.

                 "Mortgage Loan Schedule": As of any date, the list of Mortgage Loans included in the Trust Fund on such date, such list as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

                 (a)      the Loan Number;

                 (b) the property name of the related Mortgaged Property and the city and state where such Mortgaged Property is located;

                 (c)      the Monthly Payment in effect as of the Cut-off Date;

                 (d)      the Mortgage Rate and the Default Rate;

                 (e)      the Maturity Date;

                 (f) the period over which scheduled principal payments on such Mortgage Loan would amortize the principal balance thereof;

                 (g)      the Debt Service Coverage Ratio and Loan to Value
                          Ratio.

                 (h) the Scheduled Principal Balance as of the Cut-off Date and, as applicable, the allocation of such balance to each related Mortgaged Property;

                 (i) if applicable, the name of the Manager for the related Mortgaged Property;

                 (j)      whether such Mortgage Loan permits Non-Premium
                          Prepayments;

                 (k) a description of the Prepayment Premium payable with respect to such Mortgage Loan;

                 (l) the Loan Number of any Mortgage Loan with which such Mortgage Loan is cross-collateralized or cross-defaulted;

                 (m) whether such Mortgage Loan is secured by a fee simple interest or a leasehold interest in the related Mortgaged Property or both;

                 (n) the property type of the Mortgaged Property securing such Mortgage Loan; and

                 (o)      the originator of such Mortgage Loan.

The Mortgage Loan Schedule shall also set forth the total of the amounts described under clause (c) and (g) above for all of the Mortgage Loans. The Mortgage Loan Schedule may be in the form of more than one list, collectively setting forth all of the information required.

                 "Mortgage Loan Seller": Midland Commercial Financing Corp., a Missouri corporation, and its successors in interest.

                 "Mortgage Rate": With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan (in the absence of a default), as set forth in the Mortgage Loan Schedule.

                 "Mortgaged Property": The underlying property securing a Mortgage Loan (other than the Seaport Participation Interest), including any REO Property, consisting of a fee simple or leasehold estate in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

                 "Net Liquidation Proceeds": The excess of Liquidation Proceeds received with respect to any Mortgage Loan over the amount of Liquidation Expenses incurred with respect thereto.

                 "Net Mortgage Rate": With respect to any Mortgage Loan, the Mortgage Rate for such Mortgage Loan minus the Servicing Fee Rate.

                 "Net REO Proceeds": With respect to each REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b).

                 "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the Trust Fund has the right to renegotiate the terms of such lease.

                 "1933 Act": The Securities Act of 1933, as it may be amended from time to time.

                 "1934 Act": The Securities Exchange Act of 1934, as it may be amended from time to time.

                 "Non-Premium Prepayment": Any Principal Prepayment received that is not required to be accompanied by a Prepayment Premium.

                 "Nonrecoverable Advance ": Any portion of an Advance proposed to be made or previously made which has not been previously reimbursed to the Servicer, the Trustee or the Fiscal Agent, as applicable, and which the Servicer, the Trustee or the Fiscal Agent has determined, based on an internal or external appraisal conducted in accordance with MAI standards and methodologies (which appraisal shall have been conducted within the 12 months preceding any such determination) or, in the event that a Phase I or Phase II environmental report has been conducted which leads the Servicer to determine that foreclosing upon or otherwise obtaining title to the related Mortgaged Property would be prohibited in accordance with the provisions of Section 3.10(f), based on such environmental report, will not or, in the case of a proposed Advance, would not, be ultimately recoverable by the Servicer, the Trustee or the Fiscal Agent, as applicable, from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan. To the extent that any Borrower is not obligated under the related Mortgage Loan Documents to pay or reimburse any portion of any Advances that are outstanding with respect to the related Mortgage Loan as a result of a modification of such Mortgage Loan by the Special Servicer which forgives unpaid Monthly Payments or other amounts which the Servicer had previously advanced, and the Servicer determines that no other source of payment or reimbursement for such advances is available to it, such Advances shall be deemed to be nonrecoverable; provided, however, that in connection with the foregoing the Servicer shall provide an Officer's Certificate as described below. The determination by the Servicer, the Trustee or the Fiscal Agent, as applicable, that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced by a certificate of a Servicing Officer, Responsible Officer or Vice President or equivalent or senior officer of the Fiscal Agent, as appropriate, delivered to the Trustee, the Special Servicer and the Depositor setting forth such determination and the procedures and considerations of the Servicer, the Trustee or Fiscal Agent, as applicable, forming the basis of such determination

(including a copy of the appraisal or environmental report which was the basis for such determination). Notwithstanding the above, the Trustee and the Fiscal Agent shall be entitled to rely upon any determination by the Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance.

                 "Non-U.S. Person": A person that is not a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or an estate or trust whose income is subject to United States federal income tax regardless of its source.

                 "Note": With respect to any Mortgage Loan (other than the Seaport Participation Certificate) as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of the related Borrower or obligor under such Mortgage Loan, and in the case of the Seaport Participation Interest, to the extent applicable, the Seaport Participation Certificate, in each case, including any amendments or modifications, or any renewal or substitution notes, as of such date.

                 "Notice of Termination": Any of (i) the notices given to the Trustee by the Servicer or any Holder of a Class LR Certificate pursuant to
Section 9.1(c) and (ii) the notice given by the Trustee to each Holder pursuant to Section 9.1(d)(iv).

                 "Officer's Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries or any other officer of the general partner of the Servicer, Special Servicer or the Auction Agent customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Special Servicer or the Servicer, as the case may be.

                 "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor") or (c) a resignation of the Servicer or the Special Servicer pursuant to Section 6.4, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Servicer.

                 "Originator": With respect to a Mortgage Loan, the originator of such Mortgage Loan, as identified in the Mortgage Loan Schedule.

                 "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

                 "P&I Advance": As to any Mortgage Loan, any advance made by the Servicer, the Trustee, or the Fiscal Agent pursuant to Section 4.6(b)(iii).

                 "P&I Certificates": The Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

                 "Pass-Through Rate": Any one of the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H or Class J-2 Pass-Through Rates.

                 "Paying Agent":  The paying agent appointed pursuant to
Section 5.5.

                 "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class R and Class LR Certificates), the percentage interest is derived by dividing the denomination of such Certificate by the initial Certificate Balance or notional amount of such Class of Certificates. With respect to any Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

                 "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date on which such funds are required to be drawn, regardless of whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee or any of their respective Affiliates, and having at all times the required ratings, if any, provided for in this definition (provided that no Permitted Investment, if downgraded, shall be required to be sold at a loss), unless each Rating Agency shall have confirmed in writing to the Servicer or the Special Servicer, as applicable, that a lower rating will not result in the withdrawal, downgrading or qualification of the ratings then assigned to the Certificates:

                 (i) direct obligations of, or obligations guaranteed as to full and timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America, including, without limitation, U.S. Treasury Obligations, Farmers Home Administration certificates of beneficial interest, General Services Administration participation certificates and Small Business Administration guaranteed participation certificates or guaranteed pool certificates;

                 (ii)     Federal Housing Administration debentures;

                 (iii) direct obligations of, or guaranteed as to timely payment of principal and interest by, FHLMC (debt obligations only), FNMA (debt obligations only), the Federal Farm Credit System (consolidated systemwide bonds and notes only), the Federal Home Loan Banks (consolidated debt obligations only), the Student Loan Marketing Association, the Financing Corp. (consolidated debt obligations only), and the Resolution Funding Corp.;

                 (iv) Federal funds time deposits in, or uncertificated certificates of deposit of, or bankers' acceptances, or repurchase obligations, all having maturities of not more than 365 days issued by, any bank or trust company, savings and loan association or savings bank, depository institution or trust company having a short term debt obligation rating from S&P of "A-1+" and that is in the highest short-term rating category of each Rating Agency unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates;

                 (v) commercial paper having a maturity of 365 days or less (including (A) both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof and
                          (B) demand notes that constitute vehicles for investment in commercial paper) that is rated by each Rating Agency in its highest short-term unsecured rating category;

                 (vi) units of taxable money market funds rated "AAAm" or "AAAg" by S&P or mutual funds, which funds seek to maintain a constant asset value and have been rated by each Rating Agency in its highest rating category or which have been designated in writing by each Rating Agency as Permitted Investments with respect to this definition;

                 (vii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, as may be acceptable to each Rating Agency as a permitted investment of funds backing securities having ratings equivalent to its initial rating of the Class A-1, Class A-2 and Class A-EC Certificates if each of the Rating Agencies has previously confirmed in writing that the holding of such demand, money market or time deposit, demand obligation or any other obligation, security or investment shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates; and

                 (viii) such other obligations confirmed in writing by each of the Rating Agencies that such obligations are acceptable as Permitted Investments and the holding of such obligations by the Servicer or the Special Servicer, as applicable, shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates;

provided, however, that (a) none of such obligations or securities listed above shall have an "r" highlighter affixed to its rating if rated by S&P; (b) each such obligation or security shall have a fixed dollar amount of principal due at maturity which cannot vary or change; (c) if any such obligation or security provides for a variable rate of interest, interest shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionately with that index; and (d) if any of the obligations or securities listed in paragraphs (iii) - (ix) above are not rated by Fitch and by Duff & Phelps, such investment shall be rated by S&P and by Fitch or Duff & Phelps, as appropriate, and if such obligations or securities are not rated by Fitch or Duff & Phelps, such investment shall be rated by S&P and one other nationally recognized statistical rating organization; and provided, further, however, that such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

                 "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer other than (a) a Disqualified Organization, (b) any other Person designated by the Certificate Registrar based upon an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person may cause the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, or (c) a Person that is a Disqualified Non-U.S. Person.

                 "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

                 "Placement Agent":  Prudential Securities Incorporated.

                 "Plan":  As defined in Section 5.2(i).

                 "Pooled Available Funds": For each Distribution Date, the sum of all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds transferred from an REO Account to the Collection Account pursuant to Section 3.17(b)) on or in respect of the Mortgage Loans received by the Servicer in the Collection Period relating to such Distribution Date, plus all other amounts received by the Servicer during such Collection Period and required to be placed in the Collection Account by the Servicer pursuant to
Section 3.5(a) allocable to such Mortgage Loans, and including all P&I Advances made by the Servicer, the Trustee or the Fiscal Agent in respect of such Distribution Date and deposits made by the Servicer pursuant to Section 3.25 with respect to such Distribution Date, but excluding the following:

                 (a) amounts permitted to be used to reimburse the Servicer, the Trustee or the Fiscal Agent for previously unreimbursed Advances and interest thereon as described in Section 3.6(ii) and (iii);

                 (b) those portions of each payment of interest which represent the applicable Servicing Compensation;

                 (c) all amounts in the nature of late fees, late charges and similar fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees;

                 (d) all amounts representing scheduled Monthly Payments due after the Due Date in the related Collection Period (such amounts to be treated as received on the Due Date when due);

                 (e) that portion of Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Compensation to which the Servicer is entitled;

                 (f) all amounts representing certain expenses reimbursable to the Servicer, the Special Servicer, the Trustee or the Fiscal Agent and other amounts permitted to be retained by the Servicer or the Special Servicer or withdrawn by the Servicer from the Collection Account (including, without limitation, as provided in Section 3.6) pursuant to the terms hereof;

                 (g) with respect to Distribution Dates after the EC Maturity Date, Prepayment Premiums received in the related Collection Period;

                 (h) any interest or investment income on funds on deposit in the Collection Account or in Permitted Investments in which such fund may be invested.

                 "Pooled Principal Distribution Amount":  For any
Distribution Date, an amount equal to the sum of:

                 (i) the principal component of all scheduled Monthly Payments (other than Balloon Payments) which become due (regardless of whether received) on the Mortgage Loans during the related Collection Period;

                 (ii) to the extent not included elsewhere in this definition, the principal component of all Assumed Scheduled Payments, as applicable, deemed to become due (regardless of whether received) during the related Collection Period with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment;

                 (iii) to the extent not included elsewhere in this definition, the Scheduled Principal Balance of each Mortgage Loan that was repurchased from the Trust Fund in connection with the breach of a representation or warranty or purchased from the Trust Fund pursuant to Section 9.1, in either case, during the related Collection Period;

                 (iv) to the extent not included elsewhere in this definition, the portion of Unscheduled Payments allocable to principal of any Mortgage Loan that was liquidated during the related Collection Period;

                 (v) to the extent not included elsewhere in this definition, the principal component of all Balloon Payments received during the related Collection Period;

                 (vi) to the extent not included elsewhere in this definition, all other Principal Prepayments received in the related Collection Period; and

                 (vii) to the extent not included elsewhere in this definition, any other full or partial recoveries in respect of principal, including Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and Net REO Proceeds.

                 "Prepayment Assumption": The assumption identified as "Scenario 2" in Exhibit B to the Private Placement Memorandum dated December 22, 1995, relating to the Privately Placed Certificates and identified as "Scenario 2" in Exhibit B to the Prospectus Supplement, dated December 22, 1995, relating to the Publicly Offered Certificates.

                 "Prepayment Interest Shortfall": With respect to any Distribution Date and any Mortgage Loan as to which a Principal Prepayment was made by the related Borrower during the related Collection Period, the amount by which (i) 30 full days of interest at the related Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan in respect of which interest would have been due in the absence of such Principal Prepayment on the Due Date next succeeding the date of such Principal Prepayment exceeds (ii) the amount of interest received from the related Borrower in respect of such Principal Prepayment.

                 "Prepayment Interest Surplus": With respect to any Distribution Date and any Mortgage Loan as to which a Principal Prepayment was made by the related Borrower during the related Collection Period, the amount by which (i) the amount of interest received from the related Borrower in respect of such Principal Prepayment exceeds (ii) 30 full days of interest at the related Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan in respect of which interest would have been due in the absence of such Principal Prepayment on the Due Date next succeeding the date of such Principal Prepayment.

                 "Prepayment Premium": Payments received on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which are intended to be a disincentive to prepayment.

                 "Principal Prepayment": With respect to any Mortgage Loan, any payment of principal made by the related Borrower which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                 "Prior Pooling and Servicing Agreement": The Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 1995, by and among Prudential Securities Secured Financing Corporation, as depositor, Midland Loan Services, L.P. as servicer, Lennar Partners, Inc., as special servicer, LaSalle National Bank, as trustee and ABN AMRO Bank, N.V., as fiscal agent, with respect to the Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995- C1.

                 "Privately Placed Certificates": The Class A-2 Certificates, the Class A-EC Certificates, the Class B Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J-1 Certificates, the Class J- 2 Certificates, the Class R Certificates and the Class LR Certificates.

                 "Property Advance": As to any Mortgage Loan, any advance made by the Servicer, the Trustee or the Fiscal Agent in respect of Property Protection Expenses or any expenses incurred to protect and preserve the security for such Mortgage Loan or taxes and assessments or insurance premiums, pursuant to Section 3.4, 3.8 or Section 3.22, as applicable.

                 "Property Protection Expenses": Any costs and expenses incurred pursuant to Sections 3.10(c), 3.10(g), 3.10(j), 3.17(b), 3.17(c),
3.18(a) and 3.18(b).

                 "Publicly Offered Certificates": The Class A-1 Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates.

                 "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

                 "Qualified Insurer": An insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction, which (i) except as provided in clauses (ii) or (iii) below, shall have a claims paying ability of "AA" or better by each Rating Agency
(or, if such company is not rated by Fitch and Duff & Phelps, by S&P and by Fitch or Duff & Phelps, and if such company is not rated by either Fitch or Duff & Phelps, by S&P and one other nationally recognized statistical rating organization), (ii) in the case of public liability insurance policies required to be maintained with respect to REO Properties in accordance with Section 3.8(a), shall have a claims paying ability of "A" or better by each Rating Agency (or, if such company is not rated by Fitch or Duff & Phelps, by S&P and one other nationally recognized statistical rating organization) or (iii) in the case of the fidelity bond and errors and omissions insurance required to be maintained pursuant to Section 3.8(c), shall have a claims paying ability rated by each Rating Agency (or if such company is not rated by Fitch and Duff & Phelps, by S&P and by Fitch or Duff & Phelps, and if such company is not rated by either Fitch or Duff & Phelps, by S&P and one other nationally recognized statistical rating organization) no lower than two ratings categories lower than the highest rating of any outstanding Class of Certificates from time to time, but in no event lower than "BBB", unless in any such case each of the Rating Agencies has confirmed in writing that an insurance company with a lower claims paying ability shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates.

                 "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

                 "Qualified Offeror": A prospective purchaser of the Mortgage Loans in an auction pursuant to Section 9.1(d) whom the Auction Agent has reasonably determined possesses the financial ability and is otherwise qualified to purchase all of the Mortgage Loans.

                 "Rating Agency": Each of Fitch, Duff & Phelps or S&P. References herein to the highest long-term unsecured debt rating category of each Rating Agency shall mean "AAA."

                 "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), in each such case as such terms are used in the REMIC Provisions.

                 "Realized Loss": With respect to any Distribution Date, the amount, if any, by which the aggregate of the Certificate Balances of the Lower-Tier Regular Interests, after giving effect to distributions made on such Distribution Date, exceeds the aggregate of the Scheduled Principal Balances of the Mortgage Loans as of the Due Date in the month in which such Distribution Date occurs.

                 "Record Date": With respect to each Distribution Date, the last business day of the month preceding the month in which such Distribution Date occurs.

                 "Regular Certificates": The Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1 and Class J-2 Certificates.

                 "Regular Servicing Period": Any Interest Accrual Period other than a Special Servicing Period.

                 "Regulation D":  Regulation D under the Act.

                 "Related Certificates" and "Related Lower-Tier Regular Interest": For any Lower-Tier Regular Interest, the related Certificates set forth below and for any Certificates, the related Lower-Tier Regular Interest set forth below:

                                                Related Lower-Tier
                 Related Certificates           Regular Interest
                 --------------------           ------------------


                 Class A-1                      Class A-L-1
                 Class A-2                      Class A-L-2
                 Class A-EC                     N/A
                 Class B                        Class B-L
                 Class C                        Class C-L
                 Class D                        Class D-L
                 Class E                        Class E-L
                 Class F                        Class F-L
                 Class G                        Class G-L
                 Class H                        Class H-L
                 Class J-1                      Class J-L
                 Class J-2                      N/A

                 "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

                 "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at
Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

                 "Remittance Date": The Business Day preceding each Distribution Date.

                 "Rents from Real Property": With respect to any REO
Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

                 (i) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income of profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

                 (ii) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

                 (iii) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

                 (iv) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations
                          Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

                 (v) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

                 "REO Account":  As defined in Section 3.17(b).

                 "REO Mortgage Loan": Any Mortgage Loan (other than the Seaport Participation Interest) as to which the related Mortgaged Property has become an REO Property.

                 "REO Proceeds": With respect to any REO Property and the related REO Mortgage Loan, all revenues received by the Servicer with respect to such REO Property or REO Mortgage Loan that do not constitute Liquidation Proceeds.

                 "REO Property": A Mortgaged Property title to which has been acquired by the Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

                 "Repurchase Price": With respect to any Mortgage Loan to be repurchased pursuant to Section 2.3(d) or 2.3(e) or any Specially Serviced Mortgage Loan or any REO Property to be sold or repurchased pursuant to Section 3.18, an amount, calculated by the Servicer, equal to:

                 (i) the unpaid principal balance of such Mortgage Loan, Specially Serviced Mortgage Loan or REO Mortgage Loan related to any REO Property as of the Due Date as to which a payment was last made by the related Borrower or was advanced by the Servicer; plus

                 (ii) unpaid accrued interest from the Due Date as to which interest was last paid by such Borrower or was advanced by the Servicer up to the Due Date in the month following the month in which the purchase or repurchase occurred at a rate equal to the related Mortgage Rate on the unpaid principal balance of such Mortgage Loan, Specially Serviced Mortgage Loan or REO Mortgage Loan related to any REO Property; plus

                 (iii) any unreimbursed Advances, together with interest thereon at the Advance Rate, and unpaid Servicing Compensation allocable to such Mortgage Loan; and plus

                 (iv) in the event that such Mortgage Loan is required to be repurchased pursuant to Section 2.3(d) or 2.3(e), expenses reasonably incurred or to be incurred by the Servicer or the Trustee in respect of the breach or defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation.

                 "Request for Release": A request for release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

                 "Reserve Accounts": With respect to any Mortgage Loan, reserve or escrow accounts, if any, established pursuant to the related Mortgage Loan Documents and any Escrow Account. Each Reserve Account shall be an Eligible Account, except with respect to Mortgage Loans No. 95-0903263 and 95-0903264. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the related Mortgage Loan Documents and
Section 3.7.

                 "Responsible Officer": Any officer or any employee with responsibilities similar to those of an officer of the Asset-Backed Trust Services Department of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer or any employee with responsibilities similar to those of an officer of the Asset-Backed Trust Services Department of the Trustee to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer or employee whose name and specimen signature appears on a list of corporate trust officers and employees furnished to the Servicer by the Trustee, as such list may from time to time be amended.

                 "Rule 144A":  Rule 144A, under the 1933 Act.

                 "S&P": Standard & Poor's Ratings Services, or its successor in interest.

                 "Scheduled Final Distribution Date":  November 27, 2015.

                 "Scheduled Principal Balance": With respect to any Mortgage Loan, as of any Due Date, the principal balance of such Mortgage Loan as of such Due Date, after giving effect to (a) any Principal Prepayments, Non-Premium Prepayments or other unscheduled recoveries of principal and any Balloon Payments received during the related Collection Period, and (b) any payment in respect of principal, if any, due on or before such Due Date (other than a Balloon Payment, but including the principal portion of any Assumed Scheduled Payment, if applicable), irrespective of any delinquency in payment by the Borrower. The Scheduled Principal Balance of any REO Mortgage Loan as of any Due Date is equal to the principal balance thereof outstanding on the date that the related Mortgaged Property became an REO Property minus any Net REO Proceeds allocated to principal on such REO Mortgage Loan and reduced by Monthly Payments due thereon on or before such Due Date. With respect to any Mortgage Loan, from and after the date on which the Servicer makes a Final Recovery Determination, the Scheduled Principal Balance thereof shall be zero.

                 "Seaport Loan": A mortgage loan originated by Midland L.P. and identified in the Seaport Participation Agreement.

                 "Seaport Participation Agreement": The Participation Agreement, dated as of December 1, 1995, by and between LaSalle National Bank (in its capacity as trustee under the Prior Pooling and Servicing Agreement), as seller, and the Mortgage Loan Seller, as participant, substantially in the form attached hereto as Exhibit I.

                 "Seaport Participation Certificate": The certificate issued by the trustee under the Prior Pooling and Servicing Agreement in the name of the Trustee, evidencing the Seaport Participation Interest.

                 "Seaport Participation Interest": The 49.3% participation interest in the Seaport Loan evidenced by the Seaport Participation Certificate.

                 "Securities Depository": The Depository Trust Company, or any successor Securities Depository hereafter named. The nominee of the initial Securities Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Securities Depository shall at all times be a "clearing corporation" as defined in
Section 8- 102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

                 "Securities Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Securities Depository effects book-entry transfers and pledges of securities deposited with the Securities Depository.

                 "Securities Legend": With respect to each Residual Certificate and any Individual Certificate (other than a Residual Certificate) that is a Privately Placed Certificate the legend set forth in, and substantially in the form of, Exhibit H hereto.

                 "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Certificate Balance of the Class A-1 Certificates and of the Class A-2 Certificates outstanding immediately prior thereto exceeds the sum of (a) the aggregate Scheduled Principal Balance of the Mortgage Loans that will be outstanding immediately following such Distribution Date and (b) the portion of the Available Distribution Amount for such Distribution Date that will remain after the distribution of interest has been made on the Class A-1 and Class A-2 Certificates on such Distribution Date.

                 "Seriously Delinquent Loan": With respect to any Remittance Date, any Mortgage Loan that (i) is 90 days or more delinquent (without regard to any grace period) or (ii) was 90 days or more delinquent (without regard to any grace period) and as to which the related Borrower has not made, since the most recent date on which such Mortgage Loan was so delinquent, 24 consecutive Monthly Payments.

                 "Servicer": Midland Loan Services, L.P., a Missouri limited partnership, or its successor in interest, or any successor Servicer appointed as herein provided.

                 "Servicer Mortgage File":  With respect to any Mortgage
Loan, all Mortgage Loan Documents related to such Mortgage Loan that are not required to be delivered to the Custodian pursuant to Section 2.1 or to be maintained as part of the Trustee Mortgage File, including without limitation:

                 (i) a copy of the Management Agreement, if any, for the related Mortgaged Property;

                 (ii) a copy of the related ground lease, as amended, if any, for such Mortgaged Property;

                 (iii) any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

                 (iv) copies of the related appraisals, surveys, environmental reports and other similar documents; and

                 (v)      any other written agreements related to such Mortgage
Loan.

                 "Servicer Remittance Report": A report prepared by the Servicer in such media as may be agreed upon by the Servicer and the Trustee containing such information regarding the Mortgage Loans as will permit the Trustee to calculate the amounts to be distributed pursuant to Section 4.1 and to furnish statements to Certificateholders pursuant to Section 4.2 and containing such additional information as the Servicer and the Trustee may from time to time agree.

                 "Servicing Compensation":  With respect to each Mortgage
Loan, the Servicing Fee and the Special Servicing Fee which shall be due to the Servicer and the Special Servicer, as applicable, and such other compensation of the Servicer and Special Servicer specified in Section 3.12, as adjusted pursuant to Section 3.25.

                 "Servicing Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the related Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

                 "Servicing Fee Rate": With respect to Mortgage Loan No. 94-0902784, a rate equal to 0.125% per annum. With respect to Mortgage Loans No. 94-0903261, 94-0903262, 94-0903263, 94-0903264, 94-0903265, 94-0903276 and
94-0903277, a rate equal to 0.14% per annum. With respect to each other Mortgage Loan, a rate equal to 0.25% per annum.

                 "Servicing Officer": Any officer or employee of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer or employee to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Servicer or the Special Servicer, as applicable, as such list may from time to time be amended, together with, in the case of a certificate or other writing executed by an employee who constitutes a Servicing Officer because of such employee's knowledge and familiarity with a particular subject, a countersignature of an officer of the general partner of the Servicer or of an officer of the Special Servicer, as appropriate.

                 "Servicing Standard": The standards for the conduct of the Servicer and the Special Servicer in the performance of their obligations under this Agreement set forth in Section 3.1(a).

                 "Similar Law":  As defined in Section 5.2(i).

                 "Special Servicer": Lennar Partners, Inc., a Florida corporation, or its successor in interest, or any successor Special Servicer appointed as herein provided.

                 "Special Servicing Fee": With respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the Special Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Specially Serviced Mortgage Loan or REO Mortgage Loan, as applicable, as of the Due Date in the month preceding the month in which such Distribution Date occurs.

                 "Special Servicing Fee Rate": A rate equal to 0.35% per annum.

                 "Special Servicing Period": Any Interest Accrual Period during which a Mortgage Loan is at any time a Specially Serviced Mortgage Loan.

                 "Specially Serviced Mortgage Loan": Subject to Section 3.24, any Mortgage Loan (other than the Seaport Participation Interest) with respect to which:

                 (i) the related Borrower is 60 or more days delinquent (without giving effect to any grace period permitted by the related Note) in the payment of a Monthly Payment (regardless of whether, in respect thereof, P&I Advances have been reimbursed);

                 (ii) such Borrower has expressed to the Servicer an inability to pay or a hardship in paying such Mortgage Loan in accordance with its terms;

                 (iii) the Servicer has received notice that such Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

                 (iv) the Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the related Mortgaged Property;

                 (v) a default of which the Servicer has notice (other than a failure by such Borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders has occurred and remained unremedied for the applicable grace period specified in such Mortgage Loan (or, if no grace period is specified, 60 days); provided, however, that a default requiring a Property Advance shall be deemed to materially and adversely affect the interests of the Certificateholders;

                 (vi) such Borrower has failed to make a Balloon Payment as and when due; or

                 (vii) the Servicer proposes to commence foreclosure or other workout arrangements;

                          provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan:

                          (a) with respect to the circumstances described in clause (i) and (vi) above, when the related Borrower has brought such Mortgage Loan current (with respect to the circumstances described in clause (vi), pursuant to any workout implemented by the Special Servicer) and thereafter made three consecutive full and timely Monthly Payments;

                          (b) with respect to the circumstances described in clauses (ii) and (iv) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer and with respect to the circumstances described in clauses (iii) and (vii), when such circumstances cease to exist; or

                          (c) with respect to the circumstances described in clause (v) above, when such default is cured;

provided, however, that at the time no circumstance identified in clauses (i) through (vii) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

                 "Startup Day":  The day designated as such pursuant to
Section 2.6(a) hereof.

                 "Subordinate Certificates": Any one or more of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates.

                 "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto,

Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC and Lower-Tier REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

                 "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.1.

                 "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

                 "Transferee Affidavit":  As defined in Section 5.2(j).

                 "Transferor Letter":  As defined in Section 5.2(j).

                 "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans (other than the Seaport Participation Interest) as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) the Seaport Participation Interest, (iii) all payments on or collections in respect of such Mortgage Loans due after the Cut-off Date; (iv) any REO Property; (v) all revenues received in respect of REO Property; (vi) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to such Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vii) any Assignments of Leases, Rents and Profits and any security agreements; (viii) any indemnities or guaranties given as additional security for such Mortgage Loans; (ix) the Trustee's right, title and interest in and to the Reserve Accounts; (x) the Collection Account; (xi) the Distribution Account and the REO Account, including reinvestment income, if any, thereon; (xii) any environmental indemnity agreements relating to such Mortgaged Properties; (xiii) the rights and remedies under the Mortgage Loan Purchase and Sale Agreement; and (xiv) the proceeds of any of the foregoing (other than any interest earned on deposits in any Reserve Account, to the extent such interest belongs to the related Borrower).

                 "Trust REMICs":  The Lower-Tier REMIC and the Upper-Tier
REMIC.

                 "Trustee": LaSalle National Bank, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

                 "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per calendar month equal to the product of (i) one-twelfth of the Trustee Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs. The Trustee Fee shall be paid by the Servicer on each Distribution Date.

                 "Trustee Fee Rate":  A rate equal to 0.0125% per annum.

                 "Trustee Mortgage File": With respect to any Mortgage Loan, the mortgage documents listed in Section 2.1(i) through (xii) pertaining to such Mortgage Loan, the documents listed in the third paragraph of Section 2.1 and any additional documents required to be deposited with the Trustee pursuant to the express provisions of this Agreement.

                 "ULLICO": The Union Labor Life Insurance Company, a Maryland corporation, as the Originator of seven of the Mortgage Loans.

                 "Uncovered Prepayment Interest Shortfall": For any Distribution Date, any Prepayment Interest Shortfall not covered by the Servicing Fee or the Special Servicing Fee pursuant to Section 3.25.

                 "Underwritten Cash Flow": With respect to any Mortgage Loan, the cash flow available for debt service on the related Mortgage Loan for a 12-month period, as determined by Midland L.P. in accordance with the standards of a prudent commercial mortgage lender based upon recent information supplied by the related Borrower prior to the origination of such Mortgage Loan, and adjusted, if determined appropriate by Midland L.P., to: (a) deduct any non-cash items such as depreciation or amortization; (b) deduct capital expenditures; (c) reflect a more appropriate occupancy rate; (d) reflect replacement, capital expenditure and other reserves required by the related Mortgage Loan Documents; (e) reflect a market rate management fee; (f) exclude certain percentage rent, delinquent rents and non-recurring income; (g) reflect an allowance for tenant improvements and leasing commissions; and (h) reflect such other adjustments determined appropriate by Midland L.P.

                 "Unscheduled Payments": With respect to a Mortgage Loan and a Collection Period, all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of such Mortgage Loan if it is repurchased or purchased pursuant to Sections 2.3(d) or 2.3(e) and the price specified in Section 9.1 if such Mortgage Loan is purchased or repurchased pursuant thereto, draws on any letters of credit issued with respect to such Mortgage Loan and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments (but excluding Prepayment Premiums) received during such Collection Period.

                 "Updated Appraisal":  As defined in Section 3.10(a).

                 "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Distribution Account.

                 "Voting Right": The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class R and Class LR Certificates, (b) in the case of any of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, a percentage equal to the product of (x) 95% on and prior to the EC Maturity Date and 97% thereafter and (y) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Balance of such Class of Certificates and the denominator of which is equal to the aggregate outstanding Certificate Balances of all Classes of Certificates, (c) in the case of the Class A-EC Certificates, a percentage equal to 2% on and prior to the EC Maturity Date and 0% thereafter, (d) in the case of the Class J-1 Certificates, a percentage equal to 1% and (e) in the case of the Class J-2 Certificates, a percentage equal to 2%. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests, except that any Certificate registered in the name of the Depositor, the Servicer, any Borrower, the Trustee, a Manager or any of their respective Affiliates shall be deemed not to be outstanding for purposes of giving any consent (unless such consent is to an action which would materially adversely affect in any material respect the interests of the Certificateholders of any Class, while the Servicer or any Affiliate thereof is the holder of Certificates aggregating not less than 66-2/3% of the Percentage Interest of any such Class). The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder's Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates.

                 "Weighted Average Net Mortgage Rate": With respect to any Interest Accrual Period, a per annum rate equal to the weighted average of the Net Mortgage Rates, as of the related Due Date (weighted on the basis of the Scheduled Principal Balance of each Mortgage Loan).

                 "Yield Maintenance Loan": Any Mortgage Loan as to which the related Note requires the payment of Prepayment Premiums calculated with reference to a yield maintenance formula.

                 "Yield Maintenance Period": With respect to each Yield Maintenance Loan, the period following the origination thereof during which the related Note requires the payment of Prepayment Premiums calculated with reference to a yield maintenance formula.

                 SECTION 1.2.     Certain Calculations.

                 Unless otherwise specified herein, the following provisions shall apply:

                 (a) All calculations of interest (including interest on the Mortgage Loans) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

                 (b) The portion of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Net REO Proceeds in respect of a Mortgage Loan allocable to principal and Prepayment Premiums shall equal the total amount of such proceeds minus (a) first any portion thereof payable to the Servicer, the Special Servicer, the Trustee or the Fiscal Agent pursuant to the provisions of this Agreement and (b) second any portion thereof equal to interest on the unpaid principal balance of such Mortgage Loan at the related Mortgage Rate less the related Servicing Fee from the Due Date as to which interest was last paid by the related Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received. Allocation of such amount between principal and Prepayment Premium shall be made first to principal and second to Prepayment Premium.

                 (c) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.1(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

                 SECTION 1.3.     Certain Constructions.

                 For purposes of Section 3.10, Section 3.23 and Section 4.6(c), references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1 and Class J-2 Certificates (and the Class J-1 and Class J-2 Certificates shall be considered to be one Class), and references to the next most subordinate Class of Lower-Tier Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Lower-Tier Regular Interests then outstanding as among the Class A-L-1, Class A-L-2, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L and Class J-L interests, subject in each case to the rules of construction set forth in the following sentences of this
Section 1.3. Each Class of Certificates, shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero or, with respect to the Class A-EC Certificates, to the extent that the EC Maturity Date has not occurred or with respect to the Class J-2 Certificates, to the extent the Class J-2 Notional Balance has not been reduced to zero.

                 Unless the context clearly indicates otherwise, references to section numbers are to sections of this Agreement.

                                   ARTICLE II

                         CONVEYANCE OF MORTGAGE LOANS;
                       ORIGINAL ISSUANCE OF CERTIFICATES

                 SECTION 2.1.     Conveyance and Assignment of Mortgage Loans;.

                 The Depositor, concurrently with the execution and delivery hereof, does hereby sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and all Reserve Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all scheduled payments of interest and principal due after the Cut-off Date (whether or not received) and all payments of interest and principal received by the Depositor or the Servicer on or with respect to the Mortgage Loans after the Cut-off Date. In connection with such transfer and assignment of all interest and principal due with respect to the Mortgage Loans after the Cut-off Date, the Depositor shall make a cash deposit to the Collection Account on the Closing Date in an amount equal to the Cash Deposit. The Depositor, concurrently with the execution and delivery hereof, does also hereby sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase and Sale Agreement (other than its rights to indemnification pursuant to Section 4 thereof and rights to recovery of costs under Section 7 thereof). The Depositor shall cause the Reserve Accounts to be transferred to and held in the name of the Servicer on behalf of the Trustee as successor to the Mortgage Loan Seller and Midland L.P.

                 In connection with the transfer and assignment of Mortgage Loans other than the Seaport Participation Interest, the Depositor does hereby deliver to, and deposit with, the Trustee, with a copy to the Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned:

                 (i) the original of the related Note, endorsed by the Mortgage Loan Seller (or in the case of the seven Mortgage Loans originated by ULLICO, by ULLICO) in blank in the following form: "Pay to the order of ________________, without recourse" which the
                          Trustee or its designee is authorized to complete and which Note and all endorsements thereof shall show a complete chain of endorsement from the Originator to the Mortgage Loan Seller;

                 (ii) the related original recorded Mortgage or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed or submitted for recording, the related original recorded Assignment of Mortgage from Midland L.P. to the Mortgage Loan Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed or submitted for recording and the related original Assignment of Mortgage executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located); provided, that with respect to each of the seven Mortgage Loans originated by ULLICO, there will be the related original Assignment of Mortgage executed by ULLICO in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located);

                 (iii) if the related security agreement is separate from the Mortgage, the original security agreement or a counterpart thereof, and if the security agreement is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original assignment of such security agreement from Midland L.P. to the Mortgage Loan Seller or a counterpart thereof and the related original assignment of such security agreement executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete;

                 (iv) a copy of each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property, together with a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Mortgage Loan Seller from Midland L.P. and a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Mortgage Loan Seller, is in suitable form for filing in the filing office in which such financing statement was filed); provided, that with respect to each of the seven Mortgage Loans originated by ULLICO, there will be a copy of each Form UCC-2 or UCC-3 Assignment, if any, of such financing statement executed by ULLICO in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of assignee and any related filing information which is not yet available to the Mortgage Loan Seller, is in suitable form for filing in the filing office in which such financing statement was filed);

                 (v) the related original of the Loan Agreement, if any, relating to such Mortgage Loan or a counterpart thereof;

                 (vi) the related original lender's title insurance policy (or the original pro forma title insurance policy), together with any endorsements thereto;

                 (vii) if any related Assignment of Leases, Rents and Profits is separate from the Mortgage, the original recorded Assignment of Leases, Rents and Profits or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed or submitted for recording, the related original recorded reassignment of such instrument, if any, from Midland L.P. to the Mortgage Loan Seller or a copy thereof certified by the related title insurance company, public recording office or closing agent to be in the form in which executed or submitted for recording and the related original reassignment of such instrument, if any, executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller, is in suitable form for recordation in the jurisdiction in which the related Mortgaged Property is located) (any of which reassignments, however, may be included in a related Assignment of Mortgage and need not be a separate instrument);

                 (viii) copies of the original Environmental Reports with respect to the Mortgaged Property made in connection with origination of such Mortgage Loan;

                 (ix) if any related assignment of contracts is separate from the Mortgage, the original assignment of contracts or a counterpart thereof, and if the assignment of contracts is not assigned under the Assignments of Mortgage described in clause (ii) above, the related original reassignment of such instrument from Midland L.P. to the Mortgage Loan Seller or a counterpart thereof and the related original reassignment of such instrument executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete;

                 (x) with respect to the related Reserve Accounts, if any, a copy of the original of any separate agreement with respect thereto between the related Borrower and the Originator;

                 (xi) the original letter of credit, if any, with respect thereto, together with any and all amendments thereto, including, without limitation, any amendment which entitles the Servicer to draw upon such letter of credit on behalf of the Trustee for the benefit of the Certificateholders, and the original of each instrument or other item of personal property given as security for a Mortgage Loan possession of which by a secured party is necessary to a secured party's valid, perfected, first priority security interest therein, together with all assignments or endorsements thereof necessary to entitle the Servicer to enforce a valid, perfected, first priority security interest therein on behalf of the Trustee for the benefit of the Certificateholders;

                 (xii) with respect to the related Reserve Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Mortgage Loan Seller's security interest in such Reserve Accounts and all funds contained therein, together with a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Mortgage Loan Seller from Midland L.P. and a copy of each Form UCC-2 or UCC-3 assignment, if any, of such financing statement executed by the Mortgage Loan Seller in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Mortgage Loan Seller is in suitable form for filing in the filing office in which such financing statement was filed); provided, that with respect to any Mortgage Loan originated by ULLICO, there will be a copy of each Form UCC-2 or UCC-3 Assignment, if any, of such financing statement executed by ULLICO in blank which the Trustee or its designee is authorized to complete (and but for the insertion of the name of the assignee and any related filing information which is not yet available to the Mortgage Loan Seller, is in suitable form for filing in the filing office in which such financing statement was filed); and

                 (xiii) copies of any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

                 In connection with the transfer and assignment of the Seaport Participation Interest, the Depositor does hereby deliver to the Trustee, with a copy to the Servicer, with respect to the Seaport Participation Interest, (i) the Seaport Participation Certificate, (ii) a copy of the Seaport Participation Agreement and (iii) copies of all releases of security interests relating to the Seaport Participation Interest, such that the Trustee shall hold good and valid title to the Seaport Participation Interest, free and clear of any and all liens, encumbrances, pledges, charges or security interests of any nature.

                 On or promptly following the Closing Date, the Trustee or Custodian, as applicable, shall, to the extent possession thereof has been delivered to it, complete any Assignment of Mortgage delivered pursuant to clause (ii) above, any assignment of security agreement delivered pursuant to clause (iii) above, any Form UCC-2 or UCC-3 assignment delivered pursuant to clause (iv) and (xii) above, any reassignment of Assignment of Leases, Rents and Profits delivered pursuant to clause (vii) above and any reassignment of assignment of contracts delivered pursuant to clause (ix) above, in each case, by inserting the name of the Trustee as assignee and delivering to the Servicer
(1) for recordation, (a) each Assignment of Mortgage referred to in Section 2.1(ii) which has not yet been submitted for recordation and (b) each reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.1(vii) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) for filing, each UCC-2 or UCC-3 financing statement assignment referred to in Section 2.1(iv) and (xii) which has not yet been submitted for filing. On or promptly following the Closing Date, the Trustee or Custodian, as applicable, shall, to the extent possession thereof has been delivered to it, complete the endorsement of the Note by inserting the name of the Trustee as endorsee. The Servicer shall, upon delivery, promptly submit for recording or filing, as the case may be, in the appropriate public recording or filing office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the Servicer shall use its best efforts to promptly prepare a substitute document for signature by the Depositor, Mortgage Loan Seller or ULLICO, as applicable, and thereafter the Servicer shall cause each such document to be duly recorded. The Servicer shall, promptly upon receipt of the original of each such recorded document (and in no event later than five Business Days following such receipt), deliver such original to the Custodian. Notwithstanding anything to the contrary contained in this Section 2.1, in those instances where the public recording office retains the original Assignment of Mortgage or reassignment of Assignment of Leases, Rents and Profits, if applicable, after any such document has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Assignment of Mortgage or reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. If a pro forma title insurance policy has been delivered to the Custodian in lieu of an original title insurance policy, the Depositor or the Servicer will promptly deliver to the Custodian the related original title insurance policy upon receipt thereof. The Depositor or the Servicer shall promptly cause the UCC-1s, UCC-2s and UCC-3s referred to in Section 2.1(iv) and (xii) to be filed in the applicable public recording or filing office and upon filing will promptly deliver to the Custodian the related UCC-1, UCC-2 or UCC-3 with evidence of filing thereon.

                 All original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Trustee or the Servicer, as the case may be, in trust for the benefit of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Trustee Mortgage File, such document shall be delivered promptly to the Custodian.

                 If the Depositor cannot deliver any original or certified recorded document described in Section 2.1 on the Closing Date, the Depositor shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date, to deliver or cause to be delivered such original or certified recorded documents to the Custodian (unless the Depositor is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, in which case the Depositor or the Servicer shall notify the Custodian and the Trustee in writing of such delay and shall deliver such documents to the Custodian promptly upon the Depositor's or the Servicer's receipt thereof).

                 SECTION 2.2.     Acceptance by the Custodian and the Trustee.

                 By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Trustee Mortgage File (to the extent the documents constituting the Trustee Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders. The Trustee agrees to review each Trustee Mortgage File within 45 days after the later of (a) the Trustee's receipt of such Trustee Mortgage File or (b) execution and delivery of this Agreement, to ascertain that all documents referred to in Section 2.1 above (as identified to it in writing by the Depositor or the Servicer) and any original recorded documents referred to in the last sentence of Section 2.1 to be included in the delivery of a Trustee Mortgage File, have been received, have been executed, appear on their face to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Trustee may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If, at the conclusion of such review, any document or documents constituting a part of a Trustee Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear on their face not to be what they purport to be or have been torn, mutilated or otherwise defaced, the Trustee shall promptly so notify the Depositor and the Mortgage Loan Seller by providing a written report, setting forth, for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. Neither the Servicer nor the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Trustee Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

                 In reviewing any Trustee Mortgage File pursuant to the preceding paragraph or Section 2.1, the Trustee will have no responsibility to determine whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine whether the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

                 The Trustee shall hold that portion of the Trust Fund delivered to the Trustee consisting of "instruments" (as such term is defined in Section 9-105(i) of the Uniform Commercial Code as in effect in Illinois on the date hereof) in Illinois and, except as set forth in Section 3.11 or as otherwise specifically provided in this Agreement, shall not remove such instruments from Illinois unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Illinois) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

                 SECTION 2.3.     Representations and Warranties of the
                                  Depositor.

                 (a)      The Depositor hereby represents and warrants that:

                 (i) The Depositor is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware;

                 (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

                 (iii) This Agreement has been duly and validly authorized, executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement. The Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

                 (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

                          (A) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (I) loans secured by first or second mortgages, deeds of trust or similar liens on residential, commercial or mixed commercial and residential properties or shares issued by private non-profit housing corporations, (II) any participation interest in or security based on or backed by any of the foregoing (the loans described in clause
                                  (A)(I) and the participation interests
                                  described in clause (A)(II), collectively,
                                  "mortgage loans"), or (III) various
                                  receivables including, but not limited to, retail automotive installment sale contracts or loans or automotive leases, consumer or commercial loans or leases, credit card accounts, mobile home loans or insurance policy loans ("receivables");

                          (B) to authorize and issue one or more series (each, a "series") of pass-through securities ("certificates") pursuant to pooling and servicing agreements (each, a "pooling and servicing agreement"), each of which series (I) represents ownership interests in mortgage loans or receivables, related property and/or collections in respect thereof, and (II) may be structured to contain one or more classes or certificates, each class having the characteristics specified in the related pooling and servicing agreement, and to acquire, own, hold, sell, transfer, assign, pledge, finance or refinance one or more certificates or classes of certificates of any series; and

                          (C) to engage in any acts and activities and exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to, or connected with, the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing;

                 (vi) There is no action, suit or proceeding pending against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement; and

                 (vii) The Trustee, if not the owner of the Mortgage Loans, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

                 (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

                 (i) Immediately prior to the transfer and assignment to the Trustee, the related Note and the related Mortgage and the Seaport Participation Certificate were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, such Mortgage Loan and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, lien, pledge, charge, claim or security interest;

                 (ii) The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan ;

                 (iii) The related Assignment of Mortgage constitutes the legal, valid and binding assignment of the related Mortgage from the Depositor to the Trustee, and any related reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment of any related Assignment of Leases, Rents and Profits from the Depositor to the Trustee;

                 (iv) No claims have been made by the Depositor under the related lender's title insurance policy, and the Depositor has not done, by act or omission, anything which would impair the coverage of such lender's title insurance policy; and

                 (v) To the best of the Depositor's knowledge, all of the representations and warranties of Midland L.P. or the Mortgage Loan Seller, as applicable, contained in the Mortgage Loan Purchase and Sale Agreement are true and correct as of the date made.

                 (c) It is understood and agreed that the representations and warranties set forth in this Section 2.3 shall survive delivery of the respective Trustee Mortgage Files to the Trustee until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Servicer and the Special Servicer.

                 (d) Upon discovery by the Custodian, the Servicer, the Special Servicer or the Trustee of a breach of the representation and warranty set forth in Section 2(c)(xli) of the Mortgage Loan Purchase and Sale Agreement or that any Mortgage Loan otherwise fails to constitute a Qualified Mortgage, such Person shall give prompt notice thereof to the Mortgage Loan Seller and Midland L.P., and the Mortgage Loan Seller or Midland L.P., as applicable, shall correct such condition or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure; it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters.

                 (e) Upon discovery by the Custodian, the Servicer, the Special Servicer or the Trustee of a breach of any representation or warranty of the Mortgage Loan Seller or Midland L.P. in the Mortgage Loan Purchase and Sale Agreement (other than the representation set forth in Section 2(c)(xli) thereof, but including without limitation the representation as to Loan-to-Value Ratio and Debt Service Coverage Ratio set forth in Section 2(c)xxiii thereof), with respect to any Mortgage Loan, or that any document required to be included in the Trustee Mortgage File with respect to a Mortgage Loan does not conform to the requirements of Section 2.1, such Person shall give prompt notice thereof to the Mortgage Loan Seller and Midland

L.P., and the Mortgage Loan Seller or Midland L.P., as applicable, shall, to the extent the Mortgage Loan Seller or Midland L.P. is obligated to cure such breach or repurchase the related Mortgage Loan under the terms of the Mortgage Loan Purchase and Sale Agreement, either cure such breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of the receipt of notice of such breach, as the same may be extended, all pursuant to and as more particularly described in the Mortgage Loan Purchase and Sale Agreement; it being understood and agreed that none of the Custodian, the Servicer, the Special Servicer and the Trustee has an obligation to conduct any investigation with respect to such matters (except, in the case of the Trustee Mortgage Files, to the extent provided in Sections 2.1 and 2.2).

                 (f) Upon receipt by the Servicer from the Depositor, Midland L.P. or the Mortgage Loan Seller of the Repurchase Price for a repurchased Mortgage Loan, the Servicer shall deposit such amount in the Collection Account, and the Trustee, pursuant to Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.3(f), release or cause to be released to the Depositor, Midland L.P. or the Mortgage Loan Seller, as applicable, the related Trustee Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Servicer to vest in the Depositor, Midland L.P. or the Mortgage Loan Seller, as applicable, any Mortgage Loan released pursuant hereto, and any rights of the Depositor in, to and under the Mortgage Loan Purchase and Sale Agreement as it related to such Mortgage Loan that were initially transferred to the Trust Fund under Section 2.1, and the Trustee and the Servicer shall have no further responsibility with regard to such Trustee Mortgage File or the related Mortgage Loan.

                 (g) In the event that the Mortgage Loan Seller incurs any expense in connection with curing a breach of a representation or warranty pursuant to Section 2.3(d) and (e) which also constitutes a default under the related Mortgage Loan, the Mortgage Loan Seller shall have a right, and the Mortgage Loan Seller shall be subrogated to the rights of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower. The Servicer shall use reasonable efforts in recovering, or assisting the Mortgage Loan Seller in recovering, from such Borrower the amount of any such expenses.

                 (h) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense.

                 (i) The Servicer shall use its best efforts, in accordance with the Servicing Standard, to enforce the obligations of the Mortgage Loan Seller and Midland L.P. to cure or repurchase any Mortgage Loan which is discovered to be a "Defective Mortgage Loan" (as such term is defined in the Mortgage Loan Purchase and Sale Agreement) under the terms of the Mortgage Loan Purchase and Sale Agreement.

                 SECTION 2.4. Representations, Warranties and Covenants of the Servicer and the Special Servicer.

                 (a) The Servicer hereby represents, warrants and covenants that as of the Closing Date, or as of such date specifically provided herein:

                 (i) The Servicer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Missouri and has all licenses necessary to carry on its business as now being conducted or is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

                 (ii) The Servicer has the full partnership power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Servicer and its performance and compliance with the terms of this Agreement do not violate the Servicer's certificate of limited partnership or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Servicer is a party or which may be applicable to the Servicer or any of its assets, which default or breach would have consequences that would materially and adversely affect the financial condition or operations of the Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Mortgage Loans;

                 (iii) This Agreement has been duly and validly authorized, executed and delivered by the Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (iv) The Servicer is not in violation of, and the execution and delivery of this Agreement by the Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the financial condition or operations of the Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Mortgage Loans;

                 (v) There is no action, suit or proceeding pending or, to the knowledge of the Servicer, threatened, against the Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations or financial condition of the Servicer or would, if adversely determined, materially impair the ability of the Servicer to perform under the terms of this Agreement or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein;

                 (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Agreement or, if required, such approval has been obtained prior to the Cut-off Date, except to the extent that the failure of the Servicer to be qualified as a foreign limited partnership or licensed in one or more states is not necessary for the enforcement of the Mortgage Loans; and

                 (vii) The Servicer is maintaining a fidelity bond and errors and omissions coverage in accordance with the requirements of Section 3.8(c) hereof.

                 (b) The Special Servicer hereby represents, warrants and covenants that as of the Closing Date, or as of such date specifically provided herein:

                 (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida and has all licenses necessary to carry on its business as now being conducted or is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Specially Serviced Mortgage Loan in accordance with the terms of this Agreement;

                 (ii) The Special Servicer has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement do not violate the Special Servicer's certificate of incorporation or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Special Servicer is a party or which may be applicable to the Special Servicer or any of its assets, which default or breach would have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Special Servicer or its properties, taken as a whole, or impair the ability of the Trust Fund to realize on the Specially Serviced Mortgage Loans;

                 (iii) This Agreement has been duly and validly authorized, executed and delivered by the Special Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Special Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (iv) The Special Servicer is not in violation of, and the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Special Servicer or its properties taken as a whole or impair the ability of the Trust Fund to realize on the Specially Serviced Mortgage Loans;

                 (v) There is no action, suit or proceeding pending or, to the knowledge of the Special Servicer, threatened, against the Special Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations or financial condition of the Special Servicer or would, if adversely determined, materially impair the ability of the Special Servicer to perform under the terms of this Agreement or which would draw into question the validity of this Agreement or the Specially Serviced Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Special Servicer contemplated herein;

                 (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or, if required, such approval has been obtained prior to the Cut-off Date, except to the extent that the failure of the Special Servicer to be qualified as a foreign limited partnership or licensed in one or more states is not necessary for the enforcement of the Specially Serviced Mortgage Loans; and

                 (vii) The Special Servicer is maintaining a fidelity bond and errors and omissions coverage in accordance with the requirements of Section 3.8(c) hereof.

                 (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the Trustee Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee and the Depositor. Upon discovery by the Depositor, the Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Servicer, the Special Servicer or the Trustee with respect to any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto.

                 SECTION 2.5. Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

                 The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to it of the Trustee Mortgage Files to the Custodian (to the extent the documents constituting the Trustee Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.1 and
Section 2.2 and, concurrently with such delivery, (i) acknowledges the issuance of and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Regular Certificates and the Class R Certificates and (ii) has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates in authorized denominations, in each case registered in the names set forth in such order of the Depositor or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates (described in the preceding clause (ii)) evidence ownership of the entire Trust Fund.

                 SECTION 2.6.     Miscellaneous REMIC Provisions.

                 (a) The Class A-L-1, Class A-L-2, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L and Class J-L Interests are hereby designated as "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1 and Class J-2 Certificates are hereby designated as "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the

"Startup Day" of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Code Section 860G(a)(1) is the Scheduled Final Distribution Date. The initial Certificate Balance of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Related Class of Certificates. The pass-through rate of each Class of Lower-Tier Regular Interests is a per annum rate equal to the Lower-Tier Pass-Through Rate.

                 (b) None of the Mortgage Loan Seller, Depositor, Trustee or Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

                 SECTION 2.7.     Documents Not Delivered to Custodian.

                 All original documents relating to the Mortgage Loans which are part of the Servicer Mortgage File are and shall be held by the Servicer, in trust for the benefit of the Trustee on behalf of the Certificateholders. The legal ownership of all records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Trustee, in trust for the benefit of the Certificateholders.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

                 SECTION 3.1. Servicer to Act as Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans.

                 (a) The Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loans (or in the case of the Special Servicer, the Specially Serviced Mortgaged Loans and the REO Mortgage Loans) on behalf of the Trust Fund solely in the best interests of, and for the benefit of, all of the Certificateholders and the Trustee (as trustee for the Certificateholders) in accordance with the terms of this Agreement and the respective Mortgage Loans. In furtherance of, and to the extent consistent with, the foregoing, and except to the extent that this Agreement provides for a contrary specific course of action, each of the Servicer and the Special Servicer shall service and administer each Mortgage Loan in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers used with respect to loans comparable to the Mortgage Loans, and taking into account its other obligations hereunder, but without regard to:

                 (i) any other relationship that the Servicer, the Special Servicer, any subservicer or any Affiliate of the Servicer, the Special Servicer or any subservicer may have with the related Borrower or any Affiliate of such Borrower;

                 (ii) the ownership of any Certificate by the Servicer, the Special Servicer or any Affiliate of either;

                 (iii) the Servicer's, the Trustee's or the Fiscal Agent's obligation to make P&I Advances or Property Advances or to incur servicing expenses with respect to such Mortgage Loan;

                 (iv) the Servicer's, the Special Servicer's or any sub-servicer's right to receive compensation for its services hereunder or with respect to any particular transaction; or

                 (v) the ownership or servicing or management for others by the Servicer, the Special Servicer or any sub-servicer, of any other mortgage loans or property.

                 The standards set forth above with respect to the conduct of the Servicer and the Special Servicer in the performance of their obligations under this Agreement is herein referred to as the "Servicing Standard."

                 The Servicer's or the Special Servicer's liability for actions and omissions in its capacity as Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Servicer and the Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectability of the Mortgage Loans. Subject only to the above-described Servicing Standard and the terms of this Agreement and of the respective Mortgage Loans, the Servicer and the Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.1 and to Section 3.2), to do or cause to be done any and all things in connection with such servicing and administration which they may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer and the Special Servicer shall, and each is hereby authorized and empowered by the Trustee to, with respect to each Mortgage Loan and the related Mortgaged Property, prepare, execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on the related Mortgaged Property and related collateral; any modifications, waivers, consents or amendments to or with respect to any Mortgage Loan or any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, if, in its reasonable judgment, such action is in the best interests of the Certificateholders and is in accordance with, or is required by, this Agreement. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to the change of the stated Maturity Date of any Mortgage Loan, the payment of principal of, or interest or Default Interest on, any Mortgage Loan, or any other term of a Mortgage Loan, unless (a) such modification, amendment, waiver or consent is not a "significant modification" under Section 1001 of the Code, including proposed, temporary or final Treasury regulations thereunder, or Treasury Regulations Section 1.860G-2(b)(3) (other than clause
(i) thereof), (b) to the extent such modification, amendment, waiver or consent would constitute a "significant modification" under the preceding clause (a), such Mortgage Loan is in default or a default with respect thereto is reasonably foreseeable or (c) permitted by Section 3.10 hereof. The Servicer and the Special Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Borrowers any reports required to be provided to them thereby. Subject to
Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Servicer and the Special Servicer any powers of attorney and other documents prepared by the Servicer or the Special Servicer and necessary or appropriate (as certified in such written request) to enable the Servicer and the Special Servicer to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be liable for any actions of the Servicer or Special Servicer under any such powers of attorney.

                 (b) Unless otherwise provided in the related Note, the Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.

                 (c) With respect to each Mortgage Loan that provides for prepayment at the option of the mortgagee, the Servicer or the Special Servicer, as applicable, shall exercise such option at the earliest possible date as provided in the related Note and Mortgage Loan Documents.

                 (d) The Servicer or the Special Servicer may enter into sub-servicing agreements with third parties with respect to any of its respective obligations hereunder, provided that (1) any such agreement shall be consistent with the provisions of this Agreement and (2) no sub-servicer retained by the Servicer or the Special Servicer shall grant any modification, waiver or amendment to any Mortgage Loan without the approval of the Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.10(a), and
(3) such agreement shall be consistent with the standards set forth in Section 3.1(a). Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.1(c).

                 Any sub-servicing agreement entered into by the Servicer or the Special Servicer, shall provide that it may be assumed or terminated by the Trustee if the Trustee or a successor Servicer or Special Servicer has assumed the duties of the Servicer or the Special Servicer, as applicable, without cost or obligation to the assuming or terminating party or the Trust Fund, upon the assumption by the Trustee or a successor Servicer or Special Servicer of the obligations of the Servicer or the Special Servicer, as applicable, pursuant to
Section 7.2.

                 Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans involving a sub-servicer, shall be deemed to be between the Servicer or the Special Servicer, as applicable, and such sub-servicer alone, and the Trustee and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, including the Depositor acting in such capacity, except as set forth in Section 3.1(d).

                 (e) If the Trustee or any successor Servicer or Special Servicer assumes the obligations of the Servicer or the Special Servicer, as applicable, in accordance with Section 7.2, the Trustee or such successor Servicer or Special Servicer, to the extent necessary to permit the Trustee or such successor Servicer or Special Servicer to carry out the provisions of
Section 7.2, shall, without act or deed on the part of the Trustee or such successor Servicer or Special Servicer, succeed to all of the rights and obligations of the Servicer or Special Servicer under any sub-servicing agreement entered into by the Servicer or Special Servicer pursuant to Section 3.1(c), subject to the right of termination by the Trustee set forth in Section 3.1(c). In such event, the Trustee or such successor Servicer or Special Servicer shall be deemed to have assumed all of the Servicer's or Special Servicer's interest therein (but not any liabilities or obligations in respect of acts or omissions of the Servicer or Special Servicer prior to such deemed assumption) and to have replaced the Servicer or the Special Servicer, as applicable, as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee or such successor Servicer, except that the Servicer or the Special Servicer shall not thereby be relieved of any liability or obligations under such


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
sub-servicing agreement that accrued prior to the assumption of duties hereunder by the Trustee or such successor Servicer or Special Servicer.

                 In the event that the Trustee or any successor Servicer or Special Servicer assumes the servicing obligations of the Servicer or the Special Servicer, as the case may be, upon request of the Trustee or such successor Servicer or Special Servicer, as the case may be, the Servicer or Special Servicer shall, at its own expense, deliver to the Trustee or such successor Servicer or Special Servicer (as the case may be) all documents and records relating to any sub-servicing agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and the Servicer will otherwise use its best efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee or such successor Servicer.

                 (f) Notwithstanding anything herein to the contrary, the Servicer shall service the Seaport Participation Interest in accordance with the Seaport Participation Agreement, and in connection therewith, the Servicer shall (i) receive the payments due and payable with respect to the Seaport Participation Interest and deposit such payments into the Collection Account in accordance with Section 3.5 of this Agreement, (ii) enforce the Seaport Participation Agreement and all other documentation with respect thereto in accordance with the Seaport Participation Agreement and this Agreement and
(iii) take such other actions with respect thereto as shall be required in accordance with the Servicing Standard and this Agreement (including, without limitation, making Advances with respect to the Trust Fund's participation interest in the Seaport Loan as evidenced by the Seaport Participation Certificate) to the extent and in the manner provided herein with respect to the making of Advances for other Mortgage Loans. Pursuant to the Seaport Participation Agreement, the Servicer shall pay as an expense of the Trust Fund
(i) to the special servicer under the Prior Pooling and Servicing Agreement a proportionate share of any special servicing fee that becomes due with respect to the Seaport Loan if and when the Seaport Loan becomes a specially serviced mortgage loan under the Prior Pooling and Servicing Agreement and (ii) to the servicer under the Prior Pooling and Servicing Agreement a proportionate share of (x) the amount of any property advances made under the Prior Pooling and Servicing Agreement deemed to be nonrecoverable advances thereunder and (y) the advance interest amount which has accrued on any reimbursed property advances incurred with respect to the Seaport Loan under the Prior Pooling and Servicing Agreement.

                 SECTION 3.2.     Liability of the Servicer.

                 Notwithstanding any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee and Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer or Special Servicer, as


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applicable, were servicing and administering the Mortgage Loans alone.  The
Servicer or the Special Servicer, as applicable, shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

                 SECTION 3.3.     Collection of Certain Mortgage Loan Payments.

                 The Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans when the same shall be due and payable, and shall follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for other third-party portfolios, including using its best efforts in accordance with the Servicing Standard to collect income statements and rent rolls from the related Borrowers as required by the related Mortgage Loan Documents and providing (in the case of the Servicer only) reasonable advance notice to such Borrowers of Balloon Payments due with respect to such Mortgage Loans. Consistent with the foregoing, the Servicer or the Special Servicer, as applicable, may in its discretion waive any late payment charge or penalty fees in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan.

                 SECTION 3.4.     Collection of Taxes, Assessments and Similar
Items.

                 (a) With respect to each Mortgage Loan (other than REO Mortgage Loans), the Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on such related Mortgaged Property, the status of insurance premiums payable with respect thereto and the amounts of Escrow Payments, if any, required in respect thereof. From time to time, the Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to each such Mortgaged Property prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of such Mortgage Loan. If a Borrower fails to make any such Escrow Payment on a timely basis or collections from such Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Servicer shall (in accordance with Section 3.8 with respect to the payment of insurance premiums) advance the amount necessary to effect payment of any such item, unless the Servicer, in its good faith business judgment, determines that such Advance would be a Nonrecoverable Advance. With respect to any Mortgage Loan as to which the related Borrower is not required to make Escrow Payments, if such Borrower fails to effect payment of any such bill, then, the Servicer shall (in accordance with Section 3.8 with respect to the payment of insurance premiums) advance the amount necessary to effect payment of any such bill on or before the applicable penalty or termination date unless, with respect to the payment of taxes and assessments, (x) the Servicer reasonably anticipates that such bill will be paid by the Borrower by the close of business on or before the penalty date, but in any event the Servicer shall make such advance (subject to clause (y) below) within 90 days after such date or within five Business Days after the Servicer has received confirmation that such item has not been paid, whichever


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
is earlier, or (y) the Servicer determines, in its good faith business judgment, that such Property Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Property Advances that it makes pursuant to the preceding sentence, with interest thereon at the Advance Rate, from amounts received on or in respect of the Mortgage Loan respecting which such Property Advance was made or if such Property Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.6 of this Agreement. No costs incurred by the Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

                 (b) The Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within one (1) Business Day after receipt. The Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments in which amounts on deposit in such Escrow Account have been invested pursuant to
Section 3.7(b) and any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of the related Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts and shall be entitled, "Midland Loan Services, L.P., as Servicer, in trust for LaSalle National Bank, as Trustee in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, and Various Borrowers." Withdrawals from an Escrow Account may be made by the Servicer only:

                 (i) to effect timely payments of items with respect to which Escrow Payments are required pursuant to the related Mortgage;

                 (ii) to transfer funds to the Collection Account to reimburse the Servicer, the Trustee or the Fiscal Agent, as applicable, for any Advance relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

                 (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

                 (iv) to clear and terminate such Escrow Account upon the termination of this Agreement;

                 (v) to pay from time to time to the Servicer any interest or investment income earned on funds deposited in such Escrow Account pursuant to Section 3.7(b) to the extent (a) permitted by law and (b) not required to be paid to the related Borrower under the terms of the related Mortgage Loan or


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
                          by law, or to pay such interest or income to the related Borrower if such income is required to paid to the related Borrower under law or by the terms of the related Mortgage Loan;

                 (vi) to remit to the related Borrower the Financial and Lease Reporting Fee as and when required pursuant to the related Mortgage; and

                 (vii) to remove any funds deposited in such Escrow Account that were not required to be deposited therein.

                 SECTION 3.5.     Collection Account; Distribution Account.

                 (a) The Servicer shall establish and maintain the Collection Account in the Trustee's name, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. The Servicer shall deposit or cause to be deposited in the Collection Account within one Business Day following receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans:

                 (i) all payments on account of principal on the Mortgage Loans, including the principal component of Unscheduled Payments on the Mortgage Loans;

                 (ii) all payments on account of interest and Default Interest on the Mortgage Loans and the interest portion of all Unscheduled Payments and all Prepayment Premiums;

                 (iii)    any amounts required to be deposited pursuant to
                          Section 3.7(b) in connection with losses realized on Permitted Investments with respect to funds held in the Collection Account and pursuant to Section 3.25 in connection with Prepayment Interest Shortfalls;

                 (iv) (x) all Net REO Proceeds transferred from an REO Account pursuant to Section 3.17(b) and (y) all Condemnation Proceeds, Insurance Proceeds and Net Liquidation Proceeds not required to be applied to the restoration or repair of the related Mortgaged Property;

                 (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses or Property Advances made pursuant to Section 3.4;

                 (vi) any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer or the Special Servicer, including, without limitation, proceeds of any purchase or repurchase of a Mortgage Loan pursuant to Section 2.3(d) or (e), Section 3.18 or Section 9.1 hereof; and


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
                 (vii) all amounts collected in respect of the Seaport Participation Interest.

                 The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, late fees, Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans. In the event that the Servicer deposits in the Collection Account any amount not required to be deposited therein, the Servicer may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

                 (b) The Trustee shall establish and maintain the Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders. The Distribution Account shall be established and maintained as an Eligible Account.

                 (c) Funds in the Collection Account and the Distribution Account may be invested in Permitted Investments in accordance with the provisions of Section 3.7. The Servicer shall give written notice to the Trustee of the location and account number of the Collection Account and shall notify the Trustee in writing prior to any subsequent change thereof.

                 SECTION 3.6.     Permitted Withdrawals from the Collection
Account.

                 The Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

                 (i) to remit to the Trustee, for deposit in the Distribution Account, the amounts required to be deposited in the Distribution Account pursuant to
                          Section 4.6;

                 (ii) to pay or reimburse the Servicer, the Trustee or the Fiscal Agent for Advances, the right of the Servicer, the Trustee or the Fiscal Agent to reimburse itself pursuant to this clause (ii) being limited to either
                          (x) any collections on or in respect of the particular Mortgage Loan or REO Property respecting which each such Advance was made, or (y) any other amounts in the Collection Account in the event that such Advances have been deemed to be Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan or REO Property after a Final Recovery Determination;

                 (iii) to pay to the Servicer, the Trustee or the Fiscal Agent the Advance Interest Amount;


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                 (iv)     to pay on or before each Remittance Date to the
                          Servicer and the Special Servicer, as applicable, as compensation, the unpaid Servicing Fee and Special Servicing Fee, respectively, in respect of the related Distribution Date (in each case, reduced up to the amount of any Prepayment Interest Shortfalls with respect to such Distribution Date, in accordance with Section 3.25), to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loans, and to pay from time to time, to the Servicer any interest or investment income earned on funds deposited in the Collection Account, and to pay to the Servicer as additional Servicing Compensation any Prepayment Interest Surplus received in the preceding Collection Period and to pay to the Servicer or the Special Servicer, as applicable, any other amounts constituting Servicing Compensation;

                 (v) to pay on or before each Distribution Date to the Depositor, the Mortgage Loan Seller, Midland L.P. or the purchaser of any Specially Serviced Mortgage Loan or REO Property, as the case may be, with respect to each Mortgage Loan or REO Property that has previously been purchased or repurchased by it pursuant to Section 2.3(d), 2.3(e), Section 3.18 or
                          Section 9.1, all amounts received thereon during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

                 (vi) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.6, to reimburse or pay the Servicer, the Special Servicer, the Trustee, the Depositor and/or the Fiscal Agent for unpaid items incurred by or on behalf of such Person pursuant to the second sentence of Section 3.1(f), the second sentence of Section 3.7(c), Section 3.8(a), Section 3.10, Section 3.12(d), Section 3.17(a), (b) and (c),
                          Section 3.18(a), 6.3, 7.4, 8.5(d), 9.1(d) or Section
                          10.7, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

                 (vii) to deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.5;

                 (viii) to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; and

                 (ix) to clear and terminate the Collection Account pursuant to Section 9.1.


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                 The Servicer shall keep and maintain separate accounting, on a
Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (ii) - (viii) above.

                 The Servicer shall pay to the Trustee or the Special Servicer from the Collection Account (to the extent permitted by clauses (i)-(viii) above) amounts permitted to be paid to the Trustee or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee or a Servicing Officer of the Special Servicer, as applicable, describing the item and amount to which the Trustee or the Special Servicer is entitled. The Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

                 The Trustee, the Special Servicer and the Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of Servicing Compensation, Advances (subject to the limitation set forth in Section 3.6(ii)) and their respective expenses (including Advance Interest Amounts) hereunder to the extent such expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement.

                 SECTION 3.7. Investment of Funds in the Collection Account, the Distribution Account and the Reserve Accounts.

                 (a) The Servicer (or with respect to any REO Account, the Special Servicer) may direct (or, with respect to the Distribution Account, cause the Trustee to direct) any depository institution maintaining the Collection Account, the Distribution Account, any REO Account or (subject to applicable laws and the related Mortgage Loan Documents) any Reserve Accounts (each, for purposes of this Section 3.7, an "Investment Account") to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are requited to be withdrawn from such Investment Account pursuant to this Agreement; provided, however, that all investments in the Distribution Account, including those payable on demand, shall mature no later than the Business Day prior to the next Distribution Date. Any direction by the Servicer (or with respect to an REO Account, the Special Servicer) to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Reserve Account, the Servicer shall act upon the written request of the related Borrower or Manager to the extent the Servicer is required to do so under the terms of the related Mortgage Loan, provided that in the absence of appropriate written instructions from such Borrower or Manager meeting the requirements of this
Section 3.7, the Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such Reserve Accounts. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the sole control of the Servicer or the Special Servicer, as applicable, as an independent contractor to the Trust Fund) over each such investment and


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
any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer or the Special Servicer or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer or the Special Servicer, as applicable, shall:

                          (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                          (y) demand payment of all amounts due thereunder promptly upon determination by the Servicer or the Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

                 (b) All income and gain realized from investment of funds deposited in the Collection Account, the Distribution Account and any Reserve Account as to which the related Borrower is not entitled to interest thereon shall be for the benefit of the Servicer (other than income or gain realized from investment of funds on deposit in the Distribution Account made by the Trustee on the Business Day prior to any Distribution Date that matures on such Distribution Date) and all income and gain realized from investment of funds deposited in any REO Account shall be for the benefit of the Special Servicer and, other than with respect to the Distribution Account, may be withdrawn by the Servicer or the Special Servicer, as applicable, from time to time in accordance with Section 3.6 and Section 3.17(b), as applicable. The Servicer may request that the Trustee withdraw and remit to the Servicer all amounts due to it with respect to the Distribution Account pursuant to the preceding sentence. The Servicer shall deposit from its own funds in the Collection Account and the Distribution Account, as the case may be, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss and the Special Servicer shall deposit from its own funds in any REO Account the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss. The Servicer shall also deposit into each Reserve Account any amounts representing losses on Permitted Investments in which such Reserve Accounts have been invested, except to the extent that amounts are invested for the benefit of the Borrower under applicable law or the terms of the related Mortgage Loan. The income and gain realized from investment of funds deposited in any Reserve Account shall be paid from time to time to the related Borrower to the extent required under the Mortgage Loan or applicable law.

                 (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs


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in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing at least 51% of the aggregate Voting Rights of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Servicer may take such action at its own cost and expense.

SECTION 3.8. Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

                 (a) The Servicer on behalf of the Trustee, as mortgagee, shall use its best efforts in accordance with the Servicing Standard to cause the related Borrower to maintain for each Mortgage Loan (other than REO Mortgage Loans), and if the Borrower does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) to the extent the Trustee as mortgagee has an insurable interest and to the extent available at commercially reasonable rates, (A) fire and hazard insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (i) one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (ii) the outstanding principal balance of the related Mortgage Loan or such other amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance and to prevent the Trustee thereunder from being deemed to be a co-insurer, (B) insurance providing coverage against 12 months of rent interruptions and (C) such other insurance (including public liability insurance) as provided in the related Mortgage Loan. The Special Servicer shall maintain, to the extent available at commercially reasonable rates, fire and hazard insurance from a Qualified Insurer with extended coverage on each REO Property in an amount which is at least equal to one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation. The Special Servicer shall maintain (subject to the provisions of this Agreement regarding Nonrecoverable Advances), to the extent available at commercially reasonable rates, with respect to each REO Property (A) public liability insurance providing such coverage against such risks as the Servicer or the Special Servicer, as applicable, determines, consistent with the related Mortgage and the Servicing Standard, to be in the best interests of the Trust Fund, and shall cause to be maintained with respect to each REO Property (B) insurance providing coverage against 12 months of rent interruptions, and (C) such other insurance as provided in the related Mortgage Loan to the extent available at commercially reasonable rates and in the case of each of (A), (B), and (C) from a Qualified Insurer. In the case of any insurance otherwise required to be maintained pursuant to this section that is not being so maintained because the Servicer or the Special Servicer, as applicable, has deemed that it is not available at commercially reasonable rates, the Servicer or the Special Servicer, as applicable, shall deliver an Officer's Certificate to the Trustee detailing the steps that the Servicer or the Special Servicer, as applicable, took in seeking such insurance and the factors which led to its determination that such insurance is not so available. Any amounts collected by the Servicer or the Special


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
Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Borrower in accordance with the terms of the related Mortgage) shall be deposited into the Collection Account pursuant to
Section 3.5, subject to withdrawal pursuant to Section 3.6. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance other than flood insurance is to be required of any Borrower or to be maintained by the Servicer other than pursuant to the terms of the related Mortgage Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance; provided, however, that each of the Servicer and the Special Servicer may maintain earthquake insurance. If the Mortgaged Property is located in a federally designated special flood hazard area, the Servicer will use its best efforts in accordance with the Servicing Standard to cause the related Borrower to maintain or will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance in respect thereof to the extent available at commercially reasonable rates. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If an REO Property is located in a federally designated special flood hazard area, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance in respect thereof providing substantially the same coverage as described in the preceding sentences. If at any time during the term of this Agreement a recovery under a flood or fire and hazard insurance policy in respect of an REO Property is not available but would have been available if such insurance were maintained thereon in accordance with the standards applied to Mortgaged Properties described herein, the Special Servicer shall (subject to the provisions of this Agreement concerning Nonrecoverable Advances) either (i) immediately deposit into the Collection Account from its own funds the amount that would have been recovered or (ii) apply to the restoration and repair of the property from its own funds the amount that would have been recovered, if such application would be consistent with the servicing standard set forth in Section 3.1(a); provided, however, that the Special Servicer shall not be responsible for any shortfall in insurance proceeds resulting from an insurer's refusal or inability to pay a claim. Costs to the Servicer of maintaining insurance policies pursuant to this Section 3.8 shall be paid by the Servicer as a Property Advance and shall be reimbursable to the Servicer with interest at the Advance Rate, which reimbursement may be effected under Section 3.6(vi); and costs to the Special Servicer of maintaining insurance policies pursuant to this Section 3.8 shall be paid and reimbursed in accordance with Section 3.17(b).

                 The Servicer and the Special Servicer agree to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under each related insurance policy maintained pursuant to this Section 3.8(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.


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
                 The Servicer (or with respect to any REO Property, the Special Servicer) shall require that all insurance policies required hereunder shall name the Trustee or the Servicer (or with respect to any REO Property, the Special Servicer), on behalf of the Trustee as the mortgagee, as loss payee and that all such insurance policies require that 30 days' notice be given to the Servicer before termination to the extent required by the related Mortgage Loan Documents.

                 (b)      (I)     If the Servicer or Special Servicer, as
applicable, obtains and maintains a blanket insurance policy with a Qualified Insurer at its own expense insuring against fire and hazard losses, 12-month rent interruptions or other required insurance on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations concerning the maintenance of such insurance coverage set forth in Section 3.8(a), it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer or Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on one or more of the related Mortgaged Properties a policy otherwise complying with the provisions of
Section 3.8(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Servicer or Special Servicer hereunder, as applicable, the Servicer and the Special Servicer each agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

                          (II)    If the Servicer or the Special Servicer, as
applicable, causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy, which policy is issued by a Qualified Insurer and provides no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.8(a), the Servicer or Special Servicer shall conclusively be deemed to have satisfied its obligations to maintain insurance pursuant to
Section 3.8(a). Such policy may contain a deductible clause, in which case the Servicer or Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.8(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

                 (c) Each of the Servicer and the Special Servicer shall maintain a fidelity bond in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan servicers. The Servicer or the Special Servicer, as applicable, shall


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
be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Servicer or the Special Servicer, as applicable. In addition, each of the Servicer and the Special Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans hereunder in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan servicers. Each of the Servicer and the Special Servicer shall cause each and every sub-servicer for it to maintain, or cause to be maintained by any agent or contractor servicing any Mortgage Loan on behalf of such subservicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Servicer or the Special Servicer pursuant to this Section 3.8(c). All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.8(c) shall be issued by a Qualified Insurer.

                 SECTION 3.9. Enforcement of Due-On-Sale Clauses; Assumption Agreements.

                 (a) If any Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which, by its terms:

                 (i) provides that such Mortgage Loan shall (or may at the related mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property, or

                 (ii) provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan is included in the Trust Fund, the Servicer or the Special Servicer, as applicable, on behalf of the Trust Fund, shall enforce such provision to the extent permitted under the terms of such Mortgage Loan, applicable law and governmental regulations, unless such provision is not enforceable under applicable law or enforcement thereof would result in a loss of insurance coverage under any related insurance policy or such enforcement is reasonably likely to result in meritorious legal action by the related Borrower or except to the extent that the Servicer or the Special Servicer, as applicable, acting in accordance with the Servicing Standard, determines that such enforcement would not be in the best interests of the Trust Fund. Subject to the foregoing, the Servicer or the Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom such Mortgaged Property has been or is about to be conveyed, or to release the original related Borrower from liability upon such Mortgage Loan and substitute the new Borrower as obligor thereon. To the extent permitted by law, the Servicer or the Special Servicer, as applicable, shall enter into an assumption or substitution agreement only if the credit status of the prospective new Borrower is in compliance with the Servicer's or the Special Servicer's, as applicable, regular commercial mortgage origination or servicing standards and criteria and the terms of the related Mortgage. The Servicer or the Special Servicer, as applicable, shall notify


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
the Trustee that any such assumption or substitution agreement has been completed by forwarding to the Trustee the original of such agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. In connection with any such assumption or substitution agreement, the Mortgage Rate, principal amount and other material payment terms (including any cross-collateralization and cross-default provisions) of such Mortgage Loan pursuant to the related Note and Mortgage shall not be changed, other than in connection with a default or reasonably foreseeable default with respect to the Mortgage Loan. Assumption Fees collected by the Servicer or the Special Servicer, as applicable, for entering into an assumption or substitution agreement will be retained by the Servicer or the Special Servicer, as applicable, as additional servicing compensation. Notwithstanding the foregoing, the Servicer or Special Servicer may consent to the assumption of a Mortgage Loan by a prospective new Borrower in a bankruptcy proceeding involving the related Mortgaged Property.

                 (b) If any Mortgage Loan contains a provision in the nature of a "due-on-encumbrance" clause, which, by its terms:

                 (i) provides that such Mortgage Loan shall (or may at the related mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on such Mortgaged Property, or

                 (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on such Mortgaged Property,

then, for so long as such Mortgage Loan is included in the Trust Fund, the Servicer or the Special Servicer, as applicable, on behalf of the Trust Fund, shall enforce such provision and in connection therewith shall (x) accelerate the payments due on such Mortgage Loan, or (y) withhold its consent to the creation of any such lien or other encumbrance, as applicable, except, in each case, to the extent that the Servicer or the Special Servicer, as applicable, acting in accordance with the Servicing Standard, determines that such enforcement would not be in the best interests of the Trust Fund and receives written confirmation from S&P that forbearance to enforce such provision shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by S&P to any Class of Certificates. Notwithstanding the foregoing, the Servicer or the Special Servicer, as applicable, may forbear from enforcing any due-on-encumbrance provision in connection with any junior or senior lien on the Mortgaged Property imposed in connection with any bankruptcy proceeding involving the Mortgaged Property.

                 (c) Nothing in this Section 3.9 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

                 (d) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.9, the Servicer or the Special Servicer, as applicable, shall not agree to modify,


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
waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.9(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note or Mortgage.

                 SECTION 3.10.    Realization Upon Mortgage Loans.

                 (a) With respect to any Specially Serviced Mortgage Loan, the Special Servicer shall determine, in accordance with the Servicing Standard, whether to grant a modification, waiver or amendment of the terms of such Specially Serviced Mortgage Loan, commence foreclosure proceedings or attempt to sell such Specially Serviced Mortgage Loan with reference to which course of action is reasonably likely to produce a greater recovery on a present value basis with respect to such Specially Serviced Mortgage Loan. Contemporaneously with the earliest of (i) the effective date of any modification, amendment, waiver or consent to a change of the stated maturity, Mortgage Rate, principal balance or amortization terms of any Specially Serviced Mortgage Loan, or any other term of a Mortgage Loan to the extent such modification, amendment, waiver or consent would constitute a ``significant'' modification under Section 1001 of the Code, including proposed Treasury regulations thereunder, as to which Mortgage Loan a default has occurred or is reasonably foreseeable, (ii) 90 days after the occurrence of any uncured payment delinquency, (iii) the date 180 days after a receiver is appointed in respect of a Mortgaged Property, or (iv) the date a Mortgaged Property becomes an REO Property, the Special Servicer shall obtain an appraisal of the Mortgaged Property securing any Mortgage Loan referred to in clause (i) or (ii) or such Mortgaged Property or REO Property, as the case may be, from an independent appraiser who is a member of the American Institute of Real Estate Appraisers (an "Updated Appraisal"), which appraisal shall be conducted in accordance with MAI standards.

                 Following a default by a Borrower in the payment of a Balloon Payment, the Special Servicer may grant successive extensions of up to 12 months each of the related Specially Serviced Mortgage Loan; provided that the Special Servicer shall not grant any such successive extension if, during the previous 12-month period (or the period since the beginning of the first such extension, if shorter), such Borrower was 60 days or more delinquent in the payment of any principal or interest required to be paid in any month; and provided further that if any extension is requested after the third successive extension has been granted, such further extension shall only be granted with the consent of the Extension Advisor in accordance with Section 3.26. The Special Servicer shall consider, among all relevant factors, any appraisal obtained in accordance with the preceding paragraph in determining whether to grant any such extension. The Special Servicer shall not grant any extension that permits such Borrower to make payments of interest only for a period, in the aggregate, of greater than 12 months.

                 (b) In connection with any foreclosure or other acquisition, the Servicer shall, at the direction of the Special Servicer, pay the costs and expenses in any such proceedings as an Advance unless the Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.6(ii) (or Section 3.6(iii), in the case of interest at the Advance Rate).


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
                 If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the related Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of such state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing such a deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee.

                 In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and Certificateholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 9.1) be considered to be a Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and the Scheduled Principal Balance of each REO Mortgage Loan shall be reduced by any Net REO Proceeds allocated to principal. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

                 (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Scheduled Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title, remain in effect; and

                 (ii) Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note in accordance with the terms of such Note. In the absence of such terms, Net REO Proceeds shall be deemed to have been received first in payment of the accrued interest that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan deemed to be due and payable in accordance with the terms of such Note and such amortization schedule. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan.

                 (c) Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:


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
                 (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

                 (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

                 (d) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership or other equity interest by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

                 (e) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

                          (A) such Mortgaged Property is in compliance with applicable environmental laws or, if not after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

                          (B) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after


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
         consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to such Mortgaged Property.

                 In the event that the environmental assessment list obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders to be conducted by an Independent Person who regularly conducts such tests. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this
Section 3.10.

                 (f) The environmental assessment contemplated by Section 3.10(f) shall be prepared by any Independent Person who regularly conducts environmental audits for purchasers of commercial properties located in the same general area as the Mortgaged Property with respect to which the Special Servicer is ordering such environmental assessment, as determined by the Special Servicer in a manner consistent with the Servicing Standard. The Servicer shall at the direction of the Special Servicer advance the cost of preparation of such environmental assessments unless the Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted pursuant to Section 3.6.

                 (g)      If the Special Servicer determines pursuant to
Section 3.10(f)(A) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property into compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(B) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (with due consideration to the avoidance of "mortgagee-in-possession,"
"owner" or "operator" status, as set forth in Section 3.10(f)), but only if the Trustee has mailed notice to the Holders of the Regular Certificates of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Trustee does not receive, within 30 days of such notification, instructions from the Holders of at least 51% of the aggregate Voting Rights of such Classes directing the Special Servicer not to take such action. None of the Trustee, the Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders unless the Certificateholders agree to indemnify the Trustee, the Servicer and the Special Servicer with respect to such action or inaction. None of the Special Servicer, Servicer or the Trustee shall be required to advance the cost of any such compliance, containment, clean-up or remediation and such expense shall be an expense of the Trust Fund.


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
                 (h) The Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property which is abandoned or foreclosed. The Special Servicer shall deliver a copy of any such report to the Trustee.

                 (i)      The costs of any appraisal obtained pursuant to this
Section 3.10 shall be paid by the Servicer as an Advance and shall be reimbursable (with interest thereon at the Advance Rate) from the Collection Account.

                 SECTION 3.11.    Trustee to Cooperate; Release of Mortgage
Files.

                 Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Servicer shall immediately notify the Trustee and the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.5(a) have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

                 From time to time upon request of the Servicer or the Special Servicer, and delivery to the Trustee and the Custodian of a Request for Release, the Trustee shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Servicer or the Special Servicer, as applicable. Upon receipt of (a) such Mortgage File (or portion thereof) by the Custodian from the Servicer or the Special Servicer, as applicable, or (b) in the event of a liquidation or conversion of the related Mortgage Loan into an REO Property, a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or Distribution Account have been so deposited, or that such Mortgage Loan has become an REO Property, the Custodian shall return the Request for Release to the Servicer or the Special Servicer, as applicable.

                 Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee's sale in respect of the Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the related Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by such Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the related Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.


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
                 SECTION 3.12.    Servicing Compensation and Trustee Fees.

                 (a) As compensation for its activities hereunder, the Servicer shall be entitled to the Servicing Fee, which shall be payable solely from receipts on the related Mortgage Loans, and may be withheld from payments on account of interest prior to deposit in the Collection Account, or may be withdrawn from amounts on deposit in the Collection Account as set forth in
Section 3.6(iv). The Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement. In addition, the Servicer shall be entitled to receive, as additional servicing compensation, any Prepayment Interest Surplus (subject to Section 3.25) and, to the extent permitted by applicable law and the related Notes and Mortgages, any late payment charges, late fees, Assumption Fees, loan modification fees, extension fees, Financial and Lease Reporting Fees (to the extent such fees are not required to be remitted to the related Borrower pursuant to the related
Note), loan service transaction fees, beneficiary statement charges, or similar items (but not including any Default Interest or Prepayment Premiums), in each case to the extent received, with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan and not required to be deposited or retained in the Collection Account pursuant to Section 3.5. The Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.7(b) to withdraw from the Collection Account and to receive from the Reserve Accounts (to the extent not required to be paid to the related Borrower pursuant to the related Mortgage Loan Documents or applicable law) any interest or other income earned on deposits therein.

                 As compensation for its activities hereunder, the Trustee shall be entitled to the Trustee Fee with respect to each Mortgage Loan, which shall be paid by the Servicer from its own funds without reimbursement therefor. The Trustee shall pay the routine fees and expenses of the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent. The Trustee's rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee's responsibilities and obligations under this Agreement.

                 Except as otherwise provided herein, the Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder and the Trustee shall pay all expenses incurred by it in connection with its activities hereunder.

                 (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.6(iv). The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. The Special Servicer shall also be entitled pursuant to, and to the extent provided in,
Section 3.7(b) to withdraw from any REO Account any interest or other income earned on deposits therein.

                 In addition, the Special Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Notes and

Mortgages, any late payment charges, late fees, Assumption Fees, loan modification fees, extension fees, Financial and Lease Reporting Fees (to the extent such fees are not required to be remitted to the related Borrower pursuant to the related Note), loan service transaction fees, beneficiary statement charges, or similar items (but not including any Default Interest or Prepayment Premiums), in each case to the extent received with respect to any Specially Serviced Mortgage Loan and not required to be deposited or retained in the Collection Account pursuant to Section 3.5.

                 Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

                 (c) In addition to other Special Servicer compensation provided for in this Agreement, and not in lieu thereof, the Special Servicer shall be entitled to the Disposition Fee payable out of the Liquidation Proceeds prior to the deposit of the related Net Liquidation Proceeds in the Collection Account.

                 (d) The Servicer, the Special Servicer and the Trustee shall be entitled to reimbursement from the Trust Fund for the unanticipated costs and expenses incurred by them in the performance of their duties under this Agreement which are ``unanticipated expenses incurred by the REMIC'' within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.6(vi).

                 (e) No provision of this Agreement or of the Certificates shall require the Servicer, the Special Servicer, the Trustee or the Fiscal Agent to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Servicer, Special Servicer, Trustee or the Fiscal Agent, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

                 If the Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Servicer's, the Special Servicer's or the Trustee's good faith business judgment, require the assistance of Independent legal counsel or other consultant to the Servicer, the Special Servicer or the Trustee, the cost of which would not be an expense of the Trust Fund hereunder, then the Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Servicer's, the Special Servicer's or Trustee's expenses associated with such counsel or other consultant (including, without limitation, posting an advance payment for such expenses) satisfactory to the Servicer, the Special Servicer or the Trustee, as the case may be, in its sole discretion. Unless


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such arrangements have been made, the Servicer, the Special Servicer or the
Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

                 SECTION 3.13. Reports to the Trustee; Collection Account Statements.

                 (a) The Servicer shall deliver to the Paying Agent, with a copy to the Trustee, the Fiscal Agent and each Rating Agency, no later than the third Business Day following each Determination Date, but in any event no later than the third Business Day prior to the related Distribution Date, (i) the Servicer Remittance Report with respect to such Determination Date (which shall include, without limitation, the amount of Pooled Available Funds for the related Distribution Date) and (ii) a written statement of required P&I Advances for the related Determination Date together with the certificate and documentation required by the definition of Nonrecoverable Advance related to any determination that any such P&I Advance would constitute a Nonrecoverable Advance made as of such Determination Date.

                 (b) For so long as the Servicer makes deposits into and withdrawals from the Collection Account, not later than fifteen days after each Distribution Date, the Servicer shall forward to the Trustee a statement prepared by the Servicer setting forth the status of the Collection Account as of the close of business on the last Business Day of the related Collection Period showing the aggregate amount of deposits into and withdrawals from the Collection Account for each category of deposit specified in Section 3.5 and each category of withdrawal specified in Section 3.6 for such Collection Period. The Trustee and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Servicer with respect to the Mortgage Loans and the performance of its duties hereunder.

                 (c) The Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Servicer or the Special Servicer pursuant to this Agreement.

                 SECTION 3.14.    Annual Statement as to Compliance.

                 The Servicer and the Special Servicer shall deliver to the Trustee and to the Depositor on or before March 31 of each year, beginning with March 31, 1997, an Officer's Certificate stating, as to each signatory thereof,
(i) that a review of the activities of the Servicer or the Special Servicer, as applicable, during the preceding calendar year (or such shorter period from the Closing Date to the end of the related calendar year) and of its performance under this Agreement has been made under such officer's supervision, (ii) that, to the best of such officer's knowledge, based on such review, it has fulfilled all of its obligations under this Agreement throughout such year (or such shorter period), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer, the nature and status thereof and what action it proposes to take with respect thereto, (iii) that, to the best of such officer's knowledge, each sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, or, if there has been a material default in the fulfillment of such obligations, specifying each such default known to such officer and the nature and status


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thereof, and (iv) whether it has received any notice regarding qualification, or challenging the status, of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the IRS or any other governmental agency or body.

                 SECTION 3.15. Annual Independent Public Accountants' Servicing Report.

                 On or before March 31 of each year, beginning with March 31, 1997, the Servicer and the Special Servicer at its expense shall cause a firm of nationally recognized Independent public accountants (who may also render other services to the Servicer or the Special Servicer, as applicable) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee and to the Depositor, to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans under this Agreement and that, on the basis of such examination conducted substantially in compliance with generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC, such servicing has been conducted in compliance with this Agreement except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for FHLMC require it to report, in which case such exceptions and errors shall be so reported.

                 SECTION 3.16.    Access to Certain Documentation.

                 (a) The Servicer and the Special Servicer shall provide to any Certificateholders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer or the Special Servicer, as applicable.

                 (b) In connection with the solicitation of bids to purchase the Mortgage Loans pursuant to Section 9.1(d), the Servicer and the Special Servicer shall provide each Qualified Offeror who has paid the non-refundable deposit required pursuant to Section 9.1(d)(vi) with access to all documents that the Auction Agent considers material to prospective purchasers in connection with their evaluation of the purchase of the Mortgage Loans and shall cooperate with the Auction Agent in order to facilitate prospective purchasers' due diligence in accordance with the Auction Procedures, including without limitation the provision of facilities in which copies of each Mortgage File may be reviewed, provision of facilities for the photocopying of documents relating to Mortgages in return for payment of expenses of such photocopying, cooperation in arranging access to Mortgaged Properties and such other matters as the Auction Agent may reasonably request; provided, however, that the Servicer or the Special Servicer, as applicable, shall be entitled to be compensated by Qualified Offerors for its costs of providing such access, cooperation and facilities.


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                 (c)      Nothing in this Section 3.16 shall detract from the
obligation of the Servicer or the Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers or the Mortgage Loans, and the failure of the Servicer or the Special Servicer, as applicable, to provide access as provided in this Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

                 SECTION 3.17.    Title and Management of REO Properties.

                 (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund. The Special Servicer shall maintain accurate records with respect to each related REO Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on such REO Property and the status of insurance premiums payable with respect thereto.
The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property within two years after the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer, on behalf of the Lower-Tier REMIC, has applied for and received an extension of such two-year period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund), addressed to the Special Servicer and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which case the Special Servicer shall sell such REO Property within such two-year period as extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trust Fund prior to the last day of the period (taking into account extensions) within which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

                 (b) The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders, and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. The


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
Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "LaSalle National Bank, as Trustee, in trust for Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF- 2, REO Account." The Special Servicer shall be entitled to any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.7(b). The Special Servicer shall deposit or cause to be deposited in the related REO Account within one Business Day after receipt all REO Proceeds received by it with respect to any REO Property (other than Liquidation Proceeds), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

                 (i) all insurance premiums due and payable in respect of such REO Property;

                 (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

                 (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore such REO Property, including any property management fees.

                 To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Servicer (or, in the event the Servicer is unable to perform, the Trustee or Fiscal Agent) shall make an Advance equal to the amount of such shortfall unless the Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted pursuant to Section 3.6. The Special Servicer shall remit to the Servicer from each REO Account for deposit in the Collection Account on a monthly basis prior to the related Remittance Date the Net REO Proceeds received or collected from the related REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in such REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

                 Notwithstanding the foregoing, the Special Servicer shall not:

                 (i) permit the Trust Fund to enter into, renew or extend any New Lease if the New Lease, by its terms, will give rise to any income that does not constitute Rents from Real Property;

                 (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;


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
                 (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

                 (iv) Directly Operate or perform any construction work on, or allow any Person (other than an Independent Contractor) to Directly Operate or perform any construction work on, any REO Property on, any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

                 The Special Servicer shall be required to contract with an Independent Contractor for the operation and management of any REO Property within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of such REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

                 (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

                 (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

                 (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and


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
                 (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

                 The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

                 (c) Promptly following any acquisition by the Trust Fund of an REO Property, the Special Servicer shall obtain (i) an update of any appraisal performed pursuant to Section 3.10 which is more than 12 months old, or (ii) to the extent that an appraisal has not been obtained pursuant to such Section, an appraisal of such REO Property by an Independent appraiser familiar with the area in which such REO Property is located in order to determine the fair market value of such REO Property and shall notify the Depositor and the Trustee of the results of such appraisal. Any such appraisal shall be conducted in accordance with MAI standards and the cost thereof shall be an expense of the Trust Fund.

                 (d) When and as necessary, the Special Servicer shall send to the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.17(b).

                 SECTION 3.18. Sale of Specially Serviced Mortgage Loans and REO Properties.

                 (a) With respect to any Specially Serviced Mortgage Loan or REO Property which the Special Servicer has determined to sell in accordance with Section 3.10 or otherwise, the Special Servicer shall deliver to the Trustee an Officer's Certificate to the effect that the Special Servicer has determined to sell such Specially Serviced Mortgage Loan or REO Property in accordance with this Section 3.18. The Special Servicer may then offer to sell to any Person such Specially Serviced Mortgage Loan or such REO Property but shall, in any event, so offer to sell such REO Property no later than the time determined by the Special Servicer to be sufficient to result in the sale of such REO Property within the period specified in Section 3.17(a). The Special Servicer shall deliver such Officer's Certificate and give the Trustee not less than ten Business Days prior written notice of its intention to sell such Specially Serviced Mortgage Loan or REO Property, in which case the Special Servicer shall accept any offer received from any Person that is determined by the Special Servicer to be a fair price, as determined in accordance with
Section 3.18(b), for such Specially Serviced Mortgage Loan or REO Property if the offeror is a Person other than an Interested Person, or is determined to be such a price by the Trustee if the offeror is an Interested Person; provided, however, that the Trustee shall be entitled to engage at the expense of the Trust Fund, an Independent appraiser to determine whether the offer is a fair price. Notwithstanding anything to the contrary herein,


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neither the Trustee in its individual capacity nor any of its Affiliates, may make an offer or purchase any Specially Serviced Mortgage Loan or any REO Property pursuant hereto.

                 In addition, in the event that the Special Servicer receives more than one fair offer with respect to any Specially Serviced Mortgage Loan or REO Property, the Special Servicer may accept an offer that is not the highest fair offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable). In the event that the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and that the end of the two-year period referred to in
Section 3.17(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such two-year period in the manner described in Section 3.17(a); provided, however, that the Special Servicer shall use its best efforts in accordance with the Servicing Standard, to sell any REO Property no later than the day prior to the Determination Date immediately prior to the Scheduled Final Distribution Date.

                 (b) In determining whether any offer received represents a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Special Servicer or the Trustee may conclusively rely on the opinion of an Independent appraiser or other expert in real estate matters retained by the Special Servicer or the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any Specially Serviced Mortgage Loan or any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, the appraisal obtained pursuant to Section 3.10(a) and, as applicable, among other factors, the period and amount of any delinquency on such Specially Serviced Mortgage Loan, the physical (including environmental) condition of the related Mortgaged Property or such REO Property, the state of the local economy and the Trust Fund's obligation to dispose of any REO Property within the time period specified in Section 3.17(a).

                 (c) Subject to the provisions of Section 3.17, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith. Any sale of a Specially Serviced Mortgage Loan or any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Servicer, the Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund), and, if such sale is consummated in accordance with the duties of the Special Servicer, the Servicer, the Depositor and the Trustee pursuant to the terms of this Agreement, no such Person who so performed shall have any liability to the Trust Fund or any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.


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                 (d)      Net Liquidation Proceeds related to any such sale
shall be promptly, and in any event within one Business Day following receipt thereof, deposited in the Collection Account in accordance with Section 3.5(a)(iv).

                 SECTION 3.19.    Inspections.

                 The Servicer (or, with respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected (at its own expense) each Mortgaged Property at such times and in such manner as are consistent with the Servicing Standard, but in any event (i) inspect each Mortgaged Property at least once every 12 months commencing in January 1997 unless each of the Rating Agencies has confirmed in writing that a longer period between inspections shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates; (ii) if the Servicer or the Special Servicer retains any Financial and Lease Reporting Fees pursuant to
Section 3.12, each related Mortgaged Property shall be inspected by the Servicer or the Special Servicer, as applicable, as soon as practicable thereafter, except to the extent such Mortgaged Property has been inspected by the Servicer or the Special Servicer within the immediately preceding 120 days; and (iii) if any Monthly Payment becomes more than 60 days delinquent (without giving effect to any grace period permitted under the related Note or Mortgage), each related Mortgaged Property shall be inspected by the Special Servicer (at its own expense) as soon as practicable thereafter.

                 SECTION 3.20.    Available Information and Notices.

                 The Servicer or the Special Servicer, if applicable, shall promptly give notice to the Trustee, who will copy each Certificateholder, each Rating Agency, the Depositor and the Mortgage Loan Seller of (a) any notice from a Borrower or insurance company regarding an upcoming voluntary or involuntary prepayment (including that resulting from a casualty or condemnation) of all or part of the related Mortgage Loan (provided that a request by a Borrower or other party for a quotation of the amount necessary to satisfy all obligations with respect to a Mortgage Loan shall not, in and of itself, be deemed to be such notice); and (b) of any other occurrence known to it with respect to a Mortgage Loan or REO Property that the Servicer or the Special Servicer determines, in accordance with the Servicing Standard, would have a material effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material effect (provided that any extension of the term of any Mortgage Loan shall be deemed to have a material effect).

                 Neither the Servicer nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or otherwise for inclusion in any such notice, and the Servicer, the Special Servicer and the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein, including any liability related to the inclusion of such information in any report filed with the Commission.


                                       86
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                 In addition to the other reports and information made
available and distributed to the Depositor, the Trustee or the Certificateholders pursuant to other provisions of this Agreement, the Servicer and the Special Servicer shall, in accordance with such reasonable rules and procedures as it may adopt (which may include the requirement that an agreement governing the availability, use and disclosure of such information be executed to the extent the Servicer or the Special Servicer, as applicable, deems such action to be necessary or appropriate), also make available any information relating to the Mortgage Loans, the Mortgaged properties or the Borrower for review by the Depositor, the Trustee, the Certificateholders and any other Persons to whom the Servicer or the Special Servicer, as the case may be, believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by any documents related to a Mortgage Loan.

                 The Trustee shall also make available at its offices primarily responsible for administration of the Trust Fund, during normal business hours, for review by the Depositor, any Certificateholder, any Person identified to the Trustee by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Trustee believes such disclosure is appropriate, the following items: (i) this Agreement, (ii) all monthly statements to Certificateholders delivered since the Closing Date pursuant to
Section 4.2(a), (iii) all annual statements as to compliance delivered to the Trustee and the Depositor pursuant to Section 3.14 and (iv) all annual Independent accountants' reports delivered to the Trustee and the Depositor pursuant to Section 3.15. The Servicer or the Special Servicer, as appropriate, shall make available at its offices during normal business hours, for review by the Depositor, the Trustee, any Certificateholder, any Person identified to the Servicer or the Special Servicer, as applicable, by a Certificateholder as a prospective transferee of a Certificate and any other Persons to whom the Servicer or the Special Servicer, as applicable, believes such disclosure is appropriate, the following items: (i) the inspection reports prepared by or on behalf of the Servicer or the Special Servicer, as applicable, in connection with the property inspections conducted by the Servicer or the Special Servicer, as applicable, pursuant to Section 3.19, (ii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer and (iii) any and all Officer's Certificates and other evidence delivered to the Trustee and the Depositor to support the Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance, in each case except to the extent doing so is prohibited by applicable laws or by any documents related to a Mortgage Loan. Copies of any and all of the foregoing items shall be available from the Servicer, the Special Servicer or the Trustee, as applicable, upon request. The Servicer, the Special Servicer and the Trustee shall be permitted to require payment (other than from any Rating Agency) of a sum sufficient to cover the reasonable costs and expenses incurred by it in providing copies of or access to any information requested in accordance with the previous sentence.

                 The Servicer shall, on behalf of the Trust Fund, prepare, sign and file with the Commission any and all reports, statements and information respecting the Trust Fund which the Servicer or the Trustee determines are required to be filed with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act, each such report, statement and information to be filed on or prior to the required filing date for such report, statement or information. Notwithstanding the foregoing, the Depositor shall file with the Commission, within fifteen days of the Closing Date, a Current Report on Form 8-K together with this Agreement.


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
                 Neither the Servicer not the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or a third party that is included in any report, statement or information filed with the Commission, and both the Servicer and the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein resulting from such information.

                 SECTION 3.21.    Reserve Accounts.

                 The Servicer shall administer each Reserve Account in accordance with the related Note, Mortgage and Loan Agreement.

                 SECTION 3.22.    Property Advances.

                 (a) The Servicer (or, to the extent provided in Section 3.22(b), the Trustee or the Fiscal Agent) shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof. For purpose of calculating distributions to the Certificateholders, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

                 (b) The Servicer shall notify the Trustee and the Fiscal Agent in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be financially unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it should be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if no such date is specified, then within one Business Day following such notice, the Trustee shall pay the amount of such Property Advance in accordance with such information and instructions. If the Trustee fails to make any Property Advance required to be made under this Section 3.22, the Fiscal Agent shall make such Advance on the same day the Trustee was required to make such Property Advance and, thereby, the Trustee shall not be in default under this Agreement.

                 (c) Notwithstanding anything herein to the contrary, none of the Servicer, the Trustee or the Fiscal Agent shall be obligated to make a Property Advance as to any Mortgage Loan or REO Property if the Servicer, the Trustee or the Fiscal Agent as applicable, determines that such Property Advance, if made, would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Servicer that a Property Advance, if made, would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Servicer hereunder.

                 (d) The Servicer, the Trustee and/or the Fiscal Agent, as applicable, shall be entitled to, and the Servicer hereby covenants and agrees to promptly seek and effect, the


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reimbursement of Property Advances to the extent permitted pursuant to Section
3.6(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances.

                 (e) The Servicer, the Trustee and/or the Fiscal Agent shall not be required to make a Property Advance for any amounts required to cure any failure of any Mortgaged Property to comply with the Americans with Disabilities Act of 1990, as amended, and all rules and regulations promulgated pursuant thereto, and, in the case of an REO Property, such amounts shall be an expense of the Trust Fund.

                 SECTION 3.23.    Appointment of Special Servicer.

                 (a) Lennar Partners, Inc. is hereby appointed as the initial Special Servicer to service each Specially Serviced Mortgage Loan.

                 (b) Certificateholders representing greater than 50% of the Voting Rights of the most subordinate Class of Regular Certificates outstanding at any time shall be entitled to remove the Special Servicer with or without cause and to appoint a successor Special Servicer, provided that each Rating Agency confirms to the Trustee in writing that such appointment shall not, in and of itself, cause a withdrawal, downgrading or qualification of the then-current ratings assigned to any Class of Certificates.

                 (c) The appointment of any such successor Special Servicer shall not relieve the Servicer, the Trustee or the Fiscal Agent of their respective obligations to make Advances as set forth herein. Any termination fee payable to the terminated Special Servicer (and it is hereby acknowledged that there is no such fee payable in the event of a termination of Lennar Partners, Inc. as Special Servicer) shall be paid by the Certificateholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

                 (d) No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing satisfactory to the Trustee and each of the Rating Agencies confirms to the Trustee in writing that such assumption shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates.

 SECTION 3.24. Transfer of Servicing Between Servicer and Special Servicer; Record Keeping.

                 (a) Upon determining that any Mortgage Loan has become a Specially Serviced Mortgage Loan, the Servicer shall immediately give notice thereof, together with a copy of the related Mortgage File, to the Special Servicer and shall use its best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting such Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto


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without acting through a sub-servicer.  The Servicer shall use its best efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan became a Specially Serviced Mortgage Loan and in any event shall continue to act as Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan that becomes a Specially Serviced Mortgage Loan, the
Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan to the Servicer. If Midland Loan Services, L.P. ceases to be the Servicer or Lennar Partners, Inc. ceases to be the Special Servicer, the remaining party of the two and the successor Servicer or Special Servicer, as applicable, may agree that, notwithstanding the preceding sentence, with respect to each Mortgage Loan that became a Specially Serviced Mortgage Loan, the Servicer shall instruct the related Borrower to remit all payments in respect of such Mortgage Loan to the Special Servicer, provided that the payee in respect of such payments shall remain the Servicer.

                 Upon determining that no event has occurred and is continuing with respect to a Mortgage Loan that causes such Mortgage Loan to be a Specially Serviced Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Servicer and upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan pursuant to the proviso to the definition of Specially Serviced Mortgage Loan, the Special Servicer's obligation to service such Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan as a Mortgage Loan that is not a Specially Serviced Mortgage Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to the last sentence of the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct such Borrower to remit all payments in respect of such Mortgage Loan that is no longer a Specially Serviced Mortgage Loan directly to the Servicer.

                 (b) In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall provide copies of all of the foregoing to the Servicer.

                 (c) Not later than the Business Day preceding each date on which the Servicer is required to furnish a report under Section 3.13 to the Trustee, the Special Servicer shall deliver to the Servicer a written statement describing, on a Mortgage Loan-by-Mortgage Loan basis, (1) the amount of all payments on account of interest received on each Specially Serviced Mortgage Loan; the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Mortgage Loan; the amount of Insurance Proceeds and Liquidation Proceeds received with respect to each Specially Serviced Mortgage Loan; and the amount of net income or net loss, as determined for management of a trade or business on, or the furnishing or rendering of a non-customary service to the tenants of, each REO Property that previously secured a Specially Serviced Mortgage Loan, in each case in accordance with Section


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3.17 and (2) such additional information relating to the Specially Serviced
Mortgage Loans as the Servicer reasonably requests to enable it to perform its duties under this Agreement.

                 (d) Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Servicer with any information reasonably required by the Servicer to perform its duties under this Agreement.

 SECTION 3.25. Adjustment of Servicing Compensation in Respect of Prepayment Interest Shortfalls.

                 (a) The aggregate amount of the Prepayment Interest Surplus and Servicing Fees (in that order) that the Servicer shall be entitled to receive with respect to all of the Mortgage Loans on each Distribution Date shall be offset on such Distribution Date by an amount equal to the aggregate of the Prepayment Interest Shortfalls for such Distribution Date with respect to all Mortgage Loans. The Servicer shall include the amount by which the aggregate Servicing Fees and Prepayment Interest Surplus is offset pursuant to this Section 3.25 as part of the Pooled Available Funds on such Distribution Date. The amount of any offset against the aggregate Servicing Fees and Prepayment Interest Surplus with respect to any Distribution Date under this
Section 3.25 shall be limited to the aggregate amount of the Servicing Fees and Prepayment Interest Surplus otherwise payable to the Servicer on such Distribution Date (without adjustment on account of Prepayment Interest Shortfalls) and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative. To the extent the Servicer shall already have withdrawn or withheld Servicing Compensation required to pay Prepayment Interest Shortfalls, the Servicer shall promptly deposit in the Collection Amount such amounts to the extent required to pay Prepayment Interest Shortfalls hereunder.

                 (b) To the extent that the Servicer and the Special Servicer are the same Person, the aggregate amount of the Special Servicing Fees that the Special Servicer shall be entitled to receive with respect to all of the Specially Serviced Mortgage Loans on each Distribution Date shall be offset on such Distribution Date by an amount equal to the excess of (X) the aggregate of the Prepayment Interest Shortfalls for such Distribution Date with respect to all Mortgage Loans over (Y) the amount of Servicing Fees offset against such Prepayment Interest Shortfalls in accordance with Section 3.25(a). The Servicer shall include the amount by which the aggregate Special Servicing Fee is offset pursuant to this Section 3.25 as part of the Pooled Available Funds on such Distribution Date. The amount of any offset against the aggregate Special Servicing Fee with respect to any Distribution Date under this Section 3.25 shall be limited to the aggregate amount of the Special Servicing Fees otherwise payable to the Special Servicer on such Distribution Date (without adjustment on account of Prepayment Interest Shortfalls) and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative.


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                 SECTION 3.26.    Extension Advisor.

                 The Special Servicer shall obtain the prior written approval of the Extension Advisor in respect of any proposed modification of a Mortgage Loan pursuant to Section 3.10(a) with respect to which three successive extensions shall have already been granted. The Special Servicer shall advise the Extension Advisor in a written report (in reasonable detail) if any such modification after the third successive previous extension of such Mortgage Loan with respect to a Specially Serviced Mortgage Loan is proposed and the Special Servicer shall grant such extension only if the Extension Advisor approves such extension in writing.

                 The Extension Advisory Fee shall be paid to the Extension Advisor, first from loan modification fees paid by the Borrower under the related Mortgage Loan as to which an extension was requested, and, to the extent that such loan modification fees are insufficient to pay the Extension Advisory Fee, any such shortfall shall be paid from the Servicing Compensation; provided that the reduction in Servicing Compensation shall be allocated equally between the Servicer and the Special Servicer.

                 The Extension Advisor may be replaced at any time by the Holders of 66-2/3% of the Voting Rights allocated to each Class of Regular Certificates, other than the most subordinate such Class of Regular Certificates, by written notice to the Extension Advisor, the Trustee and the Special Servicer. Notwithstanding anything to the contrary contained herein, in no event shall the Special Servicer be the Extension Advisor.


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                                  ARTICLE IV

                      DISTRIBUTIONS TO CERTIFICATEHOLDERS

            SECTION 4.1.   Distributions.

            (a) (I) On each Remittance Date, to the extent of Pooled Available Funds, amounts held in the Collection Account shall be withdrawn and remitted to the Trustee for deposit in the Distribution Account in the following amounts:

                  (i) First, pro rata (A) to the Class A-L-1 Interest in respect of interest, (1) the Interest Distribution Amount therefor, and (2) the aggregate unpaid Interest Shortfalls allocated to the Class A-L-1 Interest on any prior Distribution Date; (B) to the Class A-L-2 Interest in respect of interest, (1) the Interest Distribution Amount therefor, and (2) the aggregate unpaid Interest Shortfalls allocated to the Class A-L-2 Interest on any prior Distribution Date;
                           (C) to the Class B-L Interest in respect of interest,
                           (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class B Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class B-L Interest on any prior Distribution Date; (D) to the Class C-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class C Pass-Through Rate and
                           (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class C-L Interest on any prior Distribution Date; (E) to the Class D-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class D Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class D-L Interest on any prior Distribution Date; and (F) to the Class E-L Interest in respect of interest, (1) the portion of the Interest Distribution Amount therefor that is in excess of interest thereon at the Class E Pass-Through Rate and (2) a proportionate amount of any unpaid Interest Shortfalls allocated to the Class E-L Interest on any prior Distribution Date;

                  (ii) Second, to the Class A-L-1 Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

                  (iii) Third, to the Class A-L-1 Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple

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



                           interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (iv) Fourth, to the Class A-L-2 Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

                  (v) Fifth, to the Class A-L-2 Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (vi) Sixth, to the Class B-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class B Pass-Through Rate and
                           (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class B-L Interest on any prior Distribution Date;

                  (vii) Seventh, after the Certificate Balance of the Class A-L Interest has been reduced to zero, to the Class B-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding

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



                           clause, until the Certificate Balance of the Class B-L Interest is reduced to zero;

                  (viii) Eighth, to the Class B-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (ix) Ninth, to the Class C-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class C Pass-Through Rate and
                           (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class C-L Interest on any prior Distribution Date;

                  (x) Tenth, after the Certificate Balance of the Class B-L Interest has been reduced to zero, to the Class C-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class C-L Interest is reduced to zero;

                  (xi) Eleventh, to the Class C-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect




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



                           of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xii) Twelfth, to the Class D-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class D Pass-Through Rate and
                           (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class D-L Interest on any prior Distribution Date;

                  (xiii) Thirteenth, after the Certificate Balance of the Class C-L Interest has been reduced to zero, to the Class D-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class D-L Interest is reduced to zero;

                  (xiv) Fourteenth, to the Class D-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xv) Fifteenth, to the Class E-L Interest, in respect of interest, (A) the portion of the Interest Distribution Amount therefor that is equal to interest thereon at the Class E Pass-Through Rate and
                           (B) a proportionate amount of the aggregate unpaid Interest Shortfalls allocated to the Class E-L Interest on any prior Distribution Date;

                  (xvi) Sixteenth, after the Certificate Balance of the Class D-L Interest has been reduced to zero, to the Class E-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding

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



                           clause, until the Certificate Balance of the Class E-L Interest is reduced to zero;

                  (xvii) Seventeenth, to the Class E-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xviii) Eighteenth, to the Class F-L Interest, in respect of interest, (A) the Interest Distribution Amount therefor and (B) the aggregate unpaid Interest Shortfalls allocated to the Class F-L Interest on any prior Distribution Date;

                  (xix) Nineteenth, after the Certificate Balance of the Class E-L Interest has been reduced to zero, to the Class F-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class F-L Interest is reduced to zero;

                  (xx) Twentieth, to the Class F-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;





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



                  (xxi) Twenty-First, to the Class G-L Interest, in respect of interest, (A) the Interest Distribution Amount therefor and (B) the aggregate unpaid Interest Shortfalls allocated to the Class G-L Interest on any prior Distribution Date;

                  (xxii) Twenty-Second, after the Certificate Balance of the Class F-L Interest has been reduced to zero, to the Class G-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class G-L Interest is reduced to zero;

                  (xxiii) Twenty-Third, to the Class G-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxiv) Twenty-Fourth, to the Class H-L Interest, in respect of interest, (A) the Interest Distribution Amount therefor and (B) the aggregate unpaid Interest Shortfalls allocated to the Class H-L Interest on any prior Distribution Date;

                  (xxv) Twenty-Fifth, after the Certificate Balance of the Class G-L Interest has been reduced to zero, to the Class H-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class H-L Interest is reduced to zero;

                  (xxvi) Twenty-Sixth, to the Class H-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not

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



                           including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interest and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxvii) Twenty-Seventh, to the Class J-L Interest, in respect of interest, (A) the Interest Distribution Amount therefor and (B) the aggregate unpaid Interest Shortfalls allocated to the Class J-L Interest on any prior Distribution Date;

                  (xxviii) Twenty-Eighth, after the Certificate Balance of the
                           Class H-L Interest has been reduced to zero, to the Class J-L Interest, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance of the Class J-L Interest is reduced to zero;

                  (xxix) Twenty-Ninth, if such Remittance Date occurs after the EC Maturity Date, to (i)the Class H-L Interest,
                           (ii) the Class G-L Interest, (iii) the Class F-L Interest, (iv) the Class E-L Interest, (v) the Class D-L Interest, (vi) the Class C-L Interest, (vii) the Class B-L Interest, (viii) the Class A-L-2 Interest,
                           (ix) the Class A-L-1 Interest, and (x) the Class J-L Interest, in that order, in reduction of the Certificate Balance of each thereof, any remaining portion of Pooled Available Funds in the Collection Account, until the Certificate Balance of each has been reduced to zero; and

                  (xxx) Thirtieth, to the Class J-L Interest, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date following the Remittance Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Lower-Tier Regular Interests and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect




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



                           of any such interest and then in respect of any such unreimbursed Realized Loss; and

                  (xxxi) Thirty-First, to the Class LR Certificates, any Pooled Available Funds remaining in the Collection Account.

            (II) On each Remittance Date, the Trustee shall receive for deposit into the Distribution Account in respect of each Lower-Tier Regular Interest, distributions from amounts on deposit in the Collection Account in respect of Prepayment Premiums, if any, distributable to its Related Certificate (or (i) in the case of the Class A-L-1 Interest, amounts distributable to the Class A-1 Certificates and (ii) in the case of the Class A-L-2 Interest, amounts distributable to the Class A-2 Certificates) pursuant to Section 4.1(c)(I).

            (b) (I) On each Distribution Date, to the extent of amounts remitted to the Distribution Account pursuant to Section 4.1(a)(I), Holders of each Class of Certificates (other than the Class LR Certificates) shall receive distributions from amounts on deposit in the Distribution Account, up to the Pooled Available Funds for such Distribution Date, in the amounts and in the order of priority set forth below:

                  (i) First, to the Class A-1 Certificates, Class A-2 Certificates and Class A-EC Certificates, pro rata in accordance with the Class Interest Distribution Amount of each, up to an amount equal to the Class Interest Distribution Amount of each such Class for such Distribution Date;

                  (ii) Second, to the Class A-1 Certificates, Class A-2 Certificates and Class A-EC Certificates, pro rata in accordance with the Class Interest Shortfall of each, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (iii) Third, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

                  (iv) Fourth, after the Certificate Balance of the Class A-1 Certificates has been reduced to zero, to the Class A-2 Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof is reduced to zero;

                  (v) Fifth, to the Class A-1 Certificates and the Class A-2 Certificates, pro rata, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss

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



                        was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class A-1 Certificates and the Class A-2 Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                 (vi) Sixth, to the Class B Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                 (vii) Seventh, to the Class B Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                 (viii) Eighth, after the Certificate Balance of the Class A-2
                        Certificates has been reduced to zero, to the Class B Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                 (ix) Ninth, to the Class B Certificates, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class B Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                 (x) Tenth, to the Class C Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                 (xi) Eleventh, to the Class C Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

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



                 (xii) Twelfth, after the Certificate Balance of the Class B Certificates has been reduced to zero, to the Class C Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                 (xiii) Thirteenth, to the Class C Certificates, for the
                        unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class C Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                 (xiv) Fourteenth, to the Class D Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                 (xv) Fifteenth, to the Class D Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                 (xvi) Sixteenth, after the Certificate Balance of the Class C Certificates has been reduced to zero, to the Class D Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                 (xvii) Seventeenth, to the Class D Certificates, for the
                        unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class D Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xviii) Eighteenth, to the Class E Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (xix) Nineteenth, to the Class E Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (xx) Twentieth, after the Certificate Balance of the Class D Certificates has been reduced to zero, to the Class E Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                  (xxi) Twenty-First, to the Class E Certificates, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class E Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxii) Twenty-Second, to the Class F Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (xxiii) Twenty-Third, to the Class F Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (xxiv) Twenty-Fourth, after the Certificate Balance of the Class E Certificates has been reduced to zero, to the Class F Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                  (xxv) Twenty-Fifth, to the Class F Certificates, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class F Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxvi) Twenty-Sixth, to the Class G Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (xxvii) Twenty-Seventh, to the Class G Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (xxviii) Twenty-Eighth, after the Certificate Balance of the
                           Class F Certificates has been reduced to zero, to the Class G Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                  (xxix) Twenty-Ninth, to the Class G Certificates, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class G Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxx) Thirtieth, to the Class H Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (xxxi) Thirty-First, to the Class H Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (xxxii) Thirty-Second, after the Certificate Balance of the Class G Certificates has been reduced to zero, to the Class H Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                  (xxxiii) Thirty-Third, to the Class H Certificates, for the unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class H Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss;

                  (xxxiv) Thirty-Fourth, to the Class J-2 Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (xxxv) Thirty-Fifth, to the Class J-2 Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (xxxvi) Thirty-Sixth, after the Certificate Balance of the Class H Certificates has been reduced to zero, to the Class J-1 Certificates, in reduction of the Certificate Balance thereof, the

                           Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;

                  (xxxvii) Thirty-Seventh, if such Distribution Date occurs
                           after the EC Maturity Date, to (i) the Class H Certificates, (ii) the Class G Certificates, (iii) the Class F Certificates, (iv) the Class E Certificates, (v) the Class D Certificates, (vi) the Class C Certificates, (vii) the Class B Certificates,
                           (viii) the Class A-2 Certificates and the Class Class A-1 Certificates, pro rata, and (x) the Class J-1 Certificates, in that order, in reduction of the Certificate Balance of each thereof, any remaining portion of Pooled Available Funds in the Distribution Account, until the Certificate Balance of each has been reduced to zero; and

                 (xxxviii) Thirty-Eighth, to the Class J-1 Certificates, for the
                           unreimbursed amounts of Realized Losses, if any, together with simple interest thereon at a rate equal to 10.00% per annum from the date on which such unreimbursed Realized Loss was allocated (or the date on which interest was last paid) to, but not including, the Distribution Date on which distributions in respect of such unreimbursed Realized Loss are made pursuant to this subparagraph, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to the Class J-1 Certificates and interest thereon, provided that any distribution pursuant to this subparagraph shall be deemed to be distributed first in respect of any such interest and then in respect of any such unreimbursed Realized Loss.

All references to pro rata in the preceding clauses shall mean pro rata based on the amount distributable pursuant to such clause.

            Notwithstanding anything to the contrary in this Agreement, on each Distribution Date prior to the earlier of (i) the Senior Principal Distribution Cross-Over Date and (ii) the final Distribution Date in connection with the termination of the Trust Fund, all distributions of principal to the Class A-1 Certificates and the Class A-2 Certificates will be paid, first, to holders of the Class A-1 Certificates until the Certificate Balance of such Certificates is reduced to zero, and thereafter, to holders of the Class A-2 Certificates, until the Certificate Balance of such Certificates is reduced to zero. On each Distribution Date on and after the Senior Principal Distribution Cross-Over Date, and in any event on the final Distribution Date in connection with the termination of the Trust Fund, distributions of principal on the Class A-1 Certificates and the Class A-2 Certificates will be paid to holders of such two Class of Certificates, pro rata in accordance with their respective Certificate Balances outstanding immediately prior to such Distribution Date, until the Certificate Balance of each such Class of Certificates is reduced to zero.

            (II) On each Distribution Date, amounts remaining in the Distribution Account following the distributions to the Certificates pursuant to
Section 4.1(b) and (c) shall be distributed to the Class R Certificates.

            (c) On each Distribution Date, following the distribution from the Collection Account to the Distribution Account pursuant to Section 4.1(a)(II), the Paying Agent shall make distributions of Prepayment Premiums with respect to any Principal Prepayments received in the related Collection Period from amounts deposited in the Distribution Account pursuant to Section 4.6(b)(i) as follows:

            (I) On each Distribution Date up to and including the EC Maturity Date, Prepayment Premiums received with respect to Yield Maintenance Loans during the Yield Maintenance Period for such Yield Maintenance Loans, shall be distributed to the Holders of the Certificates outstanding on such Distribution Date, in the following amounts and order of priority:

                  (i) First, to the Class of Certificates which is entitled to distributions in respect of principal on such Distribution Date (other than pursuant to clause thirty-seventh of Section 4.1(b)(I)), an amount equal to (A) the present value (discounted at the Discount Rate) of the principal and interest distributions that would have been paid in respect of such Class of Certificates from the Distribution Date occurring in the following month until the Certificate Balance of such Class of Certificates would have been reduced to zero had the related prepayment not occurred (and assuming no other prepayments were made), less (B) the present value (discounted at the Discount Rate) of the principal and interest distributions that will be paid in respect of such Class of Certificates from the Distribution Date occurring in the following month until the Certificate Balance of such Class of Certificates is reduced to zero following such prepayment (assuming no further prepayments are made and no delinquencies or defaults occur) less (C) the amount of such prepayment; provided that if more than one Class of Certificates is entitled to distributions in respect of principal on such Distribution Date (other than pursuant to clause thirty-seventh of Section 4.1(b)(I)), the amount set forth herein shall be calculated for each such Class, and the amount of Prepayment Premiums shall be allocated among such Classes, pro rata in accordance with the amounts so calculated, up to an amount equal to the sum of such amounts so calculated; and

                (ii) Second, any remaining Prepayment Premiums following the distribution in clause First above, to the Class A-EC Certificates.

            (II) With respect to each Distribution Date up to and including the EC Maturity Date, any Prepayment Premiums received with respect to any Mortgage Loan that is not a Yield Maintenance Loan and any Prepayment Premiums received with respect to any Yield Maintenance Loan after the related Yield Maintenance Period will be allocated solely to the Class A-EC Certificates.

            (III) The Servicer will be entitled to receive as additional Servicing Compensation amount of any Prepayment Premiums received in any Collection Period subsequent to the Collection Period related to the EC Maturity Date.

            (IV) Notwithstanding the foregoing, Prepayment Premiums shall be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans in the related Collection Period.

            (d) The Certificate Balances of the Lower-Tier Regular Interests will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses with respect to such date. Any such write-offs will be applied to the Lower Tier Regular Interests: first, to the Class J-L Interest; second, to the Class H-L Interest; third, to the Class G-L Interest; fourth, to the Class F-L Interest; fifth, to the Class E-L Interest; sixth, to the Class D-L Interest; seventh, to the Class C-L Interest; eighth, to the Class B-L Interest; and ninth, to the Class A-L-1 Interest and the Class A-L-2 Interest, pro rata.

The Certificate Balances of the Certificates (other than the Class A-EC, Class J-2, Class R and Class LR Certificates) will be reduced without distribution on any Distribution Date, as a write-off, to the extent that, after allocation of Realized Losses in accordance with the preceding sentence, the Certificate Balance of any Class of Certificates exceeds the Certificate Balance of its Related Lower-Tier Regular Interest.

            (e) All amounts distributable to a Class of Certificates pursuant to this Section 4.1 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder holds Certificates with an aggregate initial Certificate Balance, Class A-EC Notional Balance or Class J-2 Notional Balance in excess of $5,000,000, and shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) maintained in the Borough of Manhattan that is specified in the notice to Certificateholders of such final distribution.

            (f) Except as otherwise provided in Section 9.1 with respect to an Anticipated Termination Date, the Trustee shall, no later than the fifteenth day of the month in the month preceding the Distribution Date on which the final distribution with respect to any Class of Certificates is expected to be made or such later day as the Trustee becomes aware that the final distribution with respect to any Class of Certificates is expected to be made on the succeeding Distribution Date, mail to each Holder of such Class of Certificates, on such day a notice to the effect that:

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



            (A) the Trustee reasonably expects, based upon information previously provided to it, that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified; and

            (B) if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

            Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such Distribution Date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.1(f) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive from such funds held the final distribution with respect thereto. If, within one year after the second notice, any of such Certificates shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining nontendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If, within two years after the second notice, any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor Trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Class LR Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(f). Any such amounts transferred to the Trustee may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Trustee. In the event the Trustee is permitted or required to invest any amounts in Permitted Investments under this Agreement, whether in its capacity as Trustee or in the event of its assumption of the duties of, or becoming the successor to, the Servicer in accordance with the terms of this Agreement, it shall invest such amounts in the following Permitted Investments and priority, in each case only for so long as any such investment shall continue to be a Permitted Investment: (1) Associates Corp. of North America Demand Notes, (2) GECC Demand Notes, (3) Dreyfus Treasury Prime Cash Management Plus and (4) if none of (1)-(3) above are available, Permitted Investments under clause (i) of the definition of Permitted Investments. The Trustee shall indemnify the related Certificateholders against any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss.

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            (g) Notwithstanding any provision in this Agreement to the contrary, the aggregate amount distributable to each Class pursuant to this Section 4.1 shall be reduced by the aggregate amount paid to any Person pursuant to Section
6.3 or Section 8.5(d), such reduction to be allocated among such Classes pro rata, based upon the respective amounts so distributable without taking into account the provision of this Section 4.1(g). Such reduction of amounts otherwise distributable to a Class shall be allocated first in respect of interest and second in respect of principal. For purposes of determining
Interest Shortfalls and Certificate Balances, the amount of any such reduction so allocated to a Class shall be deemed to have been distributed to such Class.

            SECTION 4.2. Statements to Rating Agencies and Certificateholders; Available Information; Information Furnished to Financial Market Publisher.

            (a) On each Distribution Date, the Trustee shall prepare and forward by mail to each Rating Agency and each Holder of a Certificate, with copies to the Depositor, Paying Agent, Servicer and Special Servicer, a statement as to such distribution setting forth for each Class, as applicable:

            (i) Principal Distribution Amount and the amount allocable to principal included in Pooled Available Funds;

            (ii) The Class Interest Distribution Amount distributable to such Class and the amount of Pooled Available Funds allocable thereto, together with any Class Interest Shortfall allocable to such Class;

            (iii) The amount of any P&I Advances by the Servicer, the Trustee or the Fiscal Agent included in the amounts distributed to such Certificateholder;

            (iv) The Certificate Balance of each Class of Certificates after giving effect to the distribution of amounts in respect of the Pooled Principal Distribution Amount on such Distribution Date;

            (v) Realized Losses and their allocation to the Certificate Balance of any Class of Certificates;

            (vi) The Scheduled Principal Balance of the Mortgage Loans as of the Due Date preceding such Distribution Date;

            (vii) The number and aggregate principal balance of Mortgage Loans
                  (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) as to which foreclosure proceedings have been commenced and (E) that otherwise constitute Specially Serviced Mortgage Loans, and, with respect to each Specially Serviced Mortgage Loan, the amount of Property Advances made during the related Collection Period, the amount of the P&I Advance made on such Distribution Date, the

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



                  aggregate amount of Property Advances theretofore made that remain unreimbursed and the aggregate amount of P&I Advances theretofore made that remain unreimbursed;

          (viii) With respect to any Mortgage Loan that became an REO Mortgage Loan during the preceding calendar month, the principal balance of such Mortgage Loan as of the date it became an REO Mortgage Loan;

            (ix) As of the Due Date preceding such Distribution Date, as to any REO Property sold during the related Collection Period, the date on which the Special Servicer made a Final Recovery Determination and the amount of the proceeds of such sale deposited into the Collection Account, and the aggregate amount of REO Proceeds and Net REO Proceeds (in each case other than Liquidation Proceeds) and other revenues collected by the Special Servicer with respect to each REO Property during the related Collection Period and credited to the Collection Account, in each case identifying such REO Property by name;

            (x) The outstanding principal balance of each REO Mortgage Loan as of the close of business on the immediately preceding Due Date and the appraised value of the related REO Property per the most recent Updated Appraisal obtained;

            (xi) The amount of the Servicing Compensation paid to the Servicer with respect to such Distribution Date, and the amount of the additional servicing compensation described in Section 3.12(a) that was paid to the Servicer with respect to such Distribution Date;

           (xii) The amount of any Special Servicing Fee or Disposition Fee paid to the Special Servicer with respect to such Distribution Date; and

           (xiii) (A) The amount of Prepayment Premiums, if any, received during the related Collection Period, and (B) the amount of Default Interest received during the related Collection Period and the Net Default Interest for such Distribution Date.

            In the case of information furnished pursuant to subclauses (i),
(ii), (iii) and (xiii)(A) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and for each Class of Certificates for a denomination of $1,000 initial Certificate Balance or Notional Balance.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate (except for a Class R or Class LR Certificate) and to each Rating Agency a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such

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



obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            On each Distribution Date, the Trustee shall forward to each Holder of a Class R or Class LR Certificate a copy of the reports forwarded to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Class R or Class LR Certificate a statement containing the information provided pursuant to the previous paragraph aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            In addition to the reports required to be delivered pursuant to this
Section 4.2(a), the Trustee shall make available upon request to each proposed transferee of a Privately Placed Certificate such additional information, if any, in its possession as may be required to permit the proposed transfer to be effected pursuant to Rule 144A.

            (b) On or within two Business Days following each Distribution Date, the Trustee shall prepare and furnish to the Financial Market Publisher and the Placement Agent, using the format and media mutually agreed upon by the Trustee, the Financial Market Publisher and the Placement Agent, the following information regarding each Mortgage Loan and any other information reasonably requested by the Placement Agent and available to the Trustee:

            (i)   an identifying loan number;

            (ii)  the Mortgage Rate; and

            (iii) the principal balance as of such Distribution Date.

The Trustee shall only be obligated to deliver the statements, reports and information contemplated by Section 4.2(a) and 4.2(b) to the extent it receives the necessary underlying information from the Servicer and shall not be liable for any failure to deliver any thereof on the prescribed Due Dates, to the extent such failure is caused by the Servicer's failure to deliver such underlying information in a timely manner. Nothing herein shall obligate the Trustee, the Servicer or the Special Servicer to violate (in the reasonable judgment of the Servicer, the Special Servicer or the Trustee, as appropriate) any applicable law or provision of any Mortgage Loan document prohibiting disclosure of information with respect to any Borrower and the failure of the Trustee, the Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

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            SECTION 4.3.   Compliance with Withholding Requirements.

            Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8 or Form W-9 or an acceptable substitute form or a successor form and who has informed the Trustee in writing that it is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(C) with respect to the Trust Fund or the Depositor, or (ii) an effective Form 4224 or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

            SECTION 4.4.   REMIC Compliance.

            (a) The parties intend that each of the Upper-Tier REMIC and the Lower-Tier REMIC shall constitute, and that the affairs of each of the Upper-Tier REMIC and the Lower-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each of the Upper-Tier REMIC and the Lower-Tier REMIC and shall on behalf of each of the Upper-Tier REMIC and the Lower-Tier
REMIC: (i) prepare, sign and file, or cause to be prepared and filed, all required Tax Returns for each of the Upper-Tier REMIC and the Lower-Tier REMIC, using a calendar year as the taxable year for each of the Upper-Tier REMIC and the Lower-Tier REMIC, when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the Internal Revenue Service and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.4 is then required by the REMIC Provisions in order to maintain the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;
(v) within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the

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Person that the holders of the Certificates may contact for tax information relating thereto (and the Trustee shall act as the representative of each of the Upper-Tier REMIC and the Lower-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date, to provide any information reasonably requested by the Trustee and necessary to make such filing); and (vi) maintain such records relating to each of the Upper-Tier REMIC and the Lower-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis. The Holder of the largest Percentage Interest in the Class R or Class LR Certificates shall be the tax matters person of the Upper-Tier REMIC or the Lower-Tier REMIC, respectively, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of each of the Upper-Tier REMIC and the Lower-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance thereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund. The Trustee shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Trustee knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Upper-Tier REMIC or the Lower-Tier REMIC or the imposition of tax on the Upper-Tier REMIC or the Lower-Tier REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Depositor or the Servicer or the Special Servicer which causes the Trustee to be unable to comply with any of clauses (i) through (vi) of the fifth preceding sentence or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Trustee shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" with the meaning of Code
Section 860F(a), unless the party seeking such action shall have delivered to the Trustee an Opinion of Counsel (at such party's expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Upper-Tier REMIC or the Lower-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC; and
(ii) exercise reasonable care not to allow the Trust Fund to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). Neither the Servicer, the Special Servicer nor the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences) for any failure by the Trustee to comply with the

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provisions of this Section 4.4. The Depositor, the Special Servicer and the
Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Depositor's, the Special Servicer's or the Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this Section 4.4.

            (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Servicer, the Depositor and the Class LR Certificateholders will exercise the right described in Section 9.1 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by the Depositor.

            SECTION 4.5.   Imposition of Tax on the Trust Fund.

            In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC or the Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to such REO Property (and until such taxes are paid, the Servicer from time to time shall withdraw from the Collection Account amounts reasonably determined by the Servicer to be necessary to pay such taxes, which the Servicer shall maintain in a separate, non-interest-bearing account, and the Servicer shall deposit in the Collection Account the excess determined by the Servicer from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from Pooled Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the Upper-Tier REMIC or the Lower-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, in a separate non-interest bearing account, (i) the net income from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to the Upper-Tier REMIC or the Lower-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax, such amounts to be segregated from the Collection Account with respect to any such net income of or contribution to the Lower-Tier REMIC and from the Distribution Account with respect to any such net income of or contribution to the Upper-Tier REMIC (and return the balance thereof, if any, to the Collection Account or the Distribution Account, as the case may be). To the extent that any such tax is paid to the Internal Revenue Service, the Trustee shall retain an equal amount from future amounts otherwise distributable

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to the Holders of the Class R or the Class LR Certificates as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates or Lower-Tier Regular Interests, as applicable, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Servicer, the Special Servicer nor the Trustee shall be responsible for any taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC, in either case, except to the extent such tax is attributable to a breach of a representation or warranty of the Servicer or the Special Servicer or an act or omission of the Servicer, the Special Servicer or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.3 in the case of the Servicer or Special Servicer or Section 4.4 or 8.1, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Servicer and the Special Servicer shall not be responsible for the Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Servicer or the Special Servicer.

            SECTION 4.6.   Remittances; P&I Advances.

            (a) For purposes of this Section 4.6, "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and for any month after the related Balloon Payment would have been due), the related Assumed Scheduled Payment and (B) if such Mortgage Loan is not described by the preceding clause (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment.

            (b) On the Remittance Date immediately preceding each Distribution Date, the Servicer shall:

                  (i) remit to the Trustee from the Collection Account for
            deposit in the Distribution Account an amount equal to the Prepayment Premiums received by the Servicer in the Collection Period preceding such Remittance Date;

                  (ii) remit to the Trustee from the Collection Account for
            deposit in the Distribution Account an amount equal to the Pooled Available Funds for such Distribution Date (excluding P&I Advances); and

                  (iii) make an advance, by deposit into the Collection Account, and remit such amount to the Distribution Account in an amount equal to the sum of the Applicable Monthly Payment for each Mortgage Loan, to the extent such amounts were not received on such Mortgage Loans as of the close of business on the Business Day immediately preceding the Remittance Date.

            (c) With respect to each Remittance Date, the Servicer shall determine (a) with respect to each Seriously Delinquent Loan, the excess, if any, of (x) the sum of the following amounts with respect to such Seriously Delinquent Loan: (i) the outstanding principal balance thereof that is due and payable; (ii) the interest portion of any unreimbursed P&I Advances with

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respect thereto; (iii) any unreimbursed Property Advances with respect thereto;
and (iv) any currently due and payable or delinquent property taxes with respect thereto over (y) the appraised value (as reflected in the related Updated Appraisal) thereof and (b) the sum of all amounts described in clause (a) (such sum, the "Anticipated Loss"). Notwithstanding Section 4.6(b)(iii), with respect to any Remittance Date, the Servicer shall make a P&I Advance with respect to any Seriously Delinquent Loan only to the extent that Pooled Available Funds for the related Distribution Date (exclusive of any P&I Advance with respect to any Seriously Delinquent Loans) are insufficient to make distributions to all Classes of Lower-Tier Regular Interests and all Classes of Certificates pursuant to Section 4.1(a)(I) and Section 4.1(b)(I), respectively, other than, in each case, the most subordinate Class then outstanding and any other Class as to which the aggregate of the Certificate Balances of all Classes subordinate to such Class does not equal or exceed the Anticipated Loss. In the event that, with respect to any Remittance Date, more than one Mortgage Loan is a Seriously Delinquent Loan, the Servicer shall designate on its records the specific Seriously Delinquent Loans as to which any P&I Advance shall be deemed to have been made. Any such designation of P&I Advances to specific Seriously Delinquent Loans shall be made, first, among Seriously Delinquent Loans (excluding any REO Mortgage Loans) as to which the related Borrower is delinquent only in the payment of Monthly Payments; second, among Seriously Delinquent Loans (excluding REO Mortgage Loans) as to which the related Borrower is delinquent in the payment of a Balloon Payment; and third, among Seriously Delinquent Loans that are REO Mortgage Loans; provided, however, that any such designation shall be made first to those Seriously Delinquent Loans in respect of which the Servicer reasonably determines that such P&I Advance is most likely to be recoverable.

            (d) Any amount advanced by the Servicer pursuant to Section 4.6(b)(iii) shall constitute a P&I Advance for all purposes of this Agreement and the Servicer shall be entitled to reimbursement thereof pursuant to 3.6(ii). The Servicer shall further be entitled to Advance Interest Amounts accrued on the amount of any such P&I Advance at the Advance Rate and shall be entitled to payment or reimbursement thereof pursuant to 3.6(iii).

            (e) If, as of 5:00 p.m., New York City time, on any Remittance Date the Servicer shall not (i) have made the P&I Advance required to have been made on such date pursuant to Section 4.6(b)(iii) or (ii) delivered the certificate and documentation related to a determination of nonrecoverability, the Trustee shall immediately notify the Fiscal Agent by telephone promptly confirmed in writing, and the Trustee shall no later than 10:00 a.m., New York City time, on such Distribution Date deposit into the Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Servicer. If the Trustee fails to make any P&I Advance required to be made under this Section 4.6, the Fiscal Agent shall make such P&I Advance not later than 11:00 a.m., New York City time, on such Distribution Date and, thereby, the Trustee shall not be in default under this Agreement.

            (f) Anything to the contrary in this Agreement notwithstanding, none of the Servicer, the Trustee or the Fiscal Agent shall be obligated to make a P&I Advance as to any Monthly Payment or Assumed Scheduled Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.6 if the Servicer, the Trustee or the Fiscal

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Agent, as applicable, determines that such advance will be a Nonrecoverable
Advance. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance. The Trustee and the Fiscal Agent, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Servicer hereunder.

            (g) The Servicer, the Trustee or the Fiscal Agent, as applicable, shall be entitled to, and hereby covenants and agrees to promptly seek and effect, the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.6(ii) of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.6(iii).

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                                   ARTICLE V

                               THE CERTIFICATES

            SECTION 5.1.   The Certificates.

            The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J-1 Certificates and the Class J-2 Certificates, the Class R Certificates and the Class LR Certificates.

            The Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12, A-14 and A-13
respectively. The Certificates of each Class will be issuable in definitive physical form only, registered in the name of the holders thereof; provided, however, that in accordance with Section 5.3 beneficial ownership interests in the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E and Class F Certificates shall initially be represented by Book-Entry Certificates held and transferred through the book-entry facilities of the Securities Depository, in minimum denominations of authorized initial Certificate Balance or notional amount (except with respect to the Class R and Class LR Certificates), as described in the succeeding table. The Book-Entry Certificates shall be in minimum denominations of $100,000 and multiples of $1,000 in excess thereof and the Certificates other than Book-Entry Certificates shall be in minimum denominations of $100,000 and multiples of $1 in excess thereof, except one Certificate of each such Class may be issued which represents a different initial Certificate Balance or Notional Balance to accommodate the remainder of the initial Certificate Balance or related Notional amount. Each Certificate will share ratably in all rights of the related Class. The Class R and LR Certificates shall each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

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



                                Aggregate Denominations
                             of all Certificates of Class
             Minimum      (in initial Certificate Balance or
Class      Denomination        initial Notional Balance)
-----      ------------        -------------------------
 A-1        $100,000                 $ 75,000,000
 A-2         100,000                 $ 65,040,000
A-EC         100,000                 $222,286,173.25
  B          100,000                 $  8,891,000
  C          100,000                 $ 13,337,000
  D          100,000                 $  8,892,000
  E          100,000                 $ 15,560,000
  F          100,000                 $  5,557,000
  G          100,000                 $ 12,226,000
  H          100,000                 $ 11,114,000
 J-1         100,000                 $  6,669,173.25
 J-2         100,000                 $  6,669,173.25

            Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Trustee or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-14 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            SECTION 5.2.   Registration, Transfer and Exchange of Certificates.

            (a) The Trustee shall keep or cause to be kept at the Corporate Trust Office books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be

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registered in the Certificate Register. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Servicer, the Special Servicer, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.2(c), (d), (e) and (f). Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders.

            (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Section 5.2(c), (d), (e) and (f), the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.2(e). Each Certificate surrendered for registration of transfer shall be cancelled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.2 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Section 5.2(c), (d), (e) and (f).

            (c) The exchange, transfer and registration of transfer of Individual Certificates that are Privately Placed Certificates shall be subject to the restrictions set forth below (in addition to the provisions of Section 5.2(d), (e) and (f)):

            (i) The Certificate Registrar shall register the transfer of an Individual Certificate that is a Privately Placed Certificate if the requested transfer is being made to a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A; or

            (ii) The Certificate Registrar shall register the transfer of an Individual Certificate that is a Privately Placed Certificate (other than a Class R or Class LR Certificate), if prior to the transfer, the transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, (2) an Opinion of Counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act, and (3) a written undertaking by the transferor to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar




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                  may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (d) Subject to the restrictions on transfer and exchange set forth in this Section 5.2, the Holder of one or more Certificates may transfer or exchange the same in whole or in part (with a Certificate Balance equal to any authorized denomination) by surrendering such Certificate at the Corporate Trust Office or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.2, following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at the Corporate Trust Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or the Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or the Holder in the case of exchange) to such address as the transferee or the Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Certificate Balance and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (e) Individual Certificates may only be transferred to Eligible Investors as described herein. In the event the Certificate Registrar shall determine that an Individual Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall void such transfer, if permitted under applicable law.

            (f) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.2 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            (g) Subject to Section 5.2(d), transfers of the Class R and Class LR Certificates may be made only in accordance with this Section 5.2(g). The Certificate Registrar shall register the transfer of a Class R or Class LR Certificate if (x) the transferor has advised the Certificate Registrar in writing that the Certificate is being transferred to a Qualified

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Institutional Buyer; and (y) prior to transfer the transferor furnishes to the
Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as they may reasonably be required to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (h) Neither the Depositor, the Servicer, the Special Servicer, the Trustee nor the Certificate Registrar is obligated to register or qualify any Class of Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Depositor, the Servicer, the Special Servicer, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not exempt from the registration requirements of the Act or is not made in accordance with such federal and state laws.

            (i) No transfer of any Ownership Interest in a Subordinate Certificate shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan subject to any federal, state or local law ("Similar Law"), which is to a material extent, similar to the foregoing provisions of ERISA or the Code (collectively, a "Plan") or (ii) an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Subordinate Certificates, other than using assets of its general account in circumstances whereby such transfer and the subsequent holding of the Certificate would not constitute or result in a prohibited transaction within the meaning of Section 406 or 407 of ERISA, Section 4975 of the Code, or any Similar Law. Each prospective transferee of a Subordinate Certificate is shall deliver to the Depositor, the Certificate Registrar and the Trustee, (a) a transfer or representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above, or (b) an Opinion of Counsel which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase or holding of the Subordinate Certificate will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility or prohibited transaction provisions of ERISA, the Code, or any Similar Law will not constitute or result in a prohibited transaction within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code, and will not subject the Servicer, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code), which Opinion of Counsel shall not be an expense of the Trustee, the Trust Fund, the Servicer, the Special Servicer, Certificate Registrar or the Depositor. Neither the Trustee, the Servicer, the Special Servicer, nor the Certificate Registrar will register a Class R or Class LR Certificate in any Person's name unless such Person has provided the letter referred to in clause (a) above. Any transfer of a Subordinate Certificate that would violate, or result in a prohibited transaction under, ERISA or Section 4975 of the Code shall be deemed absolutely null and void ab initio.

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            (j)   Each Person who has or acquires any Ownership Interest in a
Class R Certificate or a Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Class R Certificate or a Class LR Certificate are expressly subject to the following provisions:

            (i) Each Person acquiring or holding any Ownership Interest in a Class R Certificate or a Class LR Certificate shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including as a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.2(j)(i) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

            (ii) No Ownership Interest in a Class R Certificate or a Class LR Certificate may be transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize a proposed Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate or a Class LR Certificate, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest in a Class R Certificate or a Class LR Certificate, as applicable , it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including as a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (v) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.2(j) and (y) other than


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                  in connection with the initial issuance of the Class R and
                  Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

            (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

            Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest in a Class R Certificate or a Class LR Certificate, or such agent thereof, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent thereof such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent thereof referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

            SECTION 5.3.   Book-Entry Certificates.

            (a) The Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates and the Class F Certificates shall, in the case of each such Class, initially be issued as one or more Book-Entry Certificates registered in the name of the Securities Depository or its nominees and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Securities Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interest in and to such Certificates through the book-entry facilities of the Securities Depository and, except as provided in subsection (c) below, shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the

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Securities Depository Participant or brokerage firm representing each such
Certificate Owner. Each Securities Depository Participant shall only transfer the Ownership Interests in the Book- Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Securities Depository's normal procedures. Neither the Certificate Registrar nor the Trustee shall have any responsibility to monitor or restrict the transfer of Ownership Interests in Book-Entry Certificates through the book-entry facilities of the Securities Depository.

            (b) The Trustee, the Servicer, the Special Servicer, the Fiscal Agent and the Certificate Registrar may for all purposes, including the making of payments due on the Book- Entry Certificates, deal with the Securities Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Securities Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Securities Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Securities Depository of such record date.

            (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Securities Depository is no longer willing or able to properly discharge its responsibilities with respect to any Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Securities Depository with respect to any Class of the Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Securities Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Class of the Book-Entry Certificates by the Securities Depository, accompanied by registration instructions from the Securities Depository for registration of transfer, the Trustee shall execute, and the Certificate Registrar shall authenticate and deliver, the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-EC Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates and the Class F Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            SECTION 5.4.   Mutilated, Destroyed, Lost or Stolen Certificates.

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            If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be requited by it to save it, be Trustee and the Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            SECTION 5.5.   Appointment of Paying Agent.

            The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.1. The Trustee shall cause such Paying Agent, if other than the Trustee or the Servicer, to execute and deliver to the Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Servicer and the Trustee that such Paying Agent will hold all sums held by it for payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to such Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. The Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "BBB" by each Rating Agency, unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates.

            SECTION 5.6.   Access to Certificateholders' Names and Addresses.

            (a) If any Certificateholder (for purposes of this Section 5.6, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicant proposes to transmit, then the Certificate Registrar shall, at the expense of such Applicant, within ten Business Days after the receipt of such application, transmit such communication to the Certificateholders as of the most recent Record Date; provided, however, if such communication relates to performance by the Servicer, the Special Servicer or the Trustee of its duties hereunder, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date.

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            (b) Every Certificateholder, by receiving and holding its
Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            SECTION 5.7.   Actions of Certificateholders.

            (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Depositor, the Special Servicer or the Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Depositor, the Special Servicer and the Servicer, if made in the manner provided in this Section.

            (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

            (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Depositor, the Special Servicer or the Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

            (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.7 as it shall deem necessary.

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                                   ARTICLE VI

              THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

            SECTION 6.1. Liability of the Depositor, the Servicer and the Special Servicer.

            The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

            SECTION 6.2. Merger or Consolidation of the Servicer and Special Servicer.

            Subject to the third paragraph of this Section 6.2, the Servicer will keep in full effect its existence, rights and good standing as a limited partnership under the laws of the State of Missouri and will not jeopardize its ability to do business in each jurisdiction in which one or more of the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Subject to the following paragraph, the Special Servicer will keep in full effect its existence, rights and good standing as a corporation under the laws of the State of Florida and will not jeopardize its ability to do business in each jurisdiction in which one or more of the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Specially Serviced Mortgage Loans and to perform its respective duties under this Agreement.

            Each of the Servicer and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Servicer or the Special Servicer, as applicable hereunder, and shall be deemed to have assumed all of the liabilities of the Servicer or the Special Servicer, as applicable hereunder, if each of the Rating Agencies has confirmed in writing that such merger, consolidation or transfer and succession shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of Certificates.

            SECTION 6.3. Limitation on Liability of the Depositor, the Servicer and Others.

            Neither the Depositor, the Servicer, the Special Servicer, the Extension Advisor nor any of the directors, officers, employees or agents of the Depositor or the Servicer or the Special Servicer or the Extension Advisor (or any general partner of the Servicer or, if applicable, the Special Servicer or the Extension Advisor) shall be under any liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of

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any action, in good faith pursuant to this Agreement, or for errors in judgment;
provided, however, that this provision shall not protect the Depositor or the Servicer or the Special Servicer or any Extension Advisor or any such Person against any breach of warranties or representations made herein, or against any specific liability imposed on the Servicer or the Special Servicer or any Extension Advisor for a breach of the Servicing Standard, or against any liability which would otherwise be imposed by reason of its respective willful misfeasance, bad faith, fraud or negligence in the performance of its duties or by reason of reckless disregard of its respective obligations or duties hereunder. The Depositor, the Servicer, the Special Servicer and any Extension Advisor and any director, officer, employee or agent of the Depositor, the Servicer, the Special Servicer and any Extension Advisor (or the general partner of the Servicer or, if applicable, the Special Servicer or any Extension
Advisor) may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person with respect to any matters arising hereunder. The Depositor, the Servicer, the Special Servicer and any Extension Advisor and any director, officer, employee or agent of the Depositor, the Servicer or the Special Servicer or any Extension Advisor (or the general partner of the Servicer or, if applicable, the Special Servicer or any Extension Advisor) shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (i) incurred by reason of its respective willful misfeasance, bad faith, fraud or negligence or (in the case of the Servicer or Special Servicer or any Extension Advisor) a breach of the Servicing Standard in the performance of its respective duties or by reason of reckless disregard of its respective obligations or duties hereunder; or (ii) imposed by any taxing authority which loss, liability or expense is not specifically reimbursable pursuant to the terms of this Agreement or which results from a breach (other than a breach with respect to which the Servicer or Special Servicer or any Extension Advisor, as applicable, would have no liability under the standard set forth in the first sentence of this paragraph) by the Servicer, the Special Servicer, the Extension Advisor or the agents of any of them of its obligations hereunder. Neither the Depositor nor the Servicer nor the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor or the Servicer or the Special Servicer or any Extension Advisor may in its discretion undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any liability related to the Servicer's or the Special Servicer's obligations under Section 3.1(a)) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.6(vi) of this Agreement.

            SECTION 6.4. Limitation on Resignation of the Servicer and of the Special Servicer.

            Each of the Servicer and the Special Servicer may assign its respective rights and delegate its respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of its mortgage servicing or asset management portfolio,

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provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be satisfactory to the Trustee, (B) shall be (I) an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of a servicer of mortgage loans or (II) a Person resulting from a merger, consolidation or succession that is permitted under Section 6.2, and (C) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as applicable, under this Agreement from and after the date of such agreement;
(ii) as evidenced by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Regular Certificates in effect immediately prior to such assignment and delegation will not be qualified, downgraded or withdrawn as a result of such assignment and delegation; (iii) the Servicer or the Special Servicer, as applicable, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4; and (iv) the rate at which the Servicing Fee (or any component thereof) is calculated shall not exceed the rate in effect prior to such assignment and delegation. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Servicer or Special Servicer hereunder, as applicable.

            Except as provided in this Section 6.4, neither the Servicer nor the Special Servicer shall resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Servicer's expense) to such effect delivered to the Trustee.

            No resignation or removal of the Servicer or the Special Servicer, as applicable, as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Servicer or the Special Servicer, as applicable, shall have assumed the Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder.

            SECTION 6.5. Rights of the Depositor and the Trustee in Respect of the Servicer and the Special Servicer.

            Each of the Servicer and the Special Servicer shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, each of the Servicer and the Special Servicer shall furnish to the Depositor and the Trustee its most recent financial statements and such other information in its possession regarding its business, affairs, property and condition, financial or otherwise, as the party requesting such information, in its reasonable judgment, determines to be relevant to the performance of the obligations hereunder of the Servicer or the Special Servicer. Neither the Depositor nor the Trustee shall have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and neither such Person is obligated to supervise the performance of the Servicer or the Special Servicer under this Agreement or otherwise.

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                                   ARTICLE VII

                                     DEFAULT

            SECTION 7.1.   Events of Default.

            "Event of Default", wherever used herein, means any one of the following events:

            (i) any failure by the Servicer to remit to the Collection Account or any failure by the Servicer to remit to the Trustee for deposit into the Distribution Account any amount required to be so remitted by the Servicer pursuant to and in accordance with the terms of this Agreement; or

            (ii) any failure on the part of the Servicer or Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements, or the breach of any representations or warranties provided herein on the part of the Servicer or the Special Servicer which materially and adversely affects the interests of the Certificateholders, the Servicer, the Special Servicer or the Trustee with respect to any Mortgage Loan and which, in either event, continues unremedied for a period of 30 days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Servicer or Special Servicer by the Depositor or the Trustee, or to the Servicer or Special Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights of any Class affected thereby; or

            (iii) confirmation in writing by any of the Rating Agencies that the then-current rating assigned to any Class of Certificates will be withdrawn, downgraded or qualified if the Servicer or Special Servicer is not removed as Servicer or Special Servicer hereunder; or

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or Special Servicer and such decree or order shall have remained in force, undischarged or unstayed, for a period of 60 days; or

            (v) the Servicer or Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of

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                  debt, marshalling of assets and liabilities or similar
                  proceedings of or relating to the Servicer or the Special Servicer, or of or relating to all or substantially all of the property of either the Servicer or the Special Servicer; or

            (vi) the Servicer or Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (vii) the Servicer shall fail to make any Advance required to be made by the Servicer hereunder (whether or not the Trustee or the Fiscal Agent makes such Advance);

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates, the Trustee shall, by notice in writing to the Servicer or the Special Servicer, as the case may be, terminate all of its respective rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights it may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination, and the right to the benefits of Section
6.3 notwithstanding any such termination); provided, however, that in the event the Servicer and the Special Servicer is the same Person, any termination of the Servicer shall constitute a termination of the Special Servicer and vice versa. On or after the receipt by the Servicer or the Special Servicer, as the case may be, of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section (notwithstanding any failure of the Trustee to satisfy the criterion set forth in Section 6.4) and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the defaulting Servicer or Special Servicer, as the case may be, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each of the Servicer and the Special Servicer, on behalf of itself, agrees in the event it is terminated pursuant to this Section 7.1 promptly (and in any event no later than ten Business Days subsequent to such notice) to provide, at its own expense, the Trustee with all documents and records requested by the Trustee to enable the Trustee to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Servicer or the Special Servicer to the Collection Account and any REO

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Account or Reserve Account or thereafter be received with respect to the
Mortgage Loans, and shall promptly provide the Trustee or such successor Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the successor Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Servicer (or copies of the Mortgage Files relating to Specially Serviced Mortgage Loans to the Successor Special Servicer) and amending this Agreement to reflect such succession as Servicer or successor Special Servicer pursuant to this Section 7.1 shall be paid by the predecessor Servicer or Special Servicer upon presentation of reasonable documentation of such costs and expenses; provided, however, that if any such costs and expenses remain unpaid by the predecessor Servicer or Special Servicer within a reasonable time after presentation of such documentation, the Trustee may be reimbursed from the Collection Account for such unpaid costs and expenses, which shall be deemed to be expenses of the Trust Fund.

            SECTION 7.2.   Trustee to Act; Appointment of Successor.

            On and after the time the Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.1, the Trustee shall be its successor in such capacity in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Servicer or Special Servicer by the terms and provisions hereof; provided, however, that
(i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Servicer or of the Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the terminated party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by any successor hereunder. The appointment of a successor Servicer or Special Servicer shall not affect any liability of the predecessor Servicer or Special Servicer, as applicable, which may have arisen prior to its termination as Servicer or Special Servicer. The Trustee shall not be liable for any of the representations and warranties of the Servicer or of the Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or Special Servicer, as applicable, or for any losses incurred in respect of any Permitted Investment by the Servicer pursuant to Section 3.7 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee as successor Servicer or Special Servicer shall be entitled to all Servicing Compensation relating to the Mortgage Loans that accrue after the date of the Trustee's succession to which the Servicer or Special Servicer would have been entitled if the Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances made by the Trustee (and accrued and unpaid interest thereon) shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall,

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if it is unable to so act, or if the Holders of Certificates entitled to at least 51% of the aggregate Voting Rights so request in writing to the Trustee, or if (x) neither the Trustee nor the Fiscal Agent is rated by each Rating Agency in one of its two highest long-term debt rating categories or (y) the Trustee is not listed on S&P's list of approved servicers, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution, the appointment of which will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any Class of Certificates as evidenced in writing by each Rating Agency, as the successor to the Servicer or Special Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Servicer or Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the terminated party hereunder. The Depositor, the Trustee, the Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            SECTION 7.3.   Notification to Certificateholders.

            (a) Upon any termination pursuant to Section 7.1 above or appointment of a successor to the Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates and to each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            SECTION 7.4.   Other Remedies of Trustee.

            During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.6(vi). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy,

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and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

            SECTION 7.5.   Waiver of Past Events of Default; Termination.

            The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates, waive any default by the Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to (including P&I Advances) or payments from the Collection Account or the Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

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                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            SECTION 8.1.   Duties of Trustee.

            (a) The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder by the Servicer, the Special Servicer, the Depositor, the Paying Agent or the Auction Agent. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall take action as it deems appropriate to have the instrument corrected.

            (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that the foregoing shall be subject to Section 8.2; and provided, further, that:

            (i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;




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            (ii)  The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 51% of the aggregate Voting Rights (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising or omitting to exercise any trust or power conferred upon the Trustee, under this Agreement; and

            (iv) The Trustee shall not be charged with knowledge of any failure by the Servicer or the Special Servicer to comply with the obligations of the Servicer or the Special Servicer referred to in clause (i) or (ii) of Section 7.1, or of any breach or occurrence referred to in clause (iii) through (viii) of
                  Section 7.1, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure, breach or occurrence. The Trustee shall be deemed to have actual knowledge of the Servicer's or the Special Servicer's failure to comply with its obligations listed in clause (i) of Section
                  7.1 or to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

            The Trustee, in its capacity as Trustee, shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the Trustee's opinion the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except pursuant to Sections 4.6 or 6.4 during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. The Trustee shall not be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement.

            SECTION 8.2.   Certain Matters Affecting the Trustee.

            (a)   Except as otherwise provided in Section 8.1:

            (i) The Trustee may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument,

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                  opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any such party or parties;

            (ii) The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (iii) (A) The Trustee shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act; provided, however, that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs;

            (iv) The Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 51% (or such other percentage as is specified herein) of the aggregate Voting Rights of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action.




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                  The reasonable expense of every such investigation shall be paid by the Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to the Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee's agents or attorneys appointed with due care by the Trustee hereunder.

            (b) Following the Start-up Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject either the Upper-Tier REMIC or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            The Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

            SECTION 8.3.  Trustee Not Liable for Certificates or Mortgage Loans.

            The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Fiscal Agent, the Servicer or the Special Servicer and the Trustee, the Fiscal Agent, the Special Servicer and the Servicer assume no responsibility for their correctness. The Trustee, the Fiscal Agent, the Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates, or any private placement memorandum or prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. The Trustee and the Fiscal Agent shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the

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foregoing, neither the Trustee nor the Fiscal Agent shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer pursuant to Section 7.2) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.2); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.2); the compliance by the Depositor, the Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom, it being understood that the Trustee only shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Servicer or the Special Servicer (other than, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.2) or any subservicer or any Borrower; any action of the Servicer or the Special Servicer (other than, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.2) or any subservicer taken in the name of the Trustee, except with respect to the Trustee, to the extent such action is taken at the express written direction of the Trustee; the failure of the Servicer or the Special Servicer or any subservicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee hereunder; or any action by or omission of the Trustee taken at the instruction of the Servicer or the Special Servicer (other than in each case, with respect to the Trustee only, if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.2) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Fiscal Agent of its obligation to perform its duties as specifically set forth in this Agreement. Under no circumstances shall the Fiscal Agent be liable under any of the circumstances described in the preceding sentence. The Trustee and the Fiscal Agent shall not be accountable for the use or application by the Depositor, the Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Servicer or the Special Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account, or the Distribution Account by the Depositor, the Servicer or the Special Servicer, other than in each case, with respect to the Trustee only, any funds held by the Trustee. The Trustee (unless the Trustee shall have become the successor Servicer) or the Fiscal Agent shall have no responsibility for (A) filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement, (B) seeing to any insurance, (C) seeing to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against any part of the Trust Fund, or (D) confirming or verifying the contents of any reports or certificates of the Servicer delivered to the Trustee pursuant to this Agreement believed by the Trustee to be

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genuine and to have been signed or presented by the proper party or parties. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.

            SECTION 8.4.   Trustee May Own Certificates.

            The Trustee and the Fiscal Agent in their individual capacities or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Servicer and the Special Servicer in banking transactions, with the same rights each would have if it were not Trustee or Fiscal Agent.

            SECTION 8.5.   Payment of Trustee's Fees and Expenses;
                           Indemnification.

            (a) The Servicer covenants and agrees to pay to the Trustee or any successor Trustee from time to time, and the Trustee or any successor Trustee shall be entitled to receive from the Servicer the Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee.

            (b) To the extent specifically permitted by Section 3.12(d), the Trustee shall be paid or reimbursed from the Trust Fund upon its request for expenses, disbursements and advances incurred or made by the Trustee pursuant to and in accordance with any of the provisions of this Agreement except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses.

            The Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Servicer or the Special Servicer, as applicable hereunder, pursuant to or otherwise arising from the resignation or removal of the Servicer or the Special Servicer, as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

            (c) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Servicer and the Special Servicer shall indemnify the Trustee and the Fiscal Agent and their respective Affiliates and each of the directors, officers, employees and agents of the Trustee, the Fiscal Agent and their respective Affiliates (each, an "Indemnified Party"), and hold each of them harmless against any, and all claims, losses, damages, penalties, fines, forfeitures,

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reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement related to each such party's respective willful misconduct, bad faith, fraud and/or negligence in the performance of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Servicer or the Special Servicer, any agent of the Servicer or the Special Servicer).

            (d) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) arising in respect of this Agreement or the Certificates, in each case to the extent, and only to the extent, such payments are expressly reimbursable under this Agreement or are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Trustee and (ii) those as to which such Indemnified Party is entitled to indemnification pursuant to
Section 8.5(c). The term "unanticipated expenses incurred by a REMIC" shall include any fees, expenses and disbursements of any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement, including, without limitation, under Section 2.3, Section 3.10, the third paragraph of Section 3.11, Section 8.11, Section 4.5, Section 5.1, and Section 7.1. The right of reimbursement of the Indemnified Parties under this Section 8.5(d) shall be senior to the rights of all Certificateholders.

            (e) Notwithstanding anything herein to the contrary, this Section
8.5 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

            (f) This Section 8.5 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

            SECTION 8.6.   Eligibility Requirements for Trustee.

            The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and a rating on its unsecured long-term debt of at least "BBB" (or "AA" at any time when there is no Fiscal Agent appointed and acting hereunder or any such Fiscal Agent so appointed has a rating on its long-term unsecured debt that is lower than "AA" (without regard to any plus or minus), unless each of the Rating Agencies has confirmed in writing the appointment of such Fiscal Agent shall

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not result, in and of itself, in a downgrading, withdrawal or qualification of the ratings then assigned by such Rating Agency to any Class of the Certificates) from each Rating Agency, unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer or the Special Servicer, as applicable, pursuant to Section 7.2). If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect, at its sole discretion, either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax and continue as Trustee or
(iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.7.

            SECTION 8.7.   Resignation and Removal of the Trustee.

            The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Servicer, the Special Servicer and each Rating Agency. Upon such notice of resignation, the Fiscal Agent shall also be deemed to have been removed and, accordingly, the Servicer shall promptly appoint a successor Trustee, which appointment of successor Trustee shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by the Rating Agencies to any Class of the Certificates as confirmed in writing by each of the Rating Agencies, and successor Fiscal Agent, which, if the successor Trustee is not rated by each Rating Agency in one of its two highest long-term debt rating categories, shall be confirmed in writing by each of the Rating Agencies that such appointment of successor Fiscal Agent shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates by written instrument, in triplicate, which instrument shall be delivered to the resigning Trustee, with a copy to the fiscal agent deemed removed, and the successor Trustee and successor Fiscal Agent. Notwithstanding the foregoing, if no successor Trustee and Fiscal Agent shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee and departing Fiscal Agent may petition any court of competent jurisdiction for the appointment of a successor Trustee and successor Fiscal Agent.

            If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request therefor by the Depositor or Servicer, or if at any time the Trustee or the Fiscal Agent shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Fiscal Agent or

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of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Fiscal Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Servicer may remove the Trustee and the Fiscal Agent and shall promptly appoint a successor Trustee and successor Fiscal Agent by written instrument, which shall be delivered to the Trustee and the Fiscal Agent so removed and to the successor Trustee and successor Fiscal Agent.

            The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and the Fiscal Agent (and any removal of the Trustee shall be deemed to be a removal also of the Fiscal Agent) and appoint a successor Trustee and successor Fiscal Agent (each meeting the requirements of Section 8.8) by written instrument or instruments, in eight originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Servicer, one complete set to the Special Servicer, one complete set to the Trustee so removed, one complete set to the Fiscal Agent deemed removed, one complete set to the successor Trustee so appointed and one complete set to the successor Fiscal Agent so appointed.

            In the event of the resignation or removal of the Trustee, the Fiscal Agent shall be entitled to resign, it being understood that the initial Fiscal Agent shall not be obligated to act in such capacity hereunder at any time that LaSalle National Bank is not the Trustee.

            Any resignation or removal of the Trustee and Fiscal Agent and appointment of a successor Trustee and, if such trustee is not rated by each Rating Agency in one of its two highest long-term debt rating categories, a successor Fiscal Agent pursuant to any of the provisions of this Section 8.7 shall not become effective until acceptance of appointment by the successor Trustee and, if necessary, Fiscal Agent as provided in Section 8.8.

            SECTION 8.8.   Successor Trustee.

            Any successor Trustee and any successor Fiscal Agent appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor and to the predecessor Trustee and predecessor Fiscal Agent, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee and predecessor Fiscal Agent shall become effective and such successor Trustee and successor Fiscal Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein, provided that each Rating Agency shall have confirmed in writing that the appointment of such successor Trustee and successor Fiscal Agent shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates. The predecessor Trustee shall deliver to the successor Trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the predecessor Trustee and predecessor Fiscal Agent shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee and successor Fiscal Agent all such rights, powers, duties and obligations. No successor Trustee or successor Fiscal Agent shall accept appointment as provided in this Section 8.8 unless at the time of such

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acceptance such successor Trustee or successor Fiscal Agent shall be eligible under the provisions of Section 8.6.

            Upon acceptance of appointment by a successor Trustee or successor Fiscal Agent as provided in this Section 8.8, the successor Trustee shall mail notice of the succession of such Trustee and Fiscal Agent hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register.

            SECTION 8.9.   Merger or Consolidation of Trustee.

            Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Any Person into which the Fiscal Agent may be merged or converted or with which it may be consolidated or any corporation or bank resulting from any merger, conversion or consolidation to which the Fiscal Agent shall be a party, or any corporation or banking association succeeding to all or substantially all of the corporate trust business of the Fiscal Agent shall be the successor of the Fiscal Agent hereunder, provided that such corporation or bank shall be eligible under the provisions of Section 8.6 without the execution or filing of any paper or any farther act on the part of any of the parties hereto, anything to the contrary notwithstanding.

            SECTION 8.10.     Appointment of Co-Trustee or Separate Trustee.

            Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall no longer be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.6 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.8 hereof.

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            In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

            No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, except that if the Depositor is no longer in existence, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts hereunder shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

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            SECTION 8.11.     Authenticating Agent.

            The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and the Servicer and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor and the Servicer, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.

            Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Depositor, the Special Servicer and the Servicer. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor, the Special Servicer and the Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, the Trustee promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Servicer and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.11.

            The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. The Trustee shall pay the Authenticating Agent reasonable compensation from its own funds.

            SECTION 8.12.     Appointment of Custodians.

            The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" from each Rating Agency, unless each of the Rating Agencies has confirmed in writing that a lower rating shall not result, in and of itself, in a downgrading,

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withdrawal or qualification of the rating then assigned by such Rating Agency to any Class of the Certificates, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 10.7. The Trustee shall pay the Custodian reasonable compensation from its own funds. The Trustee shall serve as the initial Custodian.

            SECTION 8.13. Fiscal Agent Appointed; Concerning the Fiscal Agent.

            (a) The Trustee hereby appoints ABN AMRO Bank N.V. as the initial Fiscal Agent hereunder for the purposes of exercising and performing the obligations and duties imposed upon the Fiscal Agent by Sections 3.22, 4.6 and 7.2.

            (b) The Fiscal Agent undertakes to perform such duties and only such duties as are specifically set forth in Sections 3.22, 4.6 and 7.2.

            (c) No provision of this Agreement shall be construed to relieve the Fiscal Agent from liability for its own negligent failure to act, bad faith or its own willful misfeasance; provided, however, that (i) the duties and obligations of the Fiscal Agent shall be determined solely by the express provisions of Sections 3.22, 4.6 and 7.2, the Fiscal Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Fiscal Agent and, in the absence of bad faith on the part of the Fiscal Agent, the Fiscal Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Fiscal Agent by the Depositor, the Servicer, the Special Servicer or the Trustee and which on their face do not contradict the requirements of this Agreement, and (ii) the provisions of clause (ii) of Section 8.1(c) shall apply to the Fiscal Agent.

            (d) Except as otherwise provided in Section 8.1(c), the Fiscal Agent also shall have the benefit of provisions of clauses (i), (ii), (iii) (other than the proviso thereto), (iv), (v) (other than the proviso thereto) and (vi) of Section 8.2(a).

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                                   ARTICLE IX

                                   TERMINATION

            SECTION 9.1.   Termination.

            (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Trustee and the Fiscal Agent created hereby with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate immediately following the occurrence of the last action required to be taken by the Trustee pursuant to this Article IX on the Termination Date; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            (b) The Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.1(b), the Notice of Termination given pursuant to Section 9.1(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Trustee in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC.

            (c) If the Trust Fund has not been previously terminated pursuant to subsection (d) of this Section 9.1, the Special Servicer may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee and the Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the

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                        Servicer as of the date not more than 30 days prior to
                        the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date;

                  (D) the aggregate amount of unreimbursed Advances (with interest thereon at the Advance Rate) and unpaid Trust Fund expenses; or

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate and disposition expenses.

            Any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, the Servicer or the Depositor may also effect such termination as provided above if it first notifies the Special Servicer through the Trustee of its intention to do so in writing at least 30 days prior to the Early Termination Notice Date and the Special Servicer does not terminate the Trust Fund as described above within such 30 day period. All costs and expenses incurred by any party to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.1(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection
(c).

            (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.1, on or after the Auction Valuation Date, the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

            (i) The Trustee shall request that four Independent financial advisory or investment banking or investment brokerage firms nationally recognized in the field of real estate analysis and reasonably acceptable to the Servicer and the Special Servicer provide the Trustee with an estimated value at which the Mortgage Loans and all other property in respect of any Mortgage Loan in the Trust Fund could be sold at an auction. If the aggregate value of the Mortgage Loans and such property, as determined by the average of the three highest such estimates, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates outstanding as of the close of business on the Auction Valuation Date (the "Aggregate Certificate Balance ") plus the Auction Fees, Servicing Fees, Trustee Fees




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



                  and all other incidental expenses, the Trustee shall (A) adopt a "plan of complete liquidation", as required by Section 9.1(b) hereof, and (B) appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans and such property in accordance with the Auction Procedures for a price that is not less than the Aggregate Certificate Balance plus the Auction Fees, Servicing Fees, Trustee Fees and all other incidental expenses. In the event that there is an auction of the Mortgage Loans and such property the Auction Agent shall be authorized to employ Independent attorneys and other Independent professional consultants (including, without limitation, appraisers and environmental consultants) as reasonably required to conduct such sale.

            (ii) In determining the Aggregate Certificate Balance, there shall be included all Certificates owned by or on behalf of the Depositor, the Servicer, the Trustee, a Manager or a Borrower or any Affiliate thereof, notwithstanding the proviso in the first sentence of the definition of the term "Certificateholder."

            (iii) The Trustee shall reject every bid that the Auction Agent advises the Trustee in writing (a) is from a Person other than a Qualified Offeror, (b) provides for a purchase price that is less than the Aggregate Certificate Balance plus the Auction Fees, Servicing Fees, Trustee Fees and all other incidental expenses, (c) provides for purchase on terms other than all-cash or (d) is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid "). If all bids received by the Trustee are Deficient Auction Bids, as advised by the Auction Agent, the Mortgage Loans and such property shall not be sold and there shall be no termination of the Trust Fund pursuant to this Section 9.1(d).

            (iv) The Trustee shall accept the highest bid that is not a Deficient Auction Bid and shall deliver a Notice of Termination to the Servicer, the Special Servicer and the Certificateholders specifying the Anticipated Termination Date (which shall be first Distribution Date following the date of closing of the sale of the Mortgage Loans and such property). The Trustee shall sell the Mortgage Loans and such property to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Auction Proceeds Distribution Date.

            (v) The Trustee shall be entitled to be reimbursed from the Collection Account for expenses (which shall be deemed to be expenses of the Trust Fund) that it or the Auction Agent on its behalf incurs pursuant to this Section 9.1(d) in connection with the valuation and sale of the Mortgage Loans and such property (collectively, the "Auction Fees"), including all fees and reasonable expenses of legal counsel and other professional consultants retained by either of the Trustee or the Auction Agent. The

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



                  Trustee shall not be personally liable for any act or omission of the Auction Agent hereunder or any Independent attorneys and other Independent professional consultants appointed by the Auction Agent.

            (vi) Any auction shall be conducted in accordance with auction procedures to be developed by the auction agent in connection with such auction (the "Auction Procedures"), provided that such procedures shall include at a minimum provisions substantially to the effect that: (i) no due diligence of the Servicer's, the Special Servicer's or the Trustee's records with respect to the Mortgage Loans may be conducted by any bidder prior to being notified that it has submitted the highest bid; (ii) the Auction Agent is entitled to require that the highest bidder provide a non-refundable good faith deposit sufficient to reimburse the Trustee and the Auction Agent for all expenses in connection with the evaluation of such bid and in connection with such highest bidder's due diligence, (iii) each bidder may be required to enter into a confidentiality agreement with the Servicer, the Special Servicer, the Auction Agent and the Trustee prior to being permitted to conduct due diligence, (iv) Borrowers on any of the Mortgage Loans shall be prohibited from submitting bids, and (v) in the event that the highest bidder withdraws, the next highest bidder shall be permitted to conduct due diligence as if it were the highest bidder.

            (e) If the Trust Fund has not been previously terminated pursuant to subsection (c) or (d) of this Section 9.1, the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Certificate or Lower-Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.1(a) or (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Account and to the Holders of the Class R Certificates of any amount remaining in the Distribution Account, in either case, following the later to occur of (A) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (B) the liquidation or disposition pursuant to Section 3.18 of the last asset held by the Trust Fund.

            (f)   Notice of any termination of the Trust Fund pursuant to this
Section 9.1 shall be mailed by the Trustee to affected Certificateholders with a copy to the Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

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



            (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

            (ii)  specify the amount of any such final distribution, if known;
                  and

            (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

            (g) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.1 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting Certificateholders shall be paid out of such funds. If within two years after the second notice, any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section
9.1. Such funds held by the Servicer shall not be invested.

            SECTION 9.2.   Additional Termination Requirements.

            In the event that (a) the holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, the Servicer or the Depositor exercises its purchase option as provided in Section 9.1(c) or
(b) the procedures for sale of all Mortgage Loans as provided in Section 9.1(d) are initiated, the Trust Fund shall be terminated in accordance with the following additional requirements: provided that the Trustee has received an Opinion of Counsel or other evidence to the effect that the termination of the Trust Fund (i) will constitute a "qualified liquidation" of each of the Upper-Tier REMIC and the Lower-Tier REMIC within the meaning of Code Section 860F(a)(4)(A-3) and (ii) will not subject either the Upper-Tier REMIC or the Lower-Tier REMIC to tax or cause either the Upper-Tier REMIC or the

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



Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The notice given by the holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, under Section
9.1 shall provide that such notice constitutes the adoption of a plan of complete liquidation of the Trust Fund as of the date of such notice (or, if earlier, the date on which the first such notice is mailed to the Trustee and the Servicer). The Trustee shall also specify such date in a statement attached to the final tax returns of each of the Upper-Tier REMIC and the Lower-Tier REMIC; and

            (b) At or after the time of adoption of such a plan of complete liquidation and at or prior to the Final Distribution Date, the Trustee shall sell all of the assets of the Trust Fund to the holder of such Class LR Certificates, the Servicer or the Depositor (or otherwise pursuant to the provisions of Section 9.1(d)) for cash at the purchase price specified in
Section 9.1 and shall distribute such cash in the manner specified in Section
9.1.

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



                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            SECTION 10.1.     Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            SECTION 10.2.     Limitation on Rights of Certificateholders.

            The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or the Mortgage Loans, unless, with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing at least 25% of the aggregate Voting Rights allocated to each affected Class of Certificates shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

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



            SECTION 10.3.     Governing Law.

            THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            SECTION 10.4.     Notices.

            All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (or, in the case of notice by telecopy, upon confirmation of receipt) as follows:

                  If to the Trustee or the Fiscal Agent, to:

                        LaSalle National Bank or ABN AMRO Bank, N.V.
                        135 South LaSalle Street
                        Suite 200
                        Chicago, Illinois 60603
                        Attention: Asset-Backed Securities
                                    Trust Services, Prudential 1995-MCF-2

                  With copies to:

                        Mayer Brown & Platt
                        2000 Pennsylvania Avenue N.W.
                        Washington, D.C. 20006
                        Attention: David Zielke, Esq.
                        Telecopy No.: (202) 861-0473

                  If to the Depositor, to:

                        Prudential Securities Secured Financing Corporation One New York Plaza
                        New York, New York 10292
                        Attention: Head of Commercial Mortgage Group

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



                  With copies to:

                        O'Melveny & Myers
                        Citicorp Center
                        153 East 53rd Street
                        New York, New York 10022
                        Attention: Laurence G. Preble, Esq.
                        Telecopy No.: (212) 326-2061

                  If to the Servicer, to:

                        Midland Loan Services, L.P.
                        2001 Shawnee Mission Parkway
                        Shawnee Mission, Kansas 66205
                        Attention: Alan L. Atterbury
                        Telecopy No.: (913) 384-0413

                  With copies to:

                        Morrison & Hecker L.L.P.
                        2600 Grand Avenue
                        Kansas City, Missouri 64108-4606
                        Attention: William A. Hirsch, Esq.
                        Telecopy No.: (816) 474-4208

                  If to the Special Servicer, to:

                        Lennar Partners, Inc.
                        700 N.W. 107th Avenue
                        Miami, Florida 33172
                        Attention: Jeffrey Krasnoff
                        Telecopy No.:  (305) 226-7691

                  With copies to:

                        Rubin Baum Levin Constant Friedman & Bilzin
                        2500 First Union Financial Center
                        Miami, Florida 33131
                        Attention: Brian J. Bilzin
                        Telecopy No.: (305) 374-7593

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



                  If to the Mortgage Loan Seller, to:

                        Midland Loan Services, L.P.
                        2001 Shawnee Mission Parkway
                        Shawnee Mission, Kansas 66205
                        Attention: Alan L. Atterbury
                        Telecopy No.: (913) 384-0413

                  With copies to:

                        Morrison & Hecker L.L.P.
                        2600 Grand Avenue
                        Kansas City, Missouri 64108-4606
                        Attention: William A. Hirsch, Esq.
                        Telecopy No.: (816) 474-4200

                  If to any Certificateholder, to:

                        the address set forth in the
                        Certificate Register,

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

            SECTION 10.5.     Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            SECTION 10.6. Notice to the Depositor and Each Rating Agency.

            (a) The Trustee shall use its best efforts to promptly provide written notice to the Depositor and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i)   any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the merger, consolidation, resignation or termination of the
                  Servicer, Special Servicer, Trustee or Fiscal Agent;

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



            (iv) the repurchase of Mortgage Loans pursuant to Section 2.3(d) or 2.3(e);

            (v)   the final payment to any Class of Certificateholders;

            (vi)  each report to Certificateholders described in Section 4.2;

            (b) The Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i)   each of its annual statements as to compliance described in
                  Section 3.14;

            (ii) each of its annual independent public accountants' servicing reports described in Section 3.15.

            (iii) annual reports of each Borrower with respect to the net operating income and occupancy rates required to be delivered by the related Mortgage and actually received by the Servicer pursuant thereto to the extent consistent with applicable law and the related Mortgage Loan Documents.

            (c) The Special Servicer, shall furnish each Rating Agency with such information with respect to any Specially Serviced Mortgage Loan as such Rating Agency shall request and which the Special Servicer can obtain to the extent consistent with applicable law and the related Mortgage Loan Documents.

            (d)   Notices to each Rating Agency shall be addressed as follows:

                  Standard & Poor's Ratings Services
                  25 Broadway
                  New York, New York 10004
                  Attention: Commercial Mortgage Surveillance

                  Fitch Investors Service, L.P.
                  One State Street Plaza
                  New York, New York 10004
                  Attention: Commercial Mortgage Surveillance

                  Duff & Phelps Credit Rating Co.
                  55 East Monroe Street
                  Chicago, Illinois 60603
                  Attention: Commercial Mortgage Monitoring and Surveillance

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

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



            SECTION 10.7.     Amendment.

            This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be inconsistent with any other provisions herein or therein,
(iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, in all cases, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

            This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement, without the consent of the Holders of all Certificates then outstanding; or

            (iii) alter the servicing standard set forth in Section 3.1 or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend this Agreement or any Custodial Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is

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



necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

            In the event that neither the Depositor nor the successor thereto, if any, is in existence, any amendment under this Section 10.7 shall be effective with the consent in writing of the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, and, to the extent required by this Section, the Certificateholders and each Rating Agency.

            Promptly after the execution of any amendment, the Servicer shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.7 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

            Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Servicer and the Trustee shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property).

            Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Fiscal Agent, the Special Servicer and the Servicer shall be entitled to receive and rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or
(iv) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

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            SECTION 10.8.     Confirmation of Intent.

            It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Missouri and Illinois Uniform Commercial Codes; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of the Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

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



            IN WITNESS WHEREOF, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Signed and acknowledged                       PRUDENTIAL SECURITIES SECURED
in the presence of:                           FINANCING CORPORATION
                                              as Depositor
/s/ Andy Chao
-------------------------------
Print Name: Andy Chao

/s/ Adrianne C. Dicker
-------------------------------                By: /s/ Peter Riemenschneider
Print Name: Adrianne C. Dicker                     ----------------------------
                                                   Name: Peter Riemenschneider
                                                   Title: Vice President


Signed and acknowledged                       MIDLAND LOAN SERVICES, L.P.
in the presence of:                           as Servicer

/s/ Karen J. McNish
-------------------------------               By: MIDLAND DATA SYSTEMS, INC.
Print Name: Karen J. McNish                          its General Partner

/s/ Kristin J. Etter
-------------------------------               By: /s/ Leon E. Bergman
Print Name: Kristin J. Etter                      -----------------------------
                                                  Name: Leon E. Bergman
                                                  Title: Senior Vice President


Signed and acknowledged                       LENNAR PARTNERS, INC.
in the presence of:                              as Special Servicer

/s/ Kendall Sparkman
-------------------------------                By: /s/ Jeffrey P. Kransnoff
Print Name: Kendall Sparkman                       ----------------------------
                                                   Name: Jeffrey P. Kransnoff
                                                   Title: Vice President
/s/ Brian L. Bilzin
-------------------------------
Print Name: Brian L. Bilzin

Signed and acknowledged                       LASALLE NATIONAL BANK
in the presence of:                           as Trustee, Custodian, Certificate
                                              Registrar and Paying Agent
/s/ Jennifer Lader
-------------------------------
Print Name: Jennifer Lader                    By: /s/ Russell M. Goldenberg
                                                  -----------------------------
/s/ Amy Bulger                                    Name: Russell M. Goldenberg
-------------------------------                   Title:  Vice President
Print Name: Amy Bulger

Signed and acknowledged                       ABN AMRO BANK N.V.
in the presence of:                           as Fiscal Agent of the Trustee


/s/ Mary L. Collier
-------------------------------
Print Name: Mary L. Collier


/s/ Doug Hart                                 By: /s/ Bernard J. McGuigan
-------------------------------                   ---------------------------
Print Name: Doug Hart                             Name:  Bernard J. McGuigan
                                                  Title: Group Vice President



Signed and acknowledged                       ABN AMRO BANK N.V.
in the presence of:                           as Fiscal Agent of the Trustee


/s/ Mary L. Collier
-------------------------------
Print Name: Mary L. Collier


/s/ Doug Hart                                 By: /s/ Robert C. Smolka
-------------------------------                   ---------------------------
Print Name: Doug Hart                             Name:  Robert C. Smolka
                                                  Title: Vice President

STATE OF ILLINOIS        )
                         ) ss.:
COUNTY OF COOK           )

            On the 15th day of December, 1995, before me, Bettye McDowell, a Notary Public in and for said State, personally appeared Bernard J. McGuigan, Group Vice President and Robert C. Smolka, Vice President, personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity, and that by their signatures on the instrument the corporation upon behalf of which the person acted executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                      /s/ Bettye McDowell
                                      ___________________________
                                      NOTARY PUBLIC in and for the
                                      STATE OF ILLINOIS
                                      My commission expires: 05-09-99

                                      (stamp)   -------------------------------
                                                        "OFFICIAL SEAL"
                                                        BETTYE McDOWELL
                                                NOTARY PUBLIC STATE OF ILLINOIS
                                                My Commission Expires 05/09/99
                                      (seal)    -------------------------------

                                                                     EXHIBIT A-1

                 THIS CLASS A-1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                          SERIES 1995-MCF-2, CLASS A-1


Pass-Through Rate: 6.525%

First Distribution Date:                      Cut-off Date: December 1, 1995
January 25, 1996

Aggregate Initial Class Certificate           Scheduled Final Distribution Date:
Balance of the Class A-1 Certificates:        November 25, 2015
$75,000,000

CUSIP: 74436JCT2                              Initial Class Certificate Balance
                                              of this Certificate:  $75,000,000

No.:  1                                       Registered Owner: Cede & Co.

                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate


                                     A-1-2
in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class A-1 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-1 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-1 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of


                                     A-1-3
this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar





                                     A-1-4
shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or





                                     A-1-5
eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the


                                     A-1-6
                          three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                     A-1-7

                 IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated:____________


                                 LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                 By:____________________________________________
                                                Authorized Officer


                         Certificate of Authentication

                 This is the Class A-1 Certificate referred to in the Pooling and Servicing Agreement.

Dated: _________

                                 LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                 By:____________________________________________
                                                Authorized Officer





                                     A-1-8

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto


_______________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

_______________________________________________________

_______________________________________________________


Date:______________                   __________________________________________
                                      Signature by or on behalf of
                                      Assignor(s)


                                      __________________________________________
                                            Taxpayer Identification Number


                                     A-1-9

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
____________________ for the account of ________________________________ account number ____________________________________.

This information is provided by __________________________________________ the
Assignee(s) named above, or ___________________ as its (their) agent.


                                    By:_________________________________________



                                    ____________________________________________
                                    [Please print or type name(s)]


                                    ____________________________________________
                                    Title


                                    ____________________________________________
                                    Taxpayer Identification Number





                                     A-1-10

                                                                     EXHIBIT A-2

                 THIS CLASS A-2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


                                     A-2-1

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                     A-2-2

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                          SERIES 1995-MCF-2, CLASS A-2


Pass-Through Rate:  6.84%

First Distribution Date:                Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate     Scheduled Final Distribution Date:
Balance of the Class A-2 Certificates:  November 25, 2015
$65,040,000


CUSIP: 74436JCU9                        Initial Class Certificate
                                        Balance of this Certificate: $65,040,000


No.:   1                                Registered Owner: Cede & Co.


                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


                                     A-2-3

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class A-2 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class A-2 Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class A-2 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of


                                     A-2-4

Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.





                                     A-2-5

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.





                                     A-2-6

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:





                                     A-2-7

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate


                                     A-2-8
shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                     A-2-9

                 IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated:___________________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                  By:___________________________________________
                                                 Authorized Officer


                         Certificate of Authentication

                 This is the Class A-2 Certificate referred to in the Pooling and Servicing Agreement.

Dated:________________________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent



                                  By:___________________________________________
                                                 Authorized Officer





                                     A-2-10

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto


________________________________________________, (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

_______________________________________________

_______________________________________________


Date:______________               ______________________________________________
                                  Signature by or on behalf of
                                  Assignor(s)


                                  ______________________________________________
                                  Taxpayer Identification Number


                                     A-2-11

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:
Address of the Assignee(s) for the purpose of receiving notices and distributions: ________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
________________________________________________________________________________
____________________ for the account of ________________________________ account number ____________________________________.

This information is provided by __________________________________________ the
Assignee(s) named above, or _____________________ as its (their) agent.


                                    By:_________________________________________



                                    ____________________________________________
                                    [Please print or type name(s)]


                                    ____________________________________________
                                    Title


                                    ____________________________________________
                                    Taxpayer Identification Number





                                     A-2-12

                                                                     EXHIBIT A-3

                 THIS CLASS A-EC CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.


                                     A-3-1

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                     A-3-2

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                         SERIES 1995-MCF-2, CLASS A-EC


First Distribution Date:                     Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Notional             Scheduled Final Distribution Date:
Balance of the Class A-EC Certificates:      November 25, 2015
$150,00,000
$72,286,173

CUSIP: 74436JCV7                             Initial Class Notional Balance of
                                             this Certificate:    $222,286,173


No.:     1                                   Registered Owner: Cede & Co.
         2


                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-EC Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class A-EC Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


                                     A-3-3

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-EC Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 With respect to each Interest Accrual Period up to and including December 26, 2006 (the "EC Maturity Date"), the Class A-EC Certificates will be entitled to interest in an amount equal to the Class A-EC Excess Interest. "Class A-EC Excess Interest" with respect to any
Distribution Date represents an amount equal to the Class A-EC Pass-Through Rate multiplied by the Class A-EC Notional Balance. The "Class A-EC Notional Balance," as of any date of determination, is an amount equal to the sum of
(i) the Class A-EC Notional Component A, (ii) the aggregate of the Certificate Balances of the Class B Certificates through the Class J-1 Certificates and
(iii) the Notional Balance of the Class J-2 Certificates. The "Class A-EC Notional Component A," as of any date of determination, is an amount equal to the sum of the Certificate Balances of the Class A-1 Certificates and the Class A-2 Certificates. The "Class A-EC Pass-Through Rate," with respect to any Interest Accrual Period, is a per annum rate equal to the excess of the Weighted Average Net Mortgage Rate over the weighted averages of the Pass-Through Rates of the P&I Certificates (weighted on the basis of a fraction equal to the Certificate Balance of each such Class of Certificates divided by the sum of the Certificate Balances of the P&I Certificates and the Class J-2 Notional Balance as of the first day of such Interest Accrual Period) and the Class J-2 Pass-Through Rate (weighted in each case on the basis of a fraction equal to the Class J-2 Notional Balance divided by the sum of the Certificate Balances of the P&I Certificates and the Class J-2 Notional Balance, each as of the first day of such Interest Accrual Period).


                                     A-3-4

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.


                                     A-3-5

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.





                                     A-3-6

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.





                                     A-3-7

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in


                                     A-3-8
respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, at an issue price of ____% of the initial Class A-EC Notional Balance, including accrued interest, and a stated redemption price at maturity equal to all interest distributions hereon, and is issued with original issue discount ("OID") for federal income tax purposes. Assuming (a) that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this Certificate and (b) that the interest rate at which distributions of interest on this Certificate actually will be made will be determined as though the pass-through rates on this Certificate applicable to the first Distribution Date will change only to reflect the maturity of the Mortgage Loans: (i) the amount of OID as a percentage of the initial Class A-EC Notional Balance is approximately ______%; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately _____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial Class A-EC Notional Balance, calculated using the exact method, is approximately _________%.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                     A-3-9

                 IN WITNESS WHEREOF, the Trustee has caused this Class A-EC Certificate to be duly executed.

Dated:___________________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                  By:___________________________________________
                                                 Authorized Officer


                         Certificate of Authentication

                 This is the Class A-EC Certificate referred to in the Pooling and Servicing Agreement.

Dated:______________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent



                                  By:___________________________________________
                                                 Authorized Officer





                                     A-3-10

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________
________________________________________________________________________________
______________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-EC Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-EC Certificate of the entire Percentage Interest represented by the within Class A-EC Certificates to the above-named Assignee(s) and to deliver such Class A-EC Certificate to the following address:

________________________________________________________________________

________________________________________________________________________


Date:______________                   __________________________________________
                                      Signature by or on behalf of
                                      Assignor(s)


                                      __________________________________________
                                      Taxpayer Identification Number


                                     A-3-11

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:
Address of the Assignee(s) for the purpose of receiving notices and distributions: ________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
____________________ for the account of ________________________________ account number ____________________________________.

This information is provided by ____________________________________________ the
Assignee(s) named above, or _______________________ as its (their) agent.


                                    By:_________________________________________


                                    ____________________________________________
                                    [Please print or type name(s)]


                                    ____________________________________________
                                    Title


                                    ____________________________________________
                                    Taxpayer Identification Number





                                     A-3-12

                                                                     EXHIBIT A-4

                 THIS CLASS B CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


                                     A-4-1

                 THIS CLASS B CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2 AND CLASS A-EC CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED
BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA,
SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA,
SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR
SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.


                                     A-4-2

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                     A-4-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS B


Pass-Through Rate:  6.905%


First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class B Certificates:       November 25, 2015
$8,891,000


CUSIP: 74436JCW5                           Initial Class Certificate Balance of
                                           this Certificate:  $8,891,000

No.:  1                                    Registered Owner: Cede & Co.


                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent").


                                     A-4-4

To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class B Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class B Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class B Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the


                                     A-4-5

Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests,


                                     A-4-6
rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise


                                     A-4-7
relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.


                                     A-4-8

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P.


                                     A-4-9

Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                          [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                     A-4-10

                 IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

Dated:__________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                  By:___________________________________________
                                                Authorized Officer


                                  Certificate of Authentication

                 This is the Class B Certificate referred to in the Pooling and Servicing Agreement.

Dated:__________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                  By:__________________________________________
                                                Authorized Officer


                                     A-4-11

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
_______________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

________________________________________________________________________________

________________________________________________________________________________


Date:_______
                                  ______________________________________________
                                  Signature by or on behalf of
                                  Assignor(s)


                                  ______________________________________________
                                  Taxpayer Identification Number


                                     A-4-12

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution: Address of the Assignee(s) for the purpose of receiving notices and distributions: ____________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
____________________________________________________________________________ for
 the account of ________________________________________________________________
_____ account number____________________________________.

This information is provided by ________________________________ the
Assignee(s) named above, or ______________________ as its (their) agent.


                                  By:___________________________________________



                                  ______________________________________________
                                  [Please print or type name(s)]


                                  ______________________________________________
                                  Title


                                  ______________________________________________
                                  Taxpayer Identification Number


                                     A-4-13

                                                                     EXHIBIT A-5

                 THIS CLASS C CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 THIS CLASS C CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC AND CLASS B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED
BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN


                                     A-5-1

CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.


                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                     A-5-2

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS C


Pass-Through Rate: 7.015%


First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class C Certificates:       November 25, 2015
$13,337,000


CUSIP: 74436JCX3                           Initial Class Certificate Balance of
                                           this Certificate:  $13,337,000

No.:  1                                    Registered Owner: Cede & Co.

                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


                                     A-5-3

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class C Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class C Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class C Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of


                                     A-5-4

Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.


                                     A-5-5

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.


                                     A-5-6

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:


                                     A-5-7

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate


                                     A-5-8
shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                     A-5-9

                 IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

Dated:_______________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                  By:___________________________________________
                                                Authorized Officer


                         Certificate of Authentication

                 This is the Class C Certificate referred to in the Pooling and Servicing Agreement.

Dated:_______________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent



                                  By:__________________________________________
                                                Authorized Officer


                                     A-5-10

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto


_______________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:

________________________________________________________________________________

________________________________________________________________________________


Date:____________
                                  ______________________________________________
                                  Signature by or on behalf of
                                  Assignor(s)


                                  ______________________________________________
                                  Taxpayer Identification Number


                                     A-5-11

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution: Address of the Assignee(s) for the purpose of receiving notices and distributions: ____________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
_____________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
____________________________________________________________________________ for
 the account of ________________________________________________________________
_____ account number____________________________________.

This information is provided by ________________________________ the
Assignee(s) named above, or ______________________ as its (their) agent.

                                  By:___________________________________________



                                  ______________________________________________
                                  [Please print or type name(s)]


                                  ______________________________________________
                                  Title


                                  ______________________________________________
                                  Taxpayer Identification Number


                                     A-5-12

                                                                     EXHIBIT A-6

                 THIS CLASS D CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR
REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 THIS CLASS D CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN


                                      A-6-1

CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF
SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR
(C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF
SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                      A-6-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS D

Pass-Through Rate: 7.165%

First Distribution Date:               Cut-off Date: December 1, 1995
January 25, 1996

Aggregate Initial Class Certificate    Scheduled Final Distribution Date:
Balance of the Class D Certificates:   November 25, 2015
$8,892,000

CUSIP: 74436JCY1                       Initial Class Certificate Balance of this
                                       Certificate:  $8,892,000

No.:  1                                Registered Owner: Cede & Co.



                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class E, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


                                      A-6-3

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class D Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class D Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class D Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of


                                      A-6-4

Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.


                                      A-6-5

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein,
(iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.


                                      A-6-6

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:


                                      A-6-7

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance,
                          (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate


                                      A-6-8
shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                      A-6-9

                 IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

Dated:_____________

                          LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee

                          By:______________________________
                                   Authorized Officer

                          Certificate of Authentication

                 This is the Class D Certificate referred to in the Pooling and Servicing Agreement.

Dated:_____________

                          LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent

                          By:______________________________
                                   Authorized Officer


                                     A-6-10

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto

_______________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

________________________________

________________________________


Date:
     _________________                     _______________________________
                                            Signature by or on behalf of
                                            Assignor(s)


                                           ________________________________
                                            Taxpayer Identification Number


                                     A-6-11

                            DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
for the account of _____________________________________________________________
_____________________________________________________________account number
_____________________________________________________________.

This information is provided by___________________the Assignee(s) named above, or ______________________ as its (their) agent.

                                      By:______________________________

                                      _________________________________
                                      [Please print or type name(s)]

                                      _________________________________
                                      Title

                                      _________________________________
                                      Taxpayer Identification Number


                                     A-6-12

                                                                     EXHIBIT A-7

                 THIS CLASS E CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION
("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR
REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 THIS CLASS E CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN


                                      A-7-1

CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF
SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR
(C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF
SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.


                                      A-7-2

               PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS E

Initial Pass-Through Rate: 7.557%

First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class E Certificates:       November 25, 2015
$15,560,000

CUSIP: 74436JCZ8                           Initial Class Certificate Balance
                                           of this Certificate:   $15,560,000

No.:   1                                   Registered Owner:  Cede & Co.

                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class F, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


                                      A-7-3

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class E Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Class E Pass-Through Rate on the outstanding Certificate Balance hereof. All calculations of interest on the Class E Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of


                                      A-7-4

Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.


                                      A-7-5

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein,
(iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.


                                      A-7-6

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:


                                      A-7-7

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance,
                          (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate


                                      A-7-8
shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                      A-7-9

                 IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

Dated:  _______________

                           LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee

                                  By:______________________________
                                           Authorized Officer

                                     Certificate of Authentication

                 This is the Class E Certificate referred to in the Pooling and Servicing Agreement.

                           LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee

                                  By:______________________________
                                           Authorized Officer


                                     A-7-10

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto_________________________________________
________________________________________________________________________________
________________________________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

_______________________________________________________________________
_______________________________________________________________________


Date:______________________               _____________________________
                                          Signature by or on behalf of
                                          Assignor(s)


                                          ______________________________
                                          Taxpayer Identification Number


                                     A-7-11

                            DISTRIBUTION INSTRUCTIONS

         The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
for the account of______________________________________________________________
account number_________________________________________________________________.

This information is provided by_________________the Assignee(s) named above, or __________________________ as its (their) agent.

                                      By:____________________________

                                      _______________________________
                                      [Please print or type name(s)]

                                      _______________________________
                                      Title

                                      _______________________________
                                      Taxpayer Identification Number


                                     A-7-12

                                                                     EXHIBIT A-8

                 THIS CLASS F CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO THE CERTIFICATE REGISTRAR FOR THE CERTIFICATES FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                                      A-8-1

                 THIS CLASS F CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA,
SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA,
SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR
SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                                      A-8-2

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE.

                                      A-8-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS F

Initial Pass-Through Rate: 8.567%1

First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class F Certificates:       November 25, 2015
$5,557,000

CUSIP: 74436JDA2                           Initial Class Certificate
                                           Balance of this
                                           Certificate:   $5,557,000

No.:  1

                 This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class G, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing

--------------------

    1 The Pass-Through Rate shown is the rate for the Distribution Date occurring in January, 1996. The Pass-Through Rate for Interest Accrual Periods related to all subsequent Distribution Dates shall be a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate (calculated as provided in the Pooling and Servicing Agreement) and (ii) 7.64%.

                                      A-8-4

Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class F Certificates during each Interest Accrual Period (as defined below) at a rate equal to the higher of the Weighted Average Net Mortgage Rate on the outstanding Certificate Balance hereof and 7.64%. The Weighted Average Net Mortgage Rate with respect to any Interest Accrual Period is a per annum rate equal to the weighted average of the Net Mortgage Rates, as of the related Due Date. All calculations of interest on the Class F Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with

                                      A-8-5
respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying

                                      A-8-6

Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein,
(iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each

                                      A-8-7

Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66 2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates,

                                      A-8-8
on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a
                           "Deficient Auction Bid").  If all bids received by
                          the Trustee are Deficient Auction Bids, the Mortgage
                          Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been

                                      A-8-9
reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, and based on its issue price of ________%, including accrued interest, and a stated redemption price at maturity equal to its initial principal balance (plus one day of interest at the initial pass-through rate hereon), is issued with original issue discount ("OID") for federal income tax purposes. Assuming (a) that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this Certificate and (b) that the interest rate at which distributions of interest on this Certificate actually will be made will be determined as though the pass-through rate on this Certificate applicable to the first Distribution Date will change only to reflect the maturity of the Mortgage Loans: (i) the amount of OID as a percentage of the initial principal balance of this Certificate is approximately ___________; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately _____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial principal balance of this Certificate, calculated using the exact method, is approximately ________%.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                     A-8-10

                 IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

Dated:  _______________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee

                                  By: ______________________________
                                          Authorized Officer

                          Certificate of Authentication

                 This is the Class F Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________

                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent

                                  By: _______________________________
                                          Authorized Officer

                                     A-8-11

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above_named Assignee(s) and to deliver such Class F Certificate to the following address:

________________________________________________________________________________
________________________________________________________________________________


Date:    _________________________

                                     ___________________________________________
                                     Signature by or on behalf of
                                     Assignor(s)

                                     ___________________________________________
                                     Taxpayer Identification Number

                                     A-8-12

                            DISTRIBUTION INSTRUCTIONS

   The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to

________________________________________________________________________________
________________________________________________________________________________
for the account of_____________________________________________________

account number__________________________________

This information is provided by __________________________________ the
Assignee(s) named above, or ________________________________ as its (their)
agent.

                                      By:____________________________________


                                      _______________________________________
                                      [Please print or type name(s)]


                                      _______________________________________
                                      Title


                                      _______________________________________
                                      Taxpayer Identification Number

                                     A-8-13

                                                                    EXHIBIT A-9

                 THIS CLASS G CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CLASS G CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING


                                     A-9-1

PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B)
AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE





                                     A-9-2

INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.


                                     A-9-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS G


Initial Pass-Through Rate: 8.567%(1)

First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class G Certificates:       November 25, 2015
$12,226,000


CUSIP: 74436JDB0                           Initial Class Certificate Balance of this
                                           Certificate:  $12,226,000


No.:    1                                  Registered Owner: Prudential Securities Incorporated


                 This certifies that Prudential Securities Incorporated is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class H, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing


____________________

(1) The Pass-Through Rate shown is the rate for the Distribution Date occurring in January, 1996. The Pass-Through Rate for Interest Accrual Periods related to all subsequent Distribution Dates shall be a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate (calculated as provided in the Pooling and Servicing Agreement) and (ii) 7.64%.


                                     A-9-4

Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class G Certificates during each Interest Accrual Period (as defined below) at a rate equal to the higher of the Weighted Average Net Mortgage Rate on the outstanding Certificate Balance hereof and 7.64%. The Weighted Average Net Mortgage Rate with respect to any Interest Accrual Period is a per annum rate equal to the weighted average of the Net Mortgage Rates, as of the related Due Date. All calculations of interest on the Class G Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with





                                     A-9-5
respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying





                                     A-9-6

Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each





                                     A-9-7

Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates,


                                     A-9-8
on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been


                                     A-9-9
reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, and based on its issue price of ________%, including accrued interest, and a stated redemption price at maturity equal to its initial principal balance (plus one day of interest at the initial pass-through rate hereon), is issued with original issue discount ("OID") for federal income tax purposes. Assuming
(a) that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this Certificate and (b) that the interest rate at which distributions of interest on this Certificate actually will be made will be determined as though the pass-through rate on this Certificate applicable to the first Distribution Date will change only to reflect the maturity of the Mortgage Loans: (i) the amount of OID as a percentage of the initial principal balance of this Certificate is approximately ___________; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately _____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial principal balance of this Certificate, calculated using the exact method, is approximately ________%.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                     A-9-10

                 IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

Dated:  _______________


                                 LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                 By:  _______________________________________
                                                Authorized Officer


                         Certificate of Authentication


                 This is the Class G Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________


                                 LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                  By:  _______________________________________
                                                Authorized Officer


                                     A-9-11

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _______________________________________
_______________________________________________________________________________
_______________________________________________________________________________
____________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:


_______________________________________________________________________________

_______________________________________________________________________________


Date:  _________________________          _____________________________________
                                          Signature by or on behalf of
                                          Assignor(s)



                                          _____________________________________
                                          Taxpayer Identification Number





                                     A-9-12

                           DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________


Distributions, if be made by wire transfer in immediately available funds to
_______________________________________________________________________________
_______________________________________________________________________________
for the account of_____________________________________________________________
account number________________________________________________________________.

This information is provided by __________________________________ the
Assignee(s) named above, or ________________________________ as its (their)
agent.


                                      By:_____________________________________



                                      ________________________________________
                                      [Please print or type name(s)]



                                      ________________________________________
                                      Title



                                      ________________________________________
                                      Taxpayer Identification Number





                                     A-9-13

                                                                   EXHIBIT A-10

                 THIS CLASS H CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CLASS H CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F AND CLASS G CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING


                                     A-10-1

PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B)
AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE





                                     A-10-2

INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.


                                     A-10-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS H


Initial Pass-Through Rate: 8.567%(1)

First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class H Certificates:       November 25, 2015
$11,114,000


CUSIP: 74436JDC8                           Initial Class Certificate Balance of this
                                           Certificate:   $11,114,000


No.:  1                                    Registered Owner: Prudential Securities Incorporated


                 This certifies that Prudential Securities Incorporated is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class J-1, Class J-2, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing


____________________

(1) The Pass-Through Rate shown is the rate for the Distribution Date occurring in January, 1996. The Pass-Through Rate for Interest Accrual Periods related to all subsequent Distribution Dates shall be a per annum rate equal to the higher of (i) the Weighted Average Net Mortgage Rate (calculated as provided in the Pooling and Servicing Agreement) and (ii) 7.64%.


                                     A-10-4

Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class H Certificates during each Interest Accrual Period (as defined below) at a rate equal to the higher of the Weighted Average Net Mortgage Rate on the outstanding Certificate Balance hereof and 7.64%. The Weighted Average Net Mortgage Rate with respect to any Interest Accrual Period is a per annum rate equal to the weighted average of the Net Mortgage Rates, as of the related Due Date. All calculations of interest on the Class H Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with





                                     A-10-5
respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying





                                     A-10-6

Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each





                                     A-10-7

Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates,


                                     A-10-8
on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been


                                     A-10-9
reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, and based on its issue price of ________%, including accrued interest, and a stated redemption price at maturity equal to its initial principal balance (plus one day of interest at the initial pass-through rate hereon), is issued with original issue discount ("OID") for federal income tax purposes. Assuming
(a) that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this Certificate and (b) that the interest rate at which distributions of interest on this Certificate actually will be made will be determined as though the pass-through rate on this Certificate applicable to the first Distribution Date will change only to reflect the maturity of the Mortgage Loans: (i) the amount of OID as a percentage of the initial principal balance of this Certificate is approximately ___________; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately _____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial principal balance of this Certificate, calculated using the exact method, is approximately ________%.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                    A-10-10

                 IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

Dated:  _______________


                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                  By:  _______________________________________
                                                  Authorized Officer


                         Certificate of Authentication


                 This is the Class H Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________


                                  LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                  By:  _______________________________________
                                                  Authorized Officer


                                    A-10-11

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _______________________________________
_______________________________________________________________________________
_______________________________________________________________________________
____________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class H Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class H Certificate of the entire Percentage Interest represented by the within Class H Certificates to the above-named Assignee(s) and to deliver such Class H Certificate to the following address:


_______________________________________________________________________________

_______________________________________________________________________________


Date:  _________________________              _________________________________
                                              Signature by or on behalf of
                                              Assignor(s)



                                              _________________________________
                                              Taxpayer Identification Number





                                    A-10-12

                           DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
_______________________________________________________________________________
_______________________________________________________________________________
for the account of_____________________________________________________________
account number________________________________________________________________.

This information is provided by __________________________________ the
Assignee(s) named above, or ________________________________ as its (their)
agent.


                                      By:____________________________________



                                      _______________________________________
                                      [Please print or type name(s)]



                                      _______________________________________
                                      Title



                                      _______________________________________
                                      Taxpayer Identification Number





                                    A-10-13

                                                                    EXHIBIT A-11

                 THIS CLASS J-1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER WHEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CLASS J-1 CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G AND CLASS H CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING


                                     A-11-1

PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B)
AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE





                                     A-11-2

INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.


                                     A-11-3

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                          SERIES 1995-MCF-2, CLASS J-1




First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Certificate        Scheduled Final Distribution Date:
Balance of the Class J-1 Certificates:     November 25, 2015
$6,669,173.25


CUSIP: 74436JDD6                           Initial Class Certificate Balance of
                                           this Certificate:   $6,669,173.25


No:      1                                 Registered Owner: Prudential
                                           Securities Incorporated

                 This certifies that Prudential Securities Incorporated is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-2, Class R and Class LR Certificates (together with the Class J-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.





                                     A-11-4

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal then distributable, if any, allocable to the Class J-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

                 The Class J-1 Certificates are principal-only Certificates. No interest will accrue on this Certificate.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the





                                     A-11-5
remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.





                                     A-11-6

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the


                                     A-11-7

Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.


                                     A-11-8

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, at an issue price of _____ and a stated redemption price at maturity equal to its initial principal balance, and is issued with original issue discount ("OID") for federal income tax purposes. Assuming that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this
Certificate: (i) the amount of OID as a percentage of the initial principal balance of this Certificate is approximately ____________; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately ____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial principal balance of this Certificate, calculated using the exact method, is approximately _____________ %.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.





                                     A-11-9

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                    A-11-10

                  IN WITNESS WHEREOF, the Trustee has caused this Class J-1 Certificate to be duly executed.

Dated:  _______________


                            LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                            By:  _______________________________________________
                                                 Authorized Officer


                         Certificate of Authentication


                  This is the Class J-1 Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________


                            LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                            By:  _______________________________________________
                                                 Authorized Officer


                                    A-11-11

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
_______________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class J-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class J-1 Certificate of the entire Percentage Interest represented by the within Class J-1 Certificates to the above-named Assignee(s) and to deliver such Class J-1 Certificate to the following address:

________________________________________________________________________________

________________________________________________________________________________


Date:    _________________________     _________________________________________
                                       Signature by or on behalf of
                                       Assignor(s)



                                       _________________________________________
                                       Taxpayer Identification Number





                                    A-11-12

                           DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
for the account of______________________________________________________________
account number_________________________________________________________________.

This information is provided by ___________________________________________ the
Assignee(s) named above, or ________________________________ as its (their)
agent.


                                      By:_______________________________________



                                      __________________________________________
                                      [Please print or type name(s)]



                                      __________________________________________
                                      Title



                                      __________________________________________
                                      Taxpayer Identification Number





                                    A-11-13

                                                                    EXHIBIT A-12

                 THIS CLASS J-2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER TIRE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO ANT INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN
ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7)
OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CLASS J-2 CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-EC, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G AND CLASS H CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                                  THIS CERTIFICATE OR ANY INTEREST HEREIN MAY
NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS) OTHER


                                     A-12-1

THAN AN INSURANCE COMPANY USING ASSETS OF ITS GENERAL ACCOUNT IN CIRCUMSTANCES WHEREBY SUCH PURCHASE OR TRANSFER AND THE SUBSEQUENT HOLDING WOULD NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE, (I) A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE, OR (II) AN OPINION OF COUNSEL WHICH ESTABLISHES TO THE SATISFACTION OF THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT RESULT IN THE ASSETS OF THE TRUST FUND BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY
OR PROHIBITED TRANSACTION PROVISIONS OF ERISA, THE CODE OR ANY SIMILAR LAW, AND WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF
SECTION 406 OR 407 OF ERISA, SECTION 4975 OF THE CODE, OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA OR SECTION 4975 OF THE CODE), WHICH OPINION OF COUNSEL SHALL NOT BE AN EXPENSE OF THE TRUSTEE, THE TRUST FUND, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE REGISTRAR OR THE DEPOSITOR.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                 TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO IN THIS CERTIFICATE.

                 SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.


                                     A-12-2

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                          SERIES 1995-MCF-2, CLASS J-2


Initial Pass-Through Rate: 8.567%(1)

First Distribution Date:                   Cut-off Date: December 1, 1995
January 25, 1996


Aggregate Initial Class Notional           Scheduled Final Distribution Date:
Balance of the Class J-2 Certificates:     November 25, 2015
$6,669,173.25


CUSIP: 74436JDE4                           Initial Class Notional Balance of
                                           this Certificate:  $6,669,173.25


No.:  1                                    Registered Owner: Prudential
                                           Securities Incorporated


                 This certifies that Prudential Securities Incorporated is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class R and Class LR Certificates (together with the Class J-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing
______________________

  (1) The Pass-Through Rate shown is the rate for the Distribution Date occurring in January, 1996. The Pass-Through Rate for Interest Accrual Periods related to all subsequent Distribution Dates shall be a per annum rate equal to the Weighted Average Net Mortgage Rate (calculated as provided in the Pooling and Servicing Agreement).


                                     A-12-3

Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate after taking into account transfers and exchanges occurring prior to the related Record Date) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 Interest will accrue on the Class J-2 Certificates during each Interest Accrual Period (as defined below) at a rate equal to the Weighted Average Net Mortgage Rate on the outstanding Notional Balance hereof. The Weighted Average Net Mortgage Rate with respect to any Interest Accrual Period is a per annum rate equal to the weighted average of the Net Mortgage Rates, as of the related Due Date. All calculations of interest on the Class J-2 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

                 Interest accrued on this Certificate during an Interest Accrual Period, net of this Certificate's pro rata share of any Uncovered Prepayment Interest Shortfalls for the Distribution Date following such Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" with respect to any Distribution Date is the calendar month preceding the month in which such Distribution Date occurs.


                                     A-12-4

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of Certificates the aggregate Certificate Balance or Notional Balance, as applicable, of which is at least $5,000,000, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Trustee to such Holders with respect to such amounts shall terminate, and the Servicer shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer shall not be invested.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the





                                     A-12-5

Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of this Certificate referred to in Section 5.2 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.2 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions





                                     A-12-6
of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage


                                     A-12-7

Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no


                                     A-12-8
event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 This Certificate is issued on December 22, 1995, at an issue price of ____% of the initial Class J-2 Notional Balance, including accrued interest, and a stated redemption price at maturity equal to all interest distributions hereon, and is issued with original issue discount ("OID") for federal income tax purposes. Assuming (a) that this Certificate pays in accordance with projected cash flows reflecting the prepayment assumption described in Scenario 2 (as defined in the Private Placement Memorandum dated December 22, 1995 with respect to the offering of the Certificates) used to price this Certificate and (b) that the interest rate at which distributions of interest on this Certificate actually will be made will be determined as though the pass-through rate on this Certificate applicable to the first Distribution Date will change only to reflect the maturity of the Mortgage Loans: (i) the amount of OID as a percentage of the initial Class J-2 Notional Balance is approximately ____________%; (ii) the annual yield to maturity of this Certificate, compounded monthly, is approximately ____%; and (iii) the amount of OID allocable to the first accrual period (December 22, 1995 to January 25, 1996) as a percentage of the initial Class J-2 Notional Balance, calculated using the exact method, is approximately __________%.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                     A-12-9

                          IN WITNESS WHEREOF, the Trustee has caused this Class
J-2 Certificate to be duly executed.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                    By:_________________________________________
                                                  Authorized Officer



                         Certificate of Authentication

                          This is the Class J-2 Certificate referred to in the
Pooling and Servicing Agreement.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By:_________________________________________
                                                  Authorized Officer





                                    A-12-10

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________
________________________________________________________________________________
________________________________________________________________________________
_________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class J-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class J-2 Certificate of the entire Percentage Interest represented by the within Class J-2 Certificates to the above-named Assignee(s) and to deliver such Class J-2 Certificate to the following address:

________________________________________________________________________________

________________________________________________________________________________


Date:  _______________             _____________________________________________
                                   Signature by or on behalf of Assignor(s)


                                   _____________________________________________
                                   Taxpayer Identification Number





                                    A-12-11

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
________________________________________________________________________________
_________ for the account of____________________________________________________
_________ account number __________________________________________.

This information is provided by ______________________________ the Assignee(s) named above, or ___________________________________ as its (their) agent.

                                     By:________________________________________



                                      ________________________________________
                                      [Please print or type name(s)]



                                      ________________________________________
                                      Title



                                      ________________________________________
                                      Taxpayer Identification Number





                                    A-12-12

                                                                    EXHIBIT A-13

                 THIS CLASS R CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE, MORTGAGE INVESTMENT CONDUIT" AS
THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.2(j) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN), (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

                 THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.


                                     A-13-1

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER THEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QEB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY
THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS), OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.





                                     A-13-2

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                           SERIES 1995-MCF-2, CLASS R

CUSIP:  74436JDF1                                      Percentage Interest: 100%

                 This certifies that Prudential Securities Incorporated is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC, the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2 and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has





                                     A-13-3
executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month, or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the holders of this Certificate as of the related Record Date, an amount equal to the product of the Percentage Interest specified above and the amount, if any, required to be distributed to holders of the Class R Certificates under the terms of the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of 100% Percentage Interest of the Class R Certificates, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Servicer to such Holders with respect to such amounts shall terminate, and the Trustee shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Servicer may





                                     A-13-4
be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

                 This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all placing and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent, or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge will be made to a Certificateholder for any such registration of transfer or exchange, other than (i) the expenses of delivery by other than regular mail (if any) or (ii) if the Certificate Registrar shall so require, payment of a sum sufficient to cover any stamp, duty, tax or other governmental charge or insurance charges that may be imposed in connection therewith. However, transferors of this Certificate are required to cause to be delivered at their own expense any certificates, opinions, or other documents (if any) as may be required to effect a transfer under the Pooling and Servicing Agreement and may be





                                     A-13-5
required to reimburse the Trust for any costs of the Certificate Registrar's review of the documents and any opinions of counsel in connection with a transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.


                                     A-13-6

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).


                                     A-13-7

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties acquired in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                     A-13-8

                 IN WITNESS WHEREOF, the Trustee has caused this Class R Certificate to be duly executed.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                    By:_________________________________________
                                                  Authorized Officer



                         Certificate of Authentication

                          This is the Class R Certificate referred to in the
Pooling and Servicing Agreement.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By:_________________________________________
                                                  Authorized Officer





                                     A-13-9

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), and assign(s) and transfer(s) unto ____________________________________
________________________________________________________________________________
__________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

_______________________________________________________

_______________________________________________________


Date:  _______________                  ________________________________________
                                        Signature by or on behalf of Assignor(s)


                                        ________________________________________
                                        Taxpayer Identification Number





                                    A-13-10

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
_________ for the account of____________________________________________________
_________ account number______________________________________________.

This information is provided by ______________________________ the Assignee(s) named above, or ___________________________________ as its (their) agent.

                                     By:________________________________________



                                        ________________________________________
                                        [Please print or type name(s)]



                                        ________________________________________
                                        Title



                                        ________________________________________
                                        Taxpayer Identification Number





                                    A-13-11

                                                                    EXHIBIT A-14

                 THIS CLASS LR CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                 FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE.
A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.2(j) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

                 THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.


                                     A-14-1

                 THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                 THIS CERTIFICATE OR ANY INTEREST HEREIN MAY NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENT PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (A "SIMILAR LAW") (EACH, A "PLAN"), OR (B) AN INSURANCE COMPANY
THAT IS USING ASSETS OF ANY INSURANCE COMPANY SEPARATE ACCOUNT OR GENERAL ACCOUNT IN WHICH THE ASSETS OF SUCH PLAN ARE INVESTED (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF SUCH PLANS), OR (C) ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. EACH PROSPECTIVE TRANSFEREE OF THIS CERTIFICATE WILL BE REQUIRED TO DELIVER TO THE DEPOSITOR, THE CERTIFICATE REGISTRAR AND THE TRUSTEE A TRANSFEREE REPRESENTATION LETTER, SUBSTANTIALLY IN THE FORM OF EXHIBIT D-2 TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, STATING THAT SUCH PROSPECTIVE TRANSFEREE IS NOT A PERSON REFERRED TO IN CLAUSE (A), (B) OR (C) ABOVE.

                 ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.





                                     A-14-2

                                  EXHIBIT A-14

              PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                          SERIES 1995-MCF-2, CLASS LR

CUSIP:  74436JDG9                                      Percentage Interest: 100%

                 This certifies that Prudential Securities Incorporated is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC, the Lower-Tier REMIC or the Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of commercial Mortgage Loans secured by first liens on commercial and multifamily properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-EC, Class C, Class D, Class E, Class F, Class G, Class H, Class J-1, Class J-2 and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

                 This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer (the "Servicer"), Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent for the Trustee (the "Fiscal Agent"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                 This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and to take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.





                                     A-14-3

                 The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

                 Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the twenty-fifth day of each month or if such twenty-fifth day is not a Business Day, the Business Day immediately following such twenty-fifth day, commencing in January 1996 (each such date, a "Distribution Date"), to the holders of this Certificate as of the related Record Date, an amount equal to the product of the Percentage Interest specified above and the amount, if any, required to be distributed to holders of the Class LR Certificates under the terms of the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums as provided in the Pooling and Servicing Agreement.

                 All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs. Such distributions will be made
(a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity located in the United States having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date and is the registered owner of 100% Percentage Interest of the Class LR Certificates, or otherwise (b) by check mailed to such Certificateholder. The final distribution on this Certificate shall be made in like manner upon presentation and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                 Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.1 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Servicer shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Servicer may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Servicer all amounts distributable to the Holders thereof, at which time the obligations of the Servicer to such Holders with respect to such amounts shall terminate, and the Trustee shall thereafter hold such amounts for the benefit of such Holders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such





                                     A-14-4

Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.1 of the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

                 The Certificates are limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

                 As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Account will be held in the name of the Trustee on behalf of the holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer or the Paying Agent will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Collection Account and the Distribution Account will be paid to the Servicer or the Depositor as set forth in the Pooling and Servicing Agreement.

                 This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

                 As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the corporate trust office of the Certificate Registrar or at the office of any transfer agent. The Certificate Registrar shall require that this Certificate be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing. Thereupon, one or more new Certificates without coupons of a like aggregate Percentage Interest of the same Class in authorized denominations will be executed by the Trustee or the Authenticating Agent and authenticated by the Authenticating Agent and delivered by the Certificate Registrar to the designated transferee or transferees.

                 Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent,the Fiscal Agent, and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar, any Paying Agent, the Fiscal Agent, or any agent of any of them shall be affected by notice to the contrary.

                 No fee or service charge will be made to a Certificateholder for any such registration of transfer or exchange, other than (i) the expenses of delivery by other than regular mail (if any) or (ii) if the Certificate Registrar shall so require, payment of a sum sufficient to cover any stamp, duty, tax or other governmental charge or insurance charges that may be imposed in connection therewith. However, transferors of this Certificate are required to cause





                                     A-14-5
to be delivered at their own expense any certificates, opinions, or other documents (if any) as may be required to effect a transfer under the Pooling and Servicing Agreement and may be required to reimburse the Trust for any costs of the Certificate Registrar's review of the documents and any opinions of counsel in connection with a transfer.

                 The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions therein that may be inconsistent with any other provisions therein, (iii) to amend any provision thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency, or (iv) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement and will not result in the downgrading, withdrawal or qualification of the rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing and, which, as evidenced by an Opinion of Counsel at the expense of the party (other than the Trustee, unless such amendment modifies or otherwise relates solely to the obligations, duties or rights of the Trustee) requesting such amendment, shall not adversely affect in any material respect the interests of any Certificateholder.

                 The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the aggregate Voting Rights allocated to each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall: (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of each affected Certificateholder; (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of all Certificates then outstanding; or (ii) alter the servicing standard set forth in the Pooling and Servicing Agreement or the obligations of the Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance without the consent of the Holders of all Certificates representing all of the Voting Rights of the Class or Classes affected thereby.

                 Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as two separate REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an opinion of counsel, is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder.


                                     A-14-6

                 No amendment shall cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an opinion of counsel.

                 The Special Servicer, the Servicer, the Depositor and the Holders of the Class LR Certificates representing greater than a 50% Percentage Interest of the Class LR Certificates will have the option, upon 30 days' prior Notice of Termination given to the Trustee and the Servicer, which notice the Trustee is required to forward to Certificateholders in the manner set forth in the Pooling and Servicing Agreement, to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Scheduled Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date.

                 If the Trust Fund has not been previously terminated pursuant to the preceding paragraph the Trustee shall conduct an auction of the Mortgage Loans in accordance with the following principles:

                 (i) On the third Distribution Date preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee) the Trustee shall solicit quotes from four Independent broker-dealer firms for bids for whole loans, and if the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, as determined by the average of the three highest such quotes, equals or exceeds the aggregate amount of the Certificate Balances of all Certificates expected to be outstanding as of the close of business on the Auction Proceeds Distribution Date (such aggregate amount, the "Aggregate Certificate Balance") as well as auction expenses, the Trustee shall appoint an Auction Agent to solicit offers from Qualified Offerors to purchase all (but not less than all) of the Mortgage Loans.

                 (ii) The Trustee shall reject every bid (a) that is from a Person who has not been qualified to bid for the Mortgage Loans, (b) that provides for a purchase price that is less than the Aggregate Certificate Balance, (c) that provides for purchase on terms other than all-cash or (d) that is contingent on the occurrence or non-occurrence of any event (each, a "Deficient Auction Bid"). If all bids received by the Trustee are Deficient Auction Bids, the Mortgage Loans shall not be sold and there shall be no termination of the Trust Fund pursuant to Section 9.1(d).

                 (iii) The Trustee is required to accept the highest bid that is not a Deficient Auction Bid and to sell the Mortgage Loans to the successful bidder at a closing to be held no later than the Remittance Date immediately preceding the Distribution Date occurring in December 2006 (or a later Distribution Date determined by the Trustee).


                                     A-14-7

                 The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the purchase of the Mortgage Loans and properties required in respect thereof by the Servicer, the Special Servicer, the Depositor or the Holders of the Class LR Certificates as described above; (ii) the later of (a) the distribution to Certificateholders of final payment with respect to the Mortgage Loans or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the Mortgage Loans and the remittance to the Certificateholders of all funds due under the Pooling and Servicing Agreement; or (iii) the sale of assets of the Trust Fund after the Certificate Balances or Notional Balances, as applicable, of all the Certificates (other than the Class R and Class LR Certificates) have been reduced to zero under circumstances set forth in the Pooling and Servicing Agreement. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last surviving descendant(s) of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

                 Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]





                                     A-14-8

                 IN WITNESS WHEREOF, the Trustee has caused this Class LR Certificate to be duly executed.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Trustee


                                    By:_________________________________________
                                                  Authorized Officer



                         Certificate of Authentication

                 This is the Class LR Certificate referred to in the Pooling and Servicing Agreement.

Dated:  _______________


                                    LASALLE NATIONAL BANK, not in its individual capacity but solely as Authenticating Agent


                                    By:_________________________________________
                                                  Authorized Officer





                                     A-14-9

                                   ASSIGNMENT

                 FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________________________
________________________________________________________________________________
__________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class LR Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class LR Certificate of the entire Percentage Interest represented by the within Class LR Certificates to the above-named Assignee(s) and to deliver such Class LR Certificate to the following address:

________________________________________________________________________________

________________________________________________________________________________


Date:  _______________                __________________________________________
                                      Signature by or on behalf of Assignor(s)


                                      __________________________________________
                                      Taxpayer Identification Number





                                    A-14-10

                           DISTRIBUTION INSTRUCTIONS

                 The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:__________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Distributions, if be made by wire transfer in immediately available funds to
________________________________________________________________________________
_________ for the account of ___________________________________________________
_________ account number _____________________________________________.

                 This information is provided by ______________________________
the Assignee(s) named above, or _____________________________________________
as its (their) agent.

                                     By:________________________________________



                                        ________________________________________
                                        [Please print or type name(s)]



                                        ________________________________________
                                        Title



                                        ________________________________________
                                        Taxpayer Identification Number





                                    A-14-11

         EXHIBIT B: MORTGAGE LOAN SCHEDULE
         PART I


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           ORIGINAL
LOAN   MIDLAND ASSET                                                MONTHLY   INTEREST                                      AMORT.
ID #      NUMBER         PROPERTY NAME         LOCATION             PAYMENT     RATE     DEFAULT RATE    MATURITY DATE     (MONTHS)
------------------------------------------------------------------------------------------------------------------------------------
 28      940900683      Seaport Manor(**)     Brooklyn, NY          $27,502    9.55%           A            12/1/14          234
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

LOAN   MIDLAND ASSET                               CUT-OFF DATE      UNDERWRITTEN  UNDERWRITTEN          UNDERWRITTEN
ID #      NUMBER         PROPERTY NAME               BALANCE              NCF          DSCR                  LTV
---------------------------------------------------------------------------------------------------------------------
 28      940900683      Seaport Manor(**)           $2,888,661          $904,374       1.35                 31.94%
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              PREPAY
                                                  NON-PREMIUM      LOCKOUT                   PREMIUM      % PREMIUM          TOTAL
LOAN   MIDLAND ASSET                              PREPAYMENTS       PERIOD  YM PERIOD       DURING YM      AFTER YM         PREMIUM
ID #      NUMBER          PROPERTY MANAGER         PERMITTED       (YEARS)   (YEARS)          PERIOD        PERIOD          PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
 28      940900683          Self Managed             FALSE            0           10          5.00%      5%,4%,3%,2%,1%       15
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                  LOAN # CROSS
LOAN   MIDLAND ASSET                             MAXIMUM         COLLATERALIZED        SECURED          PROPERY
ID #      NUMBER          PROPERTY MANAGER    SERVICING RATE          WITH             INTEREST          TYPE         ORIGINATOR
--------------------------------------------------------------------------------------------------------------------------------
 28      940900683          Self Managed           0.25%                              Fee Simple    Congregate Care       MCF
--------------------------------------------------------------------------------------------------------------------------------


** Seaport Manor had a total original loan amount of $5.915 million but has a participation in this pool of only $2.915 million, with a cut-off date balance of $2,888,661. Another series of the Depositor's commercial mortgage pass-through certificates (the PSSFC 1995-C1 series) contained the remainder of the total loan amount.

Default Rate Code Description

A The greater of (a) 4% above the stated interest rate on the Mortgage Loan and (b) 4% above the prime rate reported in The Wall Street Journal.

B    The lesser of (a) 150% of the stated interest rate on the Mortgage Loan and
     (b) the highest rate permitted by law.

C The lesser of (a) 13.86% or (b) the maximum rate allowed under applicable law.

D The lesser of (a) 13.48% or (b) the maximum rate allowed under applicable law.

E    A rate equal to 5% above the stated interest rate on the Mortgage Loan.

F The lesser of (a) 21% per annum or (b) the greater of (i) 4% above the applicable interest rate on the Mortgage Loan or (ii) 4% above the Prime Rate reported in The Wall Street Journal.


                                   EXHIBIT B
                                  PART I - 1

EXHIBIT B: MORTGAGE LOAN SCHEDULE
PART II

---------------------------------------------------------------------------------------------------------------------------
           MIDLAND
LOAN ID     ASSET                                                                      MONTHLY  INTEREST  DEFAULT  MATURITY
   #       NUMBER            PROPERTY NAME                              LOCATION       PAYMENT    RATE      RATE     DATE
---------------------------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                      Cambridge, MA        $66,932    8.59%       A      1/1/11
   2     940903232  Star Markets - Quincy                         Quincy, MA           $65,844    8.59%       A      1/1/11
   3     940903262  3307 M Street NW                              Washington, DC       $65,395    8.75%       B     11/1/15
   4     940902784  Ceasar Figoni Properties                      East Patchogue, NY   $55,064    8.35%       E     11/1/05
   5     940901028  2982 Grand Avenue                             Coconut Grove, FL    $48,968    8.51%       A     12/1/05
---------------------------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                          Chattanooga, TN      $50,513    8.08%       A     11/1/02
   7     940902450  Gottschalks - Palmdale                        Palmdale, CA         $52,613    9.39%       A     10/1/10
   8     940902526  Garden Ridge                                  Mesquite, TX         $52,720    8.05%       A      1/1/03
   9     940902047  Mack Park Apartments                          Denton, TX           $40,903    7.89%       A     12/1/02
   10    940902259  Park Villa Apartments                         Tulsa, OK            $36,347    7.90%       A     12/1/00
---------------------------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                       Riverside, CA        $36,448    8.57%       A      1/1/08
   12    940902453  Gottschalks - Yuba City                       Yuba City, CA        $38,713    9.39%       A     10/1/10
   13    940903276  Hydronautics Facility                         Oceanside, CA        $40,049    8.20%       B     11/1/12
   14    940902452  Gottschalks - Eureka                          Eureka, CA           $37,235    9.23%       A     11/1/10
   15    940903265  BJ's Wholesale Club                           Johnson, RI          $34,511    8.42%       B     11/1/11
---------------------------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                Houston, TX          $32,117    8.77%       A     12/1/07
   17    940900420  Riverdale Shopping Center                     Little Rock, AR      $34,140    9.24%       A      9/1/10
   18    940901138  Lafourche Plaza Shopping Ctr                  Thibodaux, LA        $34,301    8.65%       F     12/1/05
   19    940902205  The Bristol House Gracious Retirement Living  Bristol, VA          $29,022    8.20%       A     11/1/02
   20    940901210  Westwood Center II                            Bethesda, MD         $30,063    8.94%       A     10/1/05
---------------------------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                            Corona, CA           $27,119    8.30%       A     11/1/10
   22    940902048  Kingswood Apartments                          Denton, TX           $25,612    7.89%       A     12/1/02
   23    940902139  Kash N' Karry Store # 725                     Ocala, FL            $28,334    9.57%       A      8/1/10
   24    940902140  Kash N' Karry Store # 733                     Auburndale, FL       $28,070    9.57%       A      8/1/10
   25    940901753  Kash N' Karry Store # 720                     Gainesville, FL      $26,686    9.57%       A      8/1/10
---------------------------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                   Kingsport, TN        $28,812    9.93%       A      6/1/10
   27    940901739  Rialto Food-4-Less                            Rialto, CA           $23,976    8.64%       A     10/1/10
   29    940901999  Food 4 Less Supermarket                       Lincoln, NE          $23,858    8.25%       A     12/1/05
   30    940901132  McPherron Properties                          St. Louis Area, MO   $23,767    9.14%       A     10/1/05
   31    940900880  Lost River Apartments                         Bowling Green, KY    $24,578    9.10%       A      9/1/10
---------------------------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                             Staten Island, NY    $22,640    8.99%       D     12/1/05
   33    940900719  Live Oaks Center                              Casselberry, FL      $22,769    9.06%       A     10/1/07
   34    940901277  Union Plaza Office Building                   Minneapolis, MN      $22,933    9.62%       A      9/1/10
   35    940901885  Frank's Nursery & Crafts Stores               Various, MI          $22,145    8.31%       A     11/1/05
   36    940901616  Santa Monica Plaza                            Los Angeles, CA      $20,520    8.73%       A     12/1/07
---------------------------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center               Minnetonka, MN       $20,719    9.35%       A      9/6/07
   38    940901358  Meadowbrook Mobile Home Park                  Pueblo County, CO    $20,198    8.31%       A     12/1/02
   39    940902485  University Village Apartments                 Kansas City, KS      $18,728    8.90%       A     12/1/02
   40    940903261  Univax Building                               Rockville, MD        $23,767    9.70%       B     11/1/10
   41    940900945  Parkway Place                                 Vadnais Heights, MN  $18,583    9.08%       A     10/1/07
---------------------------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                   Harrisonburg, VA     $18,166    9.17%       A     10/1/05
   43    940900904  Fairmount Centre                              Geddes, NY           $18,055    9.08%       A      8/1/05
   44    940901567  Mason Creek Center                            Katy, TX             $16,994    9.00%       A     11/1/07
---------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
           MIDLAND                                                ORIGINAL                               UNDER    UNDER
LOAN ID     ASSET                                                 AMORTIZ.    CUT-OFF     UNDERWRITTEN  WRITTEN  WRITTEN
   #       NUMBER            PROPERTY NAME                        (MONTHS)  DATE BALANCE      NCF        DSCR      LTV
------------------------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                         300     $8,250,000    $1,210,640    1.51     67.76%
   2     940903232  Star Markets - Quincy                            300     $8,115,800    $1,074,558    1.36     78.20%
   3     940903262  3307 M Street NW                                 240     $7,388,563    $  985,789    1.26     70.54%
   4     940902784  Ceasar Figoni Properties                         300     $6,737,984    $1,016,685    1.54     70.15%
   5     940901028  2982 Grand Avenue                                420     $6,550,000    $  848,699    1.44     74.96%
------------------------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                             300     $6,493,254    $  965,795    1.59     70.59%
   7     940902450  Gottschalks - Palmdale                           300     $6,064,807    $  832,831    1.32     66.79%
   8     940902526  Garden Ridge                                     180     $5,500,000    $  773,984    1.22     71.06%
   9     940902047  Mack Park Apartments                             300     $5,350,000    $  680,545    1.39     74.68%
   10    940902259  Park Villa Apartments                            300     $4,750,000    $  573,776    1.32     74.51%
------------------------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                          300     $4,500,000    $  572,471    1.31     72.92%
   12    940902453  Gottschalks - Yuba City                          300     $4,462,500    $  631,448    1.36     64.83%
   13    940903276  Hydronautics Facility                            204     $4,390,017    $  624,354    1.30     73.83%
   14    940902452  Gottschalks - Eureka                             300     $4,351,262    $  618,716    1.38     64.51%
   15    940903265  BJ's Wholesale Club                              240     $4,000,000    $  533,952    1.29     71.17%
------------------------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                   300     $3,900,000    $  502,838    1.30     75.49%
   17    940900420  Riverdale Shopping Center                        276     $3,887,575    $  599,122    1.46     65.64%
   18    940901138  Lafourche Plaza Shopping Ctr                     216     $3,750,000    $  504,730    1.23     74.70%
   19    940902205  The Bristol House Gracious Retirement Living     300     $3,692,738    $  535,379    1.54     72.42%
   20    940901210  Westwood Center II                               300     $3,593,489    $  492,756    1.37     74.47%
------------------------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                               300     $3,421,571    $  464,345    1.43     73.69%
   22    940902048  Kingswood Apartments                             300     $3,350,000    $  431,173    1.40     73.81%
   23    940902139  Kash N' Karry Store # 725                        300     $3,217,094    $  408,161    1.20     74.82%
   24    940902140  Kash N' Karry Store # 733                        300     $3,187,168    $  404,951    1.20     74.82%
   25    940901753  Kash N' Karry Store # 720                        300     $3,030,054    $  384,786    1.20     74.82%
------------------------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                      240     $2,975,580    $  539,140    1.56     65.58%
   27    940901739  Rialto Food-4-Less                               300     $2,937,407    $  399,389    1.39     73.55%
   29    940901999  Food 4 Less Supermarket                          240     $2,800,000    $  364,382    1.27     74.92%
   30    940901132  McPherron Properties                             300     $2,795,102    $  396,123    1.39     72.33%
   31    940900880  Lost River Apartments                            264     $2,789,889    $  394,228    1.34     74.31%
------------------------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                                300     $2,700,000    $  330,879    1.22     75.48%
   33    940900719  Live Oaks Center                                 300     $2,695,213    $  358,100    1.31     72.71%
   34    940901277  Union Plaza Office Building                      300     $2,593,679    $  349,692    1.27     74.80%
   35    940901885  Frank's Nursery & Crafts Stores                  240     $2,583,274    $  354,787    1.34     74.88%
   36    940901616  Santa Monica Plaza                               300     $2,500,000    $  339,725    1.38     74.76%
------------------------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center                  300     $2,393,896    $  342,084    1.38     74.58%
   38    940901358  Meadowbrook Mobile Home Park                     240     $2,360,000    $  347,126    1.43     67.99%
   39    940902485  University Village Apartments                    300     $2,250,000    $  270,970    1.21     74.73%
   40    940903261  Univax Building                                  180     $2,244,420    $  402,805    1.41     66.58%
   41    940900945  Parkway Place                                    300     $2,196,113    $  294,584    1.32     73.87%
------------------------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                      300     $2,131,284    $  293,231    1.35     72.00%

   43    940900904  Fairmount Centre                                 300     $2,129,889    $  291,768    1.35     74.63%
   44    940901567  Mason Creek Center                               300     $2,023,194    $  283,836    1.39     72.29%
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
           MIDLAND                                                                                             NON-PREMIUM
LOAN ID     ASSET                                                                                              PREPAYMENTS
   #       NUMBER            PROPERTY NAME                                     PROPERTY MANAGER                 PERMITTED
--------------------------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                      Self Managed                                    FALSE
   2     940903232  Star Markets - Quincy                         Self Managed                                    FALSE
   3     940903262  3307 M Street NW                              Harvey Property Mgmnt Corp.                     FALSE
   4     940902784  Ceasar Figoni Properties                      Self Managed                                    FALSE
   5     940901028  2982 Grand Avenue                             Self Managed                                    FALSE
--------------------------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                          Leasure Centers, Inc.                           FALSE
   7     940902450  Gottschalks - Palmdale                        Self Managed                                    FALSE
   8     940902526  Garden Ridge                                  Self Managed - Butler Real Estate               FALSE
   9     940902047  Mack Park Apartments                          Wells Asset Management                          FALSE
   10    940902259  Park Villa Apartments                         Self Managed                                    FALSE
--------------------------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                       Magnon Companies                                FALSE
   12    940902453  Gottschalks - Yuba City                       Self Managed                                    FALSE
   13    940903276  Hydronautics Facility                         Sierra Capital                                  FALSE
   14    940902452  Gottschalks - Eureka                          Self Managed                                    FALSE
   15    940903265  BJ's Wholesale Club                           Self Managed                                    FALSE
--------------------------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                Self Managed                                    FALSE
   17    940900420  Riverdale Shopping Center                     Flake, Tabor, Tucker, Wells & Kelley            FALSE
   18    940901138  Lafourche Plaza Shopping Ctr                  Brandywine Mgmnt                                FALSE
   19    940902205  The Bristol House Gracious Retirement Living  Leasure Centers, Inc.                           FALSE
   20    940901210  Westwood Center II                            Westwood Mgmnt                                  FALSE
--------------------------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                            The Vista Group                                 FALSE
   22    940902048  Kingswood Apartments                          Wells Asset Mgmnt                               FALSE
   23    940902139  Kash N' Karry Store # 725                     Owner occupied                                  FALSE
   24    940902140  Kash N' Karry Store # 733                     Owner occupied                                  FALSE
   25    940901753  Kash N' Karry Store # 720                     Owner occupied                                  FALSE
--------------------------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                   Horizons Hotels Ltd.                            FALSE
   27    940901739  Rialto Food-4-Less                            The Vista Group                                 FALSE
   29    940901999  Food 4 Less Supermarket                       Intervest Properties                            FALSE
   30    940901132  McPherron Properties                          Roberts Realty (on site mgrs)                   FALSE
   31    940900880  Lost River Apartments                         American Mgmnt Serv.                            FALSE
--------------------------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                             Samson Mgmnt Company                            FALSE
   33    940900719  Live Oaks Center                              Kellogg Properties Inc.                         FALSE
   34    940901277  Union Plaza Office Building                   Investment Mgmnt                                FALSE
   35    940901885  Frank's Nursery & Crafts Stores               Self Managed                                    FALSE
   36    940901616  Santa Monica Plaza                            Self Managed                                    FALSE
--------------------------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center               Park Commercial                                 FALSE
   38    940901358  Meadowbrook Mobile Home Park                  Affordable Residential Communities              FALSE
   39    940902485  University Village Apartments                 J & B Mgmnt                                     FALSE
   40    940903261  Univax Building                               Greenhoot Inc. & Brannock Real Estate, Inc.     FALSE
   41    940900945  Parkway Place                                 Wellington Mgmnt Inc.                           FALSE
--------------------------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                   Self Managed                                    FALSE
   43    940900904  Fairmount Centre                              Norman Swanson Real Estate                      FALSE
   44    940901567  Mason Creek Center                            Unilev Mgmnt                                    FALSE
--------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
           MIDLAND                                                LOCKOUT    YM
LOAN ID     ASSET                                                 PERIOD   PERIOD
   #       NUMBER            PROPERTY NAME                        (YEARS)  (YEARS)
----------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                         0       10
   2     940903232  Star Markets - Quincy                            0       10
   3     940903262  3307 M Street NW                                 5      14.75
   4     940902784  Ceasar Figoni Properties                         2        9
   5     940901028  2982 Grand Avenue                                0        3
----------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                             0        6
   7     940902450  Gottschalks - Palmdale                           0       10
   8     940902526  Garden Ridge                                     0        5
   9     940902047  Mack Park Apartments                             0        5
   10    940902259  Park Villa Apartments                            0        4
----------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                          0        8
   12    940902453  Gottschalks - Yuba City                          0       10
   13    940903276  Hydronautics Facility                            4       13
   14    940902452  Gottschalks - Eureka                             0       10
   15    940903265  BJ's Wholesale Club                              5      10.75
----------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                   0        4
   17    940900420  Riverdale Shopping Center                        0       10
   18    940901138  Lafourche Plaza Shopping Ctr                     0        3
   19    940902205  The Bristol House Gracious Retirement Living     0        6
   20    940901210  Westwood Center II                               0        3
----------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                               0       10
   22    940902048  Kingswood Apartments                             0        5
   23    940902139  Kash N' Karry Store # 725                        0       10
   24    940902140  Kash N' Karry Store # 733                        0       10
   25    940901753  Kash N' Karry Store # 720                        0       10
----------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                      0        0
   27    940901739  Rialto Food-4-Less                               0       10
   29    940901999  Food 4 Less Supermarket                          0        3
   30    940901132  McPherron Properties                             0        3
   31    940900880  Lost River Apartments                            0        5
----------------------------------------------------------------------------------

   32    940903264  Leparc Apartments                                5        0
   33    940900719  Live Oaks Center                                 0        4
   34    940901277  Union Plaza Office Building                      0        5
   35    940901885  Frank's Nursery & Crafts Stores                  0       9.5
   36    940901616  Santa Monica Plaza                               0       12
----------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center                  0        4
   38    940901358  Meadowbrook Mobile Home Park                     0        2
   39    940902485  University Village Apartments                    0        6
   40    940903261  Univax Building                                  5       10
   41    940900945  Parkway Place                                    0        4
----------------------------------------------------------------------------------
   42    940901039  Town Center                                      0        5
   43    940900904  Fairmount Centre                                 0        3
   44    940901567  Mason Creek Center                               0        4
----------------------------------------------------------------------------------

DEFAULT RATE CODE DESCRIPTION
A  The greater of (a) 4% above the stated interest rate on the Mortgage Loan and
   (b) 4% above the prime rate reported in The Wall Street Journal.
B  The lesser of (a) 150% of the stated interest rate on the Mortgage Loan and
   (b) the highest rate permitted by law.
C The lesser of (a) 13.86% or (b) the maximum rate allowed under applicable law.
D The lesser of (a) 13.48% or (b) the maximum rate allowed under applicable law.
E  A rate equal to 5% above the stated interest rate on the Mortgage Loan.
F The lesser of (a) 21% per annum or (b) the greater of (i) 4% above the applicable interest rate on the Mortgage Loan or (ii) 4% above the Prime Rate reported in The Wall Street Journal.


                                   EXHIBIT B
                                  PART II - 1

EXHIBIT B: MORTGAGE LOAN SCHEDULE
PART II

----------------------------------------------------------------------------------
           MIDLAND
LOAN ID     ASSET                                                  PREPAY PREMIUM
   #       NUMBER            PROPERTY NAME                        DURING YM PERIOD
----------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                            5.00%
   2     940903232  Star Markets - Quincy                               5.00%
   3     940903262  3307 M Street NW                                    1.00%
   4     940902784  Ceasar Figoni Properties                            1.00%
   5     940901028  2982 Grand Avenue                                   5.00%
----------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                                5.00%
   7     940902450  Gottschalks - Palmdale                              5.00%
   8     940902526  Garden Ridge                                        5.00%
   9     940902047  Mack Park Apartments                                5.00%
   10    940902259  Park Villa Apartments                               5.00%
----------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                             5.00%
   12    940902453  Gottschalks - Yuba City                             5.00%
   13    940903276  Hydronautics Facility                               1.50%
   14    940902452  Gottschalks - Eureka                                5.00%
   15    940903265  BJ's Wholesale Club                                 2.00%
----------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                      5.00%
   17    940900420  Riverdale Shopping Center                           5.00%
   18    940901138  Lafourche Plaza Shopping Ctr                        5.00%
   19    940902205  The Bristol House Gracious Retirement Living        5.00%
   20    940901210  Westwood Center II                                  5.00%
----------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                                  5.00%
   22    940902048  Kingswood Apartments                                5.00%
   23    940902139  Kash N' Karry Store # 725                           5.00%
   24    940902140  Kash N' Karry Store # 733                           5.00%
   25    940901753  Kash N' Karry Store # 720                           5.00%
----------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                         0.00%
   27    940901739  Rialto Food-4-Less                                  5.00%
   29    940901999  Food 4 Less Supermarket                             5.00%
   30    940901132  McPherron Properties                                5.00%
   31    940900880  Lost River Apartments                               5.00%
----------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                                   1.00%
   33    940900719  Live Oaks Center                                    5.00%
   34    940901277  Union Plaza Office Building                         5.00%
   35    940901885  Frank's Nursery & Crafts Stores                     1.00%
   36    940901616  Santa Monica Plaza                                  0.00%
----------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center                     5.00%
   38    940901358  Meadowbrook Mobile Home Park                        5.00%
   39    940902485  University Village Apartments                       5.00%
   40    940903261  Univax Building                                     2.00%
   41    940900945  Parkway Place                                       5.00%
----------------------------------------------------------------------------------
   42    940901039  Town Center                                         5.00%
   43    940900904  Fairmount Centre                                    5.00%
   44    940901567  Mason Creek Center                                  5.00%
----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
           MIDLAND
LOAN ID     ASSET
   #       NUMBER            PROPERTY NAME                                         % PREMIUM AFTER YM PERIOD
-----------------------------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                                              5%,4%,3%,2%
   2     940903232  Star Markets - Quincy                                                 5%,4%,3%,2%
   3     940903262  3307 M Street NW                                                           0
   4     940902784  Ceasar Figoni Properties                                                   0
   5     940901028  2982 Grand Avenue                                                    5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                                                       0
   7     940902450  Gottschalks - Palmdale                                                     0
   8     940902526  Garden Ridge                                                               0
   9     940902047  Mack Park Apartments                                                       5%
   10    940902259  Park Villa Apartments                                                      1%
-----------------------------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                                                 3%,2%,1%
   12    940902453  Gottschalks - Yuba City                                                    0
   13    940903276  Hydronautics Facility                                                      0
   14    940902452  Gottschalks - Eureka                                                       0
   15    940903265  BJ's Wholesale Club                                                        0
-----------------------------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                                       5%,4%,3%,2%,1%
   17    940900420  Riverdale Shopping Center                                            5%,4%,3%,2%,1%
   18    940901138  Lafourche Plaza Shopping Ctr                                         5%,4%,3%,2%,1%
   19    940902205  The Bristol House Gracious Retirement Living                               0
   20    940901210  Westwood Center II                                                   5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                                                         0
   22    940902048  Kingswood Apartments                                                       5%
   23    940902139  Kash N' Karry Store # 725                                            5%,4%,3%,2%,1%
   24    940902140  Kash N' Karry Store # 733                                            5%,4%,3%,2%,1%
   25    940901753  Kash N' Karry Store # 720                                            5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                                          5%,4%,3%,2%,1%
   27    940901739  Rialto Food-4-Less                                                         0

   29    940901999  Food 4 Less Supermarket                                              5%,4%,3%,2%,1%
   30    940901132  McPherron Properties                                                 5%,4%,3%,2%,1%
   31    940900880  Lost River Apartments                                                5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                             5%,4%,3%,2%,1% (last 90 days of year 2005 open, no penalty)
   33    940900719  Live Oaks Center                                                     5%,4%,3%,2%,1%
   34    940901277  Union Plaza Office Building                                          5%,4%,3%,2%,1%
   35    940901885  Frank's Nursery & Crafts Stores                                            0
   36    940901616  Santa Monica Plaza                                                         0
-----------------------------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center                                      5%,4%,3%,2%,1%
   38    940901358  Meadowbrook Mobile Home Park                                               0
   39    940902485  University Village Apartments                                              0
   40    940903261  Univax Building                                                            0
   41    940900945  Parkway Place                                                        5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                                           4%,3%,2%,1%
   43    940900904  Fairmount Centre                                                     5%,4%,3%,2%,1%
   44    940901567  Mason Creek Center                                                   5%,4%,3%,2%,1%
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
           MIDLAND                                                 TOTAL
LOAN ID     ASSET                                                 PREMIUM      MAXIMUM     CROSS COLLAT-ERALIZED:
   #       NUMBER            PROPERTY NAME                         PERIOD  SERVICING RATE         LOAN #           SECURED INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                         14        0.250%               2                 Fee Simple
   2     940903232  Star Markets - Quincy                            14        0.250%               1                 Fee Simple
   3     940903262  3307 M Street NW                                19.75      0.140%                                 Fee Simple
   4     940902784  Ceasar Figoni Properties                         11        0.125%                                 Fee Simple
   5     940901028  2982 Grand Avenue                                 8        0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                              6        0.250%                                 Fee Simple
   7     940902450  Gottschalks - Palmdale                           10        0.250%             14;12               Fee Simple
   8     940902526  Garden Ridge                                      5        0.250%                                 Fee Simple
   9     940902047  Mack Park Apartments                              6        0.250%              22                 Fee Simple
   10    940902259  Park Villa Apartments                            4.5       0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                          11        0.250%                                 Fee Simple
   12    940902453  Gottschalks - Yuba City                          10        0.250%             7;14                Fee Simple
   13    940903276  Hydronautics Facility                            17        0.140%              51                 Fee Simple
   14    940902452  Gottschalks - Eureka                             10        0.250%             7;12                Fee Simple
   15    940903265  BJ's Wholesale Club                             15.75      0.140%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                    9        0.250%                                 Fee Simple
   17    940900420  Riverdale Shopping Center                        14.5      0.250%                                 Ground Lease
   18    940901138  Lafourche Plaza Shopping Ctr                      8        0.250%                                 Fee Simple
   19    940902205  The Bristol House Gracious Retirement Living      6        0.250%              56                 Fee Simple
   20    940901210  Westwood Center II                                8        0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                               10        0.250%                                 Fee Simple
   22    940902048  Kingswood Apartments                              6        0.250%               9                 Fee Simple
   23    940902139  Kash N' Karry Store # 725                        14.5      0.250%                                 Fee Simple
   24    940902140  Kash N' Karry Store # 733                        14.5      0.250%                                 Fee Simple
   25    940901753  Kash N' Karry Store # 720                        14.5      0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                       5        0.250%                                 Fee Simple
   27    940901739  Rialto Food-4-Less                               10        0.250%                                 Fee Simple
   29    940901999  Food 4 Less Supermarket                           8        0.250%                                 Fee Simple
   30    940901132  McPherron Properties                              8        0.250%                                 Fee Simple
   31    940900880  Lost River Apartments                            10        0.250%              53                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                                9.75      0.140%                                 Fee Simple
   33    940900719  Live Oaks Center                                  9        0.250%                                 Fee Simple
   34    940901277  Union Plaza Office Building                      10        0.250%                                 Fee Simple
   35    940901885  Frank's Nursery & Crafts Stores                  9.5       0.250%                                 Fee Simple
   36    940901616  Santa Monica Plaza                               12        0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center                   9        0.250%                                 Fee Simple
   38    940901358  Meadowbrook Mobile Home Park                      2        0.250%                                 Fee Simple
   39    940902485  University Village Apartments                     6        0.250%                                 Fee Simple
   40    940903261  Univax Building                                  15        0.140%                                 Fee Simple
   41    940900945  Parkway Place                                     9        0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                       9        0.250%                                 Fee Simple
   43    940900904  Fairmount Centre                                  8        0.250%                                 Fee Simple
   44    940901567  Mason Creek Center                                9        0.250%                                 Fee Simple
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
           MIDLAND
LOAN ID     ASSET
   #       NUMBER            PROPERTY NAME                            PROPERY TYPE
---------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                      Retail
   2     940903232  Star Markets - Quincy                         Retail
   3     940903262  3307 M Street NW                              Commercial/Residential
   4     940902784  Ceasar Figoni Properties                      Multifamily
   5     940901028  2982 Grand Avenue                             Office/Retail
---------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                          Congregate Care
   7     940902450  Gottschalks - Palmdale                        Retail
   8     940902526  Garden Ridge                                  Retail
   9     940902047  Mack Park Apartments                          Multifamily
   10    940902259  Park Villa Apartments                         Multifamily
---------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                       Office
   12    940902453  Gottschalks - Yuba City                       Retail
   13    940903276  Hydronautics Facility                         Industrial/Light Industrial
   14    940902452  Gottschalks - Eureka                          Retail
   15    940903265  BJ's Wholesale Club                           Retail
---------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                Retail
   17    940900420  Riverdale Shopping Center                     Retail
   18    940901138  Lafourche Plaza Shopping Ctr                  Retail
   19    940902205  The Bristol House Gracious Retirement Living  Congregate Care
   20    940901210  Westwood Center II                            Office/Retail
---------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                            Retail
   22    940902048  Kingswood Apartments                          Multifamily
   23    940902139  Kash N' Karry Store # 725                     Retail
   24    940902140  Kash N' Karry Store # 733                     Retail
   25    940901753  Kash N' Karry Store # 720                     Retail
---------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                   Hotel

   27    940901739  Rialto Food-4-Less                            Retail
   29    940901999  Food 4 Less Supermarket                       Retail
   30    940901132  McPherron Properties                          Multifamily
   31    940900880  Lost River Apartments                         Multifamily
---------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                             Multifamily
   33    940900719  Live Oaks Center                              Industrial/Light Industrial
   34    940901277  Union Plaza Office Building                   Office
   35    940901885  Frank's Nursery & Crafts Stores               Retail
   36    940901616  Santa Monica Plaza                            Retail
---------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center               Retail
   38    940901358  Meadowbrook Mobile Home Park                  Mobile Home Park
   39    940902485  University Village Apartments                 Multifamily
   40    940903261  Univax Building                               Office/Warehouse
   41    940900945  Parkway Place                                 Industrial/Light Industrial
---------------------------------------------------------------------------------------------
   42    940901039  Town Center                                   Retail
   43    940900904  Fairmount Centre                              Retail
   44    940901567  Mason Creek Center                            Retail
---------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
           MIDLAND
LOAN ID     ASSET
   #       NUMBER            PROPERTY NAME                                    ORIGINATOR
----------------------------------------------------------------------------------------------------------
   1     940903231  Star Markets - Cambridge                      MCF
   2     940903232  Star Markets - Quincy                         MCF
   3     940903262  3307 M Street NW                              ULLICO
   4     940902784  Ceasar Figoni Properties                      Arbor National Commercial Mortgage Corp.
   5     940901028  2982 Grand Avenue                             MCF
----------------------------------------------------------------------------------------------------------
   6     940902036  Mountain Creek Manor                          MCF
   7     940902450  Gottschalks - Palmdale                        MCF
   8     940902526  Garden Ridge                                  MCF
   9     940902047  Mack Park Apartments                          MCF
   10    940902259  Park Villa Apartments                         MCF
----------------------------------------------------------------------------------------------------------
   11    940902096  Spruce Financial Center                       MCF
   12    940902453  Gottschalks - Yuba City                       MCF
   13    940903276  Hydronautics Facility                         ULLICO
   14    940902452  Gottschalks - Eureka                          MCF
   15    940903265  BJ's Wholesale Club                           ULLICO
----------------------------------------------------------------------------------------------------------
   16    940901855  Stafford Plaza Shopping Center                MCF
   17    940900420  Riverdale Shopping Center                     MCF
   18    940901138  Lafourche Plaza Shopping Ctr                  MCF
   19    940902205  The Bristol House Gracious Retirement Living  MCF
   20    940901210  Westwood Center II                            MCF
----------------------------------------------------------------------------------------------------------
   21    940901740  Corona Food 4 Less                            MCF
   22    940902048  Kingswood Apartments                          MCF
   23    940902139  Kash N' Karry Store # 725                     MCF
   24    940902140  Kash N' Karry Store # 733                     MCF
   25    940901753  Kash N' Karry Store # 720                     MCF
----------------------------------------------------------------------------------------------------------
   26    940900748  Comfort Inn                                   MCF
   27    940901739  Rialto Food-4-Less                            MCF
   29    940901999  Food 4 Less Supermarket                       MCF
   30    940901132  McPherron Properties                          MCF
   31    940900880  Lost River Apartments                         MCF
----------------------------------------------------------------------------------------------------------
   32    940903264  Leparc Apartments                             ULLICO
   33    940900719  Live Oaks Center                              MCF
   34    940901277  Union Plaza Office Building                   MCF
   35    940901885  Frank's Nursery & Crafts Stores               MCF
   36    940901616  Santa Monica Plaza                            MCF
----------------------------------------------------------------------------------------------------------
   37    940900581  Highland Square Shopping Center               MCF
   38    940901358  Meadowbrook Mobile Home Park                  MCF
   39    940902485  University Village Apartments                 MCF
   40    940903261  Univax Building                               ULLICO
   41    940900945  Parkway Place                                 MCF
----------------------------------------------------------------------------------------------------------
   42    940901039  Town Center                                   MCF
   43    940900904  Fairmount Centre                              MCF
   44    940901567  Mason Creek Center                            MCF
----------------------------------------------------------------------------------------------------------

                                  EXHIBIT B
                                 PART II - 2

                 EXHIBIT B: MORTGAGE LOAN SCHEDULE
                 PART II

----------------------------------------------------------------------------------------------------------------------------------

LOAN     MIDLAND                                                                              MONTHLY  INTEREST  DEFAULT  MATURITY
ID #  ASSET NUMBER          PROPERTY NAME                              LOCATION               PAYMENT    RATE     RATE      DATE
----------------------------------------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                                Danvers, MA                $17,805    9.58%     A       9/1/10
  46   940901620     Westridge Office Park                         Avon, IN                   $15,685    8.80%     A       12/1/07
  47   940901547     Candelaria Industrial                         Albuquerque, NM            $16,754    8.72%     A       12/1/07
  48   940901783     U-Store                                       Washington, DC             $17,107    9.01%     A       12/1/10
  49   940900530     CVS Plaza                                     West Deptford, NJ          $14,548    8.85%     A       11/1/07
----------------------------------------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                      Riverside, CA              $14,081    8.84%     A       12/1/07
  51   940903277     Arizona Beverage Distributing Company         Phoenix, AZ                $16,691    8.45%     B       11/1/10
  52   940901004     Bering Village Shopping Center                Anchorage, AK              $15,836    9.66%     A       9/1/10
  53   940900932     Stonecrest Apartments                         Lafayette, IN              $14,792    9.18%     A       9/1/10
  54   940901900     Rowland Heights Auto Center                   Rowland Heights, CA        $16,636    9.39%     A       12/1/11
----------------------------------------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                           Norman, OK                 $11,947    8.37%     A       12/1/10
  56   940902237     Walden Oaks Healthcare Center                 San Antonio, TX            $13,198    8.69%     A       11/1/10
  57   940901609     Gerald Adams Properties                       New Orleans Area, LA       $13,092    8.62%     F       12/1/07
  58   940901266     Lightning Creek Shopping Center & Apts        Oklahoma City, OK          $12,871    9.70%     A       9/1/10
  59   940901534     Macarthur Mills Office Park                   Carrollton, TX             $12,186    9.32%     A       8/1/05
----------------------------------------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                      Pleasantville, NJ          $11,980    9.24%     C       9/1/05
  61   940900776     Wickes Furniture                              Aurora, IL                 $12,750    9.17%     A       7/1/10
  62   940901586     815 South Main Street                         Grapevine, TX              $11,468    9.15%     A       9/1/07
  63   940902320     Holly Hills Apartments                        Denton, TX                 $12,777    8.15%     A       12/1/10
  64   940901775     Oak Creek Apartments                          Austin, TX                 $11,002    8.87%     A       11/1/10
----------------------------------------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park               Loveland, CO               $11,126    8.31%     A       12/1/02
  66   940901542     The Centers III                               Lynnwood, WA               $10,635    8.69%     A       12/1/07
  67   940901452     Mark VI Apartments                            Houston, TX                $10,630    8.92%     A       12/1/07
  68   940901591     8435-8447 Canoga  Avenue                      Canoga Park, CA            $11,554    9.38%     A       9/1/07
  69   940902050     Ridgmar Manor Apartments                      Fort Worth, TX              $9,744    8.60%     A       11/1/10
----------------------------------------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                         Leominster, MA              $9,572    8.90%     A       12/1/05
  71   940901006     National Self Storage - Alb-4                 Albuquerque, NM            $11,163    10.06%    A       9/1/10
  72   940900584     Doug's Storage                                Florissant, MO             $11,707    9.83%     A       7/1/10
  73   940902041     Abilene Village Shopping Center               Abilene, TX                 $8,668    8.80%     A       12/1/07
  74   940900860     Stratford Manor Apartments                    Jackson, MS                 $7,992    8.41%     A       7/1/05
----------------------------------------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                        Phoenix, AZ                 $7,674    8.86%     A       8/1/07
  76   940901103     Witmer Industrial Estate                      Niagara, NY                 $7,399    8.75%     A       11/1/07
  77   940901533     April Lane Commerce Park                      Columbus, OH                $7,534    8.97%     A       10/1/07
  78   940901152     Windfern Industrial Park                      Houston, TX                 $7,011    8.79%     A       12/1/10
  79   940901941     Hillsborough Office Building                  Roseville, MN               $6,626    8.47%     A       12/1/10
----------------------------------------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                               Middletown, CT              $6,825    9.36%     A       8/1/10
  81   940901218     Greenhouse Apartments                         Grand Junction, CO          $6,340    9.09%     A       9/1/07
  82   940900456     Maplewood Auto Mall                           Maplewood, MN               $6,980    9.67%     A       9/1/07
  83   940900155     Goffstown Village Apartments                  Goffstown/Franklin, NH      $6,209    9.25%     A       8/1/03
  84   940900953     Chestnut Square Apartments                    Midwest City, OK            $5,634    9.40%     A       9/1/05
  85   940900610     Lyn Village Apartments                        Reynoldsburg, OH            $4,953    8.80%     A       8/1/07
----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                ORIGINAL                                    UNDER    UNDER
LOAN     MIDLAND                                                AMORTIZ.   CUT-OFF DATE                    WRITTEN  WRITTEN
ID #  ASSET NUMBER          PROPERTY NAME                       (MONTHS)     BALANCE     UNDERWRITTEN NCF   DSCR      LTV
---------------------------------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                               300       $2,020,044       $290,931       1.36     69.04%
  46   940901620     Westridge Office Park                        300       $1,900,000       $257,986       1.37     73.26%
  47   940901547     Candelaria Industrial                        240       $1,900,000       $279,508       1.39     70.61%
  48   940901783     U-Store                                      240       $1,900,000       $305,015       1.49     68.52%
  49   940900530     CVS Plaza                                    300       $1,753,395       $227,519       1.30     74.53%
---------------------------------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                     300       $1,700,000       $221,469       1.31     71.51%
  51   940903277     Arizona Beverage Distributing Company        180       $1,695,280       $240,379       1.20     68.47%
  52   940901004     Bering Village Shopping Center               240       $1,673,009       $266,796       1.40     64.60%
  53   940900932     Stonecrest Apartments                        264       $1,669,020       $234,679       1.32     74.67%
  54   940901900     Rowland Heights Auto Center                  192       $1,650,000       $263,778       1.32     68.85%
---------------------------------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                          300       $1,500,000       $201,769       1.41     74.34%
  56   940902237     Walden Oaks Healthcare Center                240       $1,497,664       $238,609       1.51     69.04%
  57   940901609     Gerald Adams Properties                      240       $1,495,500       $214,732       1.37     73.13%
  58   940901266     Lightning Creek Shopping Center & Apts       300       $1,446,522       $191,600       1.24     72.20%
  59   940901534     Macarthur Mills Office Park                  300       $1,410,158       $194,724       1.33     65.93%
---------------------------------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                     300       $1,395,144       $189,397       1.32     75.14%
  61   940900776     Wickes Furniture                             240       $1,381,505       $214,939       1.40     72.68%
  62   940901586     815 South Main Street                        300       $1,346,450       $253,295       1.84     59.71%
  63   940902320     Holly Hills Apartments                       180       $1,325,000       $275,131       1.79     46.95%
  64   940901775     Oak Creek Apartments                         300       $1,323,792       $168,300       1.27     74.72%
---------------------------------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park              240       $1,300,000       $157,899       1.18     82.33%
  66   940901542     The Centers III                              300       $1,300,000       $175,443       1.37     74.48%
  67   940901452     Mark VI Apartments                           300       $1,275,000       $170,282       1.33     74.88%
  68   940901591     8435-8447 Canoga  Avenue                     240       $1,244,609       $188,734       1.36     67.02%
  69   940902050     Ridgmar Manor Apartments                     300       $1,198,856       $152,599       1.31     74.63%
---------------------------------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                        300       $1,150,000       $188,678       1.64     64.00%
  71   940901006     National Self Storage - Alb-4                240       $1,147,446       $181,976       1.36     69.36%
  72   940900584     Doug's Storage                               180       $1,086,299       $202,116       1.44     59.12%
  73   940902041     Abilene Village Shopping Center              300       $1,050,000       $137,927       1.33     73.28%
  74   940900860     Stratford Manor Apartments                   300        $995,014        $125,340       1.31     73.43%
---------------------------------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                       300        $921,584        $127,730       1.39     67.46%
  76   940901103     Witmer Industrial Estate                     300        $899,163        $118,162       1.33     71.00%
  77   940901533     April Lane Commerce Park                     300        $898,380        $122,917       1.36     67.05%
  78   940901152     Windfern Industrial Park                     300        $850,000        $115,352       1.37     69.65%
  79   940901941     Hillsborough Office Building                 300        $825,000        $118,525       1.49     65.55%
---------------------------------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                              300        $787,315        $104,352       1.27     74.34%
  81   940901218     Greenhouse Apartments                        300        $748,008        $101,973       1.34     73.35%
  82   940900456     Maplewood Auto Mall                          240        $736,924        $114,081       1.36     65.20%
  83   940900155     Goffstown Village Apartments                 300        $722,490        $102,881       1.38     73.74%
  84   940900953     Chestnut Square Apartments                   300        $648,360         $92,969       1.38     73.23%
  85   940900610     Lyn Village Apartments                       300        $597,762         $92,651       1.56     67.74%
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                                                      NON-PREMIUM   LOCKOUT
LOAN     MIDLAND                                                                                      PREPAYMENTS   PERIOD
ID #  ASSET NUMBER          PROPERTY NAME                        PROPERTY MANAGER                      PERMITTED    (YEARS)
---------------------------------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                          Corbett Realty & Appraisal Service           FALSE       0
  46   940901620     Westridge Office Park                   Westar                                       FALSE       0
  47   940901547     Candelaria Industrial                   Self Managed                                 FALSE       0
  48   940901783     U-Store                                 U-Store Company                              FALSE       0
  49   940900530     CVS Plaza                               D'Anastasio Corporation                      FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                The Magnon Companies                         FALSE       0
  51   940903277     Arizona Beverage Distributing Company   Sierra Capital Mgmnt                         FALSE       4
  52   940901004     Bering Village Shopping Center          H & R Mgmnt, Inc.                            FALSE       0
  53   940900932     Stonecrest Apartments                   American Mgmnt Services                      FALSE       0
  54   940901900     Rowland Heights Auto Center             Abrams Venture, Inc.                         FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                     McCasland Co. (Self)                         FALSE       0
  56   940902237     Walden Oaks Healthcare Center           Leisure Centers, Inc.                        FALSE       0
  57   940901609     Gerald Adams Properties                 Rosenburg Investment Company                 FALSE       0
  58   940901266     Lightning Creek Shopping Center & Apts  Principal of borrowing entity                FALSE       0
  59   940901534     Macarthur Mills Office Park             Carmel Realty Services, Ltd.                 FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                Samson Mgmnt Co.                             FALSE       5
  61   940900776     Wickes Furniture                        Bradley Associates                           TRUE        0
  62   940901586     815 South Main Street                   Self Managed                                 FALSE       0
  63   940902320     Holly Hills Apartments                  Wells Asset Mgmnt                            FALSE       0
  64   940901775     Oak Creek Apartments                    KVA Property Mgmnt                           FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park         Affordable Residential Communities           FALSE       0
  66   940901542     The Centers III                         F.R. McAbee Inc.                             FALSE       0
  67   940901452     Mark VI Apartments                      Self Managed                                 FALSE       0
  68   940901591     8435-8447 Canoga  Avenue                Self Managed                                 FALSE       0
  69   940902050     Ridgmar Manor Apartments                                                             FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                   Self Managed                                 FALSE       0
  71   940901006     National Self Storage - Alb-4           National Self Storage                        FALSE       0
  72   940900584     Doug's Storage                          Principal of Borrowing entity                FALSE       0
  73   940902041     Abilene Village Shopping Center         Self Managed                                 FALSE       0
  74   940900860     Stratford Manor Apartments              DalWorth Mgmnt                               FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                  Family member                                FALSE       0
  76   940901103     Witmer Industrial Estate                Flain Development Corp                       FALSE       0
  77   940901533     April Lane Commerce Park                Self Managed                                 FALSE       0
  78   940901152     Windfern Industrial Park                Tarantino Properties                         FALSE       0
  79   940901941     Hillsborough Office Building            Self Managed                                 FALSE       0
-----------------------------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                         Owner-mangaed                                FALSE       0
  81   940901218     Greenhouse Apartments                   European Investment Management Services      FALSE       0
  82   940900456     Maplewood Auto Mall                     PBK Investments, Inc.                        FALSE       0
  83   940900155     Goffstown Village Apartments            Sentry Mgmnt Corp.                           FALSE       0
  84   940900953     Chestnut Square Apartments              Womack Properties                            FALSE       0
  85   940900610     Lyn Village Apartments                  Central Mgmnt Company                        FALSE       0
-----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------

LOAN     MIDLAND                                             YM PERIOD
ID #  ASSET NUMBER          PROPERTY NAME                     (YEARS)
----------------------------------------------------------------------
  45   940900742     Andover Retail                              5
  46   940901620     Westridge Office Park                       10
  47   940901547     Candelaria Industrial                       5
  48   940901783     U-Store                                     5
  49   940900530     CVS Plaza                                   4
-------------------------------------------------------------------
  50   940900862     Chicago Financial Center                    4
  51   940903277     Arizona Beverage Distributing Company       11
  52   940901004     Bering Village Shopping Center              5
  53   940900932     Stonecrest Apartments                       5
  54   940901900     Rowland Heights Auto Center                 5
-------------------------------------------------------------------
  55   940901292     Lakewood Apartments                         7
  56   940902237     Walden Oaks Healthcare Center               10
  57   940901609     Gerald Adams Properties                     4
  58   940901266     Lightning Creek Shopping Center & Apts      5
  59   940901534     Macarthur Mills Office Park                 3
-------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                    0
  61   940900776     Wickes Furniture                            5
  62   940901586     815 South Main Street                       4
  63   940902320     Holly Hills Apartments                      7
  64   940901775     Oak Creek Apartments                        8
-------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park             2
  66   940901542     The Centers III                             4
  67   940901452     Mark VI Apartments                          4
  68   940901591     8435-8447 Canoga  Avenue                    4
  69   940902050     Ridgmar Manor Apartments                    10
-------------------------------------------------------------------
  70   940900480     Wellington Apartments                       3
  71   940901006     National Self Storage - Alb-4               5
  72   940900584     Doug's Storage                              5
  73   940902041     Abilene Village Shopping Center             4
  74   940900860     Stratford Manor Apartments                  3
-------------------------------------------------------------------
  75   940901134     Genesis Medical Center                      4
  76   940901103     Witmer Industrial Estate                    4
  77   940901533     April Lane Commerce Park                    4
  78   940901152     Windfern Industrial Park                    5
  79   940901941     Hillsborough Office Building                7
-------------------------------------------------------------------
  80   940900507     Walgreens Plaza                             5

  81   940901218     Greenhouse Apartments                       4
  82   940900456     Maplewood Auto Mall                         4
  83   940900155     Goffstown Village Apartments                6
  84   940900953     Chestnut Square Apartments                  3
  85   940900610     Lyn Village Apartments                      4
-------------------------------------------------------------------

DEFAULT RATE CODE DESCRIPTION

A  The greater of (a) 4% above the stated interest rate on the Mortgage Loan and
   (b) 4% above the prime rate reported in The Wall Street Journal.

B  The lesser of (a) 150% of the stated interest rate on the Mortgage Loan and
   (b) the highest rate permitted by law.

C The lesser of (a) 13.86% or (b) the maximum rate allowed under applicable law.

D The lesser of (a) 13.48% or (b) the maximum rate allowed under applicable law.

E  A rate equal to 5% above the stated interest rate on the Mortgage Loan.

F The lesser of (a) 21% per annum or (b) the greater of (i) 4% above the applicable interest rate on the Mortgage Loan or (ii) 4% above the Prime Rate reported in The Wall Street Journal.

                                  EXHIBIT B
                                 PART II - 3

EXHIBIT B: MORTGAGE LOAN SCHEDULE
PART II

-------------------------------------------------------------------------------

LOAN     MIDLAND                                              PREPAY PREMIUM
ID #  ASSET NUMBER          PROPERTY NAME                    DURING YM PERIOD
-------------------------------------------------------------------------------
  45   940900742     Andover Retail                                5.00%
  46   940901620     Westridge Office Park                         5.00%
  47   940901547     Candelaria Industrial                         5.00%
  48   940901783     U-Store                                       5.00%
  49   940900530     CVS Plaza                                     5.00%
-------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                      5.00%
  51   940903277     Arizona Beverage Distributing Company         1.50%
  52   940901004     Bering Village Shopping Center                5.00%
  53   940900932     Stonecrest Apartments                         5.00%
  54   940901900     Rowland Heights Auto Center                   5.00%
-------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                           5.00%
  56   940902237     Walden Oaks Healthcare Center                 5.00%
  57   940901609     Gerald Adams Properties                       5.00%
  58   940901266     Lightning Creek Shopping Center & Apts        5.00%
  59   940901534     Macarthur Mills Office Park                   5.00%
-------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                      1.00%
  61   940900776     Wickes Furniture                              5.00%
  62   940901586     815 South Main Street                         5.00%
  63   940902320     Holly Hills Apartments                        5.00%
  64   940901775     Oak Creek Apartments                          5.00%
-------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park               5.00%
  66   940901542     The Centers III                               5.00%
  67   940901452     Mark VI Apartments                            5.00%
  68   940901591     8435-8447 Canoga  Avenue                      5.00%
  69   940902050     Ridgmar Manor Apartments                      5.00%
-------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                         5.00%
  71   940901006     National Self Storage - Alb-4                 5.00%
  72   940900584     Doug's Storage                                5.00%
  73   940902041     Abilene Village Shopping Center               5.00%
  74   940900860     Stratford Manor Apartments                    5.00%
-------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                        5.00%
  76   940901103     Witmer Industrial Estate                      5.00%
  77   940901533     April Lane Commerce Park                      5.00%
  78   940901152     Windfern Industrial Park                      5.00%
  79   940901941     Hillsborough Office Building                  5.00%
-------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                               5.00%
  81   940901218     Greenhouse Apartments                         5.00%
  82   940900456     Maplewood Auto Mall                           5.00%
  83   940900155     Goffstown Village Apartments                  1.00%
  84   940900953     Chestnut Square Apartments                    5.00%
  85   940900610     Lyn Village Apartments                        5.00%
-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                                                               TOTAL
LOAN     MIDLAND                                                                                              PREMIUM
ID #  ASSET NUMBER          PROPERTY NAME                               % PREMIUM AFTER YM PERIOD             PERIOD
---------------------------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                                           5%,4%,3%,2%,1%                    10
  46   940901620     Westridge Office Park                                          0                           10
  47   940901547     Candelaria Industrial                                    5%,4%,3%,2%,1%                    10
  48   940901783     U-Store                                                  5%,4%,3%,2%,1%                    10
  49   940900530     CVS Plaza                                                5%,4%,3%,2%,1%                     9
---------------------------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                                 5%,4%,3%,2%,1%                     9
  51   940903277     Arizona Beverage Distributing Company                          0                           15
  52   940901004     Bering Village Shopping Center                           5%,4%,3%,2%,1%                    10
  53   940900932     Stonecrest Apartments                                    5%,4%,3%,2%,1%                    10
  54   940901900     Rowland Heights Auto Center                              5%,4%,3%,2%,1%                    10
---------------------------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                                       5%,4%,3%,2%                      11
  56   940902237     Walden Oaks Healthcare Center                                  0                           10
  57   940901609     Gerald Adams Properties                                  5%,4%,3%,2%,1%                     9
  58   940901266     Lightning Creek Shopping Center & Apts                   5%,4%,3%,2%,1%                    10
  59   940901534     Macarthur Mills Office Park                              5%,4%,3%,2%,1%                     8
---------------------------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments                5% (last 120 days of year 2000), 4%, 3%, 2%, 1%
                                                              (last 90 days of year 2004 open, no penalty)     9.333
  61   940900776     Wickes Furniture                                         5%,4%,3%,2%,1%                    10
  62   940901586     815 South Main Street                                    5%,4%,3%,2%,1%                     9
  63   940902320     Holly Hills Apartments                                5%,5%,5%,4%,3%,2%,1%                 14
  64   940901775     Oak Creek Apartments                                     5%,4%,3%,2%,1%                    13
---------------------------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park                                0                            2
  66   940901542     The Centers III                                          5%,4%,3%,2%,1%                     9
  67   940901452     Mark VI Apartments                                     3%,3%,2%,2%,1%,1%                   10
  68   940901591     8435-8447 Canoga  Avenue                                 5%,4%,3%,2%,1%                     9
  69   940902050     Ridgmar Manor Apartments                                       0                           10
---------------------------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                                    5%,4%,3%,2%,1%                     8
  71   940901006     National Self Storage - Alb-4                            5%,4%,3%,2%,1%                    10
  72   940900584     Doug's Storage                                           5%,4%,3%,2%,1%                    10
  73   940902041     Abilene Village Shopping Center                          5%,4%,3%,2%,1%                     9
  74   940900860     Stratford Manor Apartments                               5%,4%,3%,2%,1%                     8

---------------------------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                                   5%,4%,3%,2%,1%                     9
  76   940901103     Witmer Industrial Estate                                 5%,4%,3%,2%,1%                     9
  77   940901533     April Lane Commerce Park                                 5%,4%,3%,2%,1%                     9
  78   940901152     Windfern Industrial Park                                  5%,4%,3%,2%                       9
  79   940901941     Hillsborough Office Building                             5%,4%,3%,2%,1%                    12
---------------------------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                                          5%,4%,3%,2%,1%                    10
  81   940901218     Greenhouse Apartments                                    5%,4%,3%,2%,1%                     9
  82   940900456     Maplewood Auto Mall                                      5%,4%,3%,2%,1%                     9
  83   940900155     Goffstown Village Apartments                                   1%                           7
  84   940900953     Chestnut Square Apartments                               5%,4%,3%,2%,1%                     8
  85   940900610     Lyn Village Apartments                                   5%,4%,3%,2%,1%                     9
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                                  CROSS
LOAN     MIDLAND                                                MAXIMUM      COLLAT-ERALIZED:   SECURED
ID #  ASSET NUMBER          PROPERTY NAME                    SERVICING RATE       LOAN #        INTEREST
-----------------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                              0.250%                        Fee Simple
  46   940901620     Westridge Office Park                       0.250%                        Fee Simple
  47   940901547     Candelaria Industrial                       0.250%                        Fee Simple
  48   940901783     U-Store                                     0.250%                        Fee Simple
  49   940900530     CVS Plaza                                   0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                    0.250%                        Fee Simple
  51   940903277     Arizona Beverage Distributing Company       0.140%             13         Fee Simple
  52   940901004     Bering Village Shopping Center              0.250%                        Ground Lease
  53   940900932     Stonecrest Apartments                       0.250%             31         Fee Simple
  54   940901900     Rowland Heights Auto Center                 0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                         0.250%                        Fee Simple
  56   940902237     Walden Oaks Healthcare Center               0.250%             19         Fee Simple
  57   940901609     Gerald Adams Properties                     0.250%                        Fee Simple
  58   940901266     Lightning Creek Shopping Center & Apts      0.250%                        Fee Simple
  59   940901534     Macarthur Mills Office Park                 0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments
                                                                 0.140%                        Fee Simple
  61   940900776     Wickes Furniture                            0.250%                        Fee Simple
  62   940901586     815 South Main Street                       0.250%                        Fee Simple
  63   940902320     Holly Hills Apartments                      0.250%                        Fee Simple
  64   940901775     Oak Creek Apartments                        0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park             0.250%                        Fee Simple
  66   940901542     The Centers III                             0.250%                        Fee Simple
  67   940901452     Mark VI Apartments                          0.250%                        Fee Simple
  68   940901591     8435-8447 Canoga  Avenue                    0.250%                        Fee Simple
  69   940902050     Ridgmar Manor Apartments                    0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                       0.250%                        Fee Simple
  71   940901006     National Self Storage - Alb-4               0.250%                        Fee Simple
  72   940900584     Doug's Storage                              0.250%                        Fee Simple
  73   940902041     Abilene Village Shopping Center             0.250%                        Fee Simple
  74   940900860     Stratford Manor Apartments                  0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                      0.250%                        Fee Simple
  76   940901103     Witmer Industrial Estate                    0.250%                        Fee Simple
  77   940901533     April Lane Commerce Park                    0.250%                        Fee Simple
  78   940901152     Windfern Industrial Park                    0.250%                        Fee Simple
  79   940901941     Hillsborough Office Building                0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                             0.250%                        Fee Simple
  81   940901218     Greenhouse Apartments                       0.250%                        Fee Simple
  82   940900456     Maplewood Auto Mall                         0.250%                        Fee Simple
  83   940900155     Goffstown Village Apartments                0.250%                        Fee Simple
  84   940900953     Chestnut Square Apartments                  0.250%                        Fee Simple
  85   940900610     Lyn Village Apartments                      0.250%                        Fee Simple
-----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

LOAN     MIDLAND
ID #  ASSET NUMBER          PROPERTY NAME                            PROPERY TYPE         ORIGINATOR
----------------------------------------------------------------------------------------------------
  45   940900742     Andover Retail                          Retail                          MCF
  46   940901620     Westridge Office Park                   Office                          MCF
  47   940901547     Candelaria Industrial                   Industrial/Light Industrial     MCF
  48   940901783     U-Store                                 Self Storage                    MCF
  49   940900530     CVS Plaza                               Retail                          MCF
----------------------------------------------------------------------------------------------------
  50   940900862     Chicago Financial Center                Office                          MCF
  51   940903277     Arizona Beverage Distributing Company   Industrial/Light Industrial     ULLICO
  52   940901004     Bering Village Shopping Center          Retail                          MCF
  53   940900932     Stonecrest Apartments                   Multifamily                     MCF
  54   940901900     Rowland Heights Auto Center             Retail                          MCF
----------------------------------------------------------------------------------------------------
  55   940901292     Lakewood Apartments                     Multifamily                     MCF
  56   940902237     Walden Oaks Healthcare Center           Nursing Home                    MCF
  57   940901609     Gerald Adams Properties                 Multifamily                     MCF
  58   940901266     Lightning Creek Shopping Center & Apts  Retail/Multifamily              MCF
  59   940901534     Macarthur Mills Office Park             Office                          MCF
----------------------------------------------------------------------------------------------------
  60   940903263     Seagrass Cove Apartments
                                                             Multifamily                     ULLICO
  61   940900776     Wickes Furniture                        Retail                          MCF
  62   940901586     815 South Main Street                   Industrial/Light Industrial     MCF
  63   940902320     Holly Hills Apartments                  Multifamily                     MCF
  64   940901775     Oak Creek Apartments                    Multifamily                     MCF
----------------------------------------------------------------------------------------------------
  65   940901831     Loveland Plaza Mobile Home Park         Mobile Home Park                MCF
  66   940901542     The Centers III                         Retail                          MCF
  67   940901452     Mark VI Apartments                      Multifamily                     MCF
  68   940901591     8435-8447 Canoga  Avenue                Industrial/Light Industrial     MCF
  69   940902050     Ridgmar Manor Apartments                Multifamily                     MCF
----------------------------------------------------------------------------------------------------
  70   940900480     Wellington Apartments                   Multifamily                     MCF
  71   940901006     National Self Storage - Alb-4           Self Storage                    MCF
  72   940900584     Doug's Storage                          Self Storage                    MCF
  73   940902041     Abilene Village Shopping Center         Retail                          MCF
  74   940900860     Stratford Manor Apartments              Multifamily                     MCF
----------------------------------------------------------------------------------------------------
  75   940901134     Genesis Medical Center                  Office                          MCF
  76   940901103     Witmer Industrial Estate                Industrial/Light Industrial     MCF

  77   940901533     April Lane Commerce Park                Office/Warehouse                MCF
  78   940901152     Windfern Industrial Park                Industrial/Light Industrial     MCF
  79   940901941     Hillsborough Office Building            Office                          MCF
----------------------------------------------------------------------------------------------------
  80   940900507     Walgreens Plaza                         Retail                          MCF
  81   940901218     Greenhouse Apartments                   Multifamily                     MCF
  82   940900456     Maplewood Auto Mall                     Retail                          MCF
  83   940900155     Goffstown Village Apartments            Multifamily                     MCF
  84   940900953     Chestnut Square Apartments              Multifamily                     MCF
  85   940900610     Lyn Village Apartments                  Multifamily                     MCF
----------------------------------------------------------------------------------------------------

                                   EXHIBIT B
                                  PART II - 4

                                  EXHIBIT C-1


                                                           AFFIDAVIT PURSUANT TO
                                                       SECTION 860E(e)(4) OF THE
                                                        INTERNAL REVENUE CODE OF
                                                                1986, AS AMENDED

STATE OF NEW YORK         )
                          )  ss:
COUNTY OF NEW YORK        )

                 _________________________, being first duly sworn, deposes and says:

                 1.       That he is a ________ of ____________________________
_____ (the "Purchaser"), a __________ duly organized and existing under the laws of the State of ________, on behalf of which he makes this affidavit.

                 2. That the Purchaser's Taxpayer Identification Number is __________.

                 3. That the Purchaser of the Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series __________, Class (R/LR) Certificate No. ____ (the "Class R/LR Certificates") is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of December 1, 1995, by and among Prudential Securities Secured Financing Corporation, as depositor, Midland Loan Services, L.P., as servicer, Lennar Partners, Inc. as Special Servicer, LaSalle National Bank, as trustee, and ABN AMRO Bank N.V., as fiscal agent (the "Pooling and Servicing Agreement") or is acquiring the Class (R/LR) Certificates for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

                 4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class (R/LR) Certificates as they become due.

                 5. That the Purchaser understands that it may incur tax liabilities with respect to the Class (R/LR) Certificates in excess of any cash flow generated by the Class (R/LR) Certificates.

                 6. That the Purchaser will not transfer the Class (R/LR) Certificates to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

                 7. That the Purchaser is not a Disqualified Non-U.S. Person (as defined in Article I of the Pooling and Servicing Agreement) and is not purchasing the Class (R/LR) Certificates for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

                 8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class (R/LR) Certificates to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4 and paragraph 7 hereof.

                 9. That, if a "tax matters person" is required to be designated with respect to the (Upper-Tier/Lower-Tier) REMIC, the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters partner" of the (Upper-Tier/Lower-Tier) REMIC pursuant to Section 4.4 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

                 10. The Purchaser agrees to be bound by and to abide by the provisions of Section 5.2 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of Class (R/LR) Certificates.

                            [Signature on next page]

                          IN WITNESS WHEREOF, the Purchaser has caused this
instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its this ____th day of ___________, 199_.

                                           [Purchaser]


                                           By: _______________________
                                               Title:
                                               Name:

                 personally appeared before me the above-named_________________ __________________, known or proved to me to be the same person who executed the foregoing instrument and to be the __________ of the Purchaser, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Purchaser.

         Subscribed and sworn before me this ____th day of __________, 199_.


_____________________________
NOTARY PUBLIC

COUNTY OF _____________

STATE OF ______________

My commission expires the __ th day of ___________, 199_.

                                  EXHIBIT C-2

                           FORM OF TRANSFEROR LETTER

                                                              [Date]



[CERTIFICATE REGISTRAR]




         Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2
                 ---------------------------------------------------------------

Ladies and Gentlemen:

                 [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the information contained in paragraph 4 thereof is not true.

                                        Very truly yours,

                                        [TRANSFEROR]

                                        ___________________________

                                                                     EXHIBIT D-1
                    FORM OF INVESTMENT REPRESENTATION LETTER


LaSalle National Bank, as Trustee
 and Certificate Registrar
135 South LaSalle Street
Suite 200
Chicago, Illinois 60603
Attention: Corporate Trust Administration

Prudential Securities Secured Financing Corporation
One New York Plaza
New York, New York 10292

         Re:     Transfer of Prudential Securities Secured Financing
Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2 Class ______________________________________________________

Ladies and Gentlemen:

                 This letter is delivered pursuant to Section 5.2 of the Pooling and Servicing Agreement, dated as of December 1, 1995 (the "Pooling and Servicing Agreement"), by and among Prudential Securities Secured Financing Corporation, as depositor, Midland Loan Services, L.P., as servicer, Lennar Partners, Inc. as special servicer, LaSalle National Bank, as trustee (the "Trustee") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent") on behalf of the holders of Prudential Securities Secured Funding Corporation, Commercial Mortgage Pass-Through Certificates, Series __________ (the "Certificates") in connection with the transfer by ____________________________ _________________________ (the "Seller") to the undersigned (the "Purchaser") of $__________ aggregate [Certificate] [National] Balance of Class ___ Certificates, in certificated fully registered form (such registered interest being the "Certificate"). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

                 In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

                 [[For Institutional Accredited Investors] 1. We are an "institutional accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks or our investment in the Certificates, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment. We are acquiring the Certificates purchased by us for investment for our own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which we exercise sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.]

                 [[For Qualified Institutional Buyers only] 1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof.

                 2. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell only to certain investors in certain exempted transactions) as expressed herein.]

                 3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available and the transfer is to (i) a "qualified institutional buyer" pursuant to Rule 144A or (ii) an "institutional accredited investor" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause
(iii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer.

                 4. The Purchaser has reviewed the Private Placement Memorandum dated December __, 1995, relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

                 5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a

Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

                 6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.2 of the Pooling and Servicing Agreement.

                 Please make all payments due on the Certificates: *

__________       (a)      by wire transfer to the following account at a bank
                 or entity in New York, New York, having appropriate facilities therefore:

                 Account number ___________      Institution _______________

_________        (b)      by mailing a check or draft to the following address:

                                        ----------------------------------
                                        ----------------------------------
                                        ----------------------------------

                                        Very truly yours,


                                        ----------------------------------
                                        [The Purchaser]


                                        By:     __________________________
                                                Name:
                                                Title:

----------------------------------
     * Please select (a) or (b). Wire transfers are only available if such holder's Certificates have an aggregate Certificate Balance or Notional Balance of at least U.S. $5,000,000.

                                  EXHIBIT D-2

                      FORM OF ERISA REPRESENTATION LETTER

                              --------------, ----


LaSalle National Bank, as Trustee
 and Certificate Registrar
135 South LaSalle Street
Suite 200
Chicago, Illinois 60603
Attention: Corporate Trust Administration

Prudential Securities Secured Financing Corporation
One New York Plaza
New York, New York 10292

                 Re: Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, Class
                                            ------------------------------------

Ladies and Gentlemen:

                 _____________________________ (the "Purchaser") intends to purchase from (the "Seller") $___________ initial Certificate Balance or ___% Percentage Interest of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, Class ___

(the "Certificates"), issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 1995, by and among Prudential Securities Secured Financing Corporation, as depositor (the "Depositor"), Midland Loan Services, L.P., as servicer, Lennar Partners, Inc., as servicer, LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Trustee that:

                 1. Subject to paragraph 2 below, the Purchaser is neither (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, or any essentially similar Federal, State or local law (a "Similar Law") (each, a "Plan"), nor (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) other than an insurance company using assets of its general account in circumstances whereby the purchase or transfer and subsequent holding of the Certificates would not result in a prohibited transaction under Section 406 or 407 of ERISA, Section 4975 of the Code, or any Similar Law, nor (c) any other person acting on behalf of any such Plan or using the assets of any such Plan.


                                     D-2-2

                 2. The Purchaser understands that if the Purchaser is a person referred to in l(a), l(b) or 1(c) above, such Purchaser is required to provide to the Depositor, the Trustee and the Certificate Registrar an Opinion of Counsel which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase or holding of the Certificates will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code, will not constitute or result in a prohibited transaction within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code, and will not subject the Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code), which Opinion of Counsel shall not be at the expense of the Servicer, the Depositor, the Trustee or the Certificate Registrar. The Purchaser further understands that if the Purchaser is a person referred to in l(a), l(b) or 1(c) above, the Certificate Registrar shall not register the transfer of any Class R or Class LR Certificates.

                            [Signature on next page]

                                     D-2-3

                 IN WITNESS WHEREOF, the Purchaser hereby executes the ERISA Representation Letter on ___________________, ____.

                                        Very truly yours,

                                        ----------------------------------

                                        By:     ________________________
                                                Name:
                                                Title:

                                     D-2-4

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE
                             (FOR TRUSTEE/CUSTODIAN)

Loan Information

         Name of Mortgagor:                ____________________________

         Servicer
         Loan No.:                         ____________________________

Custodian/Trustee

         Name:                             ____________________________

         Address:                          ____________________________

                                           ____________________________

         Custodian/Trustee

         Mortgage File No.:                ____________________________

Depositor

         Name:                             ____________________________

         Address:                          ____________________________

                                           ____________________________

         Certificates:                         Prudential Securities Secured
                                               Financing Corporation, Commercial
                                               Mortgage Pass-Through
                                               Certificates, Series
                                               1995-MCF-2

                 The undersigned Servicer hereby acknowledges that it has received from LaSalle National Bank, as Trustee for the Holders of Prudential Securities Secured Financing Corporation, Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2, the documents referred to below (the "Documents") . All capitalized terms of not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 1995, by and among the Trustee, ABN AMRO Bank N.V., as fiscal agent, Prudential Securities Secured Financing Corporation, as depositor, Midland Loan Services, L.P., as servicer, and Lennar Partners, Inc., as special servicer.

( ) Promissory Note dated ___________, 199_, in the original principal sum of $_________________, made by _______________, payable to, or endorsed to the order of, the Trustee.

( )      Mortgage recorded on _________________ as instrument no.
         ________________ in the County Recorder's Office of the County of
         ___________________, State of__________________ in book/reel/docket
         ________________ of official records at page/image __________________.

( )      Deed of Trust recorded on ____________________ as instrument no.
         ____________ in the County Recorder's Office of the County of
         _________________, State of ________________ in book/reel/docket
         ____________________ of official records at page/image ______________.

(  )     Assignment of Mortgage or Deed of Trust to the Trustee, recorded on
         _________________________ as instrument no.  ____________________ in the County Recorder's Office of the County of _________________, State of _______________________ in book/reel/docket __________ of official records at page/image ____________________.

(  )     Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

         ( )     ----------------------------------

         ( )     ----------------------------------

         ( )     ----------------------------------

         ( )     ----------------------------------

                 The undersigned Servicer hereby acknowledges and agrees as follows:

                 (1) The Servicer shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

                 (2) The Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Servicer assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

                 (3) The Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

                 (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Servicer shall at all times be earmarked for the account of the Trustee, and the Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Servicer's possession, custody or control.

                                        [SERVICER]

                                        By:     _______________________

                                        Title:  _______________________

Date:    ___________________, 19__

                               CUSTODIAL AGREEMENT

                 THIS CUSTODIAL AGREEMENT, dated as of December __, 1995, by and among LaSalle National Bank as Custodian (the "Custodian"), Midland Loan Services, L.P., as Servicer (the "Servicer"), and LaSalle National Bank, as Trustee (the "Trustee").

                                   WITNESSETH:

                 WHEREAS, the Servicer and the Trustee are parties to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of December 1, 1995, among Prudential Securities Secured Financing Corporation, as Depositor, the Servicer and the Trustee, relating to Commercial Mortgage Pass-Through Certificates, Series 1995-MCF-2 (capitalized terms used but not defined herein having the meaning assigned thereto in the Pooling and Servicing Agreement).

                 WHEREAS, the parties hereto desire the Custodian to take possession of the documents specified in Section 2.1 of the Pooling and Servicing Agreement, as custodian for the Trustee, in accordance with the terms hereof;

                 NOW, THEREFORE, in consideration of the mutual undertakings herein expressed, the parties hereto hereby agree as follows:

                 1. The Trustee hereby certifies that it has caused to be delivered and released to the Custodian and the Custodian hereby acknowledges receipt of the documents specified in Section 2.1 of the Pooling and Servicing Agreement pertaining to each of the Mortgage Loans identified in the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement as Exhibit B. From time to time, the Servicer shall forward to the Custodian additional original documents evidencing an assumption or modification of a Mortgage Loan approved by the Servicer. All Mortgage Loan documents held by the Custodian as to each Mortgage Loan are referred to herein as the "Custodian's Mortgage File." The Custodian hereby agrees to review each of the Custodian's Mortgage Files and perform such other obligations of the Custodian as such obligations are set forth in the Pooling and Servicing Agreement (including Sections 2.1 and 2.2 thereof).

                 2. With respect to each Note, each Mortgage, each Assignment of Mortgage and each other document constituting each Custodian's Mortgage File which is delivered to the Custodian or which at any time comes into the possession of the Custodian, the Custodian is exclusively the custodian for and the bailee of the Trustee or the Servicer. The Custodian shall hold all documents constituting each Custodian's Mortgage File received by it for the exclusive use and benefit of the Trustee, and shall make disposition thereof only in accordance with the instructions furnished by the Servicer. The Custodian shall segregate and maintain continuous custody of all documents constituting the Custodian's Mortgage File received in secure and fire resistant facilities located in the State of __________ in accordance with customary standards for such custody. In the event the Custodian discovers any defect with respect to any Custodian's Mortgage File, the Custodian shall give written specification of such defect to the Servicer and the Trustee.

                 3. From time to time and as appropriate for the foreclosure or servicing of any of the Mortgage Loans, the Custodian is hereby directed, upon written request and receipt from the Servicer (a copy of which shall be forwarded to the Trustee), to release to the Servicer the related Custodian's Mortgage File or the documents set forth in such receipt to the Servicer. All documents so released to the Servicer shall be held by it in trust for the benefit of the Trustee. The Servicer shall return to the Custodian the Custodian's Mortgage File or such documents when the Servicer's need therefor in connection with such foreclosure or servicing no longer exists, unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certification to this effect from the Servicer to the Custodian, the Servicer's receipt shall be released by the Custodian to the Servicer.

                 4. Upon the purchase of any Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement or the payment in full of any Mortgage Loan, and upon receipt by the Custodian of the Servicer's request for release, receipt and certification (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account or Distribution Account as provided in the Pooling and Servicing Agreement), the Custodian shall promptly release the related Custodian's Mortgage File to the Servicer.

                 5. It is understood that the Custodian will charge such fees for its services under this Agreement as are set forth in a separate agreement between the Custodian and the Servicer, the payment of which, together with the Custodian's expenses in connection therewith, shall be solely the obligation of the Servicer.

                 6. The Trustee may upon 30 days written days notice (with copy to the Servicer) remove and discharge the Custodian or any successor Custodian thereafter appointed from the performance of its duties under this Custodial Agreement. Simultaneously, the Trustee shall appoint a successor Custodian to act on its behalf by written instrument, one original counterpart of which instrument shall be delivered to each Rating Agency, one copy to the Servicer and one copy to the successor Custodian. In the event of any such removal, the Custodian shall promptly transfer to the successor Custodian, as directed, all Custodian's Mortgage Files being administered under this Custodial Agreement. Notwithstanding the foregoing, so long as Midland Loan Services, L.P. is Servicer, the Trustee shall not have a right to remove the Custodian.

                 7. Upon reasonable prior written notice to the Custodian, the Trustee and its agents, accountants, attorneys and auditors will be permitted during normal business hours to examine the Custodian's Mortgage File, documents, records and other papers in the possession of or under the control of the Custodian relating to any or all of the Mortgage Loans.

                 8. If the Custodian is furnished with written notice from the Trustee or the Servicer that the Pooling and Servicing Agreement has been terminated as to any or all of the

Mortgage Loans, it shall upon written request of the Trustee or the Servicer release to such persons as the Trustee or the Servicer shall designate the Custodian's Mortgage Files relating to such Mortgage Loans as the Trustee or the Servicer shall request and shall complete the Assignments of Mortgage and endorse the Notes only as, and if, the Trustee or the Servicer shall request. The person making such written request shall send notice of such request to all other parties to the Pooling and Servicing Agreement.

                 9. The Custodian shall, at its own expense, maintain at all times during the existence of this Custodial Agreement and keep in full force and effect (a) fidelity insurance, (b) theft of documents insurance, (c) forgery insurance and (d) errors and omissions insurance. All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks which act as custodian in similar transactions provided, however, that so long as the Custodian is rated at least "AA" no such insurance shall be required.

                 10. This Custodial Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

                 11. Within 10 days of each anniversary of the date of this Custodial Agreement, or upon the request of the Trustee or the Servicer at any other time, the Custodian shall provide to the Trustee and the Servicer a list of all the Mortgage Loans for which the Custodian holds a Custodian's Mortgage File pursuant to this Custodial Agreement. Such list may be in the form of a copy of the Mortgage Loan Schedule with manual deletions to specifically denote any Mortgage Loans paid off, liquidated or repurchased since the date of this Custodial Agreement.

                 12. THIS CUSTODIAL AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                 13. By execution of this Custodial Agreement, the Custodian warrants that it currently does not hold and during the existence of this Custodial Agreement shall not hold any adverse interest, by way of security or otherwise, in any Mortgage Loan, and hereby waives and releases any such interest which it may have in any Mortgage Loan as of the date hereof.

                 14. The Custodian may terminate its obligations under this Custodial Agreement upon at least 60 days notice to the Trustee and the Servicer, provided that so long as Midland Loan Services, L.P. is the Servicer, Midland Loan Services, L.P. will not resign from its duties hereunder. In the event of such termination, the Trustee shall appoint a successor Custodian. Upon such appointment, the Custodian shall promptly transfer to the successor Custodian, as directed, all Custodian's Mortgage Files being administered under this Custodial Agreement.

                 15. This Custodial Agreement shall terminate upon the final payment or other liquidation (or advance with respect thereto) of the last Mortgage Loan or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan, and the final remittance of all funds due the Certificateholders under the Pooling and Servicing Agreement. In such event, all documents remaining in the Custodian's Mortgage Files shall be forwarded to the Trustee.

                 16. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the addressee. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                 17. The Servicer shall indemnify, defend, and hold harmless the Custodian for any actions taken by the Custodian at its written request.

                            [Signatures on Next Page]

                          IN WITNESS WHEREOF, the Custodian, the Servicer and
the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the date first written above.

                                        LASALLE NATIONAL BANK
                                        as Custodian

                                        By:      ______________________________

                                        Name:    ______________________________

                                        Title:   ______________________________


                                        MIDLAND LOAN SERVICES, L.P.
                                        as Servicer

                                        By:      Midland Data Services, Inc.,
                                                 its General Partner

                                                 By:    ________________________

                                                 Name:  ________________________

                                                 Title: ________________________


                                        LASALLE NATIONAL BANK,
                                        as Trustee

                                        By:      ______________________________

                                        Name:    ______________________________

                                        Title:   ______________________________

                                   EXHIBIT G

                   MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

                 THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of December 22, 1995, is among Prudential Securities Secured Financing Corporation, a Delaware corporation (the "Company"), Midland Commercial Financing Corp., a Missouri corporation (the "Seller"), and Midland Loan Services, L.P. ("Midland").

                 The Seller intends to sell, assign and transfer to the Company, subject to the terms and conditions set forth below, certain "whole" mortgage loans (the "Whole Loans") and a certain participation interest (the "Seaport Participation Interest"; together with the Whole Loans, the
"Mortgage Loans") representing a 49.3% undivided ownership interest in a "whole" mortgage loan (such "whole" mortgage loan, the "Seaport Loan").
The Whole Loans are described in, and set forth in, the mortgage loan schedule (the "Mortgage Loan Schedule") attached as Exhibit B to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 1995 among the Company, Midland, as servicer, Lennar Partners, Inc., as special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (in such capacity, the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). The Seaport Loan is described in, and set forth in, the Seaport Participation Agreement (defined below). Seventy-seven of the Whole Loans (the "Midland Mortgage Loans") were purchased by the Seller from Midland pursuant to a Master Mortgage Loan Purchase Agreement (the "Master Mortgage Loan Purchase Agreement") dated as of June 22, 1994, as amended, between Midland and the Seller. Seven of the Whole Loans (the "ULLICO
Mortgage Loans") were purchased by the Seller from The Union Labor Life Insurance Company ("ULLICO") pursuant to a Mortgage Loan Purchase and Sale Agreement (the "ULLICO Mortgage Loan Purchase Agreement") dated December 4, 1995 between ULLICO and the Seller. The Seaport Loan is being serviced, and the Seaport Participation Interest was created, pursuant to a Participation and Servicing Agreement (the "Seaport Participation Agreement") dated as of December 1, 1995 among LaSalle National Bank, as trustee (in such capacity, the "Seaport Trustee") and the Seller, as participant. The Seaport Participation Interest is represented by a participation certificate (the "Seaport Participation Certificate") dated December 1, 1995 issued by the Seaport Trustee.

                 The Company intends to deposit the Mortgage Loans into a trust fund (the "Trust Fund"), beneficial ownership of which will be evidenced by a series of mortgage pass-through certificates (the "Certificates"). The Trust Fund will be created and the Certificates will be issued pursuant to the Pooling and Servicing Agreement. The Company intends to sell certain of the Certificates (the "Privately Placed Certificates") to Prudential Securities Incorporated (in such capacity, the "Placement Agent") on the Closing Date (defined below) pursuant to a Certificate Purchase Agreement (the "Certificate Purchase Agreement") dated December 22, 1995. The Company intends to sell certain of the Certificates (the "Publicly Offered Certificates") to
Prudential Securities Incorporated (in such capacity, the "Underwriter") on the Closing Date pursuant to an underwriting agreement (the "Underwriting Agreement") dated

December 22, 1995. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

                 NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows:

         1. Purchase Price; Purchase and Sale. The purchase price (the "Purchase Price") for the Mortgage Loans shall be equal to $223,888,915.77 ($222,768,809.99 of which represents principal and $1,120,105.78 of which represents interest) payable by the Company to the Seller on December 22, 1995 (the "Closing Date") (except as provided below) in immediately available funds. The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of O'Melveny & Myers, New York, New York, at 10:00 a.m. New York time, on the Closing Date.

                 On the Closing Date, the Company shall pay the Purchase Price to the Seller. As of the Closing Date, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Company all the right, title and interest of the Seller in and to the Mortgage Loans, including: (i) all scheduled payments of interest and principal due on or with respect to the Mortgage Loans after December 1, 1995 (or, with respect to Mortgage Loan Nos. 94-0903231 and 94-0903232, after December 4, 1995 and, with respect to Mortgage Loan Nos. 94-0900581, 94-0902096 and 94-0902526, after December 6, 1995) (the
"Cut-off Date") (whether or not received); (ii) all other payments of interest and principal received by the Seller on or with respect to the Mortgage Loans after the Cut-off Date, other than any such payments of interest or principal which were due on or prior to the Cut-Off Date; and (iii) all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies received by the Seller on or with respect to the Mortgage Loans after the Cut-off Date.

                 In connection with the transfer and assignment described in the preceding paragraph, the Seller shall pay to the Company an amount equal to the Cash Deposit. The Company hereby directs the Seller, and the Seller hereby agrees, to deliver to the Trustee all documents, instruments and agreements required to be delivered by the Company to the Trustee under the Pooling and Servicing Agreement and such other documents, instruments and agreements as the Company or the Trustee shall reasonably request. In connection with the Seller's delivery of the mortgage documents with respect to the Mortgage Loans in accordance with the preceding sentence, the Seller hereby authorizes the Company or its designee to complete each endorsement or assignment in blank appearing thereon in such manner as the Company or such designee shall determine in the exercise of its sole discretion.

         2. Representations and Warranties. (a) The Seller hereby represents and warrants to the Company as of the Closing Date that:

                 (i) Due Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is duly qualified to transact business as a foreign corporation, in good standing and licensed in each state to the extent necessary to ensure the enforceability of each Mortgage Loan and the assignment thereof to the Company as herein provided and to perform its duties and obligations under this Agreement.

                 (ii) Authority. The Seller has the full power, authority and legal right to hold, transfer and convey each Mortgage Loan and its rights in and to the Seaport Participation Interest and to execute and deliver this Agreement and the Seaport Participation Agreement (and all agreements executed and delivered by the Seller in connection herewith and therewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by the Seller in connection herewith). The Seller has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by the Seller in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by the Seller in connection herewith). This Agreement (and each agreement executed and delivered by the Seller in connection herewith) constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                 (iii) No Conflicts. Neither the execution and delivery of this Agreement or the Seaport Participation Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by the Seller, will (a) conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's certificate of incorporation, as amended, or other organization documents or any agreement or instrument to which the Seller is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration under any of the foregoing; (b) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan or (2) for the Seller to perform its obligations under this Agreement in accordance with the terms hereof; (c) result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan or (2) for the Seller to perform its obligations under this Agreement in accordance with the terms hereof; or (d) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impair the ability of the Company to realize on the Mortgage Loans.

                 (iv) Solvency. The Seller is solvent and the sale of the Mortgage Loans (1) will not cause the Seller to become insolvent and (2) is not intended by the Seller to hinder, delay or defraud any of its creditors.

                 (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over the Seller is required for (a) the Seller's execution and delivery of this Agreement (and each agreement executed and delivered by the Seller in connection herewith),
    (b) the Seller's transfer and assignment of the Mortgage Loans, or (c) the consummation by the Seller of the transactions contemplated by this Agreement (and each agreement executed and delivered by the Seller in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that the Seller may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary (1) to ensure the enforceability of any Mortgage Loan or the Seaport Participation Agreement or (2) for the Seller to perform its obligations under this Agreement in accordance with the terms hereof.

                 (vi) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans constitutes fair consideration and reasonably equivalent value for such Mortgage Loans.

                 (vii) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of the Seller contained in this Agreement (or any agreement executed and delivered by the Seller in connection herewith).

                 (viii) No Litigation Pending. There is no action, suit or proceeding pending or to Seller's knowledge threatened against the Seller or any of its Affiliates which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, or financial condition of the Seller or which would draw into question the validity of this Agreement or which would be likely to impair materially the ability of the Seller to perform its duties and obligations under the terms of this Agreement (or any agreement executed and delivered by the Seller in connection herewith).

                 (ix) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement (and each agreement executed and delivered to the Seller in connection herewith) is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Notes, the Mortgages and the Seaport Participation Interest by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

                 (x) No Brokers. The Seller has not dealt with any Person (other than Midland, the Company, Prudential Securities Realty Funding Corporation ("Realty Funding") or the Placement Agent) that may be entitled, by reason of any act or omission of the Seller, to any commission or compensation in connection with the sale of the Mortgage Loans to the Company hereunder.

             (b) Midland hereby represents and warrants to the Company as of the Closing Date that:

                 (i) Due Organization; Qualification. Midland is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri, and is duly qualified to transact business as a foreign limited partnership, in good standing and licensed in each state to the extent necessary to perform its duties and obligations under this Agreement and the Pooling and Servicing Agreement.

                 (ii) Financial Statements. Midland has delivered to the Company financial statements as to its last complete fiscal year ended more than 90 days prior to the date hereof and any later quarter ended more than 60 days prior to the date hereof. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of Midland and its subsidiaries, and the financial statements with respect to Midland's last complete fiscal year have been prepared in accordance with generally accepted accounting principles consistently applied, except as set forth in the notes thereto. In addition, to the extent requested by the Company, Midland has delivered information as to its aggregate loan gain and loss experience in respect of foreclosures and its aggregate loan delinquency experience for the immediately preceding three-year period (or such lesser period as is reasonably available) commencing not earlier than December 31, 1994, and ending on the last day of the immediately preceding calendar quarter (unless prohibited by a valid and binding confidentiality agreement or applicable law), in each case with respect to the portfolio (or a relevant subset thereof determined by mutual agreement of Midland and the Company) of mortgage loans owned by Midland during such period, and all such information so delivered is true and correct in all material respects. There has been no change in the business, operations or financial condition of Midland since the date of Midland's financial statements for its last complete fiscal year that would have a material adverse effect on its ability to perform its duties and obligations under this Agreement in accordance with the terms hereof, except as disclosed by Midland in writing.

                 (iii) Midland Qualifications. Midland has the facilities, procedures and experienced personnel necessary to service the Mortgage Loans under the Pooling and Servicing Agreement in accordance with the terms thereof.

             (c) The Seller (with respect to each of the Mortgage Loans and the Seaport Loan) and Midland (with respect only to the Midland Mortgage Loans and the Seaport Loan) hereby represent and warrant that as of the date specified below or, if no such date is specified, as of the date hereof:

                 (i) Mortgage Loan Schedule. The information set forth in the Mortgage Loan Schedule is true, complete and correct in all material respects.

                 (ii) Payment Current. All payments required to be made with respect to such Mortgage Loan under the terms of the related Note or Mortgage (inclusive of any grace or cure period) up to the Closing Date have been made. There is currently no delinquency of any payment due from the related Borrower under such Mortgage Loan in excess of 30 days beyond the grace or cure period permitted by such Mortgage or

    Note, as applicable, and, since the date of the origination of such Mortgage Loan, there has not been more than one such delinquency.

                 (iii) Equity Participation or Participation Interest. Such Mortgage Loan contains no equity participation by the Seller and, except with respect to Mortgage Loan No. 94-0900683 (the Seaport Participation Interest), is a whole loan and not a participation certificate; neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. The indebtedness evidenced by such Note is not convertible to an ownership interest in such Mortgaged Property (other than through foreclosure of such Mortgage) or the related Borrower. The Seller has no ownership interest in such Mortgaged Property or such Borrower other than in such Mortgage Loan which is being sold and assigned by the Seller hereunder, and such Borrower is not an Affiliate of the Seller.

                 (iv) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan (other than the two Mortgage Loans identified below) either complied with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and with respect to each of Mortgage Loan Nos. 94-0900748 and 94- 0902036 (as to which the related Mortgaged Properties are located in Tennessee), the stated interest rate of the related Note complied with applicable state or federal laws, regulations and other requirements pertaining to usury. To the best of the Seller's and Midland's knowledge, as of the date of origination of such Mortgage Loan, Midland complied in all material respects with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan, including, without limitation, truth-in-lending, real estate settlement procedures, equal credit opportunity and disclosure laws.

                 (v) Servicing and Collection Practices. In connection with the servicing and collection of such Mortgage Loan, Midland has employed practices which conform in all material respects to those customarily used by loan servicers which service commercial mortgage loans for securitization transactions.

                 (vi) No Right to Possess or Repurchase the Mortgage Loan. The Seller intends to relinquish all rights to possess, control and monitor such Mortgage Loan and, after the Closing Date, the Seller will have no right to modify or alter the terms of such Mortgage Loan. After the Closing Date, the Seller will have no obligation or right to repurchase such Mortgage Loan or substitute another Mortgage Loan, except as provided in Section 3 of this Agreement.

                 (vii) Proceeds Fully Disbursed. The proceeds of such Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower or Midland. Such

    Borrower is not entitled to any refund of any amounts paid or due under the related Note or the related Mortgage except for a refund of a cost, fee or expense related to the origination or closing of such Mortgage Loan which Midland was obligated to pay, and made arrangements to pay, in full on a timely basis, and except for disbursements from, or a refund of, the balance remaining in a Reserve Account held for the Seller to ensure the payment of anticipated repairs or improvements to the related Mortgaged Property, leasing commissions, future Monthly Payments and the like when the specific conditions therefor have been satisfied, and except for a rebate of a financial and lease reporting fee upon such Borrower's furnishing of certain financial and leasing information on a timely basis during any applicable 12-month period (and provided no event of default occurs during such period or thereafter prior to the payment of such rebate) as provided under the terms of the related Mortgage Loan Documents.

                (viii) Documents Valid. Each of the related Note, the related Mortgage and each other written agreement delivered by or to Midland in connection therewith is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document, enforceable in accordance with its terms. There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or other written agreement, nor will the operation of any of the terms of such Note or such Mortgage, or the exercise of any right thereunder, render either such Mortgage or such Note unenforceable or subject to any valid right of rescission, offset, counterclaim or defense, including without limitation the defense of usury, and the Seller has no knowledge that any such right of rescission, offset, counterclaim or defense has been asserted or is available with respect thereto. Each representation and warranty of the Seller or Midland set forth in Section 2(a), 2(b) or 2(c) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability, including, without limitation, the representations set forth above in this subparagraph (viii), is qualified to the extent that (1) enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) by any applicable anti-deficiency law or statute; (2) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (A) cause the related Note or Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to the Seller in connection therewith, (C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of the interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default or (E) impair the mortgagee's right to realize against such Mortgaged Property by judicial or, if applicable, nonjudicial foreclosure; and (3) with respect to each of Mortgage Loan Nos. 94-0900748 and 94-0902036, each representation and warranty that there is no valid offset, defense, counterclaim or right of rescission as it relates to a claim of usury is limited to a representation and warranty that there is no valid offset, defense, counterclaim or right of rescission solely on the basis that stated interest rate of the related Note is usurious.

                 (ix) Assignment of Mortgage; Note Endorsement. The related Assignment of Mortgage (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) is in recordable form and constitutes the Seller's legal, valid and binding assignment to the Company of the related Mortgage and the related Assignment of Leases, Rents and Profits. The Seller's endorsement (or in the case of the seven Mortgage Loans originated by ULLICO, ULLICO's endorsement) and delivery of the related Note to the Company in accordance with the terms of this Agreement constitutes the Seller's legal, valid and binding assignment to the Company of such Note, and together with the Seller's execution and delivery of such Assignment of Mortgage to the Company, legally and validly conveys all right, title and interest of the Seller in such Mortgage Loan to the Company.

                 (x) First Lien. The related Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property, which Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of such Mortgage, except for (1) liens for real estate taxes and special assessments not yet due and payable,
    (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not materially and adversely (A) affect the value of such Mortgaged Property as security for such Mortgage Loan or (B) interfere with the related Borrower's ability to make required principal and interest payments or use of such Mortgaged Property for the intended purposes therefor, (3) leases and subleases pertaining to such Mortgaged Property which Midland, in accordance with Midland's customary underwriting and closing requirements and procedures as in effect at the time of origination, did not require to be subordinated to the lien of such Mortgage and (4) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the related Borrower's ability to make required principal and interest payments or make use of such Mortgaged Property for the intended purposes therefor. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with such Mortgage Loan establishes and creates a valid, subsisting and enforceable lien on and a security interest in the property described therein, and the Seller has full right to sell and assign the same to the Company.

                 (xi) No Modification, Release or Satisfaction. Neither the related Mortgage nor the related Note has been impaired, waived, modified, altered, satisfied, canceled or subordinated or rescinded, and the related Mortgaged Property has not been released from the lien of such Mortgage and the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage. No instrument has been executed that would effect any such waiver, modification, alteration, satisfaction, cancellation, subordination, rescission or release, with the exception of the written instruments (1) which are a part of the related Mortgage File and (2) which have been recorded if necessary to protect the interests of the Seller.

                (xii) No Taxes or Assessments. All taxes and governmental assessments, or if payable in installments, the installment thereof, which became due and owing prior to the Closing Date in respect of the related Mortgaged Property (excluding any related personal property) and which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage, have been paid, or an escrow of funds in an amount sufficient to cover such taxes and assessments has been established.

               (xiii) Escrow Deposits. All escrow deposits and other escrow payments required under the related Note, the related Mortgage and any other Mortgage Loan Documents executed in connection with the origination of such Mortgage Loan to be paid prior to the Closing Date have been paid to, and are in the possession, or under the control, of, or have been applied in accordance with their intended purposes by, the Seller or its agent.

                (xiv) No Buydowns or Third Party Advances. The Seller has not, directly or indirectly, advanced funds, induced or solicited any payment from a Person other than the related Borrower, or, to the best of the Seller's or Midland's knowledge, received any payment from a Person other than such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first due date under such Note. The related Mortgage Loan Documents contain no provisions pursuant to which Monthly Payments are (1) paid or partially paid prior to an event of default thereunder with funds deposited in any separate account established by the Seller, such Borrower, or anyone on behalf of such Borrower, except (A) with respect to Mortgage Loan Nos. 94-0900507, 94-0900581, 94-0900776, 94-0901753, 94-0902139 and 94-0902140 escrow accounts held by the Seller and funded by the deposit of all rentals paid by the tenants of the related Mortgaged Properties from which the Seller is paid all payments due and owing under the related Mortgaged Loan Documents, and (B) with respect to Mortgage Loan Nos. 94-0900904, 94-0901831, 94-0901855 and 94-0903262 escrow accounts held by the Seller to ensure the related Borrower's compliance with certain requirements related to future leases of the related Mortgaged Property, or (2) paid by any source other than such Borrower except (A) provisions pertaining to a related guarantor's obligations under the terms of such guarantor's written guaranty and (B) with respect to Mortgage Loan Nos. 94-0900581, 94-0901138, 94-0902096 (as to which each related Borrower has delivered a letter of credit to ensure satisfactory reletting of certain leased space) and 94-0903262 (as to which the related Borrower has delivered a letter of credit to ensure the satisfactory renewal of certain leases), and such Mortgage Loan Documents contain no similar provision which may constitute a "buydown" provision. Such Mortgage Loan is not a graduated payment mortgage loan, except with respect to Mortgage Loan No. 94-0903265 and Mortgage Loan No. 94-0901028, each of which provides for the Monthly Payment to increase on a specified Due Date prior to maturity.

                 (xv) No Condemnation or Damages. To the best of the Seller's or Midland's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (1) have occurred since the date as of which the appraisal of such Mortgaged Property contained in the related Mortgage File was prepared or (2) are pending or threatened other than, in each such case, proceedings as to partial condemnation which (A) are specifically addressed by the appraiser in the determination of the appraised value thereof in such appraisal (the " Appraised Value") or (B) which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of the Seller's and Midland's knowledge, such Mortgaged Property is being used for the purpose(s) set forth in the letter executed by Midland and the related Borrower (or an Affiliate thereof) setting forth the terms and conditions upon which Midland agreed to originate such Mortgage Loan (the "Commitment Letter") and is in good repair and free of any damage, waste or defective condition that would materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan.

                (xvi) No Mechanics' Liens. The related Mortgaged Property (excluding any related personal property) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and no rights are outstanding that, under law, could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the related Mortgage, except those which are insured against by the related lender's title insurance policy referred to in subparagraph (xxi) below.

               (xvii) Title Survey; Improvements. (1) The related Mortgage File includes an ALTA/ACSM Land Title Survey with respect to the related Mortgaged Property, or (2) if an ALTA/ACSM Land Title Survey was not available or as otherwise approved in writing by the Seller or the Originator, such Mortgage File includes an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to such Mortgaged Property which satisfied, or Midland otherwise satisfied, the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except that with respect to any of the Mortgage Properties located in the State of Texas, the exception for easements not shown by the public records could not be deleted, and is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, (i) none of the improvements which were included for the purpose of determining the Appraised Value of such Mortgaged Property at the time of the origination of such Mortgage Loan lies outside the boundaries and building restriction lines of such Mortgaged Property, and (ii) no improvements on adjoining properties materially encroach upon such Mortgaged Property so as to materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. To the best of the Seller's and Midland's knowledge (based upon a representation of the related Borrower, zoning letter, legal opinion, zoning endorsement to the related title insurance policy or other information acceptable to Midland at the time of origination of such Mortgage Loan), no improvements located on or forming a part of such Mortgaged Property are in violation of any applicable zoning and building laws or ordinances which violations would materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan.

              (xviii) Mortgage Files. The related Mortgage File contains the agreements, instruments and documents described in Section 2.1 of the Pooling and Servicing Agreement.

                (xix) Title. The Seller is the sole owner and beneficial holder of such Mortgage Loan, has full right and authority to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage (except that until the related Assignment of Mortgage is completed in favor of the Trustee or its designee and is filed for record, ULLICO will be the mortgagee or beneficiary of record with respect to the seven Mortgage Loans originated by ULLICO) and is transferring such Mortgage Loan to the Company free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

                 (xx) Compliance with Laws. To the best of the Seller's and Midland's knowledge (based upon a representation or opinion either (a) obtained from the related Borrower at the time of origination of such Mortgage Loan, or (b) obtained from ULLICO at the time of the purchase of the ULLICO Mortgage Loans), (1) the related Mortgaged Property complies, in all material respects, with all laws and regulations pertaining to the use and occupancy thereof, other than applicable zoning and building laws and regulations (addressed in subparagraph (xvii) above) and Environmental Laws (as defined and addressed in subparagraphs (xlii) and (xliii) below) and all applicable insurance requirements, except for such non-compliance for which a Reserve Account held for the Seller has been established in an amount sufficient to pay for the estimated costs to correct such non-compliance and
    (2) such Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including but not limited to certificates of occupancy. The Seller has not received notification from any governmental authority that such Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspections, licenses or certificates, as the case may be.

                (xxi) Title Insurance. The related Mortgaged Property (excluding any related personal property) is covered by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued by an insurance company in an amount not less than the stated original principal amount of such Mortgage Loan insuring that the related Mortgage is a valid first lien on such Mortgaged Property, subject only to exceptions described in subparagraph (x) above. Such title insurance policy is in full force and effect, and upon endorsement and delivery of the related Note to the Company and recording of the related Assignment of Mortgage in favor of the Company in the applicable real estate records, such title insurance policy will inure to the benefit of the Company. Such title policy (1) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than such exceptions as are customarily accepted by prudent commercial mortgage lenders in the related jurisdiction, and (2) only contains such exceptions for boundary, encroachments and survey issues as are customarily accepted by prudent commercial mortgage lenders. If required by the Originator, such title policy includes an endorsement with respect to zoning and permitted uses. Neither the Seller nor Midland has taken, or omitted to take, any action, and, to the best knowledge of the Seller and Midland, no other person has taken, or omitted to take, any action, that would materially impair the coverage benefits of any such title insurance policy. Neither the Seller nor Midland has made any claim under such title insurance policy. Such title insurance policy does not include the general exception for intervening liens which appeared in the commitment for such title insurance.

               (xxii) Hazard Insurance. The related Mortgaged Property is insured by a fire and extended perils insurance policy, issued by an insurance company which is rated A:V or better by Best's Key Rating Guide (except with respect to (a) Mortgage Loan Nos. 94-0901358 and 94-0901831, wherein such ratings were B++:XV and B++:XV, respectively, and (b) Mortgage Loan Nos. 94-0903231 and 94-0903232, wherein such insurance was provided collectively by a consortium of 36 insurers, 35 of which individually satisfy such rating requirement), providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination of such Mortgage Loan by Midland consistent with Midland's customary closing requirements, against earthquake and other risks insured against for which persons operating like properties in the locality of such Mortgaged Property obtain insurance, in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy. The related Mortgage contains provisions requiring the related Borrower to maintain business interruption and/or rental continuation coverage, except with respect to Mortgage Loan Nos. 94-0901753, 94-0902139 and 94-0902140 no such business interruption and/or rental continuation insurance was required so long as S&P's debt rating of the respective sole tenants of the related Mortgaged Properties remains at least BBB or greater. If any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, such Mortgaged Property is insured by a flood insurance policy issued by an insurance company acceptable to Midland, the Seller and Realty Funding and meeting the current requirements of the Federal Insurance Administration in an amount not less than the lesser of (A) the stated principal amount of the related Note and
    (B) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. Each such insurance policy includes a lender's loss payable endorsement in favor of Midland and requires at least thirty (30) days' prior written notice to Midland of termination or cancellation, and no such notice has been received by Midland. Such insurance policies are in full force and effect and will inure to the benefit of the Company as of the Closing Date. To the Seller's and Midland's best knowledge, all premiums due and payable on such insurance policies prior to the Closing Date have been paid and nothing has occurred that would materially impair the benefits of coverage thereunder. In connection with the placement of any such insurance, no commission, fee or other compensation has been or will be received by Midland or, to the Seller's and Midland's best knowledge, any officer, director or employee of Midland. Such Mortgage obligates such Borrower to maintain all such insurance or otherwise cause all such insurance to be maintained, and, at such Borrower's failure to do so, authorizes the mortgagee to maintain such insurance at such Borrower's cost and expense and to seek reimbursement therefor from such Borrower.

              (xxiii) Loan-to-Value Ratio and Debt Service Coverage Ratio. The Loan-to-Value Ratio for such Mortgage Loan does not exceed 75%, except with respect to Mortgage Loan Nos. 94-0902485 and 94-0903232, wherein the Loan-to-Value Ratios were 80.36% and 78.2%, respectively. The Debt Service Coverage Ratio for such Mortgage Loan is not less than 1.20, except with respect to Mortgage Loan No. 94-0901831, wherein the Debt Service Coverage Ratio was 1.18.

               (xxiv) No Construction or Rehabilitation Mortgage Loans. Such Mortgage Loan was not made for the purpose of financing the construction or substantial rehabilitation of the related Mortgaged Property.

                (xxv) UCC Financing Statements. One or more Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (1) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan and (2) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) in all Uniform Commercial Code filing offices necessary to the perfection under applicable law, of a security interest in such furniture, fixtures, equipment and other personal property.

               (xxvi) Proceeds of Mortgage Loan. The proceeds of such Mortgage Loan have not been used to satisfy, in whole or in part, any debt owed or owing by the related Borrower to Midland or the Seller or any Affiliate of Midland or the Seller.

              (xxvii) Default, Breach and Acceleration. There is no monetary default, breach, violation or event of acceleration existing under the related Mortgage or the related Note and no event (other than failure to make payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary default, breach, violation or event of acceleration. In addition, to the best knowledge of the Seller and Midland, there is no non-monetary default, breach, violation or event of acceleration existing under such Mortgage or such Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a non-monetary default, breach, violation or event of acceleration. In accordance with the terms of the related Mortgage Loan Documents, no Person other than the holder of such Note is permitted to declare an event of default or accelerate the indebtedness under such Mortgage Loan Documents. There is no monetary default and, to the best knowledge of the Seller and Midland, there is no non-monetary default on any other debt obligation of the related Borrower owed or owing to the Seller or any Affiliate of the Seller.

             (xxviii) Customary Provisions. The related Note or the related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including but not limited to judicial or, if applicable, non-judicial foreclosure.

                 (xxix) Mortgage Loan Terms. Principal payments under the related Note commence no more than sixty days after the proceeds of such Mortgage Loan are fully disbursed. The interest rate on such Note is as set forth in the Mortgage Loan Schedule. Such Note has a stated maturity, is payable on the first day of each month (except with respect to (1) Mortgage Loan No. 94-0900581, which is payable on the sixth day of each month, and
    (2) Mortgage Loan No. 94-0900683 (the Seaport Participation Interest), as to which the Seaport Participation Agreement provides for remittances on the business day immediately preceding the 25th day of each month) in equal monthly installments of principal and interest (except with respect to (A) Mortgage Loan No. 94-0901028, as to which such monthly installments of principal and interest will adjust in accordance with the adjustment of the amortization of such Mortgage Loan as described below, and (B) Mortgage Loan No. 94-0903265, which provides that the amount of the monthly installments of principal and interest will increase on a specified date prior to maturity), with interest calculated and payable in arrears, sufficient to amortize the original principal balance of such Mortgage Loan fully over an original term of not more than 25 years (or, with respect to Mortgage Loan No. 94-0901028, 35 years, which figure will reduce to 21 years for the remaining term of such Mortgage Loan commencing three years after the origination of such Mortgage Loan) from commencement of amortization and does not provide for any grace period or cure period that exceeds ten days with respect to the payment of monthly installments of principal and interest, 30 days with respect to the payment of other sums due under such Note or the related Mortgage or 60 days with respect to the compliance with or performance of other terms or conditions of such Note and Mortgage. The related Mortgage Loan Documents do not provide for any negative amortization. The related Mortgage provides for the appointment of a receiver for rents, or the mortgagee's entry into possession of the related Mortgaged Property, to collect rents in connection with an event of default or acceleration. With respect to Mortgage Loan Nos. 94-0903265, 94-0903261, 94-0903262 and
    94-0903276, the mortgagee has the option to accelerate the maturity of each such Mortgage Loan in the absence of an event of default during either of one or two specific intervals of twelve consecutive months.

                (xxx) Inspection. Except with respect to Mortgage Loan No. 94-0902784, the Originator has inspected the related Mortgage Property or caused such Mortgaged Property to be inspected in connection with the origination of such Mortgage Loan within the six month period prior to the date on which the Seller purchased such Mortgage Loan from the Originator. With respect to Mortgage Loan No. 94-0902784, Midland caused the related Mortgaged Property to be inspected within the six month period prior to the date on which the Seller purchased such Mortgage Loan from Midland.

               (xxxi) No Notice of Bankruptcy. The Seller has no knowledge nor has it received any notice that the related Borrower is a debtor in any state or federal bankruptcy or insolvency proceeding.

              (xxxii) Access Routes. At the time of origination of such Mortgage Loan, (1) the related Borrower had sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof and (2) to the best of the Seller's and Midland's knowledge, such Mortgaged Property was receiving adequate services from public or private water, sewer and other utilities.

             (xxxiii) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Midland Mortgage Loan (excluding, however, Mortgage Loan No. 94-0902784) that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that:

                     (1) to the Seller's and Midland's best knowledge: (A) such Ground Lease is in full force and effect, (B) such Ground Lease or a memorandum thereof has been recorded, (C) such Ground Lease does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage, or a separate written agreement permitting such encumbrance has been obtained, and (D) there have been no material changes in the terms of such Ground Lease except as set forth in written instruments which are part of the related Mortgage File;

                  (2) except as may be indicated in the related title insurance policy, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage;

                  (3) the related lessee's interest in such Ground Lease may be transferred to the Company and its successors and assigns through foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another Person by the mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either (A) it has been obtained prior to the Closing Date or (B) it is not to be unreasonably withheld) provided such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

                  (4) the related lessor is required to give notice of any default under such Ground Lease by the related lessee to the Seller either under the terms of such Ground Lease (the related lessor having received notice of the related Mortgage) or under the terms of a separate written agreement;

                  (5) the Seller is entitled, under the terms of such Ground Lease or a separate written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice is entitled to the time provided to the related lessee under such Ground Lease to cure such default;

                  (6) the currently effective term of such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of the related Midland Mortgage Loan;

                  (7) such Ground Lease does not impose any restrictions on subletting which the Seller considered to be commercially unreasonable at the time of origination of such Midland Mortgage Loan; and

                  (8) the Seller has not received any notice that (A) the related lessor under such Ground Lease is asserting a default by the related lessee or an event of default thereunder or (B) any event has occurred which, with the passage of time, the giving of notice, or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease.

           (xxxiv) Mortgage Loans Secured by Both Ground Lease and Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a Ground Lease of all or a portion of the related Mortgaged Property, and as to which the related Fee Interest is subject or subordinate to the lien of the related Mortgage, the Seller hereby represents and warrants that (1) such fact is set forth in the Mortgage Loan Schedule and (2):

                  (A) such Fee Interest is subject or subordinated of record to such Mortgage; and such Mortgage does not by its terms provide that it will be subordinated to the lien of any other mortgage or encumbrance upon such Fee Interest; and

                  (B) except as disclosed in writing in the related Mortgage File and as approved by the Seller in writing in connection with its purchase of such Mortgage Loan from Midland, upon occurrence of a default under the terms of such Mortgage by the related Borrower, any right of the related lessor to cure such default (granted to such lessor under any agreement binding upon the Seller) would entitle such lessor, prior to acceleration of the maturity of such Mortgage Loan and the commencement of foreclosure of such Mortgage, to be given notice of such default and
       (I) no more than 30 days after such notice, to cure any default in the payment of principal or interest or other monetary default under such Mortgage and (II) no more than 60 days after such notice, to cure any other default or, alternatively, to commence proceedings to recover possession of such Mortgaged Property plus a reasonable opportunity to cure such default after such lessor's recovery of possession if such lessor pursues such proceedings in good faith and with due diligence.

           (xxxv) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with a trustee's sale after default by the related Borrower or in connection with the release of the related Mortgaged Property following the payment of such Mortgage Loan in full, no fees or expenses are payable by the Seller, Midland or the Company to such trustee.

           (xxxvi) Appraisal. The related Mortgage File contains an appraisal of the related Mortgaged Property by an appraiser, who, to the best knowledge of the Seller and Midland, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof; whose compensation, under the terms of the appraiser's engagement to the best knowledge of the Seller and Midland, was not (directly or indirectly) based upon the approval or disapproval of such Mortgage Loan (other than a reduction of such compensation due to an early termination of the engagement); and who (1) was MAI certified or (2) was state-licensed or state-certified if required by applicable law and was a member of, and had a professional designation from, a nationally recognized appraisal organization other than MAI. To the best knowledge of the Seller and Midland, such appraisal satisfied Midland's customary underwriting and closing requirements and procedures. The market value used by the Seller in calculating the Loan-to-Value Ratio of such Mortgage Loan was not greater than the Appraised Value as set forth in such appraisal.

           (xxxvii) Type of Mortgaged Property. The related Mortgaged Property consists of an estate in fee simple or leasehold estate in real property and improvements thereon as set forth in the Mortgage Loan Schedule. Such Mortgaged Property is improved as a commercial Mortgaged Property or a multifamily Mortgaged Property as set forth on the Mortgage Loan Schedule.

           (xxxviii) Mortgage Acceleration Provisions. The related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that (A) the related Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, except (1) with respect to Mortgage Loan Nos. 94-0900155, 94-0901609 and 94-0903276 (each of which permits the related
 Borrower to obtain a release of portions of the related Mortgaged Property under the limited circumstances set forth in the related Mortgage, including the payment of a specified amount to be applied against the outstanding principal balance of such Mortgage Loan and the applicable prepayment consideration), (2) with respect to Mortgage Loan Nos. 94-0901039 and 94-0902096 (each of which permits the related Borrower to obtain a release of a portion of such Mortgaged Property under the limited circumstances set forth in the related Mortgage without any required payments or prepayment consideration), and (3) with respect to Mortgage Loan No. 94-0903263 (which permits the related borrower to obtain a release of a portion of such Mortgaged Property under the limited circumstances set forth in the related Mortgage, including the payment of a specified amount to be applied against the outstanding principal balance of the related Mortgage Loan, but without any prepayment consideration), or (B) the related Borrower encumbers the related Mortgaged Property without the consent of the mortgagee thereunder, except (1) with respect to Mortgage Loan Nos. 94-0900776, 94- 0901753, 94-0902139 and
 94-0902140 (each of which permits the sole tenant of the related Mortgaged Property to encumber its leasehold interest with a leasehold mortgage), (2) with respect to Mortgage Loan Nos. 94-0900480, 94-0900748, 94- 0901028,
 94-0901277 and 94-0902096 (each of which permits secondary financing under the limited circumstances set forth in the related Mortgage), and (3) with respect to Mortgage Loan Nos. 94-0900719 and 94-0901138 (each of which permits secondary financing in connection with a wrap-around mortgage under the limited circumstances set forth in the related Mortgage).

           (xxxix) No Additional Collateral. The related Note is not, and has not been, secured by any collateral except the lien of the related Mortgage and the security interest of any related security documents assigned pursuant to the related Assignment of Mortgage, except (A) that each of the Notes applicable to Mortgage Loan Nos. 94- 0902047 and 94-0902048 is secured by all of the liens and security interests obtained by the Mortgage Loan Seller in connection with both such Mortgage Loans, (B) that each of the Notes applicable to Mortgage Loan Nos. 94-0900880 and 94-0900932 is secured by all of the liens and security interests obtained by the Mortgage Loan Seller in connection with both such Mortgage Loans, (C) that each of the Notes applicable to Mortgage Loan Nos. 94-0902205 and 94-0902237 is secured by all of the liens and security interests obtained by the Mortgage Loan Seller in connection with both such Mortgage Loans, (D) that each of the Notes applicable to Mortgage Loan Nos. 94-0902450, 94-0902452 and 94-0902453 is secured by all of the liens and security interests obtained by the Mortgage Loan Seller in connection with all three of such Mortgage Loans, and (E) that each of the Notes applicable to Mortgage Loan Nos. 94-0903231 and

 94-0903232 is secured by all of the liens and security interests obtained by the Mortgage Loan Seller in connection with both such Mortgage Loans. Such Mortgage was not given as collateral or security for the performance of obligations of any person other than the related Borrower, except (1) with respect to the Mortgage Loans described in items (A) through (E) above, and (2) with respect to Mortgage Loan No. 94-0902140 wherein the related Mortgage also secures the payment of a guaranty given by the related borrower in connection with Mortgage Loan No. 94-0901753.

           (xl) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the Mortgage Loan Documents related to such Mortgage Loan contain the provisions of an Assignment of Leases, Rents and Profits or such Borrower has delivered a separate Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates a valid first priority assignment of, or security interest in, the right to receive all payments due under the related leases, if any, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law); and no Person other than the related Borrower owns any interest in the right to receive any payments due under such leases that is superior to or of equal priority with the mortgagee's interest therein.

           (xli) REMIC. (1) Such Mortgage Loan is directly secured by a mortgage on a real property, and (2) either (A) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination, was the only security for such Mortgage Loan or (B) if such Mortgage Loan has not been modified, other than following a default, at origination, or, if such Mortgage Loan has been "substantially modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec. 1.860G-2(b)(3)), the fair market value of such real property was at least equal to 80% of the principal amount of such Mortgage Loan at origination or modification, whichever is applicable.

           (xlii) Environmental Assessment. (1) In connection with the origination of such Mortgage Loan, a Phase I Environmental Report and, if recommended by the Phase I Environmental Report, a Phase II Environmental Report with respect to the related Mortgaged Property were obtained from an independent environmental engineer or consultant; and (2) such Environmental Report(s) did not indicate the existence of conditions or circumstances respecting such Mortgaged Property that would (A) constitute or result in a material violation of any applicable Environmental Law, (B) impose any material constraint on the operation of such Mortgaged Property or require material change in the use thereof or (C) require clean-up, remedial action or other response with respect to Hazardous Materials on or affecting such Mortgaged Property under any applicable Environmental Law, with the exception of conditions or circumstances (I) which such Environmental Report(s) indicated could be cleaned up, remediated or brought into compliance with applicable Environmental Law by the taking of certain actions and (II) either (a) for which a hold-back or other escrow of funds not less than the costs of taking such clean-up, remediation or compliance actions as estimated in such Environmental Report(s) has been created to be held by Midland or an escrow agent until such clean-up, remediation or compliance actions have been taken or (b) for which an environmental insurance policy in an amount satisfactory to the Originator has been obtained by the related Borrower or an indemnity for such costs has been obtained from a potentially culpable party, or (c) such clean up, remediation or compliance actions in compliance with applicable Environmental Law have been completed prior to the closing of such Mortgage Loan. For purposes of this Agreement, the term "Hazardous Materials" shall include, without limitation, gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, and any other substance or material as may be defined as a hazardous or toxic substance under any applicable Environmental Law; and the term "Environmental Law" shall mean any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act, as amended (49 U.S.C. ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss. 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. ss.ss. 7401 et seq.) and the regulations promulgated pursuant thereto. Neither Midland nor the Seller has taken any action which would cause either such Mortgaged Property or the Trust Fund under the Pooling and Servicing Agreement to become subject to liability under CERCLA.

           (xliii) Notice of Environmental Problem. Other than with respect to any conditions identified in the Phase I and/or Phase II Environmental Reports referred to in Section 2(c)(xlii) above, none of the Seller, the Originator or
 Midland: (1) has received actual notice from any federal, state or other governmental authority of (A) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws or (B) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of Environmental Laws; or (2) has received actual notice from the related Borrower that (A) such Borrower has received any such notice from any such governmental authority, (B) such Mortgaged Property fails to comply with Environmental Laws, or (C) has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of Environmental Laws; or (3) has any actual knowledge that (A) the related Mortgaged Property fails to materially or significantly comply with any applicable Environmental Law or (B) there has been any known or threatened material or significant release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Law.

           (xliv) No Untrue Information. No statement, report, or other document furnished by or on behalf of the Seller, Midland or any Affiliate thereof in writing (including writings in electronic form) pursuant to this Agreement relating to such Mortgage Loan contains any untrue statement by the Seller, Midland or any Affiliate thereof of any material fact or an omission by the Seller, Midland or any Affiliate thereof of a material fact necessary to make the statements contained therein not misleading. Based upon its review of its files and such inquiry as is customary by a prudent commercial mortgage lender, each of the Seller and Midland does not know or have reason to know that any such statement, report, or other document furnished by or on behalf of the Seller, Midland or any Affiliate thereof in writing (including writings in electronic form) pursuant to this Agreement relating to such Mortgage Loan contains any untrue statement by any other person of any material fact or an omission of a material fact necessary to make the statements contained therein not misleading.

           (xlv) Asset Concentration. No such Mortgage Loan and no group of Mortgage Loans made to any Borrowers that are Affiliates accounted for more than 7.4% of the aggregate of the principal balances of all Mortgage Loans as of the Cut-off Date.

           (xlvi) Due Qualification. Each holder of the related Mortgage was, at all times that it was such holder, duly organized, validly existing and in good standing under the laws of its state of establishment or incorporation, as applicable, and was duly qualified to transact business as a foreign limited partnership, corporation or other entity, as applicable, and in good standing in the state in which the related Mortgaged Property is located to the extent necessary to ensure the enforceability of the lien of such Mortgage on such Mortgaged Property.

           (xlvii) Recourse. The related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower for damages sustained in connection with the Borrower's fraud, intentional misrepresentation, or misappropriation of any tenant security deposits or rent. The related Mortgage Loan Documents contain provisions pursuant to which the related Borrower has agreed to indemnify the mortgagee for damages resulting from violations of Environmental Laws, except with respect to Mortgage Loan Nos. 94-0903276 and 94-0903277, in which such indemnity obligation is a non-recourse obligation and is therefore limited to the related Borrower's interest in the related Mortgaged Property.

           (xlviii) Underwriting and Origination Policies and Procedures. Except with respect to Mortgage Loan No. 94-0902784, the underwriting and closing policies and procedures utilized by Midland with respect to each Midland Mortgage Loan conformed, in all material respects, to Midland's customary underwriting and closing policies and procedures in effect at the time of the underwriting and origination of such Midland Mortgage Loan, with such exceptions thereto as Midland believed to be customarily acceptable to reasonable and prudent commercial mortgage lenders.

           (xlix) Leases. Except with respect to Mortgage Loan No. 94-0902784, with respect to each Midland Mortgage Loan: (1) prior to the origination of such Midland Mortgage Loan, Midland obtained tenant estoppel certificates from all tenants whose leases covered more than 10% of the net leasable area of the related Mortgaged Property, and based upon such tenant estoppel certificates, no defaults with respect to any such lease existed as of the date of the related tenant estoppel certificate; and (2) neither the Seller nor Midland has received any notice of the existence of any such default under any such leases, or of the existence of any condition, which, but for the passage of time or the giving of notice, or both, would result in such a default under the terms of such lease.

           (l) Legal Opinions. Except with respect to Mortgage Loan No. 94-0902784, the Mortgage File for each Midland Mortgage Loan contains an opinion from counsel to the Borrower which conforms in all material respects to the form of opinion required by Midland in connection with the origination of the Midland Mortgage Loans, containing only those modifications which Midland believed to be customarily accepted by a reasonable and prudent commercial mortgage lender to conform such opinion to local laws and customs.

    (d)    The Seller hereby represents and warrants that as of the date hereof:

         (i) Seaport Participation Interest Valid. The Seaport Participation Interest is an undivided 49.3% participation interest in the Seaport Loan created by the Seaport Participation Agreement and represented by the Seaport Participation Certificate. The Seaport Participation Agreement constitutes (A) the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, and (B) to the best knowledge of the Seller, the legal, valid and binding obligation of all other parties thereto, enforceable against such other parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         (ii) Assignment of Seaport Participation Interest. The Seller has surrendered the Seaport Participation Certificate to the Seaport Trustee and notified the Seaport Trustee in writing that the Seaport Participation Interest has been sold, transferred and assigned by the Seller to the Company. This Agreement constitutes the Seller's legal, valid and binding assignment to the Company of the Seaport Participation Interest, and together with the issuance by the Seaport Trustee (in accordance with the Seaport Participation Agreement) of a new participation certificate in the name of the Company evidencing the Seaport Participation Interest, legally and validly conveys to the Company all right, title and interest of the Seller in the Seaport Participation Interest, free and clear of any and all liens, encumbrances, pledges, charges or security interests of any nature.

         (iii) Participation Agreement Representations. All representations and warranties of the Seller made under the Participation Agreement are true and correct in all material respects.

     3.   Remedies for Breach of Certain Representations and Warranties. (a)
 It is understood and agreed that the representations and warranties set forth herein shall survive the sale of the Mortgage Loans to the Company and shall inure to the benefit of the Company, and the Trustee as the transferee of the Company, notwithstanding (1) any restrictive or qualified endorsement on any Note, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits (2) any termination of this Agreement or (3) the examination by any Person of, or failure by any Person to examine, any Mortgage File.

         (b) Upon the discovery by the Seller, Midland or the Company that (i) a document required to be delivered pursuant to Section 2.1 of the Pooling and Servicing Agreement in connection with any Mortgage Loan has not been executed or received, has not been recorded or filed (if required), appears not to be what it purports to be or has been torn, mutilated or otherwise defaced (such Mortgage Loan, a "Defective Document Mortgage Loan") or (ii) a breach of any of the foregoing representations and warranties (other than the representations and warranties set forth in Sections 2(a) and 2(b)) or a default in the performance of any of the covenants or other obligations of the Seller under this Agreement has occurred (a "Breach") which, in the case of either clause
 (i) or (ii), materially and adversely affects the interest of the owners of one or more Mortgage Loans, who may include Certificateholders, the party discovering (x) that a Mortgage Loan is a Defective Document Mortgage Loan or
 (y) the existence of a Breach (any such Mortgage Loan as described in the preceding clause (x) or so affected by a Breach as described in clause (y), a "Defective Mortgage Loan") shall give prompt written notice thereof to the other parties. Within 85 days of its discovery or its receipt of notice of any such Defective Mortgage Loan, the Seller shall (i) promptly cure such defect or Breach in all material respects or (ii) repurchase the Defective Mortgage Loan or Loans at the Repurchase Price for such Mortgage Loan or Loans in accordance with the directions of the owners of such Defective Mortgage Loans; provided, however, if such defect or Breach cannot be cured within such 85 day period, so long as the Seller shall be actively and diligently attempting to cure such defect or Breach, such 85 day period shall be extended for an additional 90 days; provided further that no such extension shall be applicable unless the Seller delivers to the Company (or its successor in interest) an officers' certificate (i) describing the measures being taken to cure such defect or Breach and (ii) stating that the Seller believes such defect or Breach will be cured within such 90 days. If any Mortgage Loan fails to constitute a Qualified Mortgage by reason of defective or missing documentation as described above or a breach of a representation, warranty, or covenant of the Seller pursuant to this Agreement, the Seller shall correct such condition, defect or breach or repurchase such Mortgage Loan at the Repurchase Price within 85 days of discovery of such failure and no extension of the 85-day period shall apply. The payment of the Repurchase Price with respect to any Mortgage Loans repurchased by the Seller shall be paid in accordance with the directions of the owners of such Mortgage Loans. It is understood and agreed that the obligations of the Seller set forth in this Section 3(b) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Company and its successors and assigns respecting a breach of the representations and warranties of the Seller set forth in Section 2(c). Upon any such repurchase of a Mortgage Loan by the Seller, the Company shall execute and deliver such instruments of transfer or assignment presented to it by Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver the related Mortgage File to the Seller or its designee after receipt of the related Repurchase Price.

         (c) In the event the Seller fails to cure or repurchase any Defective Mortgage Loan which it is obligated to cure or repurchase under Section 3(b) because of a breach by Midland of a representation or warranty with respect to a Midland Mortgage Loan set forth in Section 2(c) or any Mortgage Loan which fails to constitute a Qualified Mortgage by reason of a breach by Midland of a representation or warranty with respect to a Midland Mortgage Loan set forth in
 Section 2(c) within the applicable period set forth in Section 3(b), Midland shall cure or repurchase such Defective Mortgage Loan or such Mortgage Loan at the Repurchase Price within two Business Days after the expiration of such applicable period. The payment of the Repurchase Price with respect to any Mortgage Loan repurchased by Midland shall be paid in accordance with the directions of the owners of such Mortgage Loan. It is understood and agreed that the obligations of Midland set forth in this Section 3(c) to cure or repurchase a Defective Mortgage Loan constitute the sole remedies available to the Company and its successors and assigns respecting a breach of the representations and warranties of Midland set forth in Sections 2(c). Upon any such repurchase of a Mortgage Loan by Midland, the Company shall execute and deliver such instruments of transfer or assignment presented to it by Midland, in each case without recourse, as shall be necessary to vest in Midland the legal and beneficial ownership of such Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), and shall deliver the related Mortgage File to Midland or its designee after receipt of the related Repurchase Price.

         (d) Except as expressly set forth in Section 3(b), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the Company's right to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by the Seller of any term hereof. Except as expressly set forth in Section 3(c), no provision of this Agreement shall be interpreted as limiting (or otherwise be deemed to limit) the Company's right to pursue any remedies it may have under this Agreement, in equity or at law, in connection with any breach by Midland of any term hereof.

         (e) The Seller hereby acknowledges the assignment by the Company to the Trustee, as trustee under the Pooling and Servicing Agreement, for the benefit of the Certificateholders, of the representations and warranties contained herein and of the obligation of the Seller to cure or repurchase Defective Mortgage Loans pursuant to this Section. Midland hereby acknowledges the assignment by the Company to the Trustee, as trustee under the Pooling and Servicing Agreement, for the benefit of the Certificateholders, of the representations and warranties made by Midland as set forth in Section 2(c) and of the obligation of Midland to cure or repurchase Defective Mortgage Loans pursuant to Section 3(c). The Trustee or its designee may enforce such obligation as provided in Section 9 hereof.

         (f) Notwithstanding anything herein to the contrary, neither Seller nor Midland shall have any obligation to cure any defect or Breach with respect to, or to repurchase, the Seaport Participation Interest at any time after the Seaport Loan has been repurchased pursuant to that certain Mortgage Loan Purchase and Sale Agreement dated July 26, 1995 executed by and among the Company, the Seller and Midland.

         4. Indemnification. (a) The Seller and Midland shall jointly and severally indemnify and hold harmless each of the Company, the Placement Agent and Prudential

 Securities Realty Funding Corporation, and each Affiliate thereof, and their respective officers and directors, and each person, if any, who controls the Company, the Placement Agent and Realty Funding within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") (collectively, for purposes of this Section 4, the "Indemnified Parties"), against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the reasonable cost of investigating and defending against any claims therefor and legal fees and disbursements incurred in connection therewith except as otherwise provided below), joint or several, which may be based upon the Securities Act, any other statute or common law, on the ground or alleged ground that the sections of the Private Placement Memorandum relating to the placement of the Privately Placed Certificates (the "Memorandum") or the Prospectus Supplement relating to the offer and sale of the Publicly Offered Certificates (the "Prospectus Supplement"), describing the Seller, Midland, any Affiliate thereof or the Mortgage Loans and other descriptions of the Seller, Midland, any Affiliate thereof or the Mortgage Loans set forth in other sections of the Memorandum or the Prospectus Supplement, respectively, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; in no case shall either the Seller or Midland be liable with respect to any claims made against any of the Indemnified Parties unless an Indemnified Party shall have notified either the Seller or Midland in writing of the nature of the claim within a reasonable time after service of a summons or other first legal process that shall have been served upon such Indemnified Party, but failure to notify either the Seller or Midland of any such claims shall not relieve the Seller and Midland from any liability which it may have to any Indemnified Party otherwise than on account of the indemnity agreement contained in this paragraph. Each of the Seller and Midland will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Seller or Midland elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Seller or Midland, as appropriate. In the event the Seller or Midland elects to assume the defense of any such suit and retain such legal counsel, any Indemnified Party that is a defendant in the suit may retain additional legal counsel but shall bear the legal fees and disbursements of such legal counsel unless (i) the Seller, Midland and such Indemnified Party shall have mutually agreed to the retention of such legal counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Seller and Midland and such Indemnified Party, and representation of both such parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller and Midland shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the legal fees and disbursements of more than one legal counsel for all the Indemnified Parties and that all such legal fees and disbursements shall be reimbursed by Midland and/or the Seller as they are incurred. The Seller and Midland shall not be liable to indemnify any person for any settlement of any claim effected without the Seller's and Midland's consent, which consent shall not be unreasonably withheld. The Seller and Midland shall not, without the prior written consent of any Indemnified Party, which consent will not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity is or could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability which such Indemnified Party may otherwise have.

         (b) If the indemnification provided for in Section 4(a) above is unavailable to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then the Seller and Midland, jointly and severally, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Seller and Midland on the one hand and such Indemnified Person on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller and Midland or by such Indemnified Person and such parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         5. Opinions of Counsel. The Seller hereby covenants to the Company to, simultaneously with the execution hereof, deliver or cause to be delivered to the Company (a) opinions of counsel as to various corporate matters in form satisfactory to the Company (it being agreed that the opinion shall expressly provide that the Trustee and the Fiscal Agent shall be entitled to rely on such opinions); and (b) opinions of counsel for the Seller, in form acceptable to the Company, its counsel, and each Rating Agency, as to such matters as shall be required for the assignment of the ratings of the Certificates required by the Certificate Purchase Agreement and under the Underwriting Agreement (it being agreed that such opinions or appropriate reliance letters shall expressly provide that the Trustee and the Fiscal Agent shall be entitled to rely on such opinions).

         6. Placement; Underwriting. The Seller hereby agrees to furnish any and all information, documents, certificates, letters or opinions with respect to the Mortgage Loans reasonably requested by the Company in order to perform any of its obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to the Certificate Purchase Agreement and the Underwriting Agreement at or prior to the Closing Date.

         7. Costs. The Company shall pay all expenses incidental to the performance of its obligations under the Purchase Agreement and this Agreement, including without limitation (a) any recording fees or fees for title policy endorsements and continuations, (b) the expenses of preparing, printing and reproducing (I) the Memorandum with respect to the Privately Placed Certificates and (II) the Prospectus Supplement with respect to the Publicly Offered Certificates, the Purchase Agreement and the Pooling and Servicing Agreement and the Certificates, (c) the cost of delivering the Privately Placed Certificates to the office of the Placement Agent or the Company, as applicable, insured to the satisfaction of the Placement Agent or the Company, as applicable and (d) the cost of delivering the Publicly Offered Certificates to the office of the Underwriter; provided, however, that the Seller shall pay the costs and expenses of the Seller's, Midland's, and Midland's counsel in reviewing, and providing opinions relating to, the Pooling and Servicing Agreement, the Memorandum, the Purchase Agreement, the Certificates and this Agreement and the Seller's or Midland's out-of-pocket expenses relating to meetings with the Rating Agencies or other circumstances in which the Company or the Placement Agent specifically requests the Seller's or Midland's assistance.

         8. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Company, will be mailed, delivered or transmitted by facsimile and confirmed to it at Prudential Securities Secured Financing Corporation, One New York Plaza, New York, New York 10292, Attention: Peter Riemenschneider, Telecopy No.: (212) 778-7403, or, if sent to the Seller, will be mailed, delivered or transmitted by facsimile and confirmed to it at KC Funding Corp., 2001 Shawnee Mission Parkway, Shawnee Mission, Kansas 66205, Attention: Alan L. Atterbury, Telecopy No.: (913) 677-2609, with a copy to Midland Commercial Financing Corp., 210 W. 10th Street, Kansas City, Missouri 64105, Attention: President, Telecopy No.: (816) 435-2327, or such other address as may hereafter be furnished to the other parties by like notice.

         9. Trustee Beneficiary. The representations, warranties and agreements made by the Seller in this Agreement and the representations and warranties made by Midland in this Agreement are made for the benefit of, and may be enforced by or on behalf of, the Trustee and the Holders of Certificates to the same extent that the Company has rights against the Seller under this Agreement in respect of representations, warranties and agreements made by the Seller herein and rights against Midland under this Agreement in respect of representations and warranties made by Midland herein, and all such representations and warranties shall survive delivery of the respective Mortgage Files to the Trustee until the termination of the Pooling and Servicing Agreement.

         10. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as provided in Section 9 hereof.

         11. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         12. Miscellaneous. (a) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.

         (b) This Agreement may not be changed in any manner which would have a material adverse effect on Holders of Certificates without the prior written consent of the

Trustee. The Trustee shall be protected in consenting to any such change to the same extent provided in Section 10.7 of the Pooling and Servicing Agreement.

         (c) This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which shall together constitute but one and the same instrument.

         (d) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         (e) It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Company of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the possession by the Company or any successor thereto of the related Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Missouri Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Company or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Company pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.

         (f) The Seller agrees to execute and deliver such instruments and take such actions as the Company may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

         13. Third Party Beneficiary. Prudential Securities Incorporated is an intended third party beneficiary of the representations and warranties of the Seller and Midland set forth in Section 2 hereof and Prudential Securities Realty Funding Corporation is an intended third party beneficiary of the provisions of Section 4 hereof.

                            [Signature on Next Page]

         IN WITNESS WHEREOF, the Company, the Seller and Midland have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.


                         PRUDENTIAL SECURITIES SECURED FINANCING
                            CORPORATION


                         By:
                            ---------------------------
                            Name:
                            Title:



                         MIDLAND COMMERCIAL FINANCING CORP.


                         By:
                            ---------------------------
                            Name:
                            Title:



                         MIDLAND LOAN SERVICES, L.P.

                         By:     Midland Data Systems, Inc.
                                 its General Partner


                                 By:
                                    ---------------------------
                                    Name:
                                    Title:

                                    EXHIBIT H

                         UNREGISTERED SECURITIES LEGEND

         The Privately Placed Certificates will bear a legend (the "Unregistered Securities Legend") to the following effect, unless the Certificate Registrar determines otherwise in accordance with applicable law:

         THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE 1933 ACT TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A "QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (2) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

         Notwithstanding anything to the contrary, the Residual Certificates shall not bear clause (A)(2) of the Unregistered Securities Legend.

                                                                      EXHIBIT I

--------------------------------------------------------------------------------


                             LA SALLE NATIONAL BANK
              as Trustee under the Pooling and Servicing Agreement


                                                                         Seller


                                      and


                       MIDLAND COMMERCIAL FINANCING CORP.


                                                                    Participant


                              --------------------

                             PARTICIPANT AGREEMENT

                          Dated as of December 1, 1995

                              --------------------


--------------------------------------------------------------------------------

        This Participation Agreement, dated as of December 1, 1995, is executed by and among LaSalle National Bank, as Trustee under the Pooling and Servicing Agreement, as Seller (together with its successors and assigns, the "Seller"), and Midland Commercial Financing Corp., as Participant (together with its successors and assigns, the "Participant").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, the Participant has agreed to purchase from the Seller and the Seller has agreed to sell to the Participant a 49.3% participation interest in the Seaport Loan in exchange for the Class N-P Certificate previously issued under that certain Pooling and Servicing Agreement, dated as of July 1, 1995, among Prudential Securities Secured Financing Corporation, as Depositor, Midland Loan Services, L.P., as Servicer and Special Servicer, LaSalle National Bank, as Trustee and Custodian, and ABN AMRO Bank N.V., as Fiscal Agent of the Trustee, as amended by Amendment No. 1 to the Pooling and Servicing Agreement, dated as of December 1, 1995, among Prudential Securities Secured Financing Corporation, as Depositor, Midland Loan Services, L.P., as Servicer and Special Servicer, LaSalle National Bank, as Trustee and Custodian, and ABN AMRO Bank N.V., as Fiscal Agent of the Trustee, which Class N-P Certificate represents (immediately prior to the tender thereof for cancellation) a 49.3% undivided beneficial ownership interest in the Seaport Loan; and

        WHEREAS, the Seller and the Participant wish to prescribe the manner of execution and delivery of the Participation and the Participation Certificate and the management, servicing and control of the Seaport Loan.

        NOW, THEREFORE, in consideration of the above recitals which are made a contractual part hereof, and in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Participant agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

        Whenever used herein, capitalized terms, unless defined herein or the context otherwise requires, shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, and the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        Agreement:      This Participation Agreement and all amendments hereof
and supplements hereto.

        Participation: As evidenced by the Participation Certificate, a 49.3% participation interest in the Seaport Loan and in all security for the repayment of the Seaport Loan.

        Participation Certificate: The certificate evidencing the Participant's interest in the Seaport Loan executed and delivered by the Seller in substantially the form annexed hereto as Exhibit A.

        Pooling and Servicing Agreement: That certain Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 1995, among Prudential Securities Secured Financing Corporation, as Depositor, Midland Loan Services, L.P., as Servicer, Lennar Partners, Inc., as Special Servicer (who was appointed to such position pursuant to the Appointment and Assumption Agreement, dated as of December 6, 1995, among Midland Loan Services, L.P. and Lennar Securities Holdings, Inc., as the holders, in the aggregate, of 100% Percentage Interest of the Class G Certificates, LaSalle National Bank, as Trustee, and Lennar Partners, Inc. as Assumptor), LaSalle National Bank, as Trustee and Custodian, and ABN AMRO Bank N.V., as Fiscal Agent of the Trustee, as the same may be amended and supplemented from time to time pursuant to the terms thereof.

        The terms described in this Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

                                   ARTICLE II

                       PURCHASE AND SALE OF PARTICIPATION

        Section 2.01  Agreement to Purchase and Sell.

        In consideration of and in exchange for the tender by the Participant to the Seller of the Class N-P Certificate, the tender and cancellation of which are hereby acknowledged by the Seller, the Seller, simultaneously with the execution and delivery of and subject to the terms and provisions of this Agreement, does hereby sell, transfer, assign, set over and convey to the Participant, without recourse to the Seller and without representation and warranty of any kind by the Seller (except those representations and warranties set forth in Section 3.01), and the Participant hereby purchases and accepts from the Seller, the Participation.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 3.01  Representations and Warranties.

        Each of the parties hereto hereby represents and warrants to the other party as of date hereof that:

                (a) Each of the parties hereto intends the transaction contemplated by this Agreement to be a purchase and sale of an undivided interest in the Seaport Loan; and

                (b) Each of the parties hereto does not intend the transaction contemplated by this Agreement to be a loan by the Participant to the Seller or a sale of securities to or a purchase of securities by the Participant.

        Section 3.02 Covenant of Participant.

        The Participant hereby covenants and agrees to remit to the Special Servicer (in the case of clause (i) below) or the Servicer (in the case of clauses (ii) or (iii) below), as applicable, an amount equal to the Participant's proportionate share of (i) the fees and expenses payable to the Special Servicer under the Pooling and Servicing Agreement in the event the Seaport Loan becomes a Specially Serviced Mortgage Loan, which fees and expenses shall be deemed to be the same fees and expenses for which the Special Servicer would be entitled if the Seaport Loan was owned by the Trust Fund without the Participation, (ii) the amount of any Property Advances incurred with respect to the Seaport Loan that have been deemed to be Nonrecoverable Advances, and (iii) the Advanced Interest Amount which has accrued on any unreimbursed Property Advances incurred with respect to the Seaport Loan. The Participant shall remit such amount promptly upon the Participant's receipt of an itemized invoice therefor; provided, however, that in lieu of the Participant remitting such amounts to the Special Servicer or the Servicer, as applicable, the Seller, at its option, may offset such amounts against the amount of any remittances payable hereunder to the Participant in respect of its Participation.

                                   ARTICLE IV

                           PARTICIPATION CERTIFICATE

        Section 4.01 The Participation Certificate.

        Contemporaneously with the execution of this Agreement and the tender and cancellation of the Class N-P Certificate, the Seller shall execute and deliver the Participation Certification to the Participant.

        Section 4.02 Transfer of Participation.

        The Participant shall notify the Seller of any sale, transfer or assignment of the Participation, the Participation Certificate or its rights under this Agreement. Upon its receipt of such notice from such Participant and subject to the tender by such Participant to the Seller and the subsequent cancellation by the Seller of the Participation Certificate, the Seller shall execute and deliver a new Participation Certificate to the Person designated in writing by the such Participant as the new holder of the Participation and the successor

Participant hereunder. In the event the Participant sub-participates the Participation, the Participation Certificate or its rights under this Agreement, the Seller shall not be obligated to recognize any sub-participant resulting therefrom, and the Seller shall continue to make remittances in respect of the Participation and provide any statements, reports or other information to such Participant pursuant to the terms and provisions hereof.

                                   ARTICLE V

                  ADMINISTRATION AND SERVICING OF SEAPORT LOAN

        Section 5.01  Sole Administration by Seller.

        The Seller shall hold all of the related Mortgage Loan Documents for the benefit of itself and the Participant in accordance with their respective interests in the Seaport Loan. It is understood and agreed by the parties hereto that the Seller shall retain the sole and exclusive right with respect to the enforcement, collection, disposition, transfer, assignment, servicing and administration of the Seaport Loan and the related Mortgage Loan Documents, and, in connection therewith, the Seller shall have the sole and exclusive right to exercise and enforce all privileges and rights exercisable or enforceable by the lender, payee, mortgagee or secured party thereunder for the joint benefit of the Seller and the Participant, all in accordance with and subject to the terms and provisions of the Pooling and Servicing Agreement.


        Section 5.02  Acquisition of Title to Mortgaged Property.

        In the event of the acquisition of title by the Seller to all or any portion of the Mortgaged Property relating to the Seaport Loan, through foreclosure or acceptance of a deed in lieu thereof, this Agreement shall continue in full force and effect, and (i) the Participant shall continue to have an participation interest in all or such portion of the related REO Mortgage Loan equal to the Participant's proportionate share of the Seaport Loan as of the date of such acquisition of title, and (ii) all decisions in respect of the ownership, management, maintenance, operation, sale or other disposition of all or such portion of the related REO Property shall be made by the Seller, all in accordance with and subject to the terms and provisions of the Pooling and Servicing Agreement.

        Section 5.03  Liability of Seller.

        The Seller shall have no duties or obligations to the Participant other than as provided in this Agreement. The Participant acknowledges its receipt of a copy of the Mortgage Loan Documents that relate to the Seaport Loan, and the Seller does not assume and shall have no responsibility or liability, express or implied, for the collectability, enforceability, or validity of the Seaport Loan or the related Mortgage Loan Documents, nor for the financial condition of the related Borrower or any obligor, indemnitor or guarantor under the Seaport Loan.

        Section 5.04  Delegation of Duty.

        All or any portion of the Seller's obligations under this Agreement, including, without limitation, the Seller's obligation to make payments to the Participant, may be delegated by the Seller to the Servicer or the Special Servicer, as applicable, under and pursuant to the Pooling and Servicing Agreement.


                                   ARTICLE VI

                            PAYMENTS TO PARTICIPANT

        Section 6.01  Remittances.

        On each Remittance Date, the Seller shall remit to the Participant an amount equal to the Non-Pooled Available Funds. Under the Seller receives written notice from the Participant of the sale, transfer or assignment of the Participation, the Participation Certificate or the Participant's rights under this Agreement, the Participant as identified on the books and records of the Seller as the holder of the Participation Certificate shall be presumed to be the holder of such Participation and the Seller shall continue to make remittances in respect of such Participation to such Participant pursuant to the terms and provisions hereof.

        Section 6.02  Statements to Participant.

        The Seller shall provide to the Participant (as identified on the books and records of the Seller as the holder of the Participation Certificate) such statements, reports and other information with respect to the Seaport Loan as are provided to the Certificateholders under the Pooling and Servicing Agreement with respect to the Mortgage Loans at the same time and in the same manner as is required under the Pooling and Servicing Agreement.


                                  ARTICLE VII

                                  TERMINATION

        Section 7.01  Termination.

        This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation of the Seaport Loan (which liquidation shall include, without limitation, any repurchase or sale of the Seaport Loan as required or permitted under the Pooling or Servicing Agreement) or the disposition of any related REO Property and the remittance of all funds due hereunder; or (ii) the mutual consent of the Seller and the Participant in writing.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS


        Section 8.01  Amendment.

        This Agreement may be amended from time to time by the Seller and the Participant only by written agreement executed by the Seller and the Participant.

        Section 8.02  Governing Law.

        This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        Section 8.03  Notices.

        All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the recipient (or, in the case of notice by telecopy, upon confirmation by receipt) as follows:

               (i) if to the Seller, at the address of the Trustee as set forth in the Pooling and Servicing Agreement, or such other address as may hereafter be furnished to the Participant in writing by the Seller;

               (ii) if to the Participant, at the address as set forth in the Participation Certificate, or such other address as may hereafter be furnished to the Seller in writing by the Participant;

        Section 8.04  Severvability of Provisions.

        If any one or more of the covenant, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement (subject to the final sentence of this Section). To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void, voidable or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to revise or amend the Agreement to achieve an economic effect as close as possible to the economic effect of this Agreement without regard to such invalidity.

        Section 8.05 Execution: Successors and Assigns.

        This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement. This Agreement shall inure to the benefit of and be binding upon the Seller and the Participant and their respective successors and assigns.

        IN WITNESS WHEREOF, the Seller and the Participant have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    LASALLE NATIONAL BANK, as Trustee under the
                                    Pooling and Servicing Agreement,
                                    as Seller

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                    MIDLAND COMMERCIAL FINANCING CORP.
                                    as Participant

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                   EXHIBIT A

                           PARTICIPATION CERTIFICATE


        LASALLE NATIONAL BANK, as Trustee under the Pooling and Servicing Agreement, hereby certifies that _____________________________________________, whose mailing address is _____________________________________________________,
is entitled to a 49.3% participation interest in the Seaport Loan and in all security for the repayment of the Seaport Loan.

        To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in that certain Participation Agreement, dated as of December 1, 1995, among the LaSalle National Bank, as Trustee under the Pooling and Servicing Agreement, as Seller, and Midland Commercial Financing Corp., as Participant (together with any amendments thereof and supplements thereto, the "Agreement").

        This Participation Certificate is executed and delivered under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the holder of this Participation Certificate by virtue of its acceptance hereof assents and by which such holder is bound.

        IN WITNESS WHEREOF, the Seller has caused this Participation Certificate to be duly executed as of the date set forth below.

                                    LASALLE NATIONAL BANK, as Trustee under the
                                    Pooling and Servicing Agreement


                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                        Date: _________________________________